                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section 240.14a-12

                BRIDGESTREET ACCOMMODATIONS, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /        No fee required.
/X/        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                Common Stock
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                8,169,835
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                $2.89, based upon per share merger consideration of $1.50
                plus one half share of MeriStar Hotels & Resorts, Inc.
                common stock. On April 10, 2000 the average of the high
                and low prices on the New York Stock Exchange for MeriStar common stock was $2.781.
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                $23,610,823.15
                ----------------------------------------------------------
           (5)  Total fee paid:
                $4,722.16
                ----------------------------------------------------------
/X/        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                                PROXY STATEMENT
                                     FOR A
                        SPECIAL MEETING OF STOCKHOLDERS
                                      AND
                                   PROSPECTUS

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

To the Stockholders of BridgeStreet Accommodations, Inc.:

    The board of directors of BridgeStreet has approved a merger agreement which provides for the acquisition of BridgeStreet by MeriStar Hotels & Resorts, Inc. We are seeking your vote on this important transaction.

    If the merger is completed, BridgeStreet stockholders will receive $1.50 in cash and half of a share of MeriStar common stock for each share of BridgeStreet common stock that they own. MeriStar stockholders will continue to own their existing shares after the merger. MeriStar common stock is traded on the New York Stock Exchange under the symbol "MMH."

    We cannot complete the merger unless BridgeStreet stockholders approve the merger agreement. YOUR VOTE IS VERY IMPORTANT. There will be a special meeting of BridgeStreet stockholders held for the purpose of voting on the merger agreement. Whether or not you plan to attend the special meeting, please take the time to vote on the proposal to approve the merger agreement by completing and mailing the enclosed proxy card to us. THE BRIDGESTREET BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. MeriStar stockholders are not being asked to vote on the merger agreement because their approval is not required.

    The special meeting of BridgeStreet stockholders will be held on Wednesday, May 31, 2000 at the offices of Nutter, McClennen & Fish, LLP, 16(th) Floor, One International Place, Boston, Massachusetts 02110 at 10:00 a.m., EST.

    STOCKHOLDERS ARE URGED TO READ THE DETAILED INFORMATION ABOUT THE MERGER CONTAINED IN THIS PROXY STATEMENT--PROSPECTUS, INCLUDING THOSE MATTERS DISCUSSED IN "RISK FACTORS" BEGINNING ON PAGE 10.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE SHARES TO BE ISSUED IN THE MERGER AND DESCRIBED IN THIS PROXY STATEMENT--PROSPECTUS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT--PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This proxy statement--prospectus is dated April 27, 2000 and was first mailed to BridgeStreet's stockholders on or about May 2, 2000.

                                    John E. Danneberg

                                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  BRIDGESTREET ACCOMMODATIONS, INC.

                       BRIDGESTREET ACCOMMODATIONS, INC.

                             2242 Pinnacle Parkway
                             Twinsburg, Ohio 44087

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 31, 2000

    A Special Meeting of Stockholders of BridgeStreet Accommodations, Inc. will be held at the offices of Nutter, McClennen & Fish, LLP, 16(th) Floor, One International Place, Boston, Massachussetts 02110 on Wednesday, May 31, 2000 at 10:00 a.m., EST.

    The special meeting will be held to consider and act upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of March 23, 2000 among BridgeStreet, MeriStar Hotels & Resorts, Inc. and MeriStar
Brooklyn, Inc., a wholly-owned subsidiary of MeriStar. MeriStar proposes to acquire BridgeStreet by exchanging shares of MeriStar common stock and cash for all of the outstanding shares of BridgeStreet common stock, all as more fully described in the attached proxy statement--prospectus. A copy of the merger agreement is included in the proxy statement--prospectus as Appendix A.

    Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of BridgeStreet common stock. The BridgeStreet board of directors has fixed the close of business on April 19, 2000 as the record date for the determination of BridgeStreet stockholders who will be entitled to notice of and to vote at the special meeting.

    YOUR PROXY VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, you are requested to vote, date and sign the enclosed proxy and promptly return it in the enclosed postage-paid envelope at your earliest convenience prior to the special meeting.

    THE BRIDGESTREET BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                    By Order of the Board of Directors,

                                    Constantine Alexander

                                    SECRETARY

Twinsburg, Ohio

April 27, 2000

                           NOTICE OF APPRAISAL RIGHTS

    If the merger agreement is approved by the BridgeStreet stockholders at the BridgeStreet special meeting and the merger is completed, any BridgeStreet stockholder who

    - files with BridgeStreet a written objection to the merger before the stockholders' vote to approve the merger agreement and who states in that objection that he or she intends to demand payment for his or her shares if the merger is concluded, and

    - does not vote those shares in favor of the approval of the merger agreement will be entitled to demand payment for his or her shares and an appraisal of the value of those shares, in accordance with the provisions of Section 262 of the Delaware General Corporation Law, a copy of which is attached as Appendix D to the accompanying proxy statement--prospectus. Any signed proxy returned by a stockholder that does not indicate a vote will be voted in favor of the merger. See "The Merger--Appraisal Rights" in the proxy statement--prospectus for more information concerning appraisal rights of dissenting BridgeStreet stockholders.

                               TABLE OF CONTENTS

                                           PAGE
                                         --------
ANSWERS TO FREQUENTLY ASKED QUESTIONS
  ABOUT THE MERGER.....................      1

SUMMARY................................      2

RISK FACTORS...........................     10

BRIDGESTREET SPECIAL MEETING...........     17
  Date, Time and Place.................     17
  Record Date and Voting Rights........     17
  Quorum and Voting of Proxies.........     17
  Stockholder Vote Required............     18
  Recommendation of BridgeStreet
    Board..............................     18
  Solicitations of Proxies.............     18
  Appraisal Rights.....................     18

THE MERGER.............................     19
  General..............................     19
  Background of the Merger.............     19
  Recommendation of the BridgeStreet
    Board..............................     21
  BridgeStreet's Reasons for the
    Merger.............................     21
  Recent Developments..................     23
  MeriStar's Reasons for the Merger....     23
  Opinion of BridgeStreet's Financial
    Advisor............................     24
  Interests of Certain Persons in the
    Merger; Potential Conflicts of
    Interest...........................     29
  Indemnification and Insurance........     29
  Employees of BridgeStreet After the
    Merger.............................     30
  Accounting Treatment.................     30
  Appraisal Rights.....................     30
  How to Surrender and Receive the
    Merger Consideration in Exchange
    for BridgeStreet Stock.............     32
  Resales by Affiliates of
    BridgeStreet.......................     33

THE MERGER AGREEMENT...................     35
  Conversion of Stock; Treatment of
    Options............................     35
  Time of the Merger...................     36
  Representations and Warranties.......     36
  Conduct of Business Pending the
    Merger and Other Agreements........     37
  Conditions to the Completion of the
    Merger.............................     39
  Termination of the Merger
    Agreement..........................     40
  Solicitation of Alternative
    Transactions.......................     41

                                           PAGE
                                         --------
  Extension, Waiver and Amendment of
    the Merger Agreement...............     42
  Stock Exchange Listing...............     43
  Expenses.............................     43

STOCKHOLDERS' AGREEMENT................     44

MATERIAL FEDERAL INCOME TAX
  CONSEQUENCES.........................     46

UNAUDITED PRO FORMA FINANCIAL
  INFORMATION MERISTAR HOTEL & RESORTS,
  INC. BRIDGESTREET ACCOMMODATIONS,
  INC..................................     51

TRADING PRICE OF MERISTAR AND
  BRIDGESTREET COMMON
  STOCK................................     56

DESCRIPTION OF MERISTAR CAPITAL
  STOCK................................     57

CERTAIN ANTITAKEOVER PROVISIONS OF
  MERISTAR.............................     60

COMPARISON OF THE RIGHTS OF HOLDERS OF
  MERISTAR COMMON STOCK AND HOLDERS OF
  BRIDGESTREET COMMON STOCK............     65

MERISTAR...............................     68
  Description of MeriStar's Business...     68
  MeriStar Selected Financial Data.....     70

BRIDGESTREET...........................     72
  Overview.............................     72
  Growth Strategy......................     72
  Accommodations and Services..........     74
  Client Base..........................     75
  Sales and Marketing..................     75
  Internet Strategy....................     76
  Leasing Arrangements.................     76
  Competition..........................     77
  Regulation and Tax...................     77
  Insurance............................     78
  Employees............................     78
  Properties...........................     78
  Accommodations.......................     78
  Legal Proceedings....................     78
  BridgeStreet Selected Financial
    Data...............................     79

BRIDGESTREET MANAGEMENT'S DISCUSSION
  AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS............     80

                                      (i)

                                           PAGE
                                         --------
BRIDGESTREET MANAGEMENT................     88

PRINCIPAL AND SELLING STOCKHOLDERS.....     93

PLAN OF DISTRIBUTION...................     95

LEGAL MATTERS..........................     96

EXPERTS................................     96

OTHER MATTERS..........................     96

WHERE YOU CAN FIND MORE INFORMATION....     97

INDEX TO FINANCIAL STATEMENTS..........    F-1


APPENDICES
  Appendix A  Agreement and Plan of
    Merger
  Appendix B  Stockholders' Agreement
  Appendix C  Opinion of Banc of
              America Securities LLC
  Appendix D  Section 262 of Delaware
              General Corporation Law

                                      (ii)

             ANSWERS TO FREQUENTLY ASKED QUESTIONS ABOUT THE MERGER

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: The merger agreement provides that upon completion of the merger each share of BridgeStreet common stock will be converted into $1.50 in cash and half a share of MeriStar common stock.

Q:  WHAT DO I NEED TO DO NOW?

A: Just mail your completed and signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. To assure that your vote is obtained, please give your proxy as instructed on your proxy card, even if you currently plan to attend the meeting in person.

Q:  WHAT SHOULD I DO IF I WANT TO CHANGE MY VOTE?

A: Just send in a later-dated signed proxy card to BridgeStreet's Secretary before the special meeting or attend the special meeting in person and vote. Please note, however, that attendance at the special meeting will not alone constitute a revocation of your proxy. You also may revoke your proxy by sending a notice of revocation to BridgeStreet's Secretary at the address designated on this page under "Who Can Help Answer Your Questions."

Q:  MY SHARES ARE HELD IN MY BROKER'S NAME. WILL MY BROKER VOTE MY SHARES FOR
    ME?

A: A broker generally can't exercise authority to vote on the merger agreement on your behalf unless you have a special arrangement. As a result, your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:  WHAT WILL HAPPEN IF I DON'T VOTE?

A: The failure to vote has the same effect as a vote against approval of the merger agreement.

Q:  DO I NEED TO SEND IN MY STOCK CERTIFICATES AT THIS TIME?

A: No. If the merger is completed, we will send BridgeStreet stockholders written instructions for exchanging their share certificates.

Q:  WHO CAN HELP ANSWER YOUR QUESTIONS?

A:  If you have questions about the merger, you should contact:

    BridgeStreet Accommodations, Inc.
    2242 Pinnacle Parkway
    Twinsburg, Ohio 44087
    Attention: Ware Grove
    Telephone: (330) 405-6060

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT--PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE PROPOSED MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE PROXY STATEMENT--PROSPECTUS AS WELL AS THE OTHER DOCUMENTS TO WHICH WE REFER. IN ADDITION, FOR INFORMATION ON BRIDGESTREET'S AND MERISTAR'S FILINGS WITH THE SEC, SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 96.

THE COMPANIES

BridgeStreet Accommodations, Inc.
2242 Pinnacle Parkway
Twinsburg, Ohio 44087
(330) 405-6060

    BridgeStreet provides flexible accommodation services in metropolitan markets located domestically in the Midwest, Mid-Atlantic, Southwest and Western regions of the United States and internationally in locations throughout the United Kingdom and in Toronto, Canada. BridgeStreet offers high-quality, fully-furnished apartments, townhouses and condominiums primarily for individuals traveling on business and company executives relocating to new communities who require lodging for one week to several months.

    BridgeStreet was founded in August 1996 and is incorporated in Delaware.

MeriStar Hotels & Resorts, Inc.
1010 Wisconsin Avenue, N.W.
Washington, D.C. 20007
(202) 965-4455

    MeriStar Hotels & Resorts, Inc. is the lessee, manager and operator of various hotel assets, including nearly all of the hotel assets owned by MeriStar Hospitality Corporation. MeriStar is the largest independent hotel management company in the United States, based on rooms under management.

    MeriStar was incorporated in Delaware and was founded in August 1998 when it was spun-off by CapStar Hotel Company.

THE MERGER (SEE PAGE 19)

    The merger agreement provides that MeriStar will acquire BridgeStreet and all of the outstanding BridgeStreet capital securities consisting of common stock in exchange for shares of MeriStar common stock and cash.

    As long as the value of the MeriStar common stock to be delivered in the merger, as measured on the closing date, is at least 50% of the total consideration paid in connection with the merger, the merger will be a forward merger. BridgeStreet would merge with and into MeriStar Brooklyn, Inc., a wholly-owned subsidiary of MeriStar, with MeriStar Brooklyn being the surviving corporation.

    If the value of the shares of MeriStar common stock to be delivered in the merger is less than 50% of the total consideration paid in connection with the merger or if either of the respective legal opinions as to the tax-free nature of the transaction cannot otherwise be delivered, then we will use a reverse merger. MeriStar Brooklyn would merge with and into BridgeStreet, with BridgeStreet being the surviving corporation. The purpose of this alternate structure is to avoid the substantial corporate level tax that would result if the merger were to be structured as a forward merger and were to fail to satisfy the requirements for a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

    Because the value of the shares of MeriStar common stock for purposes of the 50% test will be determined on the closing date, we may not know at the time of the stockholder meeting whether the forward merger structure or the reverse merger structure will be used. The structure of the merger will affect the tax consequences of the merger to BridgeStreet stockholders.

    If the forward merger structure is used, BridgeStreet stockholders will be taxed on any gain realized, but only to the extent of cash received in exchange for their shares of BridgeStreet stock. BridgeStreet stockholders will not be entitled to recognize any loss. If the reverse merger structure is used, however, BridgeStreet stockholders will be taxed on all gain realized, regardless of the form of consideration that they receive in exchange for their shares of BridgeStreet stock, and will be entitled to claim any realized loss. Details of the tax consequences of the merger to BridgeStreet stockholders are more fully described under "Material Federal Income Tax Consequences."

    Regardless of the structure, upon completion of the merger, BridgeStreet stockholders who do not exercise their right of appraisal will become stockholders of MeriStar.

    The merger agreement is attached to this proxy statement--prospectus as Appendix A. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

STOCKHOLDERS' AGREEMENT (SEE PAGE 44)

    When BridgeStreet and MeriStar entered into the merger agreement, MeriStar required the members of the board of directors of BridgeStreet, acting in their individual capacities as stockholders, to enter into a stockholders' agreement, under which those stockholders, among other things

    - agreed to appear, in person or by proxy, for the purpose of obtaining a quorum at any meeting of the stockholders of BridgeStreet at which matters relating to the merger are considered,

    - agreed to vote their shares in favor of approval of the merger agreement,

    - granted to MeriStar an irrevocable proxy to vote all shares owned by them and in favor of the merger agreement, and

    - granted to MeriStar an option to purchase their BridgeStreet shares.

    The option is exercisable for a period of 20 days following termination of the merger agreement under certain conditions. The exercise price of the option is the cash equivalent of the value of merger consideration on the date of termination. If MeriStar sells the stock within 18 months after exercising the option, the stockholders will receive any amounts that MeriStar receives in excess of the exercise price.

    The stockholders' agreement is attached to this proxy statement--prospectus as Appendix B.

WHAT HOLDERS OF BRIDGESTREET COMMON STOCK WILL RECEIVE (SEE PAGE 34)

    If the merger is completed, BridgeStreet stockholders will have the right to receive $1.50 in cash and half a share of MeriStar common stock in exchange for each share of BridgeStreet common stock that they own. No fractional shares of MeriStar common stock will be issued. Instead, BridgeStreet stockholders will receive a check in payment for any fractional shares based on the average market value of MeriStar common stock for the ten trading days ending three trading days prior to the day the merger is completed. BridgeStreet stockholders will not receive interest on any cash payments received in the merger.

    BridgeStreet stockholders should not send in their stock certificates until instructed to do so after the merger is completed.

LISTING OF MERISTAR COMMON STOCK

    The shares of MeriStar common stock issued in connection with the merger will be listed on the New York Stock Exchange under the ticker symbol "MMH."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES
(SEE PAGE 46)

    The tax consequences resulting from the acquisition will differ depending on whether the forward merger structure or the reverse merger structure is used. Since the structure that we will use to complete the merger will depend on several factors, including, in particular, the value of MeriStar common stock on the closing date, we will not know at the time of the stockholder meeting which structure will be used. As a result, BridgeStreet stockholders may not know which of the alternative tax consequences described below will be applicable to them at the time they vote on the merger agreement.

    IF THE FORWARD MERGER STRUCTURE IS USED, the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In that case, generally:

    - A BridgeStreet stockholder will not recognize loss, but will recognize gain to the extent of the lesser of the cash received, and the excess of the sum of the fair market value of the MeriStar common stock and the amount of cash received over the stockholder's adjusted tax basis in the shares of BridgeStreet that the stockholder surrendered in the exchange. Such gain will be capital gain, provided the BridgeStreet stock is held as a capital asset.

    - The tax basis of MeriStar stock received by BridgeStreet stockholders in the merger will be the same as the tax basis of the BridgeStreet stock exchanged in the merger, increased by any gain recognized on the exchange, and reduced by any cash received.

    - The holding period of the MeriStar stock that a BridgeStreet stockholder receives in the merger generally will include the holding period of the BridgeStreet stock exchanged for the MeriStar stock.

    IF THE REVERSE MERGER STRUCTURE IS USED, the merger will not qualify as a reorganization under Section 368(a), but rather will be treated as a sale of BridgeStreet stock, fully taxable to the BridgeStreet stockholders. In that case, generally:

    - BridgeStreet stockholders will recognize gain or loss equal to the difference between the sum of the fair market value of the MeriStar stock and the amount of cash received in the merger (including cash received for fractional shares), and the tax basis in the shares of BridgeStreet common stock surrendered in the exchange. Such gain or loss will be capital gain or loss provided that the BridgeStreet common stock is held as a capital asset.

    - The tax basis of MeriStar common stock received by BridgeStreet stockholders in the merger will be equal to the fair market value of the MeriStar common stock at the time of the completion of the merger.

    - The holding period of such stock will begin at the time such stock is received.

APPRAISAL RIGHTS (SEE PAGE 30)

    BridgeStreet stockholders are entitled under Delaware law to appraisal rights in connection with the merger. To exercise appraisal rights, a BridgeStreet stockholder must satisfy the following criteria:

    - vote against approval of the merger agreement or abstain from voting;

    - provide written notice of his or her intention to exercise appraisal rights to BridgeStreet before the vote is taken at the special meeting, even if the BridgeStreet stockholder is not entitled to vote at the BridgeStreet special meeting; and

    - comply with other procedures of the Delaware General Corporation Law including Section 262.

A copy of Section 262 is attached to this proxy statement--prospectus as Appendix D.

OWNERSHIP OF MERISTAR AFTER THE MERGER

    As a result of the merger, BridgeStreet stockholders will own approximately 12.6% of MeriStar's then outstanding shares of common stock.

EXECUTIVE OFFICERS AND DIRECTORS OF MERISTAR AND SURVIVING CORPORATION AFTER THE MERGER

    The executive officers and directors of MeriStar will not change as a result of the merger. The directors and executive officers of the surviving corporation in the merger, whether it is BridgeStreet or MeriStar Brooklyn, will be determined by MeriStar.

REASONS FOR THE MERGER (SEE PAGES 21 AND 23)

    We believe that the merger of BridgeStreet and MeriStar will:

    - create a combined company that will be a substantial competitor in the hospitality industry;

    - improve the diversity of the combined company's overall sources of revenue, both by product line and geography; and

    - allow the combined company to participate in a much broader section of the hospitality industry.

    Of course, these benefits depend on MeriStar's ability to integrate BridgeStreet's business successfully after the merger and on other uncertainties described in "Risk Factors" beginning on page 10.

RECOMMENDATION TO STOCKHOLDERS

    The BridgeStreet board believes that the merger agreement is advisable and is in your best interests and recommends that you vote "FOR" approval of the merger agreement.

VOTE REQUIRED TO APPROVE THE MERGER AGREEMENT

    The affirmative vote of the holders of a majority of the outstanding shares of BridgeStreet common stock is required to approve the merger.

    BridgeStreet directors and executive officers and their affiliates hold, together, 12.2% of the outstanding shares of BridgeStreet common stock entitled to vote at the special meeting. Stockholders owning 12.2% of the outstanding shares of BridgeStreet common stock have agreed with MeriStar to vote their shares for approval of the merger agreement.

RISK FACTORS (SEE PAGE 10)

    You are urged to consider the risk factors described elsewhere in this proxy statement--prospectus in deciding whether to vote in favor of the proposal to approve the merger agreement.

INTERESTS OF RELATED PERSONS IN THE MERGER (SEE PAGE 29)

    Three of BridgeStreet's executive officers are parties to severance agreements and other arrangements that provide them with interests in the merger that are different from, or in addition to, the interests of BridgeStreet stockholders as a whole. More specifically, three executive officers of BridgeStreet have severance and change of control agreements which could provide these officers with an aggregate of approximately $754,000 in cash benefits only if the merger is completed.

ACCOUNTING TREATMENT (SEE PAGE 30)

    MeriStar expects the merger to be treated as a purchase for accounting and financial reporting purposes, which means that MeriStar will include BridgeStreet's operating results in its financial statements only from the consummation of the merger.

TERMINATION OF MERGER AGREEMENT (SEE PAGE 40)

    BridgeStreet and MeriStar, acting through their boards of directors, may agree at any time prior to the day the certificate of merger is filed with the Secretary of State of the State of Delaware to terminate the merger agreement, even if the BridgeStreet stockholders have approved the merger agreement.

    Also, MeriStar or BridgeStreet may terminate the merger agreement if:

    - a court or governmental authority issues a nonappealable final order, decree or ruling prohibiting the merger;

    - the other party materially acts in breach of the merger agreement;

    - the merger is not completed by August 15, 2000 (or September 15, 2000 if the merger is delayed solely by a failure to obtain any necessary governmental or regulatory approval); or

    - the merger agreement is not approved by the BridgeStreet stockholders at the special meeting.

    BridgeStreet also may terminate the merger agreement if:

    - MeriStar common stock's average closing price for the ten trading days ending three trading days prior to the closing date is less than $2.25; or

    - BridgeStreet's board, after receipt of a superior acquisition proposal from another person and consultation with outside legal counsel, determines in good faith that the failure to terminate the merger agreement would be inconsistent with its fiduciary duties to BridgeStreet stockholders.

    MeriStar also may terminate the merger agreement if:

    - MeriStar common stock's average closing price for the ten trading days ending three trading days prior to the closing date is more than $3.75; or

    - BridgeStreet's board fails to recommend, withdraws its approval or recommendation of the merger, or approves, endorses or recommends an acquisition proposal from another person.

TERMINATION FEE (SEE PAGE 40)

    If the merger agreement is terminated by MeriStar because BridgeStreet was in breach of the merger agreement or BridgeStreet's board failed to recommend, withdrew its approval or recommendation of the merger, or approved, endorsed or recommended an acquisition proposal from another person, then BridgeStreet must pay MeriStar $1,800,000.

    If the merger agreement is terminated by BridgeStreet because its board, after receipt of a superior acquisition proposal, determined in good faith that the failure to terminate the merger agreement would be inconsistent with its fiduciary duties to BridgeStreet stockholders, BridgeStreet must pay MeriStar $1,800,000.

    If the merger agreement is terminated by either BridgeStreet or MeriStar because BridgeStreet stockholders do not approve the merger agreement at the special meeting, BridgeStreet must reimburse MeriStar for actual and reasonable out-of-pocket expenses incurred in connection with the merger agreement up to a maximum of $750,000.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

    THIS PROXY STATEMENT--PROSPECTUS, AS WELL AS THE OTHER DOCUMENTS TO WHICH WE REFER IN THIS PROXY STATEMENT--PROSPECTUS, DESCRIBE MANY OF THE POSITIVE FACTORS AFFECTING BRIDGESTREET'S AND MERISTAR'S FUTURE BUSINESS PROSPECTS AND THE POSSIBLE OR ASSUMED BENEFITS OF THE MERGER. STOCKHOLDERS SHOULD ALSO BE AWARE OF FACTORS THAT COULD HAVE A NEGATIVE IMPACT ON THOSE PROSPECTS OR ON THE POSSIBLE OR ASSUMED BENEFITS OF THE MERGER. THOSE FACTORS INCLUDE POLITICAL, ECONOMIC OR OTHER CONDITIONS SUCH AS CURRENCY EXCHANGE RATES, INFLATION RATES, RECESSIONARY OR EXPANSIONARY TRENDS, TAXES AND REGULATIONS AND LAWS AFFECTING BRIDGESTREET'S AND MERISTAR'S BUSINESS, AVAILABILITY OF ADDITIONAL FINANCING, COMPETITIVE PRODUCTS AND SERVICES, ADVERTISING, AND PRICING, THE DIFFICULTY OF FORECASTING SALES AT VARIOUS TIMES IN VARIOUS MARKETS, AND THE RISKS AND UNCERTAINTIES DESCRIBED UNDER "RISK FACTORS." WHEN WE USE SUCH WORDS AS "BELIEVES," "EXPECTS," "ANTICIPATES," OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD-LOOKING STATEMENTS. ALL SUCH FORWARD-LOOKING STATEMENTS ARE NECESSARILY ONLY ESTIMATES OF FUTURE RESULTS, AND THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WILL NOT MATERIALLY DIFFER FROM EXPECTATIONS.

  SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA OF BRIDGESTREET AND MERISTAR

    The selected consolidated historical and pro forma financial information presented below, as of and for each of the three years in the period ended December 31, 1999, has been derived from the historical consolidated financial statements of BridgeStreet and MeriStar. The financial data should be read in conjunction with the consolidated historical financial statements and related notes of BridgeStreet and MeriStar that are presented or incorporated by reference in this proxy statement--prospectus, and the unaudited pro forma combined condensed financial information, including related notes, which appear elsewhere in this proxy statement--prospectus. See "Unaudited Pro Forma Financial Statements" and "Where You Can Find More Information."

                                                FOR THE YEARS ENDING DECEMBER 31,
                         -------------------------------------------------------------------------------
                                  BRIDGESTREET                               MERISTAR
                         ------------------------------   ----------------------------------------------
                                                           PRO FORMA
                           1999       1998       1997        1999          1999        1998       1997
                         --------   --------   --------   -----------   ----------   --------   --------
                                                          (UNAUDITED)
                                              (IN THOUSANDS EXCEPT PER SHARE DATA)
                                              ------------------------------------
INCOME STATEMENT DATA
  Revenue..............  $95,408    $96,667    $51,059    $1,387,522    $1,292,114   $562,437   $23,839
  Operating income.....    1,073      2,903      1,736        20,061        17,250      7,796     2,975
  Net income...........      (64)     1,459        454         6,814         6,685      3,950     2,862
  Basic earnings per
    share..............    (0.01)      0.18       0.08          0.21          0.24       0.02        --
  Diluted earnings per
    share..............    (0.01)      0.18       0.08          0.21          0.24       0.02        --
  Weighted shares
  outstanding--basic...    8,170      8,123      5,904        31,953        27,868     25,335        --
  Weighted shares
 outstanding--diluted..    8,170      8,123      5,930        32,491        28,406     26,661        --

FINANCIAL CONDITION
  Total assets.........  $65,607    $61,429    $42,563    $  305,656    $  258,144   $247,529   $84,419
  Long term debt, less
    current
    maturities.........   11,236      7,608         26        82,752        57,752     67,785       589

          SELECTED HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

    The following table shows unaudited comparative per share data for MeriStar and BridgeStreet, using the purchase method of accounting. The information should be read in conjunction with the consolidated historical financial statements and related notes of MeriStar and BridgeStreet that are presented or incorporated by reference in this proxy statement--prospectus, and the unaudited pro forma combined condensed financial information, including related notes, which appear elsewhere in this proxy statement--prospectus. See "Unaudited Pro Forma Financial Statements" and "Where You Can Find More Information."

    The pro forma information reflects adjustments for the merger relating to, among other things, the financing of the merger, the amortization of goodwill and the change in MeriStar's effective tax rate. The pro forma information is not necessarily indicative of the combined financial position or results of operations which would have been realized had the merger been completed at the beginning of the period or as of the date presented.

COMPARATIVE PER SHARE INFORMATION

                                                                   FOR THE YEAR ENDED
                                                                    DECEMBER 31, 1999
                                                ---------------------------------------------------------
                                                                                            BRIDGESTREET
                                                 MERISTAR    BRIDGESTREET     MERISTAR       EQUIVALENT
                                                HISTORICAL    HISTORICAL    PRO FORMA (A)   PRO FORMA (B)
                                                ----------   ------------   -------------   -------------
Basic net income per common share before
  extraordinary items.........................     $0.24        $(0.01)         $0.21           $0.11
Diluted net income per common share before
  extraordinary items.........................     $0.24        $(0.01)         $0.21           $0.10
Cash distributions/dividends per common
  share.......................................        --            --             --              --
Book value per common share...................     $2.20        $ 5.27          $2.27           $1.13

------------------------

    (A) The MeriStar pro forma per share information has been prepared as if the merger, as described in the MeriStar Unaudited Pro Forma Financial Statements (included elsewhere in this proxy statement--prospectus), had occurred at January 1, 1999.

    (B) The equivalent pro forma per share data of BridgeStreet is calculated by multiplying each MeriStar pro forma per share amount by the exchange ratio of 0.5. This exchange ratio does not include the $1.50 per share of cash to be paid to BridgeStreet stockholders by MeriStar under the terms of the merger agreement.

                            MARKET PRICE INFORMATION

    MeriStar common stock is listed and traded principally on the New York Stock Exchange under the symbol "MMH." BridgeStreet common stock is listed and traded principally on the American Stock Exchange under the symbol "BDS."

    The following table provides the closing sales price of MeriStar common stock as reported on the NYSE and BridgeStreet common stock as reported on the AMEX giving effect to the merger on March 23, 2000, which was the last business day preceding the announcement of the merger, and on April 26, 2000, which was the last practicable date prior to the mailing of this proxy statement-- prospectus. The BridgeStreet Equivalent Per Share Price as of March 23, 2000, and April 26, 2000 was calculated by multiplying the closing price of MeriStar common stock on the NYSE on such dates by 0.5 and adding $1.50.

                                                                                        BRIDGESTREET
                                                              MERISTAR   BRIDGESTREET    EQUIVALENT
                                                               COMMON       COMMON       PER SHARE
DATE:                                                          STOCK        STOCK          PRICE
-----                                                         --------   ------------   ------------
March 23, 2000..............................................   $2.75        $1.94          $2.88
April 26, 2000..............................................   $2.75        $2.69          $2.88

                                  RISK FACTORS

    THE FOLLOWING RISKS SHOULD BE CONSIDERED BY BRIDGESTREET'S STOCKHOLDERS IN DECIDING WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT. IN ADDITION, WE STRONGLY URGE YOU TO CONSIDER THE ITEMS DISCLOSED ELSEWHERE IN THIS PROXY STATEMENT--PROSPECTUS, INCLUDING UNDER THE CAPTION "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS" ON PAGE 6 AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT--PROSPECTUS.

YOU MAY NOT KNOW THE VALUE OF THE MERGER CONSIDERATION AT THE TIME OF THE BRIDGESTREET SPECIAL MEETING.

    Upon the completion of the merger, you will receive half a share of MeriStar common stock and $1.50 in cash for each share of BridgeStreet common stock that you own. The exchange ratio of half a share of MeriStar common stock for one share of BridgeStreet common stock is a fixed number and will not be adjusted in the event of any increase or decrease in the price of MeriStar common stock or BridgeStreet common stock. As a result, the value of MeriStar common stock you will receive in the merger could vary depending on fluctuations in the value of the MeriStar common stock before and after the time of the merger.

    The market value of MeriStar common stock and BridgeStreet common stock may fluctuate because of changes in the business, operations or prospects of MeriStar and BridgeStreet, market assessments of the likelihood that MeriStar and BridgeStreet will complete the merger, the timing of the completion of the merger and general market and economic conditions. For example, during the twelve month period ending April 26, 2000, the closing price of MeriStar common stock varied from a low of $2.19 to a high of $4.44 and ended that period at $2.75, and the closing price of BridgeStreet common stock varied from a low of $1.19 to a high of $4.81 and ended that period at $2.69. See "Trading Price of MeriStar and BridgeStreet Common Stock."

THERE IS NO GUARANTEE THAT THE ISSUANCE OF MERISTAR COMMON STOCK TO BRIDGESTREET STOCKHOLDERS WILL BE TAX-FREE.

    You will not know whether the issuance of MeriStar common stock in the merger will be a taxable event to you until the closing date. If the total value on the closing date of the MeriStar common stock expected to be delivered in connection with the merger is less than 50% of the sum of

    - the total value of such stock on the closing date,

    - the cash consideration paid to the BridgeStreet stockholders,

    - the cash payable in respect of dissenting shares,

    - the cash payable in respect of fractional shares, and

    - the transfer taxes (if any) to be paid by MeriStar or BridgeStreet on behalf of stockholders of BridgeStreet in connection with the merger,

or,

    - if either Nutter, McClennen & Fish, LLP or Paul, Weiss, Rifkind,
      Wharton & Garrison fails to deliver an opinion in writing on the date of the merger as to the tax free nature of the merger,

then the issuance of MeriStar common stock to the BridgeStreet stockholders will be a taxable event for the BridgeStreet stockholders. See "Material Federal Income Tax Consequences."

MERISTAR MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE BRIDGESTREET'S OPERATIONS.

    MeriStar must be able to successfully integrate BridgeStreet's operations with their own in order to realize the anticipated benefits of the merger. The consolidation of functions and integration of departments, systems and procedures presents a significant management challenge. The failure to successfully integrate management and operating structures could have a material adverse effect on the results of operations and financial condition of MeriStar. MeriStar has not previously operated in the flexible accommodations service market and has not previously operated in some of the jurisdictions in which BridgeStreet currently operates. These factors may present new and unanticipated challenges for MeriStar which may also have a material adverse impact on MeriStar's ability to realize the anticipated benefits of the merger.

MERISTAR'S RELATIONSHIP WITH MERISTAR HOSPITALITY MAY LEAD TO CONFLICTS OF INTERESTS THAT NEGATIVELY IMPACT YOUR INTERESTS.

GENERAL CONFLICTS OF INTEREST

    MeriStar has a close business relationship with a real estate investment trust, MeriStar Hospitality Corporation. MeriStar and MeriStar Hospitality have several common board members and several common senior executives. MeriStar and MeriStar Hospitality operate in a relationship governed by an intercompany agreement which restricts each party from taking advantage of certain business opportunities without first presenting those opportunities to the other party.

    In its relationship with MeriStar, as lessee and manager of its hotels, MeriStar Hospitality may have conflicting views on the manner in which the hotels are operated and managed, as well as lease arrangements, acquisitions and dispositions. As a result, the directors and senior executives of MeriStar (who serve in similar capacities at MeriStar Hospitality) may well be presented with several decisions which provide them the opportunity to benefit MeriStar Hospitality to the detriment of MeriStar or benefit MeriStar to the detriment of MeriStar Hospitality. Potential conflicts of interest will be present in all of the numerous transactions between MeriStar and MeriStar Hospitality.

RESTRICTIONS ON BUSINESS AND FUTURE OPPORTUNITIES

    MeriStar's charter provides that for so long as the intercompany agreement with MeriStar Hospitality is in effect, MeriStar is prohibited from engaging in activities or making investments that a real estate investment trust could make unless MeriStar Hospitality was first given the opportunity but elected not to pursue such activities or investments. Under its charter and the intercompany agreement, MeriStar has agreed not to acquire or make

    - investments in real estate, including the provision of services related to real estate and investment in hotel properties, real estate mortgages, real estate derivatives or entities that invest in real estate assets, or

    - any other investments that may be structured in a manner that is permissible under the federal income tax requirements for a real estate investment trust,

unless in either case it has notified MeriStar Hospitality of the acquisition or investment opportunity, in accordance with the terms of the intercompany agreement, and MeriStar Hospitality has determined not to pursue such acquisition or investment.

    MeriStar may, however, make limited minority investments or contributions as part of a lease arrangement with a party that is not an affiliate of MeriStar in a bona fide arms-length transaction, if such investment or contribution does not materially impact MeriStar's financial and legal qualifications to lease and manage additional real estate investment trust properties. MeriStar also has agreed to assist MeriStar Hospitality in structuring and consummating any acquisition or investment which MeriStar Hospitality elects to pursue, on terms determined by MeriStar Hospitality.

    The intercompany agreement grants MeriStar the right of first refusal to become the lessee of any real property acquired by MeriStar Hospitality as to which MeriStar Hospitality determines that, consistent with MeriStar Hospitality's status as a real estate investment trust, it is required to enter into a master lease arrangement. This lessee opportunity will be available to MeriStar only if MeriStar Hospitality determines that MeriStar is qualified to be the lessee. Because of the provisions of the intercompany agreement and its charter, the nature of MeriStar's business and the opportunities it may pursue are restricted.

CONFLICTS RELATING TO SALE OF HOTELS SUBJECT TO LEASES

    MeriStar Hospitality is generally required to pay a lease termination fee to MeriStar if it elects to sell a hotel or if it elects not to restore a hotel after a casualty and does not replace it with another hotel on terms with a fair market value equal to MeriStar's remaining interest under the lease to be terminated. Where applicable, the termination fee is equal to the fair market value of MeriStar's interest in the remaining term of the lease to be terminated. A decision to sell a hotel may, therefore, have significantly different consequences for MeriStar and MeriStar Hospitality.

TAX RISKS IN RELATIONSHIP BETWEEN MERISTAR HOSPITALITY AND MERISTAR

    A real estate investment trust generally is not subject to federal corporate income taxes on that portion of its income distributed currently to stockholders. Section 269B(a)(3) of the Internal Revenue Code of 1986 provides that if the shares of a real estate investment trust are stapled with the shares of any other entity, then the real estate investment trust and such other entity shall be treated as one entity for purposes of determining whether the real estate investment trust qualifies as a real estate investment trust for federal income tax purposes. If Section 269B(a)(3) applied to MeriStar and MeriStar Hospitality, MeriStar Hospitality would not qualify as a real estate investment trust under the Code. MeriStar and MeriStar Hospitality are not stapled entities because the MeriStar common stock was issued independently of the shares of MeriStar Hospitality and trades separately as well. However, because MeriStar and MeriStar Hospitality have some common members of management, it is possible that the Internal Revenue Service could require that MeriStar be treated as an agent of MeriStar Hospitality or that MeriStar and MeriStar Hospitality should be treated as one entity for federal income tax purposes. If this occurred, MeriStar Hospitality would not qualify as a real estate investment trust under the Code.

    MeriStar has received an opinion of counsel providing in part that MeriStar and MeriStar Hospitality will not be treated as stapled entities under
Section 269B(a)(3) and that, based upon the operations of each entity and certain other factors and upon representations made by certain persons who were to become members of management of MeriStar and MeriStar Hospitality, the separate corporate identities of MeriStar and MeriStar Hospitality will be respected and MeriStar will not be treated as an agent of MeriStar Hospitality for federal income tax purposes.

MERISTAR DEPENDS UPON MERISTAR HOSPITALITY FOR CERTAIN NEW GROWTH OPPORTUNITIES.

    Because of the terms of the intercompany agreement with MeriStar Hospitality and the restrictions contained in MeriStar's charter, MeriStar is highly dependent on MeriStar Hospitality. If MeriStar Hospitality in the future should fail to qualify as a real estate investment trust, it could have a substantial adverse effect on those aspects of MeriStar's business operations and business opportunities that are dependent upon MeriStar Hospitality. For example, if MeriStar Hospitality ceases to qualify as a real estate investment trust, the requirements in the intercompany agreement that MeriStar Hospitality lease property to MeriStar would cease. In that case, MeriStar Hospitality would have the right under the intercompany agreement to lease newly acquired property to any person or entity pursuant to any type of lease, including a master lease arrangement, or to operate the property itself. MeriStar, however, would remain subject to all of the limitations on its operations contained in its certificate of incorporation and the intercompany agreement. In addition, although it is anticipated that any master lease arrangement involving MeriStar generally will provide that MeriStar's rights will continue following a sale of the property or an assignment of the lease, MeriStar could lose its rights under any such master lease arrangement upon the expiration of the lease. The likelihood of a sale or assignment of a lease could possibly increase if MeriStar Hospitality fails to qualify as a real estate investment trust.

    Also, if MeriStar and MeriStar Hospitality do not negotiate a mutually satisfactory lease arrangement within 30 days, generally, after MeriStar Hospitality provides MeriStar with written notice of the lessee opportunity, MeriStar Hospitality may offer the opportunity to others for a period of one year before it must again offer the opportunity to MeriStar.

YOU WILL NOT RECEIVE DIVIDENDS ON MERISTAR'S COMMON STOCK.

    MeriStar anticipates that for the foreseeable future its earnings, if any, will be retained for use in the operation of its business and that no cash dividends will be paid on its common stock. Declaration of dividends on the MeriStar common stock will depend upon, among other things, future earnings, the operating and financial condition of MeriStar, its capital requirements and general business conditions.

THERE ARE A VARIETY OF RISKS RELATED TO THE LODGING INDUSTRY THAT MAY NEGATIVELY AFFECT THE PERFORMANCE OF MERISTAR.

OPERATING RISKS

    Various factors could adversely affect the ability of MeriStar to generate revenues and make lease payments to MeriStar Hospitality. MeriStar's business will be subject to all of the operating risks inherent in the lodging industry. These risks include the following:

    - changes in general and local economic conditions,

    - cyclical overbuilding in the lodging industry,

    - varying levels of demand for rooms and related services,

    - competition from other hotels, motels and recreational properties, some of which may have greater marketing and financial resources than MeriStar Hospitality or MeriStar,

    - dependence on business and commercial travelers and tourism, which may fluctuate and be seasonal,

    - the recurring need for renovations, refurbishment and improvements of hotel properties,

    - changes in governmental regulations that influence or determine wages, prices and construction and maintenance costs, and

    - changes in interest rates and the availability of credit.

Demographic, geographic or other changes in one or more of MeriStar's markets could impact the convenience or desirability of the sites of certain hotels, which would in turn affect the operations of those hotels. In addition, due to the level of fixed costs required to operate full-service hotels, significant expenditures necessary for the operation of hotels generally cannot be reduced when circumstances cause a reduction in revenue.

SEASONALITY

    The lodging industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters although this may not be true for hotels in major tourist destinations. Revenues for hotels in tourist areas generally are substantially greater during tourist season than other times of the year. Seasonal variations in revenue at the hotels MeriStar manages can be expected to cause quarterly fluctuations in the revenues of MeriStar. Quarterly earnings also may be adversely affected by events beyond MeriStar's control, such as extreme weather conditions, economic factors and other considerations affecting travel.

FRANCHISING

    In connection with terminating or changing the franchise affiliation of a hotel, MeriStar or MeriStar Hospitality may be required to incur significant expenses or capital expenditures. Moreover, the loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. Franchise agreements covering MeriStar's hotels expire or terminate, without specified renewal rights, at various times and have differing remaining terms. As a condition to renewal, these franchise agreements frequently contemplate a renewal application process, which may require substantial capital improvements to be made to a hotel.

COMPETITION IN THE LODGING INDUSTRY

    The lodging industry is highly competitive. There is no single competitor or small number of competitors of MeriStar that will be dominant in the industry. MeriStar operates in areas that contain numerous competitors, some of which may have substantially greater resources than MeriStar and the ability to accept more risk than MeriStar will be able to manage. Competition in the lodging industry is based generally on location, room rates and range and quality of services and guest amenities offered. New or existing competitors could significantly lower rates or offer greater conveniences, services or amenities or significantly expand, improve or introduce new facilities in markets in which MeriStar will compete, thereby adversely affecting MeriStar's operations and the number of suitable business opportunities.

COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

    Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to properly remediate contaminated property, may adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not that facility is or ever was owned or operated by that person. The operation and removal of underground storage tanks are also regulated by federal and state laws. In connection with the ownership and operation of hotels, MeriStar Hospitality or MeriStar could be held liable for the costs of remedial action for regulated substances and storage tanks and related claims. Activities have been undertaken to close or remove storage tanks located on the property of several of MeriStar's hotels.

    All of MeriStar Hospitality's hotels have undergone Phase I environmental site assessments, which generally provide a physical inspection and database search, but not soil or groundwater analyses, by a qualified independent environmental engineer, within the last 18 months. The purpose of a Phase I is to identify potential sources of contamination for which MeriStar Hospitality's hotels may be responsible and to assess the status of environmental regulatory compliance. The Phase I assessments have not revealed and MeriStar is not aware of any environmental liability or compliance concerns that MeriStar believes would have a material adverse effect on its results of operation or financial condition.

    In addition, MeriStar Hospitality's hotels have been inspected to determine the presence of asbestos. Federal, state and local environmental laws, ordinances and regulations also require abatement or removal of asbestos-containing materials and govern emissions of and exposure to asbestos fibers in the air. Asbestos is present in various building materials such as sprayed-on ceiling treatments, roofing materials or floor tiles at some of MeriStar's hotels. Operations and maintenance programs for maintaining asbestos have been or are in the process of being designed and implemented, or the asbestos has been scheduled to be or have been removed. Any liability resulting from non-compliance or other claims relating to environmental matters could have a material adverse effect on MeriStar's results of operations or financial condition.

GOVERNMENTAL REGULATION

    A number of states regulate the licensing of hotels and restaurants, including liquor license grants, by requiring registration, disclosure statements and compliance with specific standards of conduct. MeriStar believes that it is substantially in compliance with these requirements or, in the case of liquor licenses, that it has or will promptly obtain the appropriate licenses. Managers of hotels are also subject to laws governing their relationship with hotel employees, including minimum wage requirements, overtime, working conditions and work permit requirements. Compliance with, or changes in, these laws could reduce the revenue and profitability of MeriStar's hotels and could otherwise adversely affect MeriStar's results of operations or financial condition.

    Under the Americans with Disabilities Act, all public accommodations are required to meet certain requirements related to access and use by disabled persons. These requirements became effective in 1992. Although significant amounts have been and continue to be invested in ADA required upgrades to MeriStar Hospitality's hotels, a determination that MeriStar Hospitality's hotels are not in compliance with the ADA could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants.

FLUCTUATIONS IN THE REAL ESTATE MARKET BEYOND MERISTAR'S CONTROL MAY CAUSE MERISTAR TO FAIL TO MEET PERFORMANCE CRITERIA UNDER ITS LEASES.

    MeriStar leases hotels from MeriStar Hospitality and other hotel owners under participating leases. MeriStar Hospitality has the right to terminate a participating lease upon the sale of a hotel or if MeriStar fails to meet certain performance criteria. The underlying value of MeriStar's operations and income will be dependent upon its ability to operate the hotels in a manner sufficient to maintain or increase revenues and to generate sufficient revenue in excess of operating expenses to make lease payments to MeriStar Hospitality. Many of these risks are beyond the control of MeriStar and may be more significant because MeriStar operates only within the real estate industry.

MERISTAR'S FUTURE PERFORMANCE DEPENDS SIGNIFICANTLY ON ITS KEY PERSONNEL.

    MeriStar places substantial reliance on the lodging industry knowledge and experience and the continued services of its senior management, led by Paul Whetsell. MeriStar's future success and its ability to manage future growth depend in large part upon the efforts of Mr. Whetsell and on MeriStar's ability to attract and retain other highly qualified personnel. Competition for personnel is intense, and MeriStar cannot be certain that it will be successful in attracting and retaining its personnel. MeriStar's inability to attract and retain other highly qualified personnel may adversely affect its results of operations and financial condition. MeriStar has an employment agreement with Mr. Whetsell for an initial term of five years beginning in August 1998, with automatic renewals on a year-to-year bases after the initial term. While this contract contains non-compete clauses, these clauses may not be enforceable in every jurisdiction.

SOME OF MERISTAR'S SHARES ARE ELIGIBLE FOR FUTURE SALE WHICH MAY DEPRESS ITS STOCK PRICE.

    Future sales of shares, or the availability of shares for future sale, may have a negative impact on the market price for MeriStar common stock following the merger. Sales of substantial amounts of MeriStar common stock or the perception that such sales could occur may adversely affect the then-prevailing market price for MeriStar common stock. These sales include sales of MeriStar common stock issued in connection with the merger, outstanding stock options or the exchange or sale of units of limited partner interest in MeriStar's subsidiary operating partnership. All of the MeriStar common stock to be issued in connection with the merger will be freely transferable, including the shares of MeriStar common stock to be held by people covered by Rule 145 under the Securities Act, whose shares are registered for resale under this proxy statement-prospectus.

PROVISIONS OF DELAWARE LAW AND OF MERISTAR'S CHARTER AND BY-LAWS MAY HAVE THE EFFECT OF PREVENTING A TAKEOVER OF MERISTAR.

    Certain provisions of Delaware law and of MeriStar's charter and by-laws may have the effect of discouraging a third party from making an acquisition proposal for MeriStar. Those provisions could delay, defer or prevent a transaction or a change in control of MeriStar under circumstances that could otherwise give the holders of MeriStar common stock the opportunity to realize a premium over the then-prevailing market prices of the MeriStar common stock.

    Certain provisions of MeriStar's charter and by-laws have the effect of making more difficult an acquisition of control of MeriStar in a transaction not approved by its board of directors. These provisions include:

    - a provision for a classified board, with only approximately one-third of the board to be elected in any year, to serve for three-year terms;

    - a requirement that directors be removed only for cause upon the affirmative vote of holders of at least 66 2/3% of the total voting power of MeriStar's outstanding capital stock;

    - a requirement that actions of stockholders be taken at a meeting of stockholders, rather than by written consent;

    - a prohibition on the stockholders' ability to call a special meeting;

    - an advance notice requirement for stockholders to make nominations of candidates for directors or to bring other business before an annual meeting of stockholders;

    - a requirement that certain amendments to MeriStar's charter and by-laws approved by the affirmative vote of 66 2/3% of the total voting power of MeriStar's outstanding capital stock; and

    - a provision that the chair of any meeting of stockholders shall have the power to adjourn such meeting.

See "Description of MeriStar Capital Stock" and "Certain Antitakeover Provisions of MeriStar."

    MeriStar has also adopted a preferred stock rights purchase plan. The rights plan will make more difficult an acquisition of control of MeriStar in a transaction not approved by MeriStar's board of directors. See "Certain Antitakeover Provisions of MeriStar."

                          BRIDGESTREET SPECIAL MEETING

    This proxy statement--prospectus is being furnished to you in connection with the solicitation of proxies by the BridgeStreet board of directors for use at the BridgeStreet special meeting. At the BridgeStreet special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement under which shares of MeriStar common stock and cash will be exchanged for all of the outstanding shares of BridgeStreet common stock, all as summarized in this proxy statement--prospectus and as more fully described in the merger agreement.

DATE, TIME AND PLACE

    The BridgeStreet special meeting will be held at the offices of Nutter, McClennen & Fish, LLP on the 16th floor of One International Place, Boston, Massachusetts, 02110, on Wednesday, May 31, 2000, at 10:00 a.m., EST.

RECORD DATE AND VOTING RIGHTS

    The BridgeStreet board has fixed April 19, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the BridgeStreet special meeting. Only the record holders of BridgeStreet common stock on that date are entitled to vote at the special meeting. As of the record date, there were 8,005,037 shares of BridgeStreet common stock outstanding held by approximately 67 holders of record. Each holder of record of shares of BridgeStreet common stock on the record date is entitled to cast one vote per share, in person or by proxy, at the BridgeStreet special meeting.

QUORUM AND VOTING OF PROXIES

    The presence, in person or by proxy, of the holders of a majority of the outstanding shares of BridgeStreet common stock entitled to vote is necessary to constitute a quorum at the BridgeStreet special meeting. Stockholders voting or abstaining from voting on any issue will be counted as present for purposes of constituting a quorum. Shares not voted on the proposal and abstentions will have the same effect as votes against the proposal.

    All shares which are entitled to vote and are represented at the BridgeStreet special meeting by properly executed proxies received before or at the BridgeStreet special meeting, and not revoked, will be voted at the BridgeStreet special meeting in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, THE PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT.

    The BridgeStreet board knows of no matter to be presented at the BridgeStreet special meeting other than the proposal to vote on the approval of the merger agreement. If any other matter is properly presented at the BridgeStreet special meeting for consideration, such as consideration of a motion to adjourn the special meeting to another time or place, including for the purpose of soliciting additional proxies, the persons appointed as proxy will have discretion to vote on these matters in accordance with their best judgment. Shares represented by proxies which have been voted "against" approval of the merger agreement will not be voted in respect of any motion made for adjournment of the special meeting for the purpose of soliciting additional votes to approve the merger agreement.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked or superseded by any of the following actions:

    - filing a written notice of revocation bearing a later date than the proxy with the Secretary of BridgeStreet (Constantine Alexander) at or before the taking of the vote at the BridgeStreet special meeting;

    - duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of BridgeStreet (Constantine Alexander) before the taking of the vote at the BridgeStreet special meeting; or

    - attending the BridgeStreet special meeting and voting in person. BridgeStreet stockholders should note, however, that merely attending the special meeting in person without casting a vote at the meeting will not alone constitute a revocation of a proxy.

STOCKHOLDER VOTE REQUIRED

    Under Delaware General Corporation Law, the approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of BridgeStreet common stock.

    As of April 26, 2000, BridgeStreet directors and executive officers had the right to vote 977,808 outstanding shares of BridgeStreet common stock, or approximately 12.2% of the shares of BridgeStreet common stock outstanding on that date. Stockholders owning 12.2% of the outstanding BridgeStreet common stock have agreed with MeriStar to vote their shares in favor of the merger. See "Principal and Selling Stockholders."

RECOMMENDATION OF BRIDGESTREET BOARD

    The BridgeStreet board believes that the merger agreement is in the best interests of BridgeStreet's stockholders and has unanimously approved the merger agreement. THE BOARD OF DIRECTORS OF BRIDGESTREET UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENT. See "The Merger--Interests of Certain Persons in the Merger; Potential Conflicts of Interest."

SOLICITATIONS OF PROXIES

    For a discussion of the allocation of the cost of printing and mailing this proxy statement--prospectus and the materials used in this solicitation of proxies, see "The Merger Agreement--Expenses." In addition to solicitation by mail, BridgeStreet's directors, officers and employees may solicit proxies from BridgeStreet stockholders by telephone, telegram, facsimile transmittal or other means of communication. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to BridgeStreet stockholders. BridgeStreet will reimburse the brokerage houses, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses. BridgeStreet has engaged D.F. King & Co., Inc. to represent it in connection with the solicitation of proxies at a cost of up to $6,500, plus expenses for those services.

APPRAISAL RIGHTS

    If the merger is completed, holders of BridgeStreet common stock who properly elected to dissent from the approval of the merger agreement shall be entitled to have their shares appraised and purchased in accordance with
Section 262 of the Delaware General Corporation Law provided they comply with the provisions of that Section.

    IN ORDER FOR A BRIDGESTREET STOCKHOLDER TO EXERCISE APPRAISAL RIGHTS, A NOTICE OF THE STOCKHOLDER'S INTENTION TO EXERCISE HIS OR HER APPRAISAL RIGHTS AS PROVIDED UNDER DELAWARE LAW MUST BE SENT BY THE STOCKHOLDER AND RECEIVED BY BRIDGESTREET BEFORE THE VOTE IS TAKEN AT THE BRIDGESTREET SPECIAL MEETING, AND THE STOCKHOLDER MUST VOTE, IF ENTITLED TO DO SO, AGAINST THE APPROVAL OF THE MERGER AGREEMENT, OR ABSTAIN FROM VOTING, AND COMPLY WITH THOSE PROCEDURES REQUIRED BY DELAWARE LAW, AS MORE FULLY DESCRIBED IN "THE MERGER--APPRAISAL RIGHTS." FAILURE TO SEND NOTICE, TO VOTE AGAINST THE APPROVAL OF THE MERGER AGREEMENT OR TO FOLLOW THE OTHER PROCEDURES WILL CONSTITUTE A WAIVER OF THE STOCKHOLDER'S APPRAISAL RIGHTS. SEE APPENDIX D TO THIS PROXY STATEMENT--PROSPECTUS FOR THE TEXT OF SECTION 262. SEE "THE MERGER--APPRAISAL RIGHTS" FOR A DISCUSSION OF APPRAISAL RIGHTS AND A DESCRIPTION OF THE PROCEDURES THAT MUST BE FOLLOWED TO PERFECT APPRAISAL RIGHTS.

                                   THE MERGER

GENERAL

    We believe that this summary together with the sections of this proxy statement--prospectus entitled "Merger Agreement" and "Stockholders' Agreement" describe all material terms of the merger and the merger agreement. We recommend, however, that you read carefully the complete text of the merger agreement, the stockholders' agreement and other information that may be important to you. The merger agreement is attached to this proxy statement--prospectus as Appendix A and is incorporated by reference into this proxy statement--prospectus.

BACKGROUND OF THE MERGER

    In late 1998, BridgeStreet received unsolicited inquiries from two parties concerning a potential business combination. These inquiries were discussed at a telephone meeting of the board of directors of BridgeStreet held on December 21, 1998. At this meeting, the board decided to continue discussions with these parties but not to provide the parties with confidential information concerning BridgeStreet until the interested parties submitted a preliminary range of values for BridgeStreet.

    Management updated the BridgeStreet board regarding discussions with these parties at a telephone meeting held on February 12, 1999. At that meeting, the board authorized John E. Danneberg, BridgeStreet's President and Chief Executive Officer, to enter into confidentiality agreements with each of the parties and to supply them with appropriate confidential information. Such agreements were subsequently entered into, and Mr. Danneberg advised the board of the status of his discussions with the parties at a meeting of BridgeStreet's board held on March 5, 1999. Subsequently, a group of stockholders, who included the principals of several of BridgeStreet's founding companies, approached BridgeStreet and encouraged management to pursue a possible sale of the company. On March 5, 1999, the closing price of a share of BridgeStreet common stock as reported on the American Stock Exchange was $4.50.

    Later in March, one of the interested parties terminated its discussions with BridgeStreet because the range of values it was interested in discussing for BridgeStreet's stock was below that suggested by BridgeStreet. The other party submitted a non-binding offer, part cash and part stock, to acquire BridgeStreet stock at a value which the party placed at $6.50 per share. This non-binding offer was subject to a number of conditions, including a collar on the number of shares of stock the party would issue for a share of BridgeStreet stock and confirmation of the ability of the party to achieve specified levels of cost savings as a result of the transaction. This non-binding offer required BridgeStreet to enter into a 15-day exclusivity period with the party, with a further 30-day exclusivity period if the party concluded, in its sole judgment, that it wished to proceed with a transaction with BridgeStreet after completing its confirmatory due diligence. BridgeStreet declined to grant exclusivity to this party, and the non-binding offer expired in accordance with its terms.

    At a telephonic board meeting held on May 13, 1999, Mr. Danneberg updated the board concerning the two parties and recommended that BridgeStreet retain Banc of America Securities LLC to advise the company concerning opportunities for maximizing stockholder value, including a sale of BridgeStreet. Among Banc of America's duties would be to canvas potential acquirors of BridgeStreet to seek evaluations of interest and a range of potential values for BridgeStreet. The board approved this engagement, and Paul M. Verrochi, the board's Chairman, and Mr. Danneberg were appointed to a Special Committee to negotiate the terms of the engagement letter. Later in May 1999, BridgeStreet retained Banc of America Securities and executed an engagement letter, which is described in this proxy statement--prospectus under "The Merger--Opinion of BridgeStreet's Financial Advisor."

    At a telephonic board meeting held on August 18, 1999, Banc of America Securities updated the board on its activities. It advised the board that Banc of America Securities had contacted 28 potential investors and received five preliminary indications of interest and three continuing preliminary expressions of interest at prices ranging from $4.50 to $6.00 per BridgeStreet share. The board discussed with Banc of America Securities the nature of these expressions of interest and directed Banc of America Securities to continue discussions with two of the parties expressing a continuing preliminary interest in acquiring BridgeStreet. One of these parties was MeriStar. On August 18, 1999, the closing price for a share of BridgeStreet common stock as reported on the American Stock Exchange was $4.25.

    At a telephonic board meeting held on September 7, 1999, Banc of America Securities reported that MeriStar had decided not to proceed. Banc of America Securities also reported that the other party had taken no further action since its last indication of interest and that its expression of interest had expired in accordance with its terms. (This party, a competitor of the company in the flexible accommodations services industry, subsequently agreed to be acquired by another party.) It was the consensus of BridgeStreet's board that management should contact both parties to see if discussions could be resumed. These efforts were unsuccessful, and the lack of success was informally conveyed to the board. At a regular meeting of the board held on December 13, 1999, Mr. Danneberg confirmed the lack of interest by the parties to resume discussions and advised the BridgeStreet board that Banc of America Securities had nothing new to report.

    In late December 1999, MeriStar contacted Mr. Danneberg about its renewed interest in pursuing a transaction with BridgeStreet. On January 14, 2000, Mr. Danneberg met with a representative from MeriStar and discussed various prices and transaction terms. During these discussions MeriStar informed
Mr. Danneberg that it would consider making a proposal to acquire BridgeStreet for cash at a price of $2.50 per share. After continued discussions, MeriStar increased its cash offer to $3.00 per share and submitted, on January 17, 2000, a non-binding written offer at this price, subject to satisfactory completion of due diligence and execution of definitive agreements. This proposal was discussed at a telephone meeting of BridgeStreet's board held on January 21, 2000. The board instructed Mr. Danneberg and BridgeStreet's counsel to negotiate a definitive merger agreement on the basis of the offer for consideration by the board at a future meeting. On January 21, 2000, the closing price for a share of BridgeStreet common stock as reported on the American Stock Exchange was $2.25.

    From late January continuing into February 2000, MeriStar conducted due diligence and the terms of a definitive merger agreement and related stockholders' agreement were negotiated. During this period, Banc of America Securities contacted several of the parties which during the previous summer had expressed preliminary interest in BridgeStreet. All of these parties declined to pursue a possible transaction with BridgeStreet. One new party, however, expressed an interest, executed a confidentiality agreement and performed due diligence, but ultimately declined to submit an offer. In the latter half of February, the pace of negotiations with MeriStar slowed as it reconsidered the terms of its offer. In early March 2000, MeriStar revised its offer to $1.50 in cash and one-half share of MeriStar stock for each share of BridgeStreet stock. Negotiations resumed. During the period from March 1 to March 15, the closing price for a share of MeriStar common stock as reported on the New York Stock Exchange ranged from $2.88 to $3.00.

    Following the January 21, 2000 board meeting, the BridgeStreet board met four times, February 14, February 16, March 2 and March 22, to monitor the progress of the negotiations with MeriStar as well as Banc of America Securities' discussions with other potentially interested parties. The board also discussed the situation with BridgeStreet's lenders. Mr. Danneberg advised the board that BridgeStreet would not be in compliance with the financial covenants of its credit facility as of December 31, 1999 and, similarly, would likely not be in compliance with its covenants as of March 31, 2000. Further, Mr. Danneberg reported that the prime lender was reluctant to grant a waiver or to lend additional funds under the revolving credit facility. The inability of BridgeStreet to obtain waivers and additional financing would have adversely affected the company. During this period, BridgeStreet discussed with its lenders the status of its merger discussions with MeriStar. On February 15, 2000, BridgeStreet obtained a waiver from its lenders of the credit facility financial covenants as of December 31, 1999 and approval from the lenders (which was required under the credit facility) to proceed with a merger, provided BridgeStreet's debt to the lenders was repaid upon closing of the transaction. At this time, the lenders did not waive compliance with the financial covenants as of March 31, and required BridgeStreet to report to the lenders no later than April 20, 2000 as to BridgeStreet's covenant compliance as of March 31. Also on February 15, BridgeStreet secured a $2,000,000 90-day line of credit loan from one of the lenders providing the credit facility.

    At a meeting held on March 22, 2000, BridgeStreet's board unanimously approved the merger agreement and resolved to recommend that BridgeStreet's stockholders approve the merger. The merger agreement was executed after the close of business on March 23, 2000.

    On March 24, 2000, before the opening of trading on the American Stock Exchange, BridgeStreet issued a press release announcing the execution of the merger agreement.

RECOMMENDATION OF THE BRIDGESTREET BOARD

    THE BRIDGESTREET BOARD UNANIMOUSLY RECOMMENDS THAT THE MERGER AGREEMENT BE APPROVED BY THE STOCKHOLDERS OF BRIDGESTREET.

BRIDGESTREET'S REASONS FOR THE MERGER

    In reaching its conclusions and recommendation described above, the BridgeStreet board considered a number of factors, including without limitation, the following material factors:

    - Information with regard to the financial condition, results of operations, competitive position, business and prospects of BridgeStreet, as reflected in BridgeStreet's projections, current economic and market conditions (including current conditions in the flexible accommodations services market, in particular), and the going concern value of BridgeStreet.

    - The familiarity of the BridgeStreet board with the business, results of operations, properties and financial condition of BridgeStreet and the nature of the flexible accommodations services market in which its operates.

    - The possible alternatives to the merger, including continuing to operate BridgeStreet as an independent entity and the risks associated with doing so.

    - BridgeStreet's positive prospects with Andersen Consulting, which recently informed BridgeStreet that it has been selected to be one of two primary providers of flexible accommodation services to Andersen Consulting in North America. Andersen Consulting also has invited BridgeStreet to submit a proposal to provide services to it throughout Europe (in addition to the United Kingdom, where BridgeStreet currently provides services to Andersen Consulting). BridgeStreet has not signed contracts with Andersen Consulting for those additional services which BridgeStreet expects would significantly increase the business that it already does with and revenues that it generates from Andersen Consulting. BridgeStreet has, however, commenced negotiations with Andersen Consulting with respect to the North America contract.

    - BridgeStreet's relationship with its credit facility lenders and its recent history of requesting waivers for compliance with financial covenants under the credit facility.

    - BridgeStreet's ongoing need for financing.

    - The financial and other terms and conditions of the merger and the merger agreement.

    - The historical market price of, and recent trading activity in, BridgeStreet common stock, particularly the fact that the merger will enable the stockholders of BridgeStreet to realize a premium (assuming a $2.75 value for MeriStar common stock) of approximately 48.0% over the closing price of BridgeStreet common stock on March 23, 2000, the last trading day prior to the public announcement of the merger, and a premium of approximately of 51.0% over the average closing price of BridgeStreet common stock for the three months during which such securities traded prior to March 23, 2000.

    - The opinion, dated March 22, 2000, to the board, of Banc of America Securities to the effect that, as of that date and based upon and subject to the matters described in the opinion, the per share consideration (equal to $1.50 in cash and half a share of MeriStar common stock) which is to be received in the merger by the BridgeStreet stockholders was fair, from a financial point of view, to such holders (other than MeriStar and its affiliates). The full text of Banc of America's written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Banc of America Securities, is attached as Appendix C to this proxy statement--prospectus. In addition, the opinion is discussed in more detail below under the caption "Opinion of BridgeStreet's Financial Advisor." Banc of America Securities' opinion is directed only to the fairness, from a financial point of view, of the consideration to be received in the merger by BridgeStreet's stockholders (other than MeriStar and its affiliates). Banc of America Securities' opinion may not be relied upon by any BridgeStreet stockholder and is not intended to constitute, and does not constitute, a recommendation as to whether any stockholder should vote to approve the merger agreement. BRIDGESTREET STOCKHOLDERS ARE URGED TO READ THE OPINION OF BANC OF AMERICA SECURITIES CAREFULLY IN ITS ENTIRETY WHICH IS ATTACHED TO THIS PROXY STATEMENT--PROSPECTUS AS APPENDIX C.

    - The fact that the obligations of MeriStar to consummate the merger pursuant to the terms of the merger agreement are not conditioned upon financing.

    - The fact that the terms of the merger agreement should not unduly discourage other third parties from making bona fide proposals to acquire BridgeStreet subsequent to signing the merger agreement and, if any proposal was made, the board, in the exercise of its fiduciary duties, could determine to provide information to and engage in negotiations with any other third party.

    - The fact that the merger agreement, which prohibits BridgeStreet, its subsidiaries and their respective officers, directors, employees, representatives or agents from soliciting, initiating or encouraging any acquisition proposal or participating in any discussion regarding any acquisition proposal, does permit BridgeStreet to furnish non-public information to, and participate in negotiations with, any person that makes an unsolicited bona fide acquisition proposal that the Board determines constitutes or could constitute a "superior proposal" (as defined under "Solicitation of Alternative Transactions"), if the board, after consultation with BridgeStreet's outside legal counsel, determines in good faith that failing to take such action would be inconsistent with the fiduciary duties of the board under applicable law.

    - The fact that the board may terminate the merger agreement and pay MeriStar a termination fee of $1,800,000, inclusive of fees and expenses, in the event that the board decides to accept an acquisition proposal from a third party. The board did not believe that such termination provision would be an absolute deterrent to a higher offer by a third party interested in acquiring BridgeStreet.

    - The fact that BridgeStreet can terminate the merger agreement if the average trading price of MeriStar stock for the ten trading days ending three days prior to the closing date is less than $2.25.

    The discussion of the information and factors considered and given weight by the board is not intended to be exhaustive. The board did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

RECENT DEVELOPMENTS

    BridgeStreet has been advised by Andersen Consulting, LLC that BridgeStreet has been selected to be one of two primary providers of flexible accommodation services to Andersen Consulting for its consultants in North America. BridgeStreet has not executed the contract with Andersen Consulting to provide these services, but is currently in negotiations with respect thereto. In the event BridgeStreet becomes a primary provider of flexible accommodation services to Andersen Consulting in North America, BridgeStreet believes this could have a materially beneficial effect on its financial results for the periods in which it provides these services. Since October 1999, BridgeStreet has been the exclusive provider of flexible accommodation services to Andersen Consulting in the United Kingdom. To date, this relationship has had a material beneficial impact on BridgeStreet's financial results. Andersen Consulting has recently invited BridgeStreet to submit a proposal to provide flexible accommodation services to Andersen Consulting in Europe outside the United Kingdom. BridgeStreet believes that the provision of additional services to Andersen Consulting in Europe also would have a material beneficial impact on BridgeStreet's financial results. There can be no assurance, however, that BridgeStreet will successfully negotiate or enter into contracts with Andersen Consulting to become a primary provider of flexible accommodation services in North America or an additional provider of services in Europe outside the United Kingdom, or that the financial impact on BridgeStreet will be favorable if it executes these contracts or otherwise provides these services.

MERISTAR'S REASONS FOR THE MERGER

    In reaching its conclusions, the MeriStar board considered a number of factors, including without limitation, the following material factors:

    - Information with regard to the financial condition, results of operations, competitive position, business and prospects of BridgeStreet, as reflected in BridgeStreet's projections and current economic and market conditions (including current conditions in the flexible accommodations services market).

    - The possible alternatives to entering the flexible accommodation services market, including acquiring BridgeStreet.

    - BridgeStreet's regional and national knowledge and experience in the flexible accommodation services market and its existing stable of apartment units in numerous U.S. cities, Toronto and London.

    - BridgeStreet's positive prospects with Andersen Consulting, which recently informed BridgeStreet that it has been selected to be one of two primary providers of flexible accommodation services to Andersen Consulting in the United States. Andersen Consulting also has invited BridgeStreet to submit a proposal to provide services to it throughout Europe (in addition to the United Kingdom, where BridgeStreet currently provides services to Andersen Consulting). BridgeStreet has not yet signed contracts with Andersen Consulting for those additional services which MeriStar expects would significantly increase the business that BridgeStreet already does with and revenues that it generates from Andersen Consulting. BridgeStreet has, however, commenced negotiations with Andersen Consulting with respect to the North America contract.

    - BridgeStreet's existing London operations and its prospects for expanding into other European countries would provide MeriStar with a foothold to expand its other hospitality units into Europe.

    - MeriStar's extensive knowledge of the hospitality industry, its existing national footprint of lodging facilities and its national marketing infrastructure with which MeriStar believes it can leverage BridgeStreet's operations.

    - The financial and other terms and conditions of the merger and the merger agreement.

    - The historical market price of, and recent trading activity in, BridgeStreet common stock.

    - The fact that in the event that the BridgeSreet board decides to accept an acquisition proposal from a third party and terminate the merger agreement, MeriStar will receive a termination fee of $1,800,000, inclusive of fees and expenses.

    - The fact that MeriStar can terminate the merger agreement if the average trading price of MeriStar stock for the ten trading days ending three days prior to the closing date is more than $3.75.

    The discussion of the information and factors considered and given weight by the MeriStar board is not intended to be exhaustive. The MeriStar board did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

    There can be no assurance that the strategic goals of the merger will be achieved by MeriStar. The past performance of MeriStar common stock is not necessarily indicative of future performance. See "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Information" and "Trading Price of MeriStar and BridgeStreet Common Stock."

OPINION OF BRIDGESTREET'S FINANCIAL ADVISOR

    Pursuant to an engagement letter dated May 28, 1999, BridgeStreet's board of directors retained Banc of America Securities to act as its financial advisor in connection with investment banking matters, including a potential sale of BridgeStreet. Banc of America Securities is a nationally recognized investment banking firm and, as part of its activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. BridgeStreet's board selected Banc of America Securities as its financial advisor on the basis of Banc of America Securities' experience and expertise in transactions similar to the merger and its reputation in the hotel and hospitality industry and the investment community.

    On March 22, 2000, Banc of America Securities delivered to BridgeStreet's board its oral opinion, subsequently confirmed in writing as of March 23, the date of its written opinion, and based upon and subject to the various assumptions and limitations set forth therein, the consideration to be received by the holders of BridgeStreet's common stock, pursuant to the merger agreement, was fair to the BridgeStreet stockholders (other than MeriStar and its affiliates) from a financial point of view. The amount of such consideration was determined by negotiations conducted by BridgeStreet and not by recommendations from Banc of America Securities. No limitations were imposed by BridgeStreet's board of directors on Banc of America Securities with respect to the investigations made or procedures followed in rendering its opinion. Banc of America Securities was not requested to, nor did it advise BridgeStreet with respect to alternatives to the merger or BridgeStreet's underlying decision to proceed with or effect the merger.

    The full text of Banc of America Securities' written opinion to Bridgestreet's board of directors is attached hereto as Appendix C and is incorporated herein by reference and should be read carefully and in its entirety in connection with this proxy statement--prospectus. Banc of America Securities' opinion is directed to Bridgestreet's board and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger. Banc of America Securities' opinion addresses only the financial fairness of the consideration to be received by the holders of BridgeStreet's common stock (other than MeriStar and its affiliates) pursuant to the merger agreement and does not address the relative merits of, or any alternatives to, the merger agreement or BridgeStreet's board's decision to proceed with or effect the merger. In furnishing its opinion, Banc of America Securities did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act of 1933, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act, and statements to such effect are included in the Banc of America Securities' opinion.

    Set forth below is a further summary of the opinion of Banc of America Securities, which is qualified in its entirety by the full text of the opinion attached to this proxy statement--prospectus as Appendix C.

For purposes of its opinion, Banc of America Securities:

    - reviewed certain publicly available financial statements and other business and financial information of BridgeStreet and MeriStar, respectively,

    - reviewed certain internal financial statements and other financial and operating data concerning BridgeStreet and MeriStar, respectively,

    - analyzed certain financial forecasts prepared by the management of BridgeStreet and MeriStar, respectively,

    - reviewed and discussed the past and current operations, financial condition and prospects of BridgeStreet and MeriStar with senior executives of BridgeStreet and MeriStar, respectively,

    - reviewed and discussed with senior executives of BridgeStreet and MeriStar information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by managements of BridgeStreet and MeriStar, respectively,

    - reviewed analysis prepared by BridgeStreet and MeriStar of the pro forma impact of the merger on and MeriStar's earnings per share, cash flow, consolidated capitalization and financial ratios,

    - reviewed the reported prices and trading activity of BridgeStreet's common stock and MeriStar's common stock,

    - compared the financial performance of BridgeStreet and MeriStar and the prices and trading activity of BridgeStreet's common stock and MeriStar's common stock with that of certain other publicly traded companies Banc of America Securities deemed relevant,

    - compared certain financial terms of the merger agreement to the extent publicly available, of certain other business combination transactions Banc of America Securities deemed relevant,

    - reviewed a draft of the merger agreement dated March 20, 2000 and certain related documents,

    - reviewed and discussed with management of BridgeStreet the process in which Banc of America Securities solicited expressions of interest from parties in an attempt to find a purchaser for BridgeStreet, which process was terminated by BridgeStreet prior to the receipt of the proposal made by MeriStar that gave rise to the merger agreement,

    - reviewed certain other publicly available information, and

    - performed such other analyses and considered such other factors as Banc of America Securities deemed appropriate.

    Banc of America Securities reviewed the draft of the merger agreement dated March 20, 2000. Banc of America Securities assumed, with the consent of BridgeStreet's board of directors, that the merger will be consummated in accordance with the terms described in the March 20, 2000 draft of the merger agreement, without further amendment thereto, and without any waiver by BridgeStreet of any of the conditions to its obligations thereunder. While BridgeStreet and MeriStar had the right to materially add, delete or change the terms of the merger agreement prior to its execution, the final merger agreement was substantially similar to the March 20, 2000 draft reviewed by Banc of America Securities.

    In connection with its review, Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by Banc of America Securities for the purpose of its opinion. With respect to the financial forecasts, including information relating to certain strategic financial and operational benefits anticipated from the merger, Banc of America Securities assumed that they had been reasonably prepared on bases reflecting the best then-available estimates and good faith judgments of the future performance of BridgeStreet and MeriStar. With respect to the forecasts for BridgeStreet provided to Banc of America Securities by BridgeStreet's management for purposes of Banc of America's opinion, Banc of America Securities adjusted those forecasts to reflect longer term forecasts than those made by BridgeStreet's management. Banc of America Securities discussed the adjusted forecasts with BridgeStreet's management, and they instructed Banc of America Securities to rely on and use the adjusted forecasts in arriving at Banc of America Securities' opinion. BridgeStreet does not publicly disclose internal management forecasts of the type provided to Banc of America Securities by the management of BridgeStreet and MeriStar in connection with Banc of America's review of the merger. Such forecasts were not prepared with a view toward public disclosure. In addition, such forecasts were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts. Banc of America Securities has assumed no liability for such forecasts.

    Banc of America Securities also assumed that there had been no material changes in BridgeStreet's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Banc of America Securities. Banc of America Securities relied on advice of counsel and independent accountants to BridgeStreet as to all legal and financial reporting matters with respect to BridgeStreet and the merger agreement. Banc of America Securities assumed that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, Banc of America Securities did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or liabilities of BridgeStreet, nor was Banc of America Securities furnished with any such appraisals. For purposes of Banc of America Securities' opinion, Banc of America Securities assumed that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

    Banc of America Securities' opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities has not assumed any obligation to update, revise or reaffirm its opinion.

    Set forth below is a brief summary of the report presented by Banc of America Securities to BridgeStreet's board on March 22, 2000 in connection with its opinion.

COMPARABLE COMPANY ANALYSIS

    Based on public and other available information, Banc of America Securities calculated the multiples of aggregate value (defined as equity value plus debt less cash and cash equivalents) to 1999 and 2000 projected earnings before interest, taxes, depreciation and amortization ("EBITDA") for companies in the lodging industry. Such analysis indicated the following multiples: a range of 4.9x to

8.1x projected 1999 EBITDA, with a mean of 6.5x and a median of 6.8x; and a range of 5.2x to 7.3x projected 2000 EBITDA, with a mean of 6.0x and a median of 5.9x. Banc of America Securities noted that the aggregate value of the consideration to be received by BridgeStreet's stockholders in connection with the transaction implied multiples of 8.3x projected 1999 EBITDA and 5.6x projected 2000 EBITDA.

COMPARABLE TRANSACTIONS ANALYSIS

    Based on public and other available information, Banc of America Securities calculated the multiples of aggregate value to the latest 12 months' EBITDA for the target company implied in six comparable lodging industry companies in transactions that have been consummated since August 1998. Such analysis yielded a range of 5.4x to 11.1x the latest 12 months' EBITDA, with a mean of 7.5x and a median of 6.1x. In particular, Banc of America Securities noted the recent acquisition of Globe Business Resources, Inc. by Equity Residential Properties Trust due to Globe's similar size, competitive industry position and operating results. The Globe transaction indicated the following aggregate value to EBITDA multiples: 5.0x projected 1999 EBITDA and 4.4x projected 2000 EBITDA. Banc of America Securities noted that the aggregate value of the consideration to be received by BridgeStreet in connection with the transaction implied multiples of 8.3x projected 1999 EBITDA and 5.6x projected 2000 EBITDA.

    No other company or transaction used in the comparable company or comparable transactions analysis as a comparison is identical to BridgeStreet or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which BridgeStreet and the merger are being compared.

DISCOUNTED CASH FLOW ANALYSIS

    Banc of America Securities applied a discounted cash flow analysis to the financial cash flow forecasts for BridgeStreet for years 2000 through 2005, as estimated by BridgeStreet's management. In conducting this analysis, Banc of America Securities first calculated the present values of the forecasted cash flows. Second, Banc of America Securities estimated the present value of the aggregate value of BridgeStreet at the end of 2005 by applying multiples to BridgeStreet's estimated 2005 EBITDA, which multiples ranged from 6.0x to 8.0x. These cash flows and aggregate values were discounted to present values using discount rates ranging from 13% to 15%. This analysis indicated a range of current equity values of BridgeStreet from $2.15 to $3.47. Discounted cash flow analysis is a widely-used valuation methodology but it relies on numerous assumptions, including assets and earnings growth rates, terminal values and discount rates. The analysis is not necessarily reflective of the actual values of BridgeStreet.

PREMIUMS PAID ANALYSIS

    Banc of America Securities reviewed the consideration paid in 296 comparable U.S. acquisitions (excluding technology and biotechnology transactions announced between January 1, 1998 and February 4, 2000), involving aggregate value of between $10 and $200 million, announced since 1998. Banc of America Securities calculated the premiums paid in these transactions over the applicable stock price of the target company one day, one week and four weeks prior to the announcement of the acquisition offer. Such analysis indicated median premiums of 24.6% and 28.8% and 33.3%, respectively. Banc of America Securities noted that the premiums implied by the merger were 51.5% and 34.7% and 73.1%, respectively for the period one day, one week and four weeks prior to the date of Banc of America's opinion.

    While the foregoing summary describes all analyses and examinations that Banc of America Securities deems material to its opinion, it is not a comprehensive description of all analyses and examinations actually conducted by Banc of America Securities. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to BridgeStreet's board. In addition, Banc of America Securities may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Banc of America Securities' view of the actual value of BridgeStreet.

    In performing its analyses, Banc of America Securities made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of BridgeStreet. The analyses performed by Banc of America Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Banc of America Securities' analysis of the fairness, from a financial point of view, of the consideration to be received by the holders of BridgeStreet common stock (other than MeriStar or its affiliates) pursuant to the merger agreement and were provided to BridgeStreet's board in connection with the delivery of Banc of America Securities' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

    As described above, Banc of America Securities' opinion and presentation to BridgeStreet's board were among the many factors taken into consideration by BridgeStreet's board in making its determination to approve, and to recommend that BridgeStreet's stockholders approve, the merger agreement.

    Upon execution of the engagement letter, BridgeStreet agreed to pay Banc of America Securities a cash retainer fee equal to $50,000, which will be credited against any other fees due to Banc of America Securities upon the consummation of the sale of BridgeStreet. In addition, BridgeStreet agreed to pay Banc of America Securities a transaction fee contingent on the consummation of the sale of BridgeStreet in an amount equal to 1.65% of the first $50 million of the purchase price plus 2.4% of the purchase price above $50 million. As of March 17, 2000, based upon the closing price of MeriStar common stock, the fee payable to Banc of America Securities would have been $588,000. Accordingly, a significant portion of the consideration paid to Banc of America Securities is contingent on the closing of the merger. BridgeStreet's board was aware of this fee structure and took it into account in considering Banc of America Securities' opinion and in approving the merger agreement. The engagement letter also calls for BridgeStreet to reimburse Banc of America Securities for its reasonable out-of-pocket expenses. Pursuant to a separate letter agreement, BridgeStreet has agreed to indemnify Banc of America Securities, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

    In the ordinary course of its business, Banc of America Securities actively trades the equity securities of BridgeStreet and MeriStar for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; POTENTIAL CONFLICTS OF INTEREST

    When considering the BridgeStreet board's recommendations that the BridgeStreet stockholders vote in favor of the merger agreement, BridgeStreet stockholders should be aware that a number of BridgeStreet employees have change of control agreements and other arrangements that provide them with interests in the merger that are different from, or in addition to, the interests of BridgeStreet stockholders as a whole.

    SEVERANCE AND CHANGE IN CONTROL AGREEMENTS. BridgeStreet has agreements with certain of its officers and directors that will obligate BridgeStreet to make payments to such individuals upon completion or following of the merger.

    The terms of Mr. Danneberg's Employment Agreement require BridgeStreet to pay Mr. Danneberg his base salary for the longer of 12 months or the remainder of the term of the agreement (which ends on June 12, 2001) in the event that he is terminated without cause or in the event that he does not consent to a change of control of BridgeStreet, as defined in the agreement. Mr. Danneberg's base salary is currently $214,000 and will increase to $229,000 beginning June 12, 2000. BridgeStreet will continue Mr. Danneberg's health benefits for the period that it continues to pay Mr. Danneberg's base salary. In addition, pursuant to the terms of a transaction bonus agreement with BridgeStreet, approved by the BridgeStreet board in January 2000, Mr. Danneberg is entitled to receive a transaction bonus in the amount of $375,000 upon completion of the merger. This agreement replaced an agreement effective May 21, 1999 which provided that in the event of a change of control of BridgeStreet which occurs on or before December 31, 1999, Mr. Danneberg would be paid the sum of $1,000,000 plus an additional $353,654 to cover the federal excise tax which would be levied on Mr. Danneberg's "excess parachute payments."

    The terms of Wayne Goldberg's Employment Agreement require BridgeStreet to pay Mr. Goldberg $100,000 if he terminates his employment during the three-month period beginning three months after a change in control of BridgeStreet, as defined in his agreement. In addition, Mr. Goldberg has an option to purchase 75,000 shares of BridgeStreet at an exercise price of $2.00 per share, which option will become fully exercisable in connection with the merger. Pursuant to the merger agreement, in exchange for this option, Mr. Goldberg will receive an amount in cash per share equal to the difference between $2.00 and the value of the merger consideration on the date of closing of the merger.

    The terms of Ware Grove's Consulting Agreement require BridgeStreet to pay Mr. Grove $50,000 upon a change in control of BridgeStreet.

    CHANGE IN CONTROL AND SEVERANCE PROVISIONS FOR CORPORATE
STAFF. BridgeStreet's board has made provision for the members of its corporate staff who do not otherwise have employment agreements to receive severance pay equal to 90 days pay plus one week of pay for each year of service with BridgeStreet. In order to be eligible to receive this severance payment, MeriStar must eliminate an employee's position after the merger is completed but before December 31, 2000.

INDEMNIFICATION AND INSURANCE

    Under the merger agreement, MeriStar has agreed that the surviving corporation in the merger will indemnify and hold harmless each of the current and former directors, executive officers and employees for any acts and omissions prior to the completion of the merger to the fullest extent authorized and permitted by Delaware General Corporation Law.

    MeriStar has also agreed, pursuant to the merger agreement, to provide directors' and officers' liability insurance for those individuals currently covered by BridgeStreet's current liability insurance policy for a period of six years after the closing. The terms of such policy will be comparable to those currently in effect.

EMPLOYEES OF BRIDGESTREET AFTER THE MERGER

    By virtue of the merger, the employees of BridgeStreet immediately prior to the merger will become employees of a wholly-owned subsidiary of MeriStar after the merger. After the merger, MeriStar has agreed that it will honor and perform all existing employee benefit obligations to the current and former employees and directors of BridgeStreet under any of BridgeStreet's employee benefit plans or agreements. In addition, to the extent that MeriStar arranges for BridgeStreet's employees to participate in its employee benefit plans, such BridgeStreet employees will receive full credit for years of service with BridgeStreet, and MeriStar will cause any pre-existing condition limitations, eligibility waiting periods and other similar requirements under any group plans to be waived.

ACCOUNTING TREATMENT

    MeriStar expects to account for the acquisition of BridgeStreet by MeriStar under the purchase method of accounting in accordance with generally accepted accounting principles. The purchase price will be allocated first among BridgeStreet's consolidated assets and liabilities based on their estimated fair values and any remaining purchase price will be recorded as goodwill.

APPRAISAL RIGHTS

    The following is a summary of Section 262 of Delaware General Corporation Law, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights, the full text of which is attached as Appendix D. Failure to follow the provisions of Section 262 exactly could result in the loss of appraisal rights. See "Material Federal Income Tax Consequences" for a discussion of the tax consequences of exercising appraisal rights.

    BridgeStreet stockholders who desire to exercise their appraisal rights must satisfy each of the conditions of Section 262. A written demand for appraisal must be filed with BridgeStreet before the taking of the vote on the proposal relating to the merger agreement. This written demand for appraisal must be in addition to and separate from any proxy vote abstaining from or voting against the merger agreement. Voting against, abstaining from voting or failing to vote with respect to the merger agreement will not constitute a demand for appraisal for purposes of Section 262.

    BridgeStreet stockholders electing to exercise their appraisal rights under
Section 262 must not vote, if entitled to do so, for approval of the proposal relating to the merger agreement. If a stockholder returns a signed proxy but does not specify a vote against approval of the merger agreement or a direction to abstain, the proxy will be voted for the merger agreement, which will have the effect of waiving that stockholder's appraisal rights.

    A demand for appraisal must reasonably inform BridgeStreet of the identity of the BridgeStreet stockholder and that the BridgeStreet stockholder intends to demand the appraisal of his, her or its shares. Accordingly, a demand for appraisal must be executed by or for the BridgeStreet stockholder of record, fully and correctly, as that stockholder's name appears on the certificate evidencing the dissenting shares. If the dissenting shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the fiduciary. If the dissenting shares are owned of record by or for more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorizing agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner.

    A BridgeStreet stockholder who elects to exercise appraisal rights should deliver his, her or its written demand to Constantine Alexander, Secretary, BridgeStreet Accommodations, Inc., 2242

Pinnacle Parkway, Twinsburg, Ohio 44087 before BridgeStreet's special meeting. The written demand for appraisal should specify the stockholder's name and mailing address, and that the BridgeStreet stockholder is demanding appraisal of his, her or its shares of BridgeStreet stock. Within ten days after the completion of the merger, BridgeStreet must provide notice of the completion of the merger to all BridgeStreet stockholders who have complied with Section 262 and have not voted for the merger agreement.

    Within 120 days after the completion of the merger, any BridgeStreet stockholder who has satisfied the requirements of Section 262 may deliver to BridgeStreet a written demand for a statement listing the aggregate number of dissenting shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of those dissenting shares.

    Within 120 days after the completion of the merger, either BridgeStreet or any BridgeStreet stockholder who has complied with the required conditions of
Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the dissenting shares. BridgeStreet has no present intention to file this petition if demand for appraisal is made.

    Upon the filing of an appraisal petition by a BridgeStreet stockholder, service of a copy thereof must be made upon BridgeStreet. Within 20 days after service, BridgeStreet must file in the office of the Register of Chancery in which the petition was filed a duly verified list containing the names and addresses of all BridgeStreet stockholders who have demanded payment for their dissenting shares and with whom agreements as to the value of their dissenting shares have not been reached. The Register of Chancery, if so ordered by the Chancery Court, will give notice of the time and place fixed for the hearing of the petition by registered or certified mail to BridgeStreet and to the BridgeStreet stockholders shown upon the list at the address therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Chancery Court deems advisable.

    If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the Chancery Court will determine which BridgeStreet stockholders are entitled to appraisal rights and will appraise the dissenting shares owned by those BridgeStreet stockholders, determining the fair value of those dissenting shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Chancery Court is to take into account all relevant factors.

    In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "[f]air value price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the Chancery Court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation."
Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In WEINBERGER, the Delaware Supreme Court held that the "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

    BridgeStreet stockholders considering seeking appraisal of their shares of BridgeStreet stock should note that the fair value of their shares determined under Section 262 could be more, the same as, or less than the value of cash and MeriStar common stock that they would receive in the merger if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the Chancery Court and assessed against the parties as the Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding including, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses.

    Any BridgeStreet stockholder who has duly demanded appraisal in compliance with Section 262 will not be entitled after the completion of the merger to vote for any purpose the dissenting shares subject to demand or to receive payment or dividends or other distributions on dissenting shares, except for dividends or distributions payable to BridgeStreet stockholders of record at a date prior to the completion of the merger. Dissenting shares will have only the rights afforded by Section 262, including the right to receive $1.50 and half a share of MeriStar common stock per share of BridgeStreet common stock upon withdrawal of the demand for appraisal as described below.

    At any time within 60 days after the completion of the merger, any BridgeStreet stockholder will have the right to withdraw that stockholder's demand for appraisal and to accept the terms offered in the merger agreement. After this period, the BridgeStreet stockholder may withdraw a demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the consent of BridgeStreet. If no petition for appraisal is filed with the Chancery Court within 120 days after the completion of the merger, the stockholders' rights to appraisal will cease and holders of dissenting shares will be entitled to receive the merger consideration, as provided for in the merger agreement. Inasmuch as BridgeStreet has no obligation to file a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Chancery Court demanding appraisal will be dismissed as to any stockholder without the approval of the Court, and that approval may be conditional upon terms the Chancery Court deems just.

HOW TO SURRENDER AND RECEIVE THE MERGER CONSIDERATION IN EXCHANGE FOR
  BRIDGESTREET STOCK

    MeriStar will appoint Continental Stock Transfer & Trust Co. to act as exchange and paying agent in the merger. Upon the closing of the merger, MeriStar will deposit with Continental:

    - certificates representing MeriStar common stock which immediately before the merger represent a number of shares of MeriStar common stock required to be issued in exchange for the outstanding shares of BridgeStreet common stock, together with sufficient cash to make payments for fractional shares of BridgeStreet common stock, and

    - cash in an amount sufficient to pay the cash part of the merger consideration. This cash will not be used for any other purpose except as provided for in the merger agreement.

    Promptly after the merger, MeriStar will cause Continental to mail to each holder of a certificate or certificates which before the merger represented outstanding shares of BridgeStreet common stock materials which will specify that delivery will be effected, and risk of loss and title to the certificates representing shares of BridgeStreet common stock will pass, only upon proper delivery of these certificates to Continental. Instructions for use in surrendering the BridgeStreet share certificates in exchange for the merger consideration also will be included. After the merger, each holder of shares of BridgeStreet common stock, other than shares to be canceled or dissenting shares, will surrender their BridgeStreet share certificates to Continental and will receive in exchange the merger consideration. BridgeStreet stockholders will also receive, upon surrender of their BridgeStreet share certificates, cash for any fractional share of MeriStar common stock without interest. MeriStar will not be obligated to deliver the MeriStar common stock or the cash part of the merger consideration until a BridgeStreet stockholder surrenders its BridgeStreet share certificate. The BridgeStreet share certificate surrendered will be duly endorsed as Continental may reasonably require. Neither MeriStar nor Continental will be liable to any former BridgeStreet stockholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

    Each BridgeStreet stockholder who would otherwise have been entitled to receive a fraction of a share of MeriStar common stock will receive cash without interest rounded to the nearest whole cent in an amount equal to such fractional part of a share of BridgeStreet common stock multiplied by the market value of one share of MeriStar common stock. The market value of one share of MeriStar common stock will be the average of the closing prices for MeriStar common stock on the New York Stock Exchange for the ten day period ending three days prior to the closing date. No BridgeStreet stockholder will be entitled to dividends, voting rights, or any other rights as a stockholder of MeriStar with respect to any fractional shares.

    MeriStar or Continental will be entitled to deduct and withhold from the merger consideration such amounts as it is required to deduct and withhold with respect to the Internal Revenue Code or any provision of state, local or foreign tax law.

    Until the BridgeStreet share certificates are surrendered after the merger, holders of such certificates or receipts will earn but will not be paid dividends or other distributions declared after the merger on MeriStar common stock into which their shares have been converted. When such certificates or receipts are surrendered, any unpaid dividends or other distributions will be paid, without interest. After the merger, there will be no transfers on the stock transfer books of BridgeStreet of shares of BridgeStreet common stock outstanding immediately before the merger. If the BridgeStreet share certificates are presented after the merger, they will be canceled and exchanged for the relevant certificate representing the applicable shares of MeriStar common stock as well as the cash portion of the merger consideration.

    If a BridgeStreet share certificate has been lost, stolen or destroyed, Continental will issue the merger consideration on receipt of appropriate evidence as to its loss, theft or destruction and appropriate evidence as to its ownership by the claimant. MeriStar may, in its discretion, require the claimant to post bond as indemnity against any claim that may be made against MeriStar or Continental with respect to the certificate.

    MeriStar stockholders will not be required to exchange certificates representing their shares of MeriStar common stock or otherwise take any action as a result of the completion of the merger.

RESALES BY AFFILIATES OF BRIDGESTREET

    The MeriStar common stock offered by this proxy statement--prospectus to BridgeStreet stockholders has been registered under the Securities Act of 1933. Affiliates of BridgeStreet may not sell the shares of MeriStar common stock offered hereby except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act.

    This proxy statement--prospectus serves to register the resale of the shares of MeriStar common stock to be received by BridgeStreet's affiliates. If a BridgeStreet affiliate chooses not to utilize this proxy statement--prospectus for the resale of his or her shares of MeriStar common stock, or if this proxy statement--prospectus or another MeriStar registration statement is unavailable to the affiliate, such person must sell the MeriStar shares received in the merger pursuant to Rule 145 of the Securities Act or an exemption therefrom. Rule 145 generally permits affiliates of acquired companies to sell their shares of common stock immediately following the acquisition in compliance with certain volume limitations and manner of sale requirements under Rule 145.

    Specifically, Rule 145 provides that sales by such affiliates during any three-month period cannot exceed the greater of

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    - 1% of all of the shares of MeriStar common stock outstanding, and

    - the average weekly reported volume of trading of MeriStar common stock on the New York Stock Exchange during the four calendar weeks preceding the proposed sale.

    Rule 145 also provides that sales by affiliates must be made only in a broker's transaction or transactions directly with a market marker.

    These restrictions will cease to apply under most other circumstances if the affiliate has held the shares of common stock offered by this proxy statement--prospectus for resale for at least one year, provided that the person or entity is not then an affiliate of MeriStar. INDIVIDUALS WHO ARE NOT AFFILIATES OF BRIDGESTREET WILL NOT BE SUBJECT TO RESALE RESTRICTIONS UNDER
RULE 145 AND MAY RESELL THE SHARES OF MERISTAR COMMON STOCK OFFERED BY THIS PROXY STATEMENT--PROSPECTUS IMMEDIATELY FOLLOWING THE ACQUISITION WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT.

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
                              THE MERGER AGREEMENT

    THE FOLLOWING SUMMARY OF THE MATERIAL TERMS AND PROVISIONS OF THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT--PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE.

CONVERSION OF STOCK; TREATMENT OF OPTIONS

    Under the merger agreement, at the time of the merger, the shares of the companies will be converted as follows:

    - BRIDGESTREET COMMON STOCK: Each share of BridgeStreet common stock, excluding shares held by MeriStar and its subsidiaries outstanding at the time of the merger and excluding dissenting shares, will cease to be outstanding and will be converted into and exchanged for the right to receive half a share of MeriStar common stock and $1.50 in cash plus additional cash for any fractional shares, without interest.

    - MERISTAR COMMON STOCK: Each share of MeriStar common stock outstanding immediately before the time of the merger will remain outstanding from and after the time of the merger.

    - MERISTAR BROOKLYN COMMON STOCK: Each share of common stock of MeriStar Brooklyn outstanding immediately before the time of the merger will remain outstanding from and after the time of the merger as an outstanding share of the surviving corporation in the merger.

    The determination of whether BridgeStreet or MeriStar Brooklyn will be the surviving corporation in the merger will depend upon whether the merger will be tax-free. Please see "Material Federal Income Tax Consequences" for a discussion of the factors that will determine whether or not the issuance of MeriStar common stock will be tax-free to the BridgeStreet stockholders. If the merger will be tax-free, MeriStar Brooklyn will be the surviving corporation in the merger; and if the merger will not be tax-free, BridgeStreet will be the surviving corporation.

    Because the exchange ratio is fixed and because the market price of MeriStar common stock prior to the time of the merger may fluctuate, the value of the shares of MeriStar common stock that BridgeStreet stockholders will receive in the merger may increase or decrease, both before and after the merger. Each outstanding share of BridgeStreet common stock owned by MeriStar, MeriStar Brooklyn or their subsidiaries or by BridgeStreet or its subsidiaries, if any, will be automatically canceled at the time of the merger and will cease to exist, and no MeriStar common stock or other consideration will be delivered in exchange for those shares.

    At the time of the merger, each outstanding BridgeStreet stock option granted under BridgeStreet's stock option plans, whether or not exercisable, will be terminated, and the holder of the option will have the right to receive an amount in cash equal to the product of (i) the number of shares subject to the option multiplied by (ii) the excess (if any) of the value of the merger consideration on the closing date divided by the exercise price of the option prior to its termination. The value of the merger consideration on the closing date will be equal to $1.50 plus 0.5 multiplied by the average trading price of MeriStar stock during the ten trading days ending three trading days prior to the closing date.

    If the outstanding shares of BridgeStreet common stock or MeriStar common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the exchange ratio.

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
TIME OF THE MERGER

    The merger will become effective on the date and at the time the certificate of merger reflecting the merger becomes effective with the Secretary of State of the State of Delaware. MeriStar, MeriStar Brooklyn and BridgeStreet will use their reasonable efforts to file the certificate of merger with the Secretary of State of the State of Delaware as soon as practicable (and in any event within two days) after the conditions set forth in the merger agreement have been satisfied or waived.

    If the merger is not completed on or before August 15, 2000, the merger agreement may be terminated by either of MeriStar or BridgeStreet, unless the failure to effect the merger by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of that party. In the event of a delay in any required regulatory approval or consent, the termination date referred to in the preceding sentence will be extended to September 15, 2000. See "Conditions to the Completion of the Merger" and "Termination of the Merger Agreement" below.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains representations and warranties of BridgeStreet, MeriStar and MeriStar Brooklyn as to:

    - the corporate organization and existence of each party and its subsidiaries,

    - the capitalization of BridgeStreet and MeriStar and their subsidiaries,

    - the corporate power and authority of each party to enter into the merger agreement,

    - the fact that entry into the merger agreement will not create a conflict or breach with the certificate of incorporation and by-laws of each party, applicable law or certain material agreements,

    - third-party consents and governmental approvals,

    - each party's compliance with applicable law,

    - the timely filing and/or availability and accuracy of required reports and filings with the SEC,

    - the absence of material changes in each party's business since
      December 31, 1998 in the case of BridgeStreet and since December 31, 1999 in the case of MeriStar,

    - the absence of undisclosed liabilities,

    - the absence of undisclosed litigation,

    - employment and labor matters,

    - information provided by each party in this proxy statement--prospectus,

    - tax matters, including the filing and accuracy of tax returns,

    - the absence of environmental liabilities,

    - the absence of undisclosed interested party transactions, and

    - insurance coverage compliance.

    In addition, BridgeStreet has provided representations and warranties concerning:

    - employee benefit plans,

    - material contracts and leases,

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
    - restrictions on business activities,

    - the receipt of Banc of America Securities' opinion by BridgeStreet's board of directors as to the fairness, from a financial point of view, of the merger consideration to be received by BridgeStreet's stockholders (other than MeriStar and its affiliates), and

    - the inapplicability to the merger of Delaware anti-takeover law.

    In addition, MeriStar has provided representations and warranties concerning:

    - the authorization of the shares of MeriStar common stock to be issued in the merger,

    - MeriStar Brooklyn's lack of operating history or liabilities, and

    - MeriStar having cash immediately available to it to pay the cash portion of the merger consideration and the other fees and expenses in connection with the merger.

CONDUCT OF BUSINESS PENDING THE MERGER AND OTHER AGREEMENTS

    The merger agreement obligates BridgeStreet and, to a lesser extent, MeriStar to take various actions, and to refrain from taking other actions, prior to the completion of the merger. Summarized below are the material terms of those provisions. See the copy of the merger agreement attached to this proxy statement--prospectus as Appendix A for a complete listing of all these undertakings.

    Under the merger agreement, until the time of the merger or the termination of the merger agreement, unless the prior written consent of the other is obtained, BridgeStreet and MeriStar must:

    - operate their businesses in the usual, regular and ordinary course;

    - keep available the services of their present officers, employees and consultants;

    - preserve intact their business organizations and assets and preserve their present relationships with customers and other significant business relationships; and

    - not do anything, or fail to do anything, that would make any of its representations and warranties in the merger agreement untrue in any material respect or prevent it from performing its covenants and agreements under the merger agreement.

    BridgeStreet, MeriStar and MeriStar Brooklyn have agreed to give written notice promptly to the other upon becoming aware of:

    - the occurrence or nonoccurrence of any event which would be likely to cause any representation or warranty contained in the merger agreement to be materially untrue or inaccurate; and

    - any failure of such party materially to comply with or satisfy any covenant or condition contained in the merger agreement.

    BridgeStreet and MeriStar have also agreed to give the other access to all of their respective properties, books, contracts, commitments and records and to furnish information concerning their businesses, properties and personnel, subject to the restrictions and for the purposes set forth in the merger agreement. In addition, the parties have agreed to use their best efforts to do or cause to be done all things necessary, proper or advisable to consummate the merger, including obtaining all necessary consents, governmental approvals and the like.

    CONDUCT OF BRIDGESTREET. Between the date of the merger agreement and the date either the merger is completed or the merger agreement is terminated, BridgeStreet has, among other things, agreed not to:

    - amend or otherwise change its certificate of incorporation or by-laws or the certificates of incorporation or by-laws of its subsidiaries;

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
    - issue, sell, pledge, dispose of or encumber any shares of its capital stock or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its capital stock or that of any of its subsidiaries or affiliates (except for the issuance of shares pursuant to options granted as of the date of the merger agreement);

    - sell, pledge, dispose or encumber any of its assets or any of the assets of its subsidiaries, except for sales of assets in the ordinary course of business consistent with past practice, the disposition of obsolete or worthless assets and sales of immaterial assets not in excess of $300,000;

    - declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock;

    - split, combine or reclassify any of its capital stock or issue any other securities in respect of shares of its capital stock;

    - repurchase any outstanding shares of its capital stock or amend the terms or change the period of exercisability of its outstanding securities, including outstanding options, except as permitted under the merger agreement;

    - acquire any material property or assets, make any investment in, or make any capital contributions to, any company or division thereof;

    - incur any indebtedness, issue any debt securities or assume, guarantee or endorse or become responsible for any obligations or, except in the ordinary course of business consistent with past practice or in connection with purchases of equipment or capital improvements, make any loans or advances;

    - enter into, terminate or amend any material contract other than in the ordinary course of business or where such contract, termination or amendment would not have a material adverse effect on BridgeStreet;

    - authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $300,000;

    - establish any new benefit plans or increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees, except for increases in salary or wages of its employees or those of its subsidiaries in accordance with past practice and in amounts that are in the aggregate reflected in the budgets previously provided to MeriStar;

    - grant any severance or termination pay to, or enter into any severance agreement or other agreement providing for severance payments with, any director, officer or other employee of BridgeStreet or any of its subsidiaries, except pursuant to the existing agreements or with respect to payments that do not exceed $100,000 in the aggregate or $50,000 per individual;

    - enter into any new employment or consulting agreements with any officers;

    - take any action to change material accounting policies or procedures;

    - make any material tax election inconsistent with past practice or settle or compromise any material tax liability or agree to an extension of a statute of limitations concerning tax liabilities;

    - pay, discharge or satisfy any liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in BridgeStreet's SEC filings filed prior to the date of the merger agreement or incurred in the ordinary course of business and consistent with past practice;

    - compromise or settle any material litigation other than in the ordinary course of business;

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
    - except as contemplated under the section of the proxy statement--prospectus entitled "--Solicitation of Alternative Transactions," adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an acquisition proposal;

    - enter into any agreement, understanding or commitment that restrains, limits or impedes its ability to compete with or conduct any business or line of business other than in the ordinary course of business consistent with past practice;

    - effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees; and

    - enter into any new agreement to acquire or rent accommodations in an amount in excess of $100,000 or which will remain in effect for longer than one year from the date of the merger agreement or with terms other than ordinary course of business terms consistent with past practice.

    OTHER AGREEMENTS OF MERISTAR. MeriStar has agreed that, promptly after the merger, it will pay all outstanding amounts due under BridgeStreet's senior credit facility. MeriStar has also agreed to indemnify the directors, executive officers and employees of BridgeStreet and to provide directors' and officers' liability insurance for those people currently covered under BridgeStreet's current liability insurance policy. In addition, Meristar has agreed to honor and perform BridgeStreet's existing employee benefit obligations to its current and former employees. See "The Merger--Indemnification and Insurance" and "--Employees of BridgeStreet After the Merger."

CONDITIONS TO THE COMPLETION OF THE MERGER

    Each party's obligation to complete the merger is subject to the satisfaction or waiver, where permissible under the merger agreement, of the following conditions at or prior to the time of the merger:

    STOCKHOLDER APPROVAL. The BridgeStreet stockholders will have approved the merger agreement.

    LISTING OF MERISTAR COMMON STOCK. The shares of MeriStar common stock issuable to BridgeStreet's stockholders will have been authorized for listing on the New York Stock Exchange.

    CONSENTS AND APPROVALS. Each party will have obtained any and all material consents required for completion of the merger.

    LEGAL PROCEEDINGS. No court or governmental authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law or order, whether temporary, preliminary or permanent, or taken any other action which prohibits, restricts or makes illegal completion of the merger. In addition, no material action or proceeding shall have been brought or threatened that could be reasonably likely to have a material adverse effect on BridgeStreet or MeriStar or the transaction.

    REGISTRATION STATEMENT. A registration statement on Form S-4 under the Securities Act will have been declared effective by the SEC, no stop orders suspending the effectiveness of the registration statement will have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof will have been initiated and be continuing.

    The obligations of MeriStar and MeriStar Brooklyn to consummate the merger are also subject to the following conditions:

    - BridgeStreet's representations and warranties shall be true and correct in all material respects as of the closing date of the merger and an executive officer of BridgeStreet shall have provided MeriStar with a certificate as of the closing date to that effect;

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
    - BridgeStreet shall have performed or complied in all material respects with its obligations under the merger agreement;

    - The aggregate number of BridgeStreet stockholders that have exercised appraisal rights under Delaware law shall not exceed 5% of the total number of shares of BridgeStreet common stock outstanding as of the closing date; and

    - If applicable, MeriStar shall have received an opinion of its tax counsel that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. See "Material Federal Income Tax Consequences."

    The obligation of BridgeStreet to consummate the merger is also subject to the following conditions:

    - MeriStar's and MeriStar Brooklyn's representations and warranties shall be true and correct in all material respects as of the closing date of the merger and an executive officer of MeriStar and MeriStar Brooklyn shall have provided BridgeStreet with a certificate as of the closing date to that effect;

    - MeriStar and MeriStar Brooklyn shall have performed or complied in all material respects with their respective obligations under the merger agreement; and

    - If applicable, BridgeStreet shall have received an opinion of its tax counsel that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. See "Certain Material Federal Income Tax Consequences."

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement can be terminated by BridgeStreet and MeriStar upon mutual written consent. The agreement can be terminated by either party if:

    - a court of competent jurisdiction or other governmental authority issues an order having the effect of permanently restraining, enjoining or otherwise prohibiting the merger (unless such party took action to contribute to the imposition of such order);

    - the merger has not been consummated by August 15, 2000 (or September 15, 2000, if the failure to consummate the transaction is the result of the failure of a governmental authority to provide the necessary approvals or consents);

    - if any representation or warranty of BridgeStreet or MeriStar, respectively, is not true or correct in any material respect or if such party breaches or fails to perform in any material respect any covenants or agreements in the merger agreement, except where the failure of such representations and warranties to be true or the breach or failure to perform such covenants or agreements will not have a material adverse effect on BridgeStreet or MeriStar, as applicable; or

    - if BridgeStreet's stockholders fail to approve the merger.

    Furthermore, MeriStar can terminate the merger agreement if

    - BridgeStreet's board has failed to recommend, withdrawn or modified in a manner materially adverse to MeriStar or MeriStar Brooklyn, or publicly taken a position that is materially inconsistent with, its approval or recommendation of the merger; or

    - if the average trading price of MeriStar common stock for the ten days ending three days prior to the closing date is more than $3.75.

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
    Additionally, BridgeStreet can terminate the merger agreement if the average trading price of MeriStar common stock for the ten days ending three days prior to the closing date is less than $2.25. Furthermore, BridgeStreet can terminate the merger agreement following the receipt of an acquisition proposal that constitutes a "superior proposal" (as defined below in "--Solicitations of Alternative Transactions"), if the BridgeStreet board, after consultation with outside legal counsel, has determined in good faith that the failure to terminate the merger agreement would be inconsistent with its fiduciary duties to BridgeStreet's stockholders under applicable law, provided that:

    - BridgeStreet enters into a definitive agreement providing for the transactions contemplated by the acquisition proposal immediately following such termination;

    - the BridgeStreet board shall have given MeriStar at least five days prior written notice of its determination to terminate the merger agreement and shall have afforded MeriStar a reasonable opportunity within such five day period to amend the terms of the merger agreement;

    - BridgeStreet pays to MeriStar a termination fee in the amount of $1,800,000; and

    - BridgeStreet has complied with its obligations regarding acquisition proposals from third parties, more fully described below in "--Solicitation of Alternative Transactions."

    PAYMENT OF TERMINATION FEE. If MeriStar terminates the merger agreement because of any of the following reasons, BridgeStreet must pay to MeriStar a termination fee equal to $1,800,000:

    - the failure of any representation or warranty of BridgeStreet to be true or correct in any material respect;

    - BridgeStreet's breach of or failure to perform any covenant or agreement;
      or

    - the BridgeStreet board fails to recommend, withdraws or modifies, or adopts a position materially inconsistent with, its approval or recommendation of the merger.

    If the merger agreement is terminated because of a failure of BridgeStreet's stockholders to approve the merger, BridgeStreet must reimburse MeriStar of its reasonable out-of-pocket expenses incurred in connection with the merger agreement up to a maximum of $750,000.

SOLICITATION OF ALTERNATIVE TRANSACTIONS

    Pursuant to the merger agreement, BridgeStreet has agreed that it will not, nor will it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors, representatives or agents (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by BridgeStreet or any of its subsidiaries) to, directly or indirectly,

    - solicit, initiate or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate the initiation of any inquiries or proposals regarding an acquisition proposal;

    - engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any acquisition proposal; or

    - agree to approve or recommend any acquisition proposal.

    Notwithstanding the foregoing, before the special meeting and if the board determines in good faith (after consultation with independent counsel) that not to do so would be inconsistent with its fiduciary duties to stockholders under applicable law, the board, on behalf of BridgeStreet, may upon the receipt bona fide unsolicited request of a third party furnish information relating to BridgeStreet for the purposes of an acquisition proposal and participate in negotiations with a person making an unsolicited bona fide acquisition proposal. The board can also communicate such proposals to its stockholders, so long as, in the good faith reasonable judgment of the board after consultation with outside counsel, the failure to so disclose would be inconsistent with its fiduciary obligations to stockholders under applicable law.

    In addition, following receipt of a Superior Proposal (as defined below), the board may withdraw or modify its recommendation relating to the merger agreement with MeriStar, if the board determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable law. If the board is to withdraw, modify or change its recommendation relating to the merger agreement, approve or recommend a Superior Proposal or terminate the merger agreement in connection with a Superior Proposal, BridgeStreet must first pay to MeriStar the termination fee of $1,800,000. See "--Termination of Merger Agreement--Payment of Termination Fee."

    For the purposes of the merger agreement, the term "acquisition proposal" means:

    - a transaction pursuant to which any third party acquires 50% or more of the outstanding common stock of BridgeStreet pursuant to a tender offer or exchange offer or otherwise,

    - a merger or other business combination involving BridgeStreet pursuant to which any third party acquires 50% or more of the outstanding common stock of BridgeStreet or of the entity surviving such merger or business combination,

    - any other transaction in which any third party acquires control of assets of BridgeStreet and/or its subsidiaries having a fair market value equal to 50% or more of the fair market value of all the assets of BridgeStreet immediately prior to such transaction,

    - any public announcement by a third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing,

    - a self-tender offer by BridgeStreet, or

    - any "going private" transaction.

    For the purposes of the merger agreement, a "Superior Proposal" means an acquisition proposal that:

    - is not subject to any financing contingencies or is, in the good faith judgment of the board after consultation with a nationally recognized financial advisor, reasonably capable of being financed, and

    - the board determines in good faith, based upon such matters as it deems relevant, including consultation with a nationally recognized financial advisor, that the acquisition proposal would, if consummated, result in a transaction more favorable to BridgeStreet's stockholders from a financial point of view than the proposed merger with MeriStar Brooklyn.

    Pursuant to the merger agreement, MeriStar is entitled to be informed of any acquisition proposal received by BridgeStreet, including the details of the negotiations and the terms of any proposed transaction.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

    At any time prior to the merger, BridgeStreet and MeriStar may:

    - extend the time for the performance of any of the obligations or other acts of the other party;

    - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered under the merger agreement; and

    - waive compliance with any of the agreements or conditions contained in the merger agreement;

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
except that after any approval of the merger by the stockholders of BridgeStreet, there may not be, without further approval of the BridgeStreet stockholders, any extension or waiver of the merger agreement which reduces the amount or changes the form of the consideration to be delivered to the BridgeStreet stockholders.

    The merger agreement may be amended by BridgeStreet and MeriStar at any time subject to applicable laws. After any approval of the merger agreement by the BridgeStreet stockholders, there may not be made any amendment to the merger agreement that requires further approval by the BridgeStreet stockholders or requires approval of the MeriStar stockholders without their further approval.

STOCK EXCHANGE LISTING

    MeriStar has agreed to list the shares of MeriStar common stock to be issued in the merger on the New York Stock Exchange.

EXPENSES

    All fees and expenses incurred by the parties in connection with the preparation and negotiation of the merger agreement are being borne by the party incurring the expense, except that all fees and expenses incurred in connection with the preparation, mailing and filing of this proxy statement--prospectus are to be borne equally by BridgeStreet and MeriStar.

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
                            STOCKHOLDERS' AGREEMENT

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE STOCKHOLDERS' AGREEMENT. THIS DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE STOCKHOLDERS' AGREEMENT ITSELF, A COPY OF WHICH IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT--PROSPECTUS.

    As a condition to MeriStar's execution of the merger agreement, the following directors, in their capacity as stockholders of BridgeStreet, were required to enter into a stockholders' agreement with MeriStar: Lynda Clutchey, John E. Danneberg, David B. Hammond, William N. Hulett, III, Stephen J. Ruzika, Jerry Sue Thornton and Paul M. Verrochi. Under the stockholders' agreement, these stockholders have agreed, among other things:

    - to appear, in person or by proxy, for the purpose of obtaining quorum at any annual or special meeting of shareholders of BridgeStreet and at any adjournment at which matters relating to the merger, merger agreement or any transaction contemplated by the merger agreement are considered;

    - to vote all shares of BridgeStreet common stock held by them in favor of the merger, merger agreement and the transactions contemplated by the merger agreement;

    - to vote all shares of BridgeStreet common stock held by them against, and not to solicit, take any action to facilitate or participate in

      (i) any acquisition or purchase of a substantial amount of assets, or any equity interest in, BridgeStreet or any of its subsidiaries or any tender offer (including a self-tender offer) or exchange offer, merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving BridgeStreet or any of its subsidiaries,

      (ii) any other proposal or material corporate transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the merger or of any of the transactions contemplated by the merger agreement or the stockholders' agreement, and

     (iii) any proposal or action that would reasonably be expected to result in a breach of any covenant, representation or warranty of BridgeStreet set forth in the merger agreement;

    - to appoint MeriStar or any designee of MeriStar as proxy and attorney-in-fact to vote or act by written consent with respect to their shares; and

    - to grant to MeriStar an irrevocable option (to become exercisable as described below) to purchase all shares owned by them in cash at a price per share equivalent to the value of the merger consideration, subject to adjustment as described below.

    By voting their shares in favor of the approval of the merger agreement, these stockholders will have waived their appraisal rights under Delaware law with respect to the common stock held by them.

    The stockholders' agreement provides that no action by a stockholder, in his or her capacity as a director, such as the exercise of a director's fiduciary duties under Delaware law, will be deemed a default under the agreement.

    If the merger agreement is terminated by BridgeStreet for reasons other than the failure of MeriStar to fulfill its obligations, then the irrevocable option will become exercisable and remain exercisable 20 days after the date of the termination. If an option is exercised and within 18 months of such exercise MeriStar or an affiliate subsequently enters into an agreement or arrangement to acquire BridgeStreet for consideration that is greater than the merger consideration, or otherwise sells the shares acquired for consideration that is greater than the merger consideration, the purchase price for the shares under the option will be increased to an amount in cash equal to the value of the subsequent offer or sale.

    The stockholders' agreement will terminate upon the earlier to occur of the effective time of the merger, the date on which the option expires and termination of the merger agreement by BridgeStreet because of a failure of MeriStar to fulfill its obligations under that agreement.

    Stockholders owning an aggregate of 977,808 shares, or 12.2% of the outstanding BridgeStreet common stock, have entered into the stockholders' agreement with MeriStar.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the anticipated material United States federal income tax consequences of the merger described in this proxy statement prospectus to BridgeStreet stockholders. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations under the Code, administrative rulings and court decisions in effect as of the date hereof, all of which may change at any time, possibly with retroactive effect. This summary is not a complete description of all the tax consequences of the merger and, in particular, may not address United States federal income tax considerations applicable to stockholders subject to special treatment under the Code, including foreign persons, financial institutions, tax-exempt organizations, insurance companies, dealers in securities, stockholders who acquired their shares of BridgeStreet common stock pursuant to the exercise of stock options, similar derivative securities or otherwise as compensation, stockholders who hold their shares as part of a hedge, straddle or conversion transaction, or stockholders who do not hold their BridgeStreet shares as capital assets. In addition, this summary does not address the tax consequences of the merger under state, local or foreign tax law.

    BridgeStreet stockholders should be aware that the tax consequences to each person might vary. Each stockholder of BridgeStreet, therefore, is urged to consult a tax advisor regarding the particular consequences of the merger to such stockholder, including the effects of state, local, foreign and other tax laws.

    THE FEDERAL TAX CONSEQUENCES OF THE MERGER TO THE BRIDGESTREET STOCKHOLDERS WILL NOT BE DETERMINED UNTIL THE DATE OF THE COMPLETION OF THE MERGER.

SUMMARY

    The U.S. federal income tax consequences resulting from the merger will differ depending on whether the forward merger structure or the reverse merger structure is used.

    - If the forward merger structure is used, BridgeStreet will receive an opinion from its counsel, Nutter, McClennen & Fish, LLP, and MeriStar will receive an opinion from its counsel, Paul, Weiss, Rifkind, Wharton & Garrison, substantially to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.

    - If the reverse merger structure is used, the merger will not constitute a reorganization under Section 368(a) of the Code. Instead, it will be treated as a sale of BridgeStreet stock, fully taxable to the BridgeStreet stockholders.

    We may not know until the closing of the merger whether the forward merger structure or the reverse merger structure will be used. As a result, BridgeStreet stockholders may not know the tax consequences to them of the merger at the time they vote on it. THE FORWARD MERGER STRUCTURE WILL BE USED ONLY IF THE ACQUISITION WILL QUALIFY AS A REORGANIZATION UNDER SECTION 368(A) OF THE CODE. IF THE ACQUISITION WILL NOT SO QUALIFY, THE REVERSE MERGER STRUCTURE WILL BE USED.

    The purpose of using the reverse merger structure is to avoid the substantial corporate level tax that would result if the merger were to be structured as a forward merger and were to fail to satisfy the requirements for a tax-free reorganization under Section 368(a) of the Code. One of the requirements that must be satisfied in order for the forward merger to qualify as a reorganization under Section 368(a) of the Code is the continuity of interest requirement. This requirement will be satisfied if the BridgeStreet stockholders exchange a substantial portion of their proprietary interests in BridgeStreet for proprietary interests in MeriStar. The Internal Revenue Service takes the position for advance ruling purposes that the continuity of interest requirement is satisfied in a reorganization if the value of the acquiring corporation's stock received in the reorganization by the acquired corporation's stockholders equals or exceeds 50% of the total consideration paid for the stock of the acquired corporation in the reorganization. Although a reverse merger may, in certain circumstances, also qualify as a tax-free reorganization, one of the requirements to be satisfied in such a transaction is a statutory 80% continuity of interest requirement. Accordingly, if the reverse merger structure is used, it will not qualify as a reorganization.

    The merger agreement contains a mechanism to ensure that the forward merger structure will be used only if the mix of stock and cash received by the BridgeStreet stockholders is such that it satisfies the 50% continuity of interest threshold. Pursuant to the merger agreement, the continuity of interest requirement will be deemed satisfied if, on the date of the merger, the fair market value of the MeriStar common stock to be delivered in connection with the merger is greater than or equal to 50% of the total consideration delivered to BridgeStreet stockholders in the merger. Whether this requirement will be satisfied depends on certain variables, including, in particular, the opening price of the MeriStar common stock on the New York Stock Exchange on the closing date (or, if there is no such trading of MeriStar common stock on that date, the volume weighted average per share sales price of MeriStar common stock on the New York Stock Exchange on the last date prior to the closing date upon which there was trading of MeriStar common stock). Because the value of the MeriStar common stock for purposes of the 50% test will not be determined until the date of the closing of the merger, we may not know at the time of the stockholder meeting whether the merger will qualify as a reorganization under
Section 368(a) of the Code and, therefore, whether the forward merger structure or the reverse merger structure will be used.

TAX CONSEQUENCES OF THE REVERSE MERGER STRUCTURE

    If the total value of the MeriStar common stock, determined on the closing date, expected to be delivered in connection with the merger is LESS than 50% of the sum of

    - the total value of such stock on the closing date,

    - the cash consideration payable to the BridgeStreet stockholders,

    - the cash payable in respect of any dissenting shares,

    - the cash payable in respect of fractional shares, and

    - the transfer taxes, if any, to be paid by MeriStar or BridgeStreet on behalf of stockholders of BridgeStreet in connection with the merger or, if Nutter, McClennen & Fish, LLP or Paul, Weiss, Rifkind, Wharton & Garrison fails to deliver an opinion, as described below under "--Delivery of Tax Opinions," in writing on the date of the merger, then the merger will be structured as a reverse merger. In this case, BridgeStreet stockholders will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the MeriStar common stock and the amount of cash received in the merger, including cash received for fractional shares, and (ii) the tax basis in the shares of BridgeStreet common stock surrendered in the exchange. Such gain or loss will be capital gain or loss provided that the BridgeStreet common stock is held as a capital asset. Such capital gain or loss will be long-term capital gain or loss, (in the case of gain recognized by an individual stockholder subject to a tax rate of 20%), if the holding period for the BridgeStreet common stock is greater than one year at the time of the merger. For this purpose, a BridgeStreet stockholder must calculate gain or loss separately for such identifiable block of shares surrendered in the exchange. The basis of MeriStar common stock received by BridgeStreet stockholders in the merger will be equal to the fair market value of such stock at the completion of the merger, and the holding period for such stock will commence upon its receipt. In addition, the information reporting and backup withholding requirements described below will apply to the merger.

TAX CONSEQUENCES OF THE FORWARD MERGER STRUCTURE

    In the event that the total value of the MeriStar common stock, determined on the closing date, expected to be delivered in connection with the merger is GREATER than or equal to 50% of the sum of

    - the total value of such stock on the closing date,

    - the cash consideration payable to the BridgeStreet stockholders,

    - the cash payable in respect of any dissenting shares,

    - the cash payable in respect of fractional shares, and

    - the transfer taxes, if any, to be paid by MeriStar or BridgeStreet on behalf of stockholders of BridgeStreet in connection with the merger and,

    - if Nutter, McClennen & Fish, LLP and Paul, Weiss, Rifkind, Wharton & Garrison deliver opinions, as described below under "--Delivery of Tax Opinions," in writing as of the date of the merger,

then the merger will be structured as a forward merger. In this case, a BridgeStreet stockholder will recognize gain, but not loss, for U.S. federal income tax purposes only up to the lesser of (i) the amount of cash received and
(ii) the excess of the sum of the fair market value of the MeriStar common stock and the amount of cash received in the merger over the tax basis in the shares of BridgeStreet common stock surrendered in the exchange. Ordinarily, such gain will be capital gain, provided that the BridgeStreet common stock is held as a capital asset. Such capital gain will be long-term capital gain (in the case of an individual stockholder, subject to a tax rate of 20%) if the holding period for the BridgeStreet common stock is greater than one year at the time of the merger. In the case of a BridgeStreet stockholder who owns MeriStar common stock (actually or constructively, within the meaning of the Code) at the time of the merger, special rules may cause gain recognized by such person to be taxed as a dividend rather than a capital gain. Such persons should consult their own tax advisor with respect to the consequences of the forward merger.

    The basis of the shares of MeriStar common stock received by a BridgeStreet stockholder will be the same as the basis of the shares of BridgeStreet stock exchanged therefor, increased by the amount of gain recognized, and decreased by the amount of cash received. The holding period of the shares of MeriStar common stock will include the holding period of the shares of BridgeStreet common stock surrendered in the exchange, provided that the BridgeStreet common stock was held by the stockholder as a capital asset on the date of the merger.

    RECEIPT OF CASH FOR FRACTIONAL SHARES. Any cash received for a fractional share of MeriStar common stock will be treated as the receipt of the fractional share and then the redemption of the fractional share by MeriStar. Provided the BridgeStreet stock is held as a capital asset, as a result of the cash received for a fractional share of MeriStar common stock, a BridgeStreet stockholder should recognize capital gain or loss equal to the excess of the amount of cash received for a fractional share of MeriStar common stock over the portion of the tax basis in the BridgeStreet common stock allocable to the fractional share of MeriStar common stock. Such capital gain or loss will be long-term capital gain or loss if the holding period for the BridgeStreet common stock is greater than one year at the time of the merger.

    RECEIPT OF CASH ON EXERCISE OF APPRAISAL RIGHTS. Generally, a BridgeStreet stockholder who exercises appraisal rights with respect to the stockholder's shares of BridgeStreet common stock will recognize capital gain (or loss) on the receipt of cash from the exercise of appraisal rights if the stockholder holds his, her or its BridgeStreet common stock as a capital asset and if, after exercising appraisal rights, owns no shares of MeriStar common stock, either actually or constructively within the meaning of the Code. Any dissenting BridgeStreet stockholder who owns shares of MeriStar common stock as described above should consult with that stockholder's tax advisor with respect to the impact of a cash payment on that stockholder's situation.

    INFORMATION REPORTING AND BACK-UP WITHHOLDING. Cash payments made to stockholders of BridgeStreet common stock may be subject to information reporting to the IRS and to a 31% backup withholding tax. Backup withholding will not apply to a payment to a BridgeStreet stockholder or other payee if that stockholder completes and signs the substitute Form W-9 which will be included as part of the transmittal letter, or otherwise proves to the surviving corporation that the stockholder is exempt from backup withholding. If the stockholder or other payee is a foreign person, the stockholder or other person must complete and sign a Form W-8, Certificate of Foreign Status, in order to be exempt from backup withholding. If a BridgeStreet stockholder is subject to the 31% backup withholding, the tax withheld will be credited against the stockholder's federal income tax liability. BridgeStreet stockholders who receive MeriStar common stock must also comply with the information reporting requirements of the Treasury Regulations under Section 368 of the Code.

    DELIVERY OF TAX OPINIONS. In connection with the filing of the proxy statement--prospectus, Nutter, McClennen & Fish, LLP, counsel to BridgeStreet, has delivered an opinion dated as of the date of the registration statement and in the form filed as an exhibit to the registration statement, addressing the United States federal income tax consequences of the merger. Such opinion has been rendered on the basis of the facts, representations and assumptions set forth or referred to in those opinions and in reliance upon factual representations contained in certificates of the officers of BridgeStreet, MeriStar and MeriStar Brooklyn. If any of these representations is inaccurate, the tax consequences of the merger could differ from those described in this summary.

    The opinion is to the effect that, if the merger is structured as a forward merger in accordance with the terms of the merger agreement, for United States federal income tax purposes:

    - The merger will constitute a reorganization within the meaning of
      Section 368(a) of the Code, and BridgeStreet, MeriStar and MeriStar Brooklyn will each be a party to the reorganization within the meaning of
      Section 368(b) of the Code;

    - No gain or loss will be recognized by a BridgeStreet stockholder as a result of the exchange of their BridgeStreet common stock for MeriStar common stock. A BridgeStreet stockholder will recognize income or gain, but not loss, in connection with the receipt of $1.50 per share of BridgeStreet common stock. A BridgeStreet stockholder who receives cash for a fractional share of BridgeStreet common stock will recognize gain or loss as if the stockholder received the fractional share of MeriStar common stock in the merger and then had it redeemed. A BridgeStreet stockholder who receives cash in the merger as a consequence of exercising appraisal rights will recognize gain or loss as if BridgeStreet redeemed the stockholder's common stock;

    - No gain or loss will be recognized by MeriStar, MeriStar Brooklyn, or BridgeStreet as a result of the merger;

    - The tax basis of MeriStar common stock received by a BridgeStreet stockholder in the merger will be the same as the tax basis of the BridgeStreet stock exchanged in the merger increased by the amount of gain recognized, and decreased by the amount of cash received; and

    - The holding period of the MeriStar common stock that a BridgeStreet stockholder receives in the merger generally will include the holding period of the BridgeStreet stock exchanged therefor.

    Nutter, McClennen & Fish, LLP is expected to confirm such opinions in writing as of the date of the merger, unless the conditions specified under the heading "--Issuance of MeriStar Common Stock

Taxable to BridgeStreet Stockholders" above are in effect. In addition, unless such conditions are in effect, Paul, Weiss, Rifkind, Wharton & Garrison is expected to deliver an opinion to MeriStar based upon similar facts, representations and assumptions, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The parties do not intend to request a ruling from the IRS with respect to the merger. BridgeStreet stockholders should be aware that the tax opinions delivered or to be confirmed represent the best judgment of each counsel, but are not binding on the Internal Revenue Service or courts of law.

                        MERISTAR HOTELS & RESORTS, INC.

                       BRIDGESTREET ACCOMMODATIONS, INC.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma financial statements assume the merger between MeriStar and BridgeStreet is accounted for as a purchase. The unaudited pro forma balance sheet combines MeriStar's December 31, 1999 balance sheet with BridgeStreet's December 31, 1999 balance sheet and assumes the merger was consummated on December 31, 1999. The merger, which is expected to be completed in the first half of 2000, provides for the exchange of 0.5 share of MeriStar common stock plus $1.50 for each outstanding share of BridgeStreet common stock. The pro forma balance sheet reflects MeriStar's cost to acquire BridgeStreet and the cost will be allocated to the assets acquired and liabilities assumed according to their respective fair values, with any excess being allocated to goodwill.

    The unaudited pro forma statement of operations combines MeriStar's historical results for the year ended December 31, 1999 with the historical results of BridgeStreet for the year ended December 31, 1999. The unaudited pro forma statement of operations assumes that the merger had been consummated at the beginning of the period presented and reflects adjustments for the merger related to, among other things, the financing of the merger, the amortization of goodwill, and the change in MeriStar's effective tax rate.

    The pro forma financial statements are based on and derived from, and should be read in conjunction with:

    - the historical consolidated financial statements and the related notes of MeriStar, which are incorporated by reference into this proxy statement-prospectus, and

    - the historical consolidated financial statements and the related notes of BridgeStreet, which are included in this proxy statement-prospectus.

    For purposes of this pro forma, the MeriStar common stock is valued at $2.76 per share, the average closing price between March 22 and March 28, 2000.

    The purchase allocation adjustments made in connection with the development of the unaudited pro forma financial statements are based on the information available at this time. Subsequent adjustments and refinements to the allocation may be made based on additional information. The unaudited pro forma financial statements are not necessarily indicative of the future financial position or results of operations of the combined company or of the combined financial position or the results of operations that would have been realized had the merger been consummated at the beginning of the period or as of the date presented.

                                    MERISTAR

                       UNAUDITED PRO FORMA BALANCE SHEET

                               DECEMBER 31, 1999

                             (DOLLARS IN THOUSANDS)

                                                           MERISTAR       BRIDGESTREET       PRO FORMA
                                                        HISTORICAL (A)   HISTORICAL (B)   ADJUSTMENTS (C)   PRO FORMA
                                                        --------------   --------------   ---------------   ----------
ASSETS
  Cash and cash equivalents...........................     $  1,726         $ 2,678          $ (2,291)       $  2,113
  Accounts receivable, net............................       47,976           4,600                            52,576
  Security deposits held by landlords.................           --             476                               476
  Deferred income taxes...............................           --             885                               885
  Prepaid expenses....................................        3,589           2,949                             6,538
  Deposits and other..................................        8,388           1,402                             9,790
                                                           --------         -------          --------        --------
TOTAL CURRENT ASSETS..................................       61,679          12,990            (2,291)         72,378
FIXED ASSETS
  Furniture, fixtures, and equipment..................       14,832           8,913                            23,745
  Accumulated depreciation............................       (2,522)         (2,563)                           (5,085)
                                                           --------         -------          --------        --------
TOTAL FIXED ASSETS, NET...............................       12,310           6,350                            18,660
  Investments in and advances to affiliates...........       30,018              --                            30,018
  Intangible assets, net of accum amort...............      153,927          43,687           (15,804)        181,810
  Operating stock, net of accum amort.................           --           2,570                             2,570
  Restricted cash.....................................          210              --                               210
  Other assets........................................           --              10                                10
                                                           --------         -------          --------        --------
                                                           $258,144         $65,607          $(18,095)       $305,656
                                                           ========         =======          ========        ========
LIABILITIES
  Accounts payable, accrued expenses and other
    liabilities.......................................     $ 96,603         $ 8,271                          $104,874
  Due to affiliates, net..............................       11,476               1                            11,477
  Income taxes payable................................           80             708                               788
  Security deposits due to customers..................           --             514                               514
  Long-term debt, current portion.....................           10              99               (99)             10
                                                           --------         -------          --------        --------
TOTAL CURRENT LIABILITIES.............................      108,169           9,593               (99)        117,663
  Deferred income taxes...............................       13,247           1,733                            14,980
  Long-term debt......................................       57,752          11,236            13,764          82,752
                                                           --------         -------          --------        --------
TOTAL LIABILITIES.....................................      179,168          22,562            13,665         215,395
  Minority interests..................................       13,774              --                            13,774
STOCKHOLDERS' EQUITY
  Common stock........................................          296              82               (41)            337
  Paid-in capital.....................................       57,637          40,135           (28,891)         68,881
  Retained earnings...................................        7,236           3,006            (3,006)          7,236
  Accumulated other comprehensive income..............           33            (178)              178              33
                                                           --------         -------          --------        --------
                                                             65,202          43,045           (31,760)         76,487
                                                           --------         -------          --------        --------
                                                           $258,144         $65,607          $(18,095)       $305,656
                                                           ========         =======          ========        ========

------------------------------
(A) Reflects the consolidated balance sheet of MeriStar as of December 31, 1999.
(B) Reflects the consolidated balance sheet of BridgeStreet as of December 31, 1999.

                                    MERISTAR

                               DECEMBER 31, 1999

                             (DOLLARS IN THOUSANDS)

(C) Reflects MeriStar's acquisition of BridgeStreet and related financing as follows:

BridgeStreet debt retired as part of purchase...............  $(11,335)
Borrowings on MeriStar credit facility to finance
  transaction...............................................    25,000
                                                              --------
Net debt to acquire BridgeStreet............................    13,665
Cash paid to BridgeStreet stockholders......................   (12,255)
Closing and other acquisition costs.........................    (3,701)
                                                              --------
  Net cash disbursed for transaction........................  $ (2,291)
                                                              ========
MeriStar stock issued to BridgeStreet stockholders based on
  the average closing price of MeriStar common stock from
  March 22 through March 28, 2000, $2.76 per share..........  $ 11,284
Cash paid to BridgeStreet stockholders......................    12,255
Repayment of BridgeStreet debt..............................    11,335
Closing and other acquisition costs.........................     3,701
                                                              --------
Total purchase price                                            38,575
Repayment of BridgeStreet debt..............................   (11,335)
Net operating liabilities assumed as part of transaction....       643
                                                              --------
Total goodwill associated with transaction..................    27,883
BridgeStreet goodwill written-off...........................   (43,687)
                                                              --------
Net change in goodwill......................................  $(15,804)
                                                              ========

   The weighted average interest rate on the credit facility is LIBOR plus 350 basis points, which was 9.98% at December 31, 1999.

                                    MERISTAR

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               MERISTAR       BRIDGESTREET     PRO FORMA
                                            HISTORICAL (A)   HISTORICAL (B)   ADJUSTMENTS    PRO FORMA
                                            --------------   --------------   ------------   ----------
Revenue
  Rooms...................................    $  894,983          $95,408                    $  990,391
  Food and beverage.......................       295,551               --                       295,551
  Other operating departments.............        91,540               --                        91,540
  Management and other fees...............        10,040               --                        10,040
                                              ----------          -------       -------      ----------
Total revenue.............................     1,292,114           95,408                     1,387,522
Operating expenses by department:
  Rooms...................................       213,107           70,319                       283,426
  Food and beverage.......................       224,726               --                       224,726
  Other operating expenses................        48,619               --                        48,619
Undistributed operating expenses:
  Administrative and general..............       183,279           22,753       $(2,946)(C)     203,086
  Property operating costs................       195,033               --                       195,033
  Participating lease expense.............       404,086               --                       404,086
  Depreciation and amortization...........         6,014            1,263         1,208 (D)       8,485
                                              ----------          -------       -------      ----------
Total operating expenses..................     1,274,864           94,335        (1,738)      1,367,461
                                              ----------          -------       -------      ----------
Net operating income......................        17,250            1,073         1,738          20,061
Interest expense, net.....................         4,692              629         1,476 (E)       6,797
Other income, net.........................            --             (147)                         (147)
Equity in losses of affiliates............            31               --                            31
                                              ----------          -------       -------      ----------
Income before minority interests
and income taxes..........................        12,527              591           262          13,380
Minority interests........................         1,916               --           (99)(C)       1,817
Income taxes..............................         3,926              655           168 (C)       4,749
                                              ----------          -------       -------      ----------
Net income................................    $    6,685          $   (64)      $   193      $    6,814
                                              ==========          =======       =======      ==========
Basic net income per common share.........    $     0.24                                     $     0.21 (F)
                                              ==========                                     ==========
Diluted net income per common share.......    $     0.24                                     $     0.21 (F)
                                              ==========                                     ==========

------------------------

(A) Reflects the consolidated statement of operations of MeriStar for the year ended December 31, 1999.

(B) Reflects the consolidated statement of operations of BridgeStreet for the year ended December 31, 1999.

(C) Reflects adjustments to (i) eliminate certain general and administrative costs (professional fees, investor relations, public company costs and salaries), (ii) change in minority interest expense and (iii) record the income tax effect at 41%.

                                    MERISTAR

                          YEAR ENDED DECEMBER 31, 1999

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(D) Reflects change in depreciation and amortization expense as follows:

Goodwill associated with transaction........................  $27,883
Amortized over 35 years.....................................       35
                                                              -------
Annual amortization expense related to acquisition..........      797
BridgeStreet amortization expense on goodwill to be written
  off.......................................................   (1,263)
Reclassification of BridgeStreet depreciation expense from
  administrative and general expense........................    1,674
                                                              -------
Net adjustment to depreciation and amortization.............  $ 1,208
                                                              =======

(E) Reflects change in interest expense as follows:

Additional borrowings in relation to the acquisition........  $25,000
MeriStar weighted average interest rate for the year ended
  December 31, 1999.........................................     8.73%
                                                              -------
Interest expense incurred related to acquisition............    2,183
BridgeStreet interest expense eliminated in conjunction with
  the pay-off of BridgeStreet debt..........................     (707)
                                                              -------
                                                              $ 1,476
                                                              =======

(F) Proforma net income per common share has been calculated using the following basic and diluted shares of MeriStar common stock:

                                                                BASIC       DILUTED
                                                                SHARES       SHARES
                                                              ----------   ----------
Weighted average shares of MeriStar common stock before
  effects of merger.........................................  27,868,121   28,406,143
MeriStar shares issued to BridgeStreet stockholders.........   4,084,918    4,084,918
                                                              ----------   ----------
Pro Forma shares of common stock outstanding................  31,953,039   32,491,061
                                                              ==========   ==========

            TRADING PRICE OF MERISTAR AND BRIDGESTREET COMMON STOCK

    Shares of MeriStar common stock are currently traded on the New York Stock Exchange under the symbol "MMH." As of April 26, 2000, there were approximately 175 MeriStar stockholders of record. Shares of BridgeStreet common stock are currently traded on the American Stock Exchange under the Symbol "BDS." As of April 26, 2000, there were approximately 67 BridgeStreet stockholders of record.

    The following table provides the closing sales price of MeriStar common stock as reported on the NYSE and BridgeStreet common stock as reported on the AMEX giving effect to the merger on March 23, 2000, which was the last business day preceding the announcement of the merger, and on April 26, 2000, which was the last practicable date prior to the mailing of this proxy statement-- prospectus. The BridgeStreet Equivalent Per Share Price as of March 23, 2000, and April 26, 2000 was calculated by multiplying the closing price of MeriStar common stock on the NYSE by 0.5 on such dates and adding $1.50.

                                                                                        BRIDGESTREET
                                                              MERISTAR   BRIDGESTREET    EQUIVALENT
                                                               COMMON       COMMON       PER SHARE
DATE:                                                          STOCK        STOCK          PRICE
-----                                                         --------   ------------   ------------
March 23, 2000..............................................   $2.75        $1.94          $2.88
April 26, 2000..............................................   $2.75        $2.69          $2.88

    The following table provides the closing sale prices for MeriStar and BridgeStreet common stock as quoted by NYSE and AMEX.

                                                                   MERISTAR            BRIDGESTREET
                                                              -------------------   -------------------
YEAR                                                            LOW        HIGH       LOW        HIGH
----                                                          --------   --------   --------   --------
Fiscal year ended December 31, 1998:
  First quarter.............................................   $  --      $  --      $10.00     $12.25
  Second quarter............................................      --         --        3.69      11.63
  Third quarter(1)..........................................    2.00       3.75        2.56       5.06
  Fourth quarter............................................    1.94       2.69        2.44       3.75
Fiscal year ended December 31, 1999:
  First quarter.............................................    2.38       3.19        2.94       4.94
  Second quarter............................................    2.69       4.44        3.06       4.38
  Third quarter.............................................    2.88       3.75        2.94       4.81
  Fourth quarter............................................    2.19       3.56        1.19       3.19

------------------------

(1) The high and low closing sale prices for MeriStar common stock are from the period August 3, 1998 through September 30, 1998.

    Neither MeriStar nor BridgeStreet has declared or paid any dividends.

    Stockholders are advised to obtain current market quotations of MeriStar common stock and BridgeStreet common stock. We cannot predict what the market price of MeriStar common stock and BridgeStreet common stock will be at or after the completion of the merger. The market price of MeriStar common stock and BridgeStreet common stock will fluctuate between the date of this proxy statement--prospectus, the date of the BridgeStreet special meetings and the date in which the merger is completed and afterwards.

                     DESCRIPTION OF MERISTAR CAPITAL STOCK

    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF MERISTAR'S CHARTER AND BY-LAWS, COPIES OF WHICH HAVE BEEN FILED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROXY STATEMENT--PROSPECTUS IS A PART. SEE "WHERE YOU CAN FIND MORE INFORMATION."

    The authorized capital stock of MeriStar consists of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, of which 31,729,335 shares of MeriStar common stock and no shares of MeriStar preferred stock are outstanding.

MERISTAR COMMON STOCK

    VOTING RIGHTS. Except as set forth below under "Certain Antitakeover Provisions of MeriStar," holders of MeriStar common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

    DIVIDENDS. Each share of MeriStar common stock is entitled to receive dividends if, as and when declared by MeriStar's board. Under the laws of the State of Delaware, a corporation may declare and pay dividends out of surplus, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding year. No dividends may be declared out of net profits, however, if the capital of the corporation has been diminished by depreciation in the value of its property, losses or otherwise to an amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on the distribution of assets.

    OTHER RIGHTS. Stockholders of MeriStar have no preemptive or other rights to subscribe for additional shares. Subject to any rights of the holders of any MeriStar preferred stock, all holders of MeriStar common stock are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of MeriStar. No shares of MeriStar common stock are subject to redemption or a sinking fund. All outstanding shares of MeriStar common stock are fully paid and nonassessable.

MERISTAR PREFERRED STOCK

    The board of directors of MeriStar is authorized to issue, without further authorization from stockholders, up to 10,000,000 shares of MeriStar preferred stock in one or more series and to determine, at the time of creating each series, the distinctive designation of, and the number of shares in, the series, its dividend rate, the number of votes, if any, for each share of such series, the price and terms on which such shares may be redeemed, the terms of any applicable sinking fund, the amount payable upon liquidation, dissolution or winding up, the conversion rights, if any, and such other rights, preferences and priorities of such series as MeriStar's board may be permitted to fix under the laws of the State of Delaware as in effect at the time such series is created. The issuance of MeriStar preferred stock could adversely affect the voting power of the holders of MeriStar common stock and could have the effect of delaying, deferring or preventing a change in control of MeriStar.

SERIES A JUNIOR PREFERRED STOCK

    MeriStar has reserved 500,000 shares of series A junior preferred stock for issuance upon exercise of "Preferred Rights" (as described in "Certain Antitakeover Provisions of MeriStar"). The series A preferred stock is not redeemable and ranks, with respect to the payment of dividends and the distribution of assets, junior to any other series of any other classes of MeriStar preferred stock that may exist from time to time. Generally, each share of series A preferred stock entitles its holder to 100 votes on all matters submitted to a vote of MeriStar's stockholders.

    Subject to the rights of holders of any shares of any series of MeriStar preferred stock ranking prior and superior to the series A preferred stock with respect to dividends, holders of shares of series A preferred stock, in preference to holders of MeriStar common stock and any other junior stock, will be entitled to receive, when, as and if declared by MeriStar's board, quarterly cash dividends, in an amount per share equal to the greater of (i) $1 or (ii) subject to adjustment, 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than dividends payable in MeriStar common stock or a subdivision of outstanding shares of MeriStar common stock) declared on the MeriStar common stock since the immediately preceding quarterly dividend payment date, or since the first issuance of any share of series A preferred stock, in the case of the first quarterly dividend payment date. In the event MeriStar's board declares or pays a dividend on the MeriStar common stock payable in shares of MeriStar common stock or subdivides, combines or consolidates the outstanding shares of MeriStar common stock into a greater or lesser number of shares of MeriStar common stock, the amount of any in-kind dividend payable to holders of series A preferred stock will be adjusted for such dividend on, or subdivision, combination or consolidation of, shares of MeriStar common stock. Dividends on the series A preferred stock generally will be declared immediately following a dividend declaration on the MeriStar common stock and will be cumulative. Accrued but unpaid dividends will not bear interest.

    During such times as dividends payable on the series A preferred stock are in arrears, and until such arrearages have been paid in full, MeriStar will be prohibited from

    - declaring or paying dividends, or making other distributions on any shares of stock ranking junior to the series A preferred stock,

    - declaring or paying dividends, or making other distributions on any shares of stock ranking on a parity with the series A preferred stock, except dividends paid ratably on the series A preferred stock and all such parity stock, in proportion to the amounts to which holders of all such shares are then entitled,

    - redeeming or otherwise acquiring for value any stock ranking junior to the series A preferred stock, and

    - redeeming or otherwise acquiring for value any shares of series A preferred stock, or any shares of stock ranking on a parity with the series A preferred stock, except in accordance with a purchase offer made under certain limited circumstances.

Redemptions and other acquisitions of stock ranking junior to the series A preferred stock will be permissible if such redemptions or acquisitions are made in exchange for shares of any stock of MeriStar ranking junior to the series A preferred stock.

    In the event of any liquidation, dissolution or winding up of MeriStar, no distribution will be made to the holders of shares of stock ranking junior to the series A preferred stock unless and until the holders of the series A preferred stock have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon. Holders of series A preferred stock will be entitled to receive an aggregate amount per share equal to 100 times the aggregate amount to be distributed per share to holders of MeriStar common stock. Further, no distribution will be made to the holders of shares of stock ranking on a parity with the series A preferred stock, except distributions made ratably on the series A preferred stock and all such parity stock in proportion to the totals to which the holders are entitled upon such liquidation, dissolution or winding up. In the event MeriStar's board declares or pays a dividend payable in shares of MeriStar common stock or subdivides, combines or consolidates the outstanding shares of MeriStar common stock into a greater or lesser number of shares of MeriStar common stock, the amount of the liquidating distribution payable to holders of series A preferred stock will be adjusted for such dividend on, or subdivision, combination or consolidation of, shares of MeriStar common stock.

    In the event MeriStar enters into a consolidation, merger, combination or other transaction pursuant to which shares of MeriStar common stock are exchanged for or changed into other stock or securities, cash or other property, each share of series A preferred stock must be similarly exchanged or changed into an amount per share equal to 100 times the aggregate amount of stock, securities, cash or other property (payable in kind) into which or for which each share of MeriStar common stock is changed or exchanged. In the event MeriStar's board declares or pays a dividend payable in shares of MeriStar common stock or subdivides, combines or consolidates the outstanding shares of MeriStar common stock into a greater or lesser number of shares of MeriStar common stock, the amount payable to holders of series A preferred stock in respect of a consolidation, merger, combination or other such transaction will be adjusted for such dividend on, or subdivision, combination or consolidation of, shares of MeriStar common stock.

                  CERTAIN ANTITAKEOVER PROVISIONS OF MERISTAR

THE MERISTAR CHARTER AND BY-LAWS

    MeriStar's charter and by-laws and applicable sections of the Delaware General Corporation Law contain several provisions that may make the acquisition of control of MeriStar more difficult without the prior approval of MeriStar's board. MeriStar's charter and by-laws, among other things:

    - classify MeriStar's board into three classes, each of which serves for staggered three-year terms;

    - provide that a director may be removed by the stockholders only for cause;

    - provide that the stockholders may amend or repeal any of the foregoing provisions of the charter only by a vote of 66 2/3% of the stock entitled to vote generally in the election of directors;

    - provide that only the Chairman of MeriStar's board, Vice Chairman, President or MeriStar's board may call special meetings of the stockholders;

    - provide that the stockholders may take action only at a meeting of stockholders, not by written consent;

    - provide that stockholders must comply with certain advance notice procedures in order to nominate candidates for election to MeriStar's board or to place stockholders' proposals on the agenda for consideration at meetings of the stockholders; and

    - provide that the chair of any meeting of stockholders shall have the power to adjourn such meeting.

In general, Section 203 of the Delaware General Corporation Law prohibits publicly-held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time of the transaction in which the person or entity became an interested stockholder, unless

    - prior to such time, either the business combination or the transaction which resulted in the stockholder's becoming an interested stockholder is approved by MeriStar's board;

    - upon consummation of the transaction which resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding for this purpose certain shares owned by persons who are directors and also officers of the corporation and by certain employee benefit plans); or

    - on or after such date the business combination is approved by MeriStar's board and by the affirmative vote (and not by written consent) of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For the purposes of Section 203, a "business combination" is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in certain cases, within the immediately preceding three years did own) 15% or more of the corporation's voting stock.

    MeriStar's charter authorizes the board to issue up to 10 million shares of MeriStar preferred stock in series, and to establish the rights and preferences (including the convertibility of such shares of MeriStar preferred stock into shares of MeriStar common stock) of any series of MeriStar preferred stock so issued. The issuance of MeriStar preferred stock could have the effect of delaying or preventing a change in control, even if such a change in control were in the best interests of some, or a majority, of MeriStar's stockholders. See "Description of MeriStar Capital Stock."

THE RIGHTS PLAN

    The board of directors of MeriStar adopted a preferred stock rights purchase plan (the "Rights Plan") in August 1998. Under to the Rights Plan, MeriStar's board caused to be issued one right (a "Preferred Right") for each share of MeriStar common stock outstanding on August 1, 1998 (the "Distribution Date"). Each Preferred Right entitles the registered holder to purchase from MeriStar one-hundredth of a share of series A preferred stock at a price of $35 (the "Purchase Price"), subject to adjustment. The description and terms of the Preferred Rights are set forth in a Rights Agreement (the "Rights Agreement"), between MeriStar and the designated Rights Agent (the "Rights Agent"). The description set forth below is intended as a summary only and is qualified in its entirety by reference to the form of the Rights Agreement filed as an exhibit to the registration statement of which this proxy statement-prospectus is a part. See "Where You Can Find More Information."

    Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding shares of MeriStar common stock or (ii) 10 business days (or such later date as may be determined by action of MeriStar's board prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of such outstanding shares of MeriStar common stock (the earlier of such dates being called the "Rights Distribution Effective Date"), the Preferred Rights will be evidenced by the certificates representing the MeriStar common stock.

    The Rights Agreement provides that, until the Rights Distribution Effective Date (or earlier redemption or expiration of the Preferred Rights), the Preferred Rights will be transferred with and only with the MeriStar common stock. Until the Rights Distribution Effective Date (or earlier redemption or expiration of the Preferred Rights), the MeriStar common stock certificates will contain a notation incorporating the Rights Agreement by reference. Separate certificates evidencing the Preferred Rights (the "Rights Certificates") will be mailed to holders of record of the MeriStar common stock as of the close of business on the Rights Distribution Effective Date and such separate Right Certificates alone will evidence the Preferred Rights.

    The Preferred Rights will not be exercisable until the Rights Distribution Effective Date. The Preferred Rights will expire on the tenth anniversary of the Distribution Date (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Preferred Rights are earlier redeemed or exchanged by MeriStar, in each case, as summarized below.

    In the event that any person or group of affiliated or associated persons becomes an Acquiring Person and there shall have been a Rights Distribution Effective Date, proper provision shall be made so that each holder of a Preferred Right, other than Preferred Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of MeriStar common stock having a market value of two times the exercise price of the Preferred Right. In the event that MeriStar is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group of affiliated or associated persons becomes an Acquiring Person and there shall have been a Rights Distribution Effective Date, proper provision will be made so that each holder of a Preferred Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Preferred Right, that number of shares of MeriStar common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Preferred Right.

    At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding MeriStar common stock and the occurrence of a Rights Distribution Effective Date, and prior to the acquisition by such person or group of 50% or more of the outstanding MeriStar common stock, MeriStar's board may exchange the Preferred Rights (other than Preferred Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of MeriStar common stock, or one-hundredth of a share of series A preferred stock (or of a share of a class or series of the MeriStar preferred stock having equivalent rights, preference and privileges) per Preferred Right (subject to adjustment).

    At any time prior to the tenth day of the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding MeriStar common stock, MeriStar's board may redeem the Preferred Rights in whole, but not in part, at a price of $.01 per Preferred Right (the "Redemption Price"). The redemption of the Preferred Rights may be made effective at such time on such basis and with such conditions as MeriStar's board, in its sole discretion, may establish. Immediately upon any redemption of the Preferred Rights, the right to exercise the Preferred Rights will terminate and the holders of the Preferred Rights then will be eligible to receive only the Redemption Price.

    The terms of the Preferred Rights may be amended by MeriStar's board without the consent of the holders of the Preferred Rights. However, from and after the tenth day after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Preferred Rights.

    Until a Preferred Right is exercised, the holder thereof, as such, will have no rights as a stockholder of MeriStar, including, without limitation, the right to vote or to receive dividends. The number of outstanding Preferred Rights and the number of one-hundredths of a share of series A preferred stock issuable upon exercise of each Preferred Right also will be subject to adjustment in the event of a split of the MeriStar common stock, or a stock dividend on the MeriStar common stock payable in MeriStar common stock or subdivisions, consolidations or combinations of the MeriStar common stock occurring, in any such case, prior to the Rights Distribution Effective Date.

    The Purchase Price payable, and the number of shares of series A preferred stock or other securities or property issuable, upon exercise of the Preferred Right also will be subject to adjustment from time to time to prevent dilution

    - in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of series A preferred stock,

    - upon the grant to holders of shares of series A preferred stock of certain rights or warrants to subscribe for or purchase shares of series A preferred stock at a price, or securities convertible into shares of series A preferred stock, or

    - upon the distribution to holders of shares of series A preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earning or dividends payable in shares of series A preferred stock) or of subscription rights or warrants (other than those referred to above).

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent in such Purchase Price. No fractional shares of series A preferred stock will be issued (other than fractions which are integral multiples of one-hundredth of a share of series A preferred stock, which may, at the election of MeriStar, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of shares of series A preferred stock on the last trading day prior to the date of exercise.

    Shares of series A preferred stock purchasable upon exercise of the Preferred Rights will not be redeemable. Each share of series A preferred stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of MeriStar common stock. In the event of liquidation, the holders of shares of series A preferred stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of MeriStar common stock. Each share of series A preferred stock will have 100 votes voting together with the MeriStar common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of MeriStar common stock are exchanged, each share of series A preferred stock will be entitled to receive 100 times the amount received per share of MeriStar common stock. These rights are protected by customary anti-dilution provisions.

    Due to the nature of the shares of series A preferred stock's dividend, liquidation and voting rights, the value of the one-hundredth interest in a share of series A preferred stock purchasable upon exercise of each Preferred Right should approximate the value of one share of MeriStar common stock.

    The Preferred Rights have certain antitakeover effects. The Preferred Rights will cause substantial dilution to a person or group of persons that attempts to acquire MeriStar on terms not approved by MeriStar's board. The Preferred Rights would not interfere with any merger or other business combination approved by MeriStar's board prior to the time that a person or group has acquired beneficial ownership of 20% or more of the MeriStar common stock since the Rights may be redeemed by MeriStar at the Redemption Price until the tenth day after such time.

    The Rights Plan contains certain provisions to exclude MeriStar Hospitality and its affiliates from the operative provisions thereof.

RESTRICTIONS ON OWNERSHIP

    MeriStar's charter also provides, with certain exceptions, that certain persons may not own, either directly or under the attribution rules set forth in
Section 318(a) of the Internal Revenue Code of 1986, as modified by
Section 856(d)(5) of the Code, more than 9.9% of the shares of any class of MeriStar's stock (the "Ownership Limit").

    MeriStar's charter provides that a transfer of MeriStar common stock that would otherwise result in ownership of MeriStar common stock in excess of the Ownership Limit will be void as to the MeriStar common stock that would otherwise be owned in violation of the Ownership Limit and the intended transferee will acquire no rights or economic interest in such MeriStar common stock. In addition, MeriStar's charter provides that MeriStar common stock that would otherwise be owned, whether as a result of a transfer or otherwise, in violation of the Ownership Limit will automatically be designated as "Excess Shares" until the intended transferee does not own MeriStar common stock in excess of the Ownership Limit. Such Excess Shares shall be transferred, by operation of law, to a special trust for the benefit of a charitable organization designated by MeriStar's board.

    The trustee of the special trust shall have the authority to exercise any voting rights associated with Excess Shares during the period that they are held as Excess Shares. Except as described below, any distributions on Excess Shares shall be paid to the trustee of the special trust for the benefit of the charitable organization designated by MeriStar's board. Excess Shares may be transferred only to a person designated by MeriStar's board whose ownership of the Excess Shares will not result in a violation of the Ownership Limit, in which case such Excess Shares cease to be held as Excess Shares. In the event of a transfer of Excess Shares, the holder of the shares of MeriStar common stock that were automatically exchanged for Excess Shares shall be entitled to receive, from the proceeds of the transfer of the Excess Shares, an amount equal to the lesser of

    - the proceeds from the transfer of the Excess Shares

    and

    - the amount paid by such holder if the automatic designation as Excess Shares resulted from a transfer for value or, if the automatic designation did not result from a transfer for value, the fair market value of the shares of MeriStar common stock on the date of their designation as Excess Shares.

In the event of a liquidation, dissolution or winding up of MeriStar while shares are held as Excess Shares, the holder of the shares of MeriStar common stock that were automatically designated as Excess Shares will be entitled to receive, from the proceeds of such liquidation, dissolution or winding-up, an amount equal to the lesser of

    - the proceeds from the liquidation, dissolution or winding-up which would have been applicable to such shares if they had remained shares of MeriStar common stock

    and

    - the amount paid by such holder if the automatic designation as Excess Shares resulted from a transfer for value or, if the automatic designation did not result from a transfer for value, the fair market value of the shares of MeriStar common stock on the date of their designation as Excess Shares.

Any excess proceeds from a transfer of the Excess Shares or on liquidation, dissolution or winding-up shall be paid to the trustee of the special trust for the benefit of the designated charitable organization.

    MeriStar shall also have the right to purchase any Excess Shares at a price equal to the lesser of

    - the fair market value of such shares on the date that MeriStar or its designee exercises such right to purchase

    and

    - the price per share in the transaction that resulted in designation of such Excess Shares or, if the Excess Share designation resulted from an event other than a transfer for value, the fair market value of the MeriStar common stock designated as Excess Shares at the time of such designation.

          COMPARISON OF THE RIGHTS OF HOLDERS OF MERISTAR COMMON STOCK
                    AND HOLDERS OF BRIDGESTREET COMMON STOCK

    MeriStar and BridgeStreet are both Delaware corporations. The rights of MeriStar stockholders are governed by MeriStar's restated certificate of incorporation, its by-laws and Delaware law, including the Delaware General Corporation Law. The rights of BridgeStreet stockholders are governed by its amended and restated certificate of incorporation, its by-laws and Delaware law, including the Delaware General Corporation Law. Assuming approval of the stockholders of BridgeStreet, at the effective time of the merger, the holders of BridgeStreet common stock will become holders of MeriStar common stock. The rights of BridgeStreet's stockholders following the merger will be governed by MeriStar's restated certificate of incorporation, its by-laws and Delaware law, including the Delaware General Corporation Law.

    The following is a summary of the material differences between the rights of the holders of MeriStar common stock and BridgeStreet common stock. Because both MeriStar and BridgeStreet are Delaware corporations, these differences arise principally from differences in the provisions of MeriStar's restated certificate of incorporation and by-laws and BridgeStreet's amended and restated certificate of incorporation and by-laws.

    The following summary does not purport to be a complete statement of the rights of MeriStar stockholders under MeriStar's restated certificate of incorporation and MeriStar's by-laws as compared with the rights of BridgeStreet's stockholders under BridgeStreet's amended and restated certificate of incorporation and BridgeStreet's by-laws. Further, the following summary does not purport to be a complete description of the specific provisions referred to in this section. In addition, the identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. These summaries are qualified in their entirety by reference to the governing corporate instruments of MeriStar and BridgeStreet to which stockholders are referred. See "Where You Can Find More Information."

AUTHORIZED CAPITAL STOCK

    The authorized capital stock of MeriStar as of the date of this joint proxy statement--prospectus consists of 100,000,000 shares of MeriStar common stock and 10,000,000 shares of MeriStar preferred stock.

    The authorized capital stock of BridgeStreet as of the date of this joint proxy statement--prospectus consists of 35,000,000 shares of BridgeStreet common stock and 5,000,000 shares of BridgeStreet preferred stock.

    At the effective time of the merger, the authorized capital stock of MeriStar will consist of 100,000,000 shares of MeriStar common stock and 10,000,000 shares of MeriStar preferred stock.

PREEMPTIVE RIGHTS

    MeriStar's restated certificate of incorporation does not grant any preemptive rights to its stockholders.

    BridgeStreet's amended and restated certificate of incorporation does not grant any preemptive rights to its stockholders.

LIQUIDATION RIGHTS

    MeriStar's restated certificate of incorporation does not provide for a liquidation, dissolution or winding-up of MeriStar. Sections 281 and 151 of the Delaware General Corporation Law, however, provide that upon liquidation, dissolution, or winding-up of the corporation, all of the remaining assets of the corporation shall be distributed to its stockholders pursuant to any preferences or rights of the particular classes of the corporation's shares.

    BridgeStreet's amended and restated certificate of incorporation provides that upon liquidation, dissolution or winding-up of BridgeStreet, after distribution in full of the preferential amounts, if any, to be distributed to the holders of BridgeStreet preferred stock, if any, the holders of BridgeStreet common stock shall be entitled to receive all of the remaining assets of the corporation available for distribution to its stockholders, ratably in proportion to the number of shares held by them.

VOTING RIGHTS GENERALLY

    MeriStar's by-laws provide that except as otherwise required by Delaware law, MeriStar's restated certificate of incorporation, or MeriStar's by-laws, the holders of one-third of all outstanding shares of stock entitled to vote at any meeting of stockholders, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders for the transaction of business. If a quorum exists, action on a matter is approved by the vote of a majority in voting power of the outstanding shares then entitled to vote who are present, in person or by proxy, at the meeting, except as required by Delaware law, MeriStar's restated certificate of incorporation or MeriStar's by-laws.

    BridgeStreet's by-laws provide that except as otherwise required by Delaware law, BridgeStreet's amended and restated certificate of incorporation, or BridgeStreet's by-laws, the holders of a majority of all outstanding shares of stock entitled to vote at any meeting of stockholders, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders for the transaction of business. If a quorum exists, election of an individual to the board of directors is approved by a vote of a plurality of the outstanding shares then entitled to vote who are present, in person or represented by proxy, at the meeting and action on all other matters is approved by vote of a majority in voting power of the outstanding shares then entitled to vote who are present, in person or by proxy, at the meeting, except as required by Delaware law, BridgeStreet's amended and restated certificate of incorporation or BridgeStreet's by-laws.

AMENDMENT OF BY-LAWS

    Under Delaware law, an amendment to a corporation's by-laws requires the approval of the stockholders, unless the certificate of incorporation confers the power to amend the by-laws upon the board of directors.

    MeriStar's restated certificate of incorporation grants the board of directors the power to adopt, amend or repeal MeriStar's by-laws. MeriStar's restated certificate of incorporation also grants MeriStar's stockholders the power to adopt, amend or repeal MeriStar's by-laws by the affirmative vote of a majority of the then outstanding shares entitled to vote, except as required by MeriStar's restated certificate of incorporation.

    BridgeStreet's by-laws grants the board of directors and BridgeStreet's stockholders the power to adopt, amend or repeal BridgeStreet's by-laws.

NUMBER AND CLASSIFICATION OF THE BOARD OF DIRECTORS

    MeriStar's restated certificate of incorporation and by-laws provide for not less than one director. This number may be changed from time to time by action of the stockholders or action of the directors. A director need not be a stockholder of MeriStar.

    BridgeStreet's amended and restated certificate of incorporation and by-laws provide for not less than one director, and the number of directors may be changed from time to time by vote of a majority of the directors then in office. A director need not be a stockholder of BridgeStreet.

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
INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION OF LIABILITY

    MeriStar's restated certificate of incorporation contains provisions indemnifying any person who was or is threatened to be made a party to a process by reason of the fact that he or she:

    - is or was a director or officer of MeriStar, or

    - while a director or officer, is or was serving at the request of MeriStar as a director or officer in any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by the Delaware General Corporation Law.

    BridgeStreet's by-laws contain provisions indemnifying any person who was or is threatened to be made a party to a process by reason of the fact that he or she:

    - is or was a director or officer of BridgeStreet, or

    - while a director or officer, is or was serving at the request of BridgeStreet as a director or officer in any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by the Delaware General Corporation Law.

    MeriStar's restated certificate of incorporation also provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

    - breaches of the director's duty of loyalty to the corporation or its stockholders,

    - acts or omissions not in good faith or involving intentional misconduct or knowing violations of law,

    - the payment of unlawful dividends or unlawful stock repurchases or redemptions, or

    - transactions in which the director received an improper personal benefit.

    BridgeStreet's amended and restated certificate of incorporation essentially contains the same provisions concerning personal liability of directors.

VOTING WITH RESPECT TO CERTAIN BUSINESS COMBINATIONS

    Section 203 of the Delaware General Corporation Law provides that a corporation shall not engage in any business combination, generally defined as a merger, consolidation, sale of greater than 10% of assets, issuance of stock or granting of other financial benefits, with any interested stockholder, generally defined as any person owning greater than 15% of the voting stock of a corporation, for a period of three years following the time that such stockholder became an interested stockholder, unless:

    - prior to that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding stock which is not owned by the interested stockholder.

    MeriStar and BridgeStreet are both subject to Section 203.

                                    MERISTAR

DESCRIPTION OF MERISTAR'S BUSINESS

    MeriStar is the lessee, manager and operator of various hospitality-related assets, including nearly all of the hotels owned by MeriStar Hospitality. MeriStar is the largest independent hotel management company in the United States, based on rooms under management. As of December 31, 1999, MeriStar leased and/or managed 215 hotels containing 45,348 rooms. Of these hotels, MeriStar

    - leases and manages 108 hotels containing 28,055 rooms owned by MeriStar Hospitality,

    - leases 53 additional hotels containing 7,600 rooms, and

    - manages an additional 54 hotels containing 9,693 rooms.

MeriStar's hotels are located throughout the United States and Canada including most major metropolitan areas and rapidly growing secondary cities. Many of the hotels are operated under nationally recognized brand names such as Hilton-Registered Trademark-, Sheraton-Registered Trademark-,
Westin-Registered Trademark-, Radisson-Registered Trademark-, Marriott-Registered Trademark-, Doubletree-Registered Trademark-, Embassy Suites-Registered Trademark-, and Holiday Inn-Registered Trademark-. MeriStar's business strategy is to manage the renovation, repositioning and operations of each hotel according to a business plan specifically tailored to the characteristics of the hotel and its market.

    MeriStar leases and manages properties primarily within the upscale, full-service and premium limited-service sectors, and performs third-party management services for owners of both sectors as well. Management believes concentrating on the upscale, full-service and premium limited-service sectors of the lodging industry for leasing activities is appropriate because these sectors are among the most attractive sectors available in today's current hospitality market. These sectors are attractive for several reasons.

    - These hotels appeal to a wide variety of customers, thus reducing the risk of decreasing demand from any particular customer group.

    - Such hotels have particular appeal to both business executives and upscale leisure travelers, customers who are generally less price sensitive than travelers who use non-premium, limited-service hotels.

    - Full-service and premium limited-service hotels require a greater depth of management expertise than non-premium limited-service hotels, and MeriStar believes that its superior management skills provide it with a significant competitive advantage in their operation.

    MeriStar has capitalized on its hospitality management experience and expertise by continuing to secure additional management contracts and improving the operating performance of the hotels under its management. MeriStar's senior management team, with an average of more than 20 years of hospitality industry experience, has successfully managed hotels in all segments of the lodging industry. Management attributes its management success to its ability to analyze each hotel as a unique property and to identify particular cash flow growth opportunities present at each hotel. MeriStar's principal operating objectives are to continue to analyze each hotel as a unique property in order to generate higher revenue per available room, increase average daily rate and increase net operating income while providing its hotel guests with high-quality service and value.

    MeriStar also expects to capitalize on its hospitality management experience as it continues to expand into related sectors of the hospitality industry, such as leasing and/or managing golf courses, time-share properties, resorts and conferences centers, and corporate (extended-stay) housing. MeriStar believes these parts of the hospitality industry are currently characterized by fragmented, relatively smaller management companies without the broad range of management, operational and financial resources MeriStar possesses. By bringing its expertise in other property management activities MeriStar believes it can realize significant economic benefit for the owners/lessors of such properties through increased profitability of the properties' operations. During 1999, MeriStar secured five golf course management contracts, and, as of December 31, 1999, MeriStar leased, managed or was otherwise affiliated with 10 golf courses. Also during 1999, MeriStar established a time-share management division to develop, sell and manage time-share properties. Resort hotels and conference centers also offer additional growth opportunities. As of December 31, 1999, MeriStar leased or managed 31 resort hotels and one conference center. In addition, MeriStar expects to expand its own brand, Doral Hotels & Resorts, through a combination of licensing and management agreements for resorts, conference centers and golf courses.

    Pursuant to an intercompany agreement, MeriStar and MeriStar Hospitality provide each other with reciprocal rights to participate in certain transactions entered into by such parties. The intercompany agreement is structured to provide MeriStar Hospitality and MeriStar with mutually beneficial rights and obligations so that investors in both companies may enjoy the economic benefit of the entire enterprise. MeriStar has a right of first refusal, subject to certain exceptions, to become the lessee of any real property acquired by MeriStar Hospitality if MeriStar Hospitality determines that, consistent with its status as a real estate investment trust, it is required to enter into a lease arrangement. MeriStar has agreed, subject to certain exceptions, not to acquire or make

    - investments in real estate (which, for purposes of the intercompany agreement, include the provision of services related to real estate and investment in hotel properties, real estate mortgages, real estate derivatives or entities that invest in real estate assets)

    or,

    - any other investments that may be structured in a manner that qualifies under the federal income tax requirements applicable to a real estate investment trust, unless in either case it has notified MeriStar Hospitality of the acquisition or investment opportunity and MeriStar Hospitality has determined not to pursue such acquisition or investment.

MeriStar has agreed to provide MeriStar Hospitality with services reasonably requested, including administrative, renovation supervision, corporate, accounting, financial, insurance, legal, tax, information technology, human resources, acquisition identification and due diligence, and operational services. MeriStar Hospitality compensates MeriStar for services provided in an amount determined in good faith by MeriStar as the amount an unaffiliated third party would charge for comparable services. The intercompany agreement terminates upon the earlier of August 3, 2008, and a change in ownership or control of MeriStar. See "Risk Factors."

                        MERISTAR SELECTED FINANCIAL DATA

    The following table sets forth selected pro forma and historical financial information for MeriStar. The selected pro forma operating results and balance sheet data have been extracted from MeriStar's "Unaudited Pro Forma Financial Information" which appears elsewhere in this proxy statement--prospectus. The selected historical operating results and balance sheet data have been extracted from the consolidated financial statements for each of the periods presented. The following information should be read in conjunction with MeriStar's "Unaudited Pro Forma Financial Information" which appears elsewhere in this proxy statement--prospectus and the consolidated financial statements and notes thereto for MeriStar and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in its Annual Report on Form 10-K, which is incorporated in this proxy statement--prospectus by reference. See "Where You Can Find More Information."

                                                                YEAR ENDED DECEMBER 31,
                                        ------------------------------------------------------------------------
                                          PRO FORMA
                                             1999
                                        (UNAUDITED)(E)      1999        1998        1997       1996       1995
                                        --------------   ----------   ---------   --------   --------   --------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS:
Revenues:
  Rooms...............................    $  990,391     $  894,983   $ 395,633   $ 9,880    $    --     $   --
  Food, beverage and other............       387,091        387,091     152,276     1,871         --         --
  Management and other fees...........        10,040         10,040      14,528    12,088      7,050      5,354
                                          ----------     ----------   ---------   -------    -------     ------
    Total revenues....................     1,387,522      1,292,114     562,437    23,839      7,050      5,354
                                          ----------     ----------   ---------   -------    -------     ------
Operating expenses:
Departmental expenses:
  Rooms...............................       283,426        213,107      95,627     2,533         --         --
  Food, beverage and other............       273,345        273,345     107,860     1,170         --         --
Undistributed operating expenses:
  Administrative and general..........       203,086        183,279      84,881    10,473      6,140      4,745
  Participating lease expense.........       404,086        404,086     186,601     4,135         --         --
  Property operating costs............       195,033        195,033      76,300     1,917         --         --
  Depreciation and amortization.......         8,485          6,014       3,372       636        349         84
                                          ----------     ----------   ---------   -------    -------     ------
    Total operating expenses..........     1,367,461      1,274,864     554,641    20,864      6,489      4,829
                                          ----------     ----------   ---------   -------    -------     ------
Net operating income..................        20,061         17,250       7,796     2,975        561        525
Interest expense, net.................         6,797          4,692       2,017        56        123         44
Other income, net.....................          (147)            --          --        --         --         --
Equity in earnings (losses) of
  affiliates..........................           (31)           (31)     (1,337)       46         --         --
Minority interests....................         1,817          1,916         155       103         --         --
Income taxes(A).......................         4,749          3,926         337        --         --         --
                                          ----------     ----------   ---------   -------    -------     ------
  Net income..........................    $    6,814     $    6,685   $   3,950   $ 2,862    $   438     $  481
                                          ==========     ==========   =========   =======    =======     ======
Basic earnings per share(B)...........    $     0.21     $     0.24   $    0.02        --         --         --
Diluted earnings per share(B).........    $     0.21     $     0.24   $    0.02        --         --         --
Number of shares of common stock
  issued and outstanding(C)...........        33,710         29,625      25,437        --         --         --
OTHER FINANCIAL DATA:
EBITDA(D).............................    $   28,546     $   23,264   $  11,168   $ 3,611    $   910     $  609
Net cash provided by operating
  activities..........................        31,305         27,528      10,125    11,167     19,069        208
Net cash used in investing
  activities..........................       (55,771)       (32,857)   (102,105)   (6,501)    (1,826)       (61)
Net cash (used in) provided by
  financing activities................        12,261         (4,100)     76,113     4,208        699         59
BALANCE SHEET DATA:
Total assets..........................    $  305,656     $  258,144   $ 247,529   $84,419    $24,366     $2,881
Debt..................................        82,752         57,762      67,812       981        885        950

------------------------

(A) No provision for federal income taxes was included prior to August 3, 1998 because MeriStar's predecessor entities were partnerships and all federal income tax liabilities were passed through to the individual partners.

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
(B) Basic and diluted earnings per share for the year ended December 31, 1998 is based on earnings for the period from the date of the spin-off, August 3, 1998 through December 31, 1998.

(C) As of December 31 for the periods presented.

(D) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is a useful measure of operating performance because (i) it is industry practice to evaluate hotel properties based on operating income before interest, depreciation and amortization and minority interests of common and preferred OP Unit holders, which is generally equivalent to EBITDA, and (ii) EBITDA is unaffected by the debt and equity structure of the entity. EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles ("GAAP"), is not necessarily indicative of cash available to fund all cash flow needs, should not be considered as an alternative to net income under GAAP for purposes of evaluating MeriStar's results of operations and may not be comparable to other similarly titled measures used by other companies.

(E) MeriStar's unaudited pro forma financial statements assume the merger between MeriStar and BridgeStreet is accounted for as a purchase.

    The unaudited pro forma balance sheet data combines MeriStar's December 31, 1999 balance sheet with BridgeStreet's December 31, 1999 balance sheet and assumes the merger was consummated on December 31, 1999. The merger, which is expected to be completed in the first half of 2000, provides for the exchange of 0.5 share of MeriStar common stock plus $1.50 for each outstanding share of BridgeStreet common stock. The unaudited pro forma balance sheet data reflects MeriStar's cost to acquire BridgeStreet and the cost will be allocated to the assets acquired and liabilities assumed according to their respective fair values, with any excess being allocated to goodwill.

    The unaudited pro forma statement of operations data combines MeriStar's historical results for the year ended December 31, 1999 with the historical results of BridgeStreet for the year ended December 31, 1999. The unaudited pro forma statement of operations data assumes that the merger had been consummated at the beginning of the period presented and reflects adjustments for the merger related to, among other things, the financing of the merger, the amortization of goodwill, and the change in MeriStar's effective tax rate.

    For purposes of this pro forma presentation, MeriStar common stock is valued at $2.76 per share, the average closing price between March 22 and March 28, 2000.

    The purchase allocation adjustments made in connection with the development of the unaudited pro forma financial statements are based on the information available at this time. Subsequent adjustments and refinements to the allocation may be made based on additional information. The unaudited pro forma financial statements are not necessarily indicative of the future financial position or results of operations of the combined company or of the combined financial position or the results of operations that would have been realized had the merger been consummated at the beginning of the period or as of the date presented.

                                  BRIDGESTREET

OVERVIEW

    BridgeStreet is a leading provider of flexible accommodation services in metropolitan markets located domestically in the Midwest, Mid-Atlantic, Southwest and Western regions of the United States, and internationally in locations throughout the United Kingdom and in Toronto, Canada. BridgeStreet offers high-quality, fully-furnished apartments, townhouses and condominiums, primarily for individuals traveling on business and company executives relocating to new communities who require lodging for one week to several months.

    As a provider of flexible accommodation services, BridgeStreet leases substantially all of its accommodations on a short-term basis from property managers, and then rents them to its clients. This enables BridgeStreet to

    - adjust the quantity, mix and location of its accommodations as client needs dictate and local economic conditions warrant,

    - expand and enter new markets without the costs and lead times associated with investing in "bricks and mortar," and

    - avoid the fixed costs associated with ownership or long-term leasing of real estate.

    BridgeStreet also leases a substantial amount of the furniture for its accommodations on a short-term basis from furniture rental companies. These furniture leasing arrangements enable BridgeStreet to maintain well appointed, modern and attractive accommodations, upgrade and replace furniture as needed, and satisfy specific furnishing requests. BridgeStreet's leasing strategy distinguishes it from fixed-location lodging providers, such as all-suite or extended-stay hotels, that own their lodging facilities and furnishings or lease them on a long-term basis.

    Traditionally, travelers on extended trips have stayed in hotels and motels. BridgeStreet believes that business travelers on extended trips increasingly desire alternatives to conventional hotel and motel rooms, which typically lack the spaciousness and amenities of home. BridgeStreet believes that this has been an important factor in the recent growth in the extended-stay segment of the lodging industry. Participants in this segment include flexible accommodation service providers, all-suite hotels and extended-stay hotels.

    By providing flexible accommodation services, BridgeStreet can satisfy client requests for accommodations in a variety of locations and neighborhoods, as well as requests for accommodations of specific types and sizes. The substantial majority of BridgeStreet's accommodations are located within high-quality property complexes that typically feature, among other things, in-unit washers and dryers, dedicated parking and access to fitness facilities, including, in many cases, pools, saunas and tennis courts. In addition, at a guest's request, BridgeStreet can upgrade an accommodation by providing specialized amenities such as office furniture, fax machines and computers. BridgeStreet's accommodations generally are priced competitively with all-suite and upscale extended-stay hotel rooms even though, on average, BridgeStreet believes its accommodations are substantially larger.

    BridgeStreet was founded in August 1996. It acquired operations in the first quarter of 1997 by the merger of five regional providers of flexible accommodation services. Subsequently, BridgeStreet acquired the businesses of ten additional providers during 1997 and 1998.

GROWTH STRATEGY

    BridgeStreet plans to achieve its goal of becoming a leading international provider of flexible accommodation services through a national operating strategy designed to increase local market share,

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
internal revenue growth, cost efficiencies and profitability. Key elements of BridgeStreet's business strategy include:

    LOCAL MARKET SHARE: BridgeStreet has offices in many markets that offer significant opportunity for expansion. In the fourth quarter of 1999, BridgeStreet trained all general managers and a group of corporate officers on new sales techniques. BridgeStreet is currently training local sales account representatives on these techniques, and instituting procedures to make this sales process part of the overall company culture. With a better trained sales force, BridgeStreet believes that it will be in a better position to penetrate local markets and increase its market share.

    GROWTH THROUGH NATIONAL ACCOUNTS: BridgeStreet believes that there is substantial growth potential in national accounts. BridgeStreet's current customers include a significant number of large national companies who utilize BridgeStreet's services in a limited, but loyal, manner. BridgeStreet plans to maximize sales to those existing corporate clients and to obtain new clients through a national sales and marketing program which promotes the BridgeStreet brand and highlights BridgeStreet's expanding national and international network, as well as BridgeStreet's ability to serve as a central point of contact on all issues. Many of BridgeStreet's clients are Fortune 2000 companies with significant national and international employee lodging requirements.

    GROWTH THROUGH NETWORK PARTNER RELATIONSHIPS: BridgeStreet has developed a network partner relationship with flexible accommodation service providers in the United States and in 22 countries worldwide. Through network partner agreements, BridgeStreet has expanded the number of locations where it can better serve its clients' needs. In certain additional markets, BridgeStreet intends to enter into network partner agreements with one or more leading local or regional flexible accommodation service providers having the size and quality of operations suitable for serving BridgeStreet's client base. Generally, these companies are managed by successful entrepreneurs and are of sufficient size to provide the basis for BridgeStreet's future expansion within the new markets. BridgeStreet also evaluates certain qualitative characteristics of network partner candidates, including their reputations in their respective geographic regions, the size and strength of their customer bases, the quality and experience levels of their operational management and their operating histories. Network partner agreements in new markets will enable BridgeStreet to

    - gain local or regional market share rapidly,

    - increase sales to existing clients by meeting their needs for accommodations in other regions,

    - direct sales from the local network partner to BridgeStreet's national network,

    - establish the BridgeStreet brand name in new regions and enhance its nationwide recognition, and

    - earn referral fee income for providing reservation agent services.

    BridgeStreet contracts with network partners to provide flexible accommodations to BridgeStreet clients in the cities served by these network partners. BridgeStreet utilizes its Global Sales Center to book reservations into cities served by network partners. Network partner agreements expand BridgeStreet's geographical presence without the investment required for an acquisition or start-up costs of a new operation. BridgeStreet believes that increasing the number of cities served through network partner agreements is a cost-effective approach to achieving incremental revenue growth from existing clients.

    BridgeStreet has been advised by Andersen Consulting that BridgeStreet has been selected to be one of two primary providers of flexible accommodation services to Andersen Consulting for its consultants in the United States. BridgeStreet has not executed a contract with Andersen Consulting to provide these services, but is currently in negotiations with respect thereto. Since July 1999,

BridgeStreet has been the exclusive provider of flexible accommodation services to Andersen Consulting in the United Kingdom. Andersen Consulting has recently invited BridgeStreet to submit a proposal to provide flexible accommodation services to Andersen Consulting in Europe outside the United Kingdom. There can be no assurance, however, that BridgeStreet will enter into contracts with Andersen Consulting to become a primary provider of flexible accommodation services in North America or an additional provider of services in Europe outside the United Kingdom, or that the financial impact on BridgeStreet will be favorable if it executes these contracts.

ACCOMMODATIONS AND SERVICES

ACCOMMODATIONS

    BridgeStreet offers high-quality, fully-furnished one-, two- and three-bedroom accommodations that, together with the specialized amenities offered by BridgeStreet, are intended to provide guests with a "home away from home." BridgeStreet selects its accommodations based on location, general condition and basic amenities, with the goal of providing accommodations that meet each guest's particular needs. As a flexible accommodation services provider, BridgeStreet can satisfy client requests for accommodations in a variety of locations and neighborhoods, including requests for proximity to an office, school or area attraction, as well as requests for accommodations of specific types and sizes. The substantial majority of BridgeStreet's accommodations are located within high-quality property complexes that typically feature in-unit washers and dryers, dedicated parking, and access to fitness facilities, including, in many cases, pools, saunas and tennis courts. Standard furnishings typically include, among other things, cable televisions, answering machines and clock radios. BridgeStreet also is able to customize its accommodations at a guest's request with items such as office furniture, fax machines and computers.

    BridgeStreet's accommodations generally are priced competitively with all-suite or upscale extended-stay hotel rooms even though, on average, BridgeStreet believes its accommodations are substantially larger. Based on data from Smith Travel Research, all suite or upscale extended-stay hotel rooms average 400 square feet in size and charge an average daily rate of $98.40 compared to BridgeStreet's accommodations which average 720 square feet and charge an average daily rate of $69.71. BridgeStreet believes it generally is able to price its accommodations competitively due to

    - the high quality of its accommodations,

    - its relatively low operating cost structure, and

    - its ability to lease accommodations in accordance with demand and leave unfavorable markets quickly.

The length of a guest's stay can range from a few nights to a few years, with the typical stay ranging from 30 to 45 days.

CORPORATE CLIENT SERVICES

    BridgeStreet believes that it provides valuable, cost-effective services to its corporate clients, many of which have human resource directors, relocation managers or training directors with significant, national employee lodging requirements. In particular, BridgeStreet aims to relieve its clients of the administrative burden often associated with relocating employees and/or providing them with temporary housing. In addition to providing clients with a diverse range of accommodation types and sizes in a variety of locations, BridgeStreet believes it satisfies its clients' needs for

    - a high degree of local market knowledge,

    - special accommodation requests (such as last-minute location switches),

    - accurate, customized billing options, and

    - other ancillary services such as assistance in locating permanent housing and school systems.

    BridgeStreet believes that existing and potential clients will increasingly turn to outside providers such as BridgeStreet to satisfy their employee lodging requirements as their awareness of BridgeStreet and the flexible accommodation services industry increases.

GUEST SERVICES

    BridgeStreet strives to provide the highest quality of customer service by coordinating in advance all aspects of a guest's lodging experience. Prior to a guest's arrival, BridgeStreet arranges to have keys and directions sent to the guest, along with other information relating to the guest's interests, as discerned through prior communications, such as literature on local golf courses or other forms of entertainment. BridgeStreet typically makes at least one follow-up telephone call to the guest before the guest moves in to ensure that the guest will feel comfortable in his or her new accommodation from the moment of arrival. Immediately prior to the guest's arrival, BridgeStreet's professional housekeeping staff cleans and inventories the accommodation to ensure that it is prepared for the guest.

    During a guest's stay, BridgeStreet keeps in touch with the guest to confirm that he or she is satisfied, and to encourage the guest to call whenever BridgeStreet can be of assistance. In addition, BridgeStreet maintains a representative in each city in which it operates to be responsive to guests' needs. BridgeStreet's guest services department offers guests comprehensive information services before and during their stays to help guests acclimate themselves to their new surroundings. A guest can obtain information concerning, among other things, shopping, local schools and area playgrounds, by placing a single telephone call. Similarly, the guest services department can identify local entertainment and cultural events, and help coordinate automobile rentals, grocery shopping and other miscellaneous activities.

    BridgeStreet also oversees the moving-out process. The guest is asked either to mail the keys to BridgeStreet in a self-addressed, stamped envelope or simply to leave the keys in the accommodation. The guest also is asked to complete a guest satisfaction survey evaluating his or her stay and is encouraged to contact BridgeStreet whenever the guest needs accommodations in other locations where BridgeStreet provides services. The guest's evaluation form is thoroughly reviewed and, if applicable, a copy is sent to the corporate client. BridgeStreet's historic guest evaluations indicate that it meets or exceeds guest expectations 98% of the time.

CLIENT BASE

    BridgeStreet's diverse customer base centers on Fortune 2000 corporations, professional firms and travel-wise individuals. In 1999, Andersen Worldwide accounted for approximately 10.4%, or $9.9 million, of BridgeStreet's consolidated revenues. No other client accounted for more than 5% of consolidated revenues during 1999. In 1998, Andersen Worldwide accounted for approximately 11.4%, or $11 million, of BridgeStreet's consolidated revenues. No other client accounted for more than 5% of BridgeStreet's consolidated revenues during 1998. In 1997, no client accounted for more than 5% of BridgeStreet's 1997 consolidated revenues.

SALES AND MARKETING

    BridgeStreet focuses primarily on business-to-business selling. At the local level, each of BridgeStreet's operating subsidiaries has corporate account specialists that call on local companies (including local branches of regional or national companies) to solicit business. The account specialist focuses his or her efforts on the key decision makers at each company responsible for establishing and administering travel and accommodation policies, typically human resource directors, relocation managers or training directors. By aggressively pursuing relationships with potential clients and expanding services to existing clients, BridgeStreet seeks to become each client's primary or sole provider of flexible accommodation services nationwide. BridgeStreet operates a global sales office located at the corporate headquarters to market its nationwide capabilities to its local corporate clients.

    BridgeStreet tailors its marketing strategy to the needs of particular clients. For example, BridgeStreet markets itself to a corporation with relocating employees by focusing on its ability to situate large families in apartments with three or more bedrooms, its access to accommodations in both metropolitan and suburban settings, and its access to accommodations that allow pets. In contrast, when marketing to a potential corporate client having consultants in need of short-term housing, BridgeStreet emphasizes its flexible lease terms and its ability to customize an accommodation with amenities such as office equipment (including computers), additional telephone lines and other work-related items.

    BridgeStreet intends to continue an advertising program designed to enhance the BridgeStreet name both inside and outside the flexible accommodation services industry and broaden its client base. In addition, BridgeStreet promotes its brand name by advertising in trade publications, Chamber of Commerce listings, local visitor magazines and telephone directories and the Internet, and through periodic direct mail campaigns.

INTERNET STRATEGY

    BridgeStreet expanded its Web site in 1998 to include a complete listing of all cities served, an expanded list of services and amenities provided, virtual tours of actual apartment accommodations, and a mechanism to obtain feedback from visitors to its Web site. In 1999, BridgeStreet continued to improve its Internet presence and utilized the Internet to supplement traditional marketing strategies and to better serve its customers. During the latter part of 1999, BridgeStreet also began the development of a custom extranet, linked with the intranet of one of its major customers. This extranet provides BridgeStreet with the ability to efficiently serve the needs of the guests employed by this major customer. It also provides a convenient method for those potential guests to research and select their accommodations. BridgeStreet intends to offer its customized extranet technology to other major customers.

LEASING ARRANGEMENTS

    BridgeStreet leases substantially all of its accommodations through flexible, short-term leasing arrangements in order to match its supply of accommodations with client demand. BridgeStreet believes that its flexible leasing strategy allows it to react to changes in market demand for particular geographic locations and types of accommodations. BridgeStreet's strategy also provides it flexibility to address cyclicality in particular markets. During the 12 months ended December 31, 1999, BridgeStreet's average occupancy rate was approximately 90%. BridgeStreet seeks to maintain high occupancy rates by managing its lease expiration dates within a geographic area, allowing it to adjust its inventory of accommodations in a given market to reflect fluctuations in overall demand and demand for particular types of accommodations.

    BridgeStreet strives to develop strong relationships with property managers to ensure that it has a reliable supply of high-quality, conveniently-located accommodations. BridgeStreet believes that it can provide property managers with numerous direct benefits, including

    - higher overall occupancy levels,

    - simplified lease agreements (with one lease often covering numerous individual units),

    - convenient, timely payment (with one check for all units under lease in a complex), and

    - maintenance by BridgeStreet of the accommodations it leases.

    BridgeStreet leases the majority of the furniture for its accommodations on a short-term basis ordinarily from major furniture rental companies. Furniture leases range from three to 18 months, but may be terminated by BridgeStreet prior to expiration. Through its short-term furniture leasing approach, BridgeStreet is able to maintain well-appointed, modern and attractive accommodations, upgrade and replace furniture as needed and satisfy specific furnishing requests.

COMPETITION

    Flexible accommodation service providers compete primarily on the basis of location, availability, price, quality of accommodations, quality and scope of service and brand name recognition. BridgeStreet intends to compete by maintaining a loyal customer base and offering a client-oriented approach with convenient locations, large and high-quality customized accommodations, and personalized customer service.

    BridgeStreet expects its industry to become more competitive as existing competitors expand and additional companies enter the flexible accommodation services industry. BridgeStreet believes that, in addition to itself, the largest providers of flexible accommodation services currently are Oakwood, ExecuStay by Marriott and Globe Business Resources, Inc., some of which are larger (in terms of number of available accommodations) than BridgeStreet. Certain of BridgeStreet's existing competitors have, and any new competitors that enter the industry may have, access to significantly greater resources than BridgeStreet. In particular, Oakwood is affiliated with R&B Realty Group, the nation's tenth largest apartment management company. This affiliation gives Oakwood access to apartment communities and capital that may be unavailable to BridgeStreet. ExecuStay by Marriott is affiliated with Marriott International, one of the world's largest lodging companies. This affiliation gives ExecuStay access to hotel and extended suite properties as an alternative to true flexible accommodations and to capital that may be unavailable to BridgeStreet. Globe Business Resources is in the process of affiliating with Equity Residential Properties Trust, the largest apartment owner in the United States. This affiliation, if completed, would give Globe access to apartment communities and capital that may be unavailable to BridgeStreet.

    In addition to competition from these competitors, BridgeStreet also competes with all-suite hotels and upscale extended-stay hotels.

REGULATION AND TAX

    BridgeStreet is subject to employment laws, including minimum wage, overtime, working condition and work permit requirements. BridgeStreet believes that it is in compliance with all applicable employment laws, and intends to continue to comply with such laws.

    In addition, BridgeStreet is subject to the Americans with Disabilities Act as a private entity providing public accommodations. All public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While BridgeStreet believes that all of the units it leases are substantially in compliance with those requirements, a determination that such units are not in compliance with that Act could result in the imposition of fines or an award of damages to private litigants.

    As a lessee of its accommodations, BridgeStreet believes that it and its employees are either outside the purview of, exempted from or in compliance with laws in the jurisdictions in which BridgeStreet operates requiring real estate brokers to hold licenses. However, there can be no assurance that BridgeStreet's position in any jurisdiction where it believes itself to be excepted or exempted would be upheld if challenged or that any such jurisdiction will not amend its laws to require BridgeStreet and/or one or more of its employees to be licensed brokers. Moreover, there can be no assurance that BridgeStreet will not operate in the future in additional jurisdictions requiring such licensing.

    In some of the jurisdictions in which BridgeStreet operates, BridgeStreet believes that it is not required to charge guests the sales and "bed" taxes that are applicable to establishments furnishing rooms to transient guests. There can be no assurance, however, that the tax laws in particular jurisdictions will not change or that a tax collection agency will not successfully challenge BridgeStreet's position regarding the applicability of tax laws. BridgeStreet believes that it properly charges and remits such taxes in all jurisdictions where it is required to do so.

INSURANCE

    BridgeStreet purchases general liability, comprehensive property damage, automobile, workers' compensation and other insurance coverages that management considers adequate for the protection of BridgeStreet's assets and operations, although there can be no assurance that the coverage limits of such policies will be adequate. A successful claim against BridgeStreet beyond the scope of its insurance coverage or in excess of its limits could have a material adverse effect on BridgeStreet's business, financial condition and results of operations. Claims against BridgeStreet, regardless of their merit or outcome, also may have an adverse effect on BridgeStreet's reputation and business.

EMPLOYEES

    As of December 31, 1999, BridgeStreet had approximately 475 employees. BridgeStreet's employees are not subject to any collective bargaining agreements, and management believes that its relationship with its employees is good.

PROPERTIES

    During 1999, BridgeStreet relocated its corporate headquarters to Twinsburg, Ohio, under the terms of a lease that expires in May 2009. BridgeStreet has the option to extend the lease for one five-year extension term. BridgeStreet can terminate the lease any time after five years, with a termination fee equal to the unamortized cost of build out improvements and commissions. In addition, BridgeStreet currently leases administrative offices in the majority of its markets. BridgeStreet believes that its corporate and administrative facilities are adequate to serve its current level of operations. If additional facilities are required, BridgeStreet believes that suitable additional or alternative space will be available as needed on commercially reasonable terms.

ACCOMMODATIONS

    BridgeStreet leases all of its accommodations. BridgeStreet has no plans to purchase or own any properties. BridgeStreet's accommodations include one-, two- and three-bedroom apartments, condominiums and townhouses. As of December 31, 1999, BridgeStreet had approximately 3,400 accommodations under lease, with approximately 90% of such leases being for one year or less. The terms of BridgeStreet's leases generally range from one to 18 months. During 1999, BridgeStreet entered into a fifteen year lease commencing January 1, 2000, and expiring December 31, 2015, for accommodations in a United Kingdom property. This property is an apartment-type complex in downtown London with 63 units.

LEGAL PROCEEDINGS

    BridgeStreet is from time to time a party to litigation arising in the ordinary course of business. There can be no assurance that BridgeStreet's insurance coverage will be adequate to cover all liabilities arising out of such litigation. Management believes that any liability that BridgeStreet might incur upon the resolution of any existing litigation will not have a material adverse effect upon BridgeStreet's business, financial condition and results of operations.

                      BRIDGESTREET SELECTED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT SHARE AND FOOTNOTE DATA)

    For financial reporting purposes, Temporary Corporate Housing
Columbus, Inc. is presented as the acquirer of all of the five companies acquired by BridgeStreet in the first quarter of 1997. Consequently, BridgeStreet's historical combined financial statements for periods ended on or before December 31, 1996, are the historical combined financial statements of Temporary Corporate Housing. The historical financial statements as of December 31, 1999, 1998 and 1997 and for the years then ended are of BridgeStreet and include the accounts of each of the five founding companies and all other acquisitions from their respective dates of acquisition. The following selected historical financial data of BridgeStreet for the years ended
December 31, 1999, 1998 and 1997 and of Temporary Corporate Housing as of December 31, 1996 and 1995, and for each year in the two-year period ended December 31, 1996, have been derived from the applicable audited financial statements of BridgeStreet and Temporary Corporate Housing.

                                                                                                  HISTORICAL (TEMPORARY
                                                                                                    CORPORATE HOUSING
                                                                                                          ONLY)
                                                                        BRIDGESTREET               YEAR ENDED DECEMBER
                                                                   YEAR ENDED DECEMBER 31,                 31,
                                                              ---------------------------------   ---------------------
                                                                1999       1998(1)     1997(1)     1996(1)     1995(1)
                                                              ---------   ---------   ---------   ---------   ---------
STATEMENT OF OPERATIONS DATA:
  Revenues..................................................    $95,408     $96,667     $51,059     $12,400      $9,696
  Cost of services..........................................     70,319      71,310      37,737       9,052       7,344
  Selling, general and administrative expense...............     22,753      20,026       9,887       2,327       2,064
  Officers' stock compensation..............................         --          --       1,210(3)        --         --
  Restructuring charge......................................         --       1,330(2)        --         --          --
  Goodwill amortization.....................................      1,263       1,098         489          --          --
                                                              ---------   ---------   ---------   ---------   ---------
  Operating income (loss)...................................      1,073       2,903       1,736       1,021         288
  Interest and other income (expense), net..................       (482)       (176)         90         155         101
                                                              ---------   ---------   ---------   ---------   ---------
  Income (loss) before provision for income taxes...........        591       2,726       1,825       1,176         389
  Provision (benefit) for income taxes......................        655       1,267       1,371         512         178
                                                              ---------   ---------   ---------   ---------   ---------
  Net income (loss).........................................    $   (64)    $ 1,459      $  454      $  664       $ 211
                                                              =========   =========   =========   =========   =========
  Net income (loss) per share, basic and diluted(4).........    $ (0.01)    $  0.18     $  0.08     $  0.42      $ 0.13
                                                              =========   =========   =========   =========   =========
  Weighted average shares outstanding--basic(4).............  8,169,835   8,123,306   5,904,484   1,596,350   1,596,350
  Weighted average shares outstanding--diluted(4)...........  8,169,835   8,123,306   5,930,248   1,596,350   1,596,350

                                                                                                  HISTORICAL (TEMPORARY
                                                                                                    CORPORATE HOUSING
                                                                        BRIDGESTREET                      ONLY)
                                                                        DECEMBER 31,                  DECEMBER 31,
                                                              ---------------------------------   ---------------------
                                                                1999        1998        1997        1996        1995
                                                              ---------   ---------   ---------   ---------   ---------
BALANCE SHEET DATA
  Working capital...........................................    $ 3,397     $ 3,351     $ 9,172      $  986       $ 563
  Total assets..............................................     65,607      61,429(1)    42,563      2,013       2,510
  Long-term debt, less current maturities...................     11,236       7,608          26          --          --
  Total stockholders' equity................................     43,044      42,986      37,578       1,184         869

------------------------------

(1) Certain amounts have been reclassified to conform to the 1999 presentation.

(2) Consists of a management restructuring charge. This represents a reduction of $0.09 per share in 1998.

(3) Consists of non-recurring, non-cash compensation expense recorded in connection with the accelerated vesting of restricted stock. This represents a reduction of $0.20 per share in 1997.

(4) The weighted average number of common shares outstanding in 1995 and 1996 is the number of shares issued by BridgeStreet on January 2, 1997, in exchange for all the issued and outstanding capital stock of Temporary Corporate Housing.

                           BRIDGESTREET MANAGEMENT'S
    DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

    BridgeStreet was incorporated in August 1996. Since that time BridgeStreet has become a leading provider of flexible accommodation services. BridgeStreet completed 15 acquisitions in 1997 and 1998 and now conducts operations throughout the U.S., Canada, and the U.K./Europe. In markets where BridgeStreet does not directly conduct operations, it has created alliances with network partners that allow BridgeStreet to offer a broad array of locations for its customers throughout the world.

    BridgeStreet has created a single brand name as a result of the consolidation of its acquired operations. BridgeStreet has achieved broad geographic coverage throughout the U.S. and the world for its customers, many of whom have global needs. During 1999, BridgeStreet developed a common systems platform for its operations. These systems were largely implemented during 1999 with completion scheduled for 2000 and 2001. Common systems enable BridgeStreet to provide large national and international customers a centralized point of contact for sales, reservations, project management and billing information. Common systems also enable BridgeStreet to achieve greater efficiencies in managing its properties.

    BridgeStreet's revenues are derived primarily from renting accommodations to guests for extended periods. Revenues depend on the number of accommodations BridgeStreet has available under lease, the occupancy rate and the rate charged. The rate charged is a function of, among other factors,

    -  the type, size and location of the accommodation being rented,

    -  the rental period, and

    - any additional amenities made available to the guest during his or her stay.

As of December 31, 1999, BridgeStreet had approximately 3,400 accommodations under lease compared to 4,100 and 3,000 accommodations under lease at December 31, 1998 and 1997, respectively. During 1999, BridgeStreet operated at an occupancy rate of approximately 90% compared to approximately 89% in both 1998 and 1997.

    Cost of services consists primarily of lease payments for accommodations and their furnishings, and expenses associated with cleaning, maintaining and providing utilities to accommodations. Selling, general and administrative expense consists primarily of compensation and related benefits for management and key employees, administrative salaries and benefits, office rents and utilities, professional fees and advertising.

    As discussed in Note 1 to BridgeStreet's financial statements, in the first quarter of 1997, BridgeStreet merged with five flexible accommodation operating companies in stock for stock tax-free mergers. The mergers were accounted for using the purchase method of accounting with Temporary Corporate Housing Columbus, Inc. designated as the accounting acquirer and the other operating companies designated as "acquired companies." The results of operations of the acquired companies have been included in the accompanying consolidated financial statements from their respective dates of acquisition. The purchase price and allocation of the purchase price of the four acquired companies, including the value of stock issued to the founders of BridgeStreet as a transaction fee, was approximately $17.7 million based on an independent appraisal of the net assets acquired. The aggregate cost of the acquisitions exceeded the estimated fair value of assets and liabilities of the acquired companies by $17.5 million which is being amortized as goodwill over 35 years.

RESULTS OF OPERATIONS

    BridgeStreet's Consolidated Statement of Operations for the year ended December 31, 1999, includes a full year of operating results of Temporary Corporate Housing, Corporate Lodgings, Inc.,

Exclusive Interim Properties, Ltd., Temporary Housing Experts, Inc., HAI Acquisition Corp., BridgeStreet Texas, L.P., BridgeStreet Arizona, Inc., BridgeStreet North Carolina, Inc., BridgeStreet Raleigh, Inc., BridgeStreet Colorado, Inc., BridgeStreet Accommodations Limited, BridgeStreet Canada, Inc. and BridgeStreet California, Inc.

    BridgeStreet's Consolidated Statement of Operations for the year ended December 31, 1998 includes a full year of operating results of Temporary Corporate Housing, Corporate Lodgings, Executive Interim Properties, Temporary Housing Experts, HAI Acquisition Corp., BridgeStreet Texas, L.P. and BridgeStreet Arizona, Inc. The operating results for the year ended
December 31, 1998 also include the operating results of the following wholly-owned operating subsidiaries from the indicated dates on which they acquired, by merger with or purchase of substantially all of the assets of, flexible accommodation service providers: BridgeStreet North Carolina, Inc. (January 2, 1998); BridgeStreet Raleigh, Inc. (January 2, 1998); BridgeStreet Colorado, Inc. (January 2, 1998); BridgeStreet Texas L.P. ("Austin," January 2,
1998); BridgeStreet Accommodations Limited (February 19, 1998); BridgeStreet Canada, Inc. (March 2, 1998); and BridgeStreet California, Inc. (June 1, 1998).

    BridgeStreet's Consolidated Statement of Operations for the year ended December 31, 1997 includes the operating results of Temporary Corporate Housing, Corporate Lodgings, Executive Interim Properties and Temporary Housing Experts, all of which were acquired on January 2, 1997. The operating results for the year ended December 31, 1997 also include the operations of the following wholly-owned operating subsidiaries from the indicated dates on which they acquired, by merger with or purchase of substantially all of the assets of, flexible accommodation service providers: HAI Acquisition (March 31, 1997); BridgeStreet Texas, L.P. ("Dallas," December 1, 1997); and BridgeStreet
Arizona, Inc. ("Arizona," December 1, 1997).

    YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    REVENUES. Revenues decreased $1.3 million, or 1.3%, from $96.7 million for the year ended December 31, 1998 to $95.4 million for the year ended
December 31, 1999. The decrease in revenues was primarily the result of a decrease in the number of accommodations rented during the third and fourth quarters of the year. BridgeStreet believes that a significant amount of this revenue decline was related to the Year 2000 effect on a portion of its customers. BridgeStreet believes that during the third and fourth quarters consulting activity generally slowed as businesses completed Y2K compliance projects and/or delayed the commencement of new non-Y2K projects pending the effect of Y2K on their business. Since consultants on project assignments represent a sizable portion of BridgeStreet's revenues, this action negatively effected BridgeStreet's 1999 revenues.

    COST OF SERVICES. Cost of services decreased $1.0 million, or 1.4%, from $71.3 million for the year ended December 31, 1998, to $70.3 million for the year ended December 31, 1999. Cost of services, as a percentage of revenues, decreased from 73.8% for the year ended December 31, 1998, to 73.7% for the year ended December 31, 1999. The decrease in cost of services is in line with the decrease in revenues.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense increased by $2.8 million, or 13.6%, from $20.0 million for the year ended December 31, 1998 to $22.8 million for the year ended December 31, 1999. As a percentage of revenues, selling, general and administrative expenses increased from 20.7% in 1998 to 23.8% in 1999. Contributing to the increase in expenses were the full year 1999 operations in London, which were acquired in February 1998, Canada, which were acquired in March of 1998, and California, which were acquired in June of 1998. In addition, the London operations began to increase staffing in the second half of 1999 to accommodate growth from a major contract awarded from a leading international consulting company. Collectively, these operations resulted in an additional $1.3 million of expense in 1999 compared to 1998. Depreciation and amortization expense increased $0.6 million as a result of the acquisitions completed in 1998 and the completion of system development work in 1998 and 1999. As a percent of sales, selling, general and administrative expense increased primarily as a result of BridgeStreet's lower than expected sales in the second half of 1999.

    NON-RECURRING CHARGES. The Statement of Operations for the year ended December 31, 1998 includes a restructuring charge of $1.3 million on a pretax basis ($732,000 after tax). This second quarter charge of $1.3 million represented an accrual of $962,000 for severance and other employee benefits for five employees, an accrual of $368,000 for lease termination costs, the write-off of certain software and marketing costs, and professional fees associated with the management realignment. The accounting for the restructuring charge is in compliance with the Emerging Issues Task Force 94-3, "Liability Recognition for Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." During 1998, $664,000 was charged against the reserve consisting of severance and benefit expenses of $341,000, the write-off of marketing materials and software of $202,000 and professional fees and other expenses of $121,000. During 1999, approximately $520,000 was charged against the reserve, consisting of severance and benefit expenses of $460,000, and write-off of software and other expenses of $60,000. As of December 31, 1999, the balance remaining in the reserve account was approximately $146,000. The majority of the balance relates to continuing severance and benefit expenses. BridgeStreet expects all costs to be incurred by the end of the second quarter of 2000, and no material incremental costs are expected to be recognized in future periods. See footnote 10 in the Notes to the BridgeStreet Consolidated Financial Statements for additional information.

    YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES. Revenues increased $45.6 million, or 89.3%, from $51.1 million for the year ended December 31, 1997, to $96.7 million for the year ended December 31, 1998. The increase in revenues was primarily the result of an increase in the number of accommodations rented during the year due to the acquisitions of seven flexible accommodation service providers, a full year of revenues for the 1997 acquisitions and growth in existing markets.

    COST OF SERVICES. Cost of services increased $33.6 million, or 89.0%, from $37.7 million for the year ended December 31, 1997, to $71.3 million for the year ended December 31, 1998. Cost of services, as a percentage of revenues, decreased from 73.9% for the year ended December 31, 1997, to 73.8% for the year ended December 31, 1998. The dollar increase in cost of services was primarily related to the acquisitions of the flexible accommodation service providers as discussed above. As a percentage of revenues, cost of services decreased slightly from 1997 primarily due to higher gross margins from BridgeStreet's Canadian and U.K. subsidiaries.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense increased $10.1 million, or 102%, from $9.9 million for the year ended December 31, 1997, to $20.0 million for the year ended
December 31, 1998. Selling, general and administrative expense, as a percentage of revenues, increased from 19.4% for the year ended December 31, 1997, to 20.7% for the year ended December 31, 1998. The dollar increase in selling, general and administrative expense was primarily a result of the acquisitions of flexible accommodation service providers, as discussed above, and increased corporate overhead. The increase, as a percentage of revenues, is primarily from increased corporate overhead. The increase in corporate overhead is a direct result of incurring a full year of costs in 1998 for a corporate management team and other costs associated with creating a public company infrastructure. In 1997, these costs primarily were incurred during the second half of the year.

    NON-RECURRING CHARGES. The Statement of Operations for the year ended December 31, 1997 includes $1.2 million of non-recurring, non-cash compensation expense relating to the accelerated vesting of restricted stock held by executive officers. The compensation charge represents the difference between the value of stock issued to officers and the amount paid. The Statement of Operations for the year ended December 31, 1998 includes a restructuring charge of $1.3 million on a pretax basis ($732,000 after tax).

    OTHER INCOME, NET. The components of other income (expense) are as follows for the years ended December 31:

                                                1999        1998        1997
                                              ---------   ---------   --------
Interest income.............................  $  78,359   $ 146,458   $196,253
Interest expense............................   (707,381)   (451,270)  (120,065)
Other, net..................................    146,749     128,549     13,445
                                              ---------   ---------   --------
Other income, net...........................  $(482,273)  $(176,263)  $ 89,633
                                              =========   =========   ========

    Interest income has been decreasing as a result of the use of invested funds for acquisitions. Interest expense is increasing as a result of borrowings against the line of credit, both for acquisition payments and working capital needs.

INCOME TAX PROVISION

    For the year ended December 31, 1999, BridgeStreet recorded a tax provision of approximately $655,000 on pretax income of approximately $591,000, compared to a tax provision of approximately $1.3 million on pretax income of $2.7 million in 1998. BridgeStreet records income taxes pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, ACCOUNTING FOR INCOME TAXES. Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The tax provisions are based on BridgeStreet's consolidated effective tax rate after considering nondeductible expenses, such as amortization of goodwill, officers' stock compensation in 1997 and foreign taxes for 1998 and 1999. The effective tax rates are as follows for the years ended December 31:

                                                       1999       1998       1997
                                                     --------   --------   --------
Effective tax rate.................................   110.9%     46.5%      75.1%

    The higher than normal 1999 effective tax rate is attributable to the effect of the lower net income on a fixed amount of nondeductible goodwill amortization. The higher than normal 1997 effective tax rate is attributable to the effect of the non-recurring, non-deductible officer's stock compensation charge recognized in 1997.

    BridgeStreet does not provide deferred income taxes on unremitted earnings of foreign subsidiaries as such funds are deemed indefinitely reinvested in those operations. It is not practicable to calculate the deferred taxes associated with these unremitted earnings.

LIQUIDITY AND CAPITAL RESOURCES

    For the year ended December 31, 1999, net cash provided by operating activities totaled $4.0 million. Net cash used in investing activities was $7.0 million, primarily for payments related to 1998 acquisitions, the purchase of operating stock and equipment required in BridgeStreet's business, and costs associated with implementing a company-wide fully integrated management information system. Net cash provided by financing activities was $2.7 million, primarily due to borrowings against the revolving line of credit. Cash and cash equivalents decreased by approximately $280,000 during the period and totaled $2.7 million at December 31, 1999.

    For the year ended December 31, 1998, net cash provided by operating activities totaled $1.6 million. Net cash used in investing activities was $15.5 million, primarily for acquisitions, the purchase of operating stock and equipment required in BridgeStreet's business, and costs associated with implementing a company-wide fully integrated management information system. Net cash provided by financing activities was $8.0 million, primarily due to borrowings against the revolving line of credit. Cash and cash equivalents decreased by $6.0 million during the period and totaled $3.0 million at December 31, 1998.

    In September 1997, BridgeStreet completed its initial public offering of 3,007,250 common shares, of which 2,092,250 shares were issued by BridgeStreet and 915,000 shares were sold by a number of stockholders of BridgeStreet at a public offering price of $9.00 per share. The net proceeds to BridgeStreet, after deducting underwriting discounts and commissions and expenses incurred in connection with the offering, of approximately $14.8 million were used to repay $1.2 million of indebtedness of the five companies acquired in the first quarter of 1997 assumed in connection with their merger into BridgeStreet (see footnote 1 in the Notes to the BridgeStreet Consolidated Financial Statements),
$2.8 million (of which $1.0 million related to acquisitions) of indebtedness outstanding under BridgeStreet's revolving credit facility, $28,000 of the outstanding amount due under a loan made to BridgeStreet by the spouse of one of BridgeStreet's directors, and approximately $3.6 million for acquisitions and expenses associated with acquisitions. The remaining net proceeds were invested in short-term, interest bearing, investment grade securities at December 31, 1997, and subsequently were used for acquisitions during 1998.

    BridgeStreet has a revolving credit facility secured by guarantees by certain material subsidiaries of BridgeStreet and a pledge of the capital stock of all of BridgeStreet's wholly-owned operating subsidiaries. The revolving credit facility may be used for refinancing of BridgeStreet's subsidiaries' indebtedness, acquisitions, working capital and to repurchase up to $1.0 million of BridgeStreet's stock. Loans made under the revolving credit facility bear interest, at BridgeStreet's option, at 0.25% to 0.5% above the bank's prime lending rate, or 1.75% to 2.0% above the Eurodollar or LIBOR rates. During the second quarter of 1999, the revolving credit agreement was amended to provide a Canadian sublimit and to add BridgeStreet's Canadian subsidiary as a party to the agreement for purposes of borrowing under the Canadian sublimit. Interest on the amounts borrowed under the Canadian sublimit is payable, at BridgeStreet's option, at 1.5% to 1.75% above the bank's Canadian prime lending rate, or 1.75% to 2.0% above the Canadian cost of funds rate. The revolving credit facility prohibits the payment of dividends and other distributions by BridgeStreet, generally will not permit BridgeStreet to incur or assume other indebtedness, requires the bank's approval for certain acquisitions, and requires BridgeStreet to comply with certain financial covenants. BridgeStreet had $11.2 million and $7.5 million outstanding under the facility at December 31, 1999 and December 31, 1998, respectively. At December 31, 1999 and 1998, BridgeStreet's weighted average interest rates were 7.85% and 6.75%, respectively.

    At December 31, 1999, BridgeStreet was not in compliance with some of its financial covenants under the revolving credit facility. BridgeStreet subsequently received waivers of those covenants. Additionally, BridgeStreet's projections indicated that BridgeStreet might be out of compliance with some financial covenants during the first and second quarters of 2000. BridgeStreet has received a waiver for the covenants with which it anticipated it might be out of compliance in 2000. BridgeStreet believes that with these waivers, it will be in compliance with its financial covenants for the year ending
December 31, 2000. During the first quarter of 2000, BridgeStreet amended its revolving credit agreement to allow for an additional $2.0 million daily working capital line of credit with one of the banks in the revolving credit facility. Additional borrowings under the amended revolving credit facility, up to the facility limit of $25 million, require the approval of the majority bank providing the facility. While there can be no assurance, management believes that cash flow from operations and funds from the revolving credit facility, or a successor facility, will be adequate to fund BridgeStreet's capital requirements for the year 2000.

    After the acquisition of the five companies in the first quarter of 1997, BridgeStreet made three additional acquisitions in 1997. The acquisitions were accounted for using the purchase method of accounting. The aggregate cost of these acquisitions was $6.75 million, consisting of $4.4 million of cash and $2.35 million of stock. The preliminary purchase price allocation of these acquisitions resulted in goodwill of approximately $7.4 million that is being amortized over 35 years.

    During 1998, BridgeStreet acquired seven companies. The acquisitions have been accounted for using the purchase method of accounting. The total aggregate cost of these acquisitions was approximately $20.5 million, consisting of cash and promissory notes of $16.3 million and $4.2 million in common stock or securities exchangeable for common stock. The purchase price allocation of these acquisitions resulted in goodwill of approximately $21.2 million that is being amortized over 35 years.

    BridgeStreet intends to pursue growth through large national accounts as well as increasing market share for its local and regional customers. As a result of the acquisition of 15 operations in 1997 and 1998, combined with alliances with its network partners, BridgeStreet has the geographic coverage needed to conduct this growth strategy and does not intend to pursue further acquisition opportunities at this time.

    BridgeStreet's primary sources of funds to date have been cash flow from operations, proceeds from the offering and its revolving credit facility. BridgeStreet anticipates future sources of funding will be cash flow from operations and the revolving credit facility. Principal future uses of cash will be to fund expanding operations and investment in BridgeStreet's management information systems. Capital expenditure requirements in 2000 are anticipated to be approximately $4.5 million. Approximately $1.0 million of these expenditures are related to furnishings and leasehold improvements for a new property in the U.K., where BridgeStreet has an exclusive 15-year lease. These expenditures will be funded from year-end 1999 cash balances held in BridgeStreet's London operations in anticipation of these expenditures. Capital expenditures for the years ended December 31, 1999, 1998 and 1997 were approximately $4.2 million, $4.1 million and $1.6 million, respectively.

    BridgeStreet anticipates funding the balance of its cash needs from cash flow from operations during 2000. Seasonal and daily cash shortfalls will be funded from BridgeStreet's revolving credit facility.

    BridgeStreet intends to retire its debt in the 2000 fiscal year in connection with the merger agreement described in BridgeStreet's subsequent event note to the consolidated financial statements.

INFLATION

    Due to the relatively low levels of inflation experienced in 1999, 1998 and 1997, inflation did not have a significant effect on the results of BridgeStreet during these periods.

SEASONALITY

    Quarterly earnings may be affected by the timing of certain holidays, business and vacation patterns, weather conditions, economic factors and other considerations affecting travel. Corporate relocation activity peaks in the summer months and declines significantly during the fourth quarter and the first part of the first quarter. Long-term consulting activity tends to follow a similar pattern, but not to the same extent. BridgeStreet expects to realize lower revenues, operating income and net income during the first and fourth quarters.

MANAGEMENT INFORMATION SYSTEMS AND YEAR 2000 ISSUES

    BridgeStreet was formed in August 1996, and during 1997 and 1998, acquired fifteen flexible accommodation companies. The acquired companies each had different computer hardware and software systems. As a result, BridgeStreet has undertaken a complete review and assessment of its information technology systems. BridgeStreet has determined that all accounting and property management systems will be replaced with a single integrated system. Year 2000 compliance is a requirement for all new systems BridgeStreet has acquired and will acquire or develop internally. BridgeStreet analyzed all other non-information technology systems such as security, electrical, fire protection, voice and data communication systems, which may contain embedded technology microprocessors or other similar circuitry, to adequately address Year 2000 issues. BridgeStreet did not experience any noticeable Year 2000 system issues.

    During the fourth quarter of 1997, BridgeStreet evaluated several major accounting software vendors. Key criteria evaluated included: Y2K compliance; meeting company functional requirements; reporting capabilities; software flexibility and scalability; vendor stability, growth and support; ease of use; and cost. In the first quarter of 1998, based on these criteria and extensive review of the software vendors, BridgeStreet selected an accounting software vendor. During the second and third quarters of 1998, BridgeStreet undertook phase one of its financial systems implementation. Phase one included: analyzing accounting requirements; purchasing and setting up hardware and application software; conducting a conference room pilot; and application documentation and training. In August of 1998, BridgeStreet began the roll out phase in BridgeStreet's Cleveland Region. BridgeStreet completed rolling out the accounting software application to each of its North American regions during 1999. BridgeStreet also implemented a wide area network to connect all North American offices to the central computer system.

    During the first quarter of 1998, BridgeStreet evaluated several major property management software vendors. Key criteria evaluated included: Y2K compliance; meeting company functional requirements; reporting capabilities; software flexibility and scalability; vendor stability, growth and support; ease of use; and cost. Based on this review, BridgeStreet determined that there was no one software application that entirely met the key needs of BridgeStreet. In the second quarter of 1998, BridgeStreet made the decision to internally develop its property management systems. The system is being developed within the accounting software package discussed above. This provides BridgeStreet with a fully integrated accounting and property management system. During 1997, BridgeStreet had developed a prototype property management system which will be the underlying design framework for the first phase of the property management system.

    During the third quarter of 1998, BridgeStreet undertook phase one of its property management systems implementation. Phase one included: analyzing property management requirements; purchasing and setting up hardware and application software; conducting a conference room pilot; and, application documentation and training. This phase was completed and during the fourth quarter of 1998 and BridgeStreet began programming of the system. BridgeStreet began the pilot installation of the system during the first quarter of 1999. Full implementation has occurred in a number of BridgeStreet offices. BridgeStreet expects to complete implementation to all United States offices during the year 2000.

    The total cost to replace existing software, hardware and the cost of implementing the new accounting and property management systems is estimated to be $3.5 million, which will be capitalized as incurred.

    CONTINGENCY PLANS AND RISKS OF BRIDGESTREET'S Y2K ISSUES. BridgeStreet believes it had the internal controls and manual systems in place to prevent any material interruption in its business operations due to Y2K problems. BridgeStreet did not experience any noticeable Y2K system problems. Prior to the complete implementation of the new accounting and property management systems, BridgeStreet's operating subsidiaries that did not have the new systems upgraded their existing systems to be Y2K compliant or discarded them in favor of manual systems. BridgeStreet intends to rely on these manual systems and controls at each operating subsidiary until each subsidiary has fully implemented the new systems. BridgeStreet undertook extensive preparations for Y2K issues, much of which was done internally. The total cost to analyze all company systems, apply necessary programming connections, and replace outdated hardware was less than $50,000. As part of the analysis process, BridgeStreet used vendor-supplied tools to identify potential Y2K problems. Testing was done on all critical systems to ensure a complete and efficient transition. In addition, the information technologies staff worked on January 1, 2000 to ensure proper operation of all systems and to assist system users in local markets with any unforeseen issues. It is possible that Y2K, or similar issues such as leap year-related problems, may occur with billing, payables, reservations, property management or other systems. BridgeStreet believes any such problems will be minor and correctable. In addition, BridgeStreet could be negatively impacted by customers or suppliers that suffer long-term Y2K system problems or similar issues. BridgeStreet is currently not aware of any Y2K or similar system problems with customers or suppliers.

QUANTITATIVE AND QUALITATIVE DISCLOSURES OF MARKET RISK.

INTEREST RATE RISK

    BridgeStreet has a $25 million revolving credit facility agreement. The interest due under this facility is variable with BridgeStreet's rate tied to various underlying rates (the bank's prime lending rate in both the USA and Canada, Eurodollar rates, LIBOR rates, and the Canadian cost of funds rate). BridgeStreet has not entered into any agreements to mitigate its interest rate risk.

    A material change in the various underlying rates described above could have a material impact on BridgeStreet. However, no assumptions have been made regarding future interest rates.

    BridgeStreet intends to retire its debt in the 2000 fiscal year in connection with the completion of the merger.

EXCHANGE RATE RISK

    Through BridgeStreet's wholly-owned operating subsidiaries of BridgeStreet Accommodations Limited and BridgeStreet Canada, both formed in 1998, BridgeStreet operates internationally and enters into transactions denominated in foreign currencies. As a result, BridgeStreet is subject to the volatility that is associated with exchange rate movements. The effects of foreign currency on operating results in the current year were not material to BridgeStreet. BridgeStreet does not hedge its risk in foreign currency exchange rate movements and does not intend to do so in the foreseeable future.

    Each of the above-mentioned subsidiaries primarily enters into transactions denominated in their respective local currencies; and, therefore, are not individually subject to significant volatility associated with exchange rate movements. BridgeStreet deems its unremitted earnings of foreign subsidiaries as indefinitely reinvested in those operations. While a material change in the relevant exchange rates could have a material affect on the financial results reported by BridgeStreet, BridgeStreet does not believe that a material economic exposure exists because it generally does not expatriate or repatriate foreign currencies into U.S. dollars.

                            BRIDGESTREET MANAGEMENT

BOARD OF DIRECTORS

    JOHN E. DANNEBERG, age 54, has been President, Chief Executive Officer and a director of BridgeStreet since June 1998. He also is Chief Executive Officer and sole director of each of BridgeStreet's wholly-owned subsidiaries. From 1996 to 1997, Mr. Danneberg was Chief Executive Officer of Sonitrol Security, a subsidiary of ADT Limited ("ADT"), an electronic security company. From 1988 to 1995, Mr. Danneberg was owner and Chief Executive Officer of Foliage Plant Systems, a large commercial plant sales and services company. From 1981 to 1988, Mr. Danneberg was President of the security division of Hawley Group Limited, a predecessor of ADT.

    PAUL M. VERROCHI, age 51, has been Chairman of the Board of Directors of BridgeStreet since August 1996. Mr. Verrochi also is Chairman, co-founder and a principal of American Business Partners. From May 1998 to March 2000,
Mr. Verrochi was Chairman and Chief Executive Officer of PROVANT, Inc., a performance improvement training company. In 1992, Mr. Verrochi co-founded American Medical Response, Inc. ("AMR"), which prior to its acquisition was a publicly-held company and the largest provider of ambulance services in the United States. From August 1992 to January 1996, Mr. Verrochi served as AMR's President and Chief Executive Officer, and until January 1997 he also served as the Chairman of the Board of Directors. Mr. Verrochi was selected as the 1995 National Entrepreneur of the Year for Emerging Growth Companies by INC. MAGAZINE. Mr. Verrochi serves as an advisory board member to numerous charitable foundations, including the New England Aquarium and the Boston Symphony Orchestra. Mr. Verrochi is also a director of PROVANT, Inc.

    WILLIAM N. HULETT, III, age 56, has been Vice Chairman of the Board of Directors of BridgeStreet since June 1998. Presently, he is a member of Fame Development Ltd. and has been so since mid-1999. From June 1997 to June 1998, Mr. Hulett was President, Chief Executive Officer and a director of BridgeStreet. Prior to the commencement of his employment with BridgeStreet, Mr. Hulett served from January 1997 through May 1997 as a consultant to BridgeStreet. Mr. Hulett's career in the hotel industry has spanned 33 years, from 1960 to 1993. During 21 years with Westin Hotels (from 1960 to 1981),
Mr. Hulett managed some of the best known hotels in America, including the St. Francis in San Francisco and The Mayflower in Washington, D.C., served as the Managing Director for all Westin Hotels in Hawaii, and also served as Vice President for Operations and Development, during which time Westin built the Westin in Cincinnati and the Westin O'Hare in Chicago. In 1981, Mr. Hulett joined the Nestle Corporation as President of the Stouffer Hotel Company. During his 12 years as President of Stouffer, Stouffer built, acquired or joint ventured over 35 hotels. In 1993, when Stouffer was sold, he devoted his time to fund raising and building the Rock and Roll Hall of Fame and Museum, which opened in Cleveland, Ohio in 1995. He served as Chairman and Chief Executive Officer of the facility until joining BridgeStreet in 1997. In 1996, Mr. Hulett was named Business Executive of the Year by the Cleveland Sales and Marketing Executives Association. Mr. Hulett is a director of the Travel Industry Association of America and of Developers Diversified Realty Corporation, and has served the American Hotel and Motel Association in various capacities, including Vice Chairman of its Educational Institute. Mr. Hulett currently serves as Chairman of the Cleveland Chapter of the American Red Cross.

    LYNDA D. CLUTCHEY, age 42, has been a director of BridgeStreet, and President and Chief Operating Officer of Temporary Corporate Housing, Inc., one of BridgeStreet's operating subsidiaries, since January 1997. Until
January 1997, Ms. Clutchey was President and a director of Temporary Corporate Housing, which she co-founded in August 1983. Prior to co-founding Temporary Corporate Housing, Ms. Clutchey served in the United States Peace Corps.

    DAVID B. HAMMOND, age 55, has been a director of BridgeStreet since November 1998. Mr. Hammond has been Chairman of BCA Holdings Limited (formerly Integrated Transport Systems

Limited), a European vehicle auctioneer, since December 1995. Previously, from 1988 until April 1996, he served as Deputy Chairman of ADT. Mr. Hammond is a Fellow of the Institute of Chartered Accountants in England. Since May 1995, he has been a commissioner at the U.K. Competition Commission (formerly the Monopolies and Mergers Commission). Mr. Hammond is also a director of Carlisle Holdings Limited and PROVANT, Inc. and served as a director and Chairman of the Audit Committee of AMR from 1993 until 1997.

    STEPHEN J. RUZIKA, age 44, has been a director of BridgeStreet since
July 1998. Mr. Ruzika served as director and Executive Vice President of ADT, and as a member of ADT's Executive Committee, from 1987 to July 1997. Until July 1997, he had been Chief Financial Officer of ADT since 1989 and President of ADT Security Services, Inc. since 1996. Mr. Ruzika was previously Chief Financial Officer of ADT's United States operations and he served as Chief Executive Officer and a director of Carlisle Holdings Limited from January 1998 to August 1998.

    JERRY SUE THORNTON, PH.D., age 53, has been a director of BridgeStreet since September 1997. Dr. Thornton has been President of Cuyahoga Community College, the largest community college in Ohio, since 1992. Previously, from 1985 to 1992, Dr. Thornton was President of Lakewood Community College in White Bear Lake, Minnesota. Dr. Thornton is a director of Applied Industrial Technologies, Inc., National City Bank (Cleveland), RPM, Inc. and several non-profit organizations, including The Cleveland Foundation, Rock and Roll Hall of Fame and Museum (Cleveland and New York Boards) and the United Way Services.

DIRECTOR COMPENSATION

    Mr. Verrochi and members of the board of directors who also serve as officers of BridgeStreet or its subsidiaries do not receive compensation for serving on the board. Each other member of the board receives a fee of $2,000 for each board of directors meeting attended, except that $500 is paid if a telephonic meeting is held, and an additional fee of $1,000 for each committee meeting attended, except that $500 is paid for each committee meeting attended on the same date as a board meeting. All receive reimbursement of reasonable expenses incurred in attending board and committee meetings and otherwise carrying out their duties.

    BridgeStreet's board of directors has adopted the Stock Plan for Non-Employee Directors (the "Directors' Plan") and has delegated certain powers to administer the Directors' Plan to its compensation committee. Subject to adjustment for stock splits and similar events, a total of 100,000 shares of common stock are reserved for issuance under the Directors' Plan. Pursuant to the Directors' Plan, as amended, each director who is neither an employee of BridgeStreet or one of its subsidiaries nor a holder of five percent or more of BridgeStreet's common stock receives, on the date of BridgeStreet's annual option grant to employees, an option to purchase a number of shares of common stock determined by the committee in its sole discretion. Each option has a per-share exercise price equal to the fair market value of the common stock on the date of grant. Each option is non-transferable except upon death (unless otherwise approved by the committee), expires 10 years after the date of grant and becomes exercisable with respect to one-third of the shares of common stock issuable thereunder on each of the first three anniversaries of the date of grant if the individual is a director at such time. If the director dies or otherwise ceases to be a director prior to the expiration of an option, the option (if exercisable) will remain exercisable for a period of one year (following death) or three months (following other termination of the individual's status as a director), but in no event beyond the tenth anniversary of the date of grant. The committee also has the authority under the Directors' Plan to grant special awards from time to time to eligible participants. The committee may at any time or times amend the Directors' Plan for any purpose that at the time may be permitted by law.

EXECUTIVE OFFICERS

    In addition to Mr. Danneberg, the following individuals are also executive officers of BridgeStreet:

    WAYNE B. GOLDBERG, age 39, joined BridgeStreet as Chief Operating Officer in January 2000. From March 10, 1979 to December 31, 1999, Mr. Goldberg was employed by Red Roof Inns, Inc., a publicly-held temporary lodging company, and was the Group Vice President of Operations at the time of his departure.

    WARE H. GROVE, age 49, joined BridgeStreet as Chief Financial Officer in January 2000. From June 1996 until July 1999, Mr. Grove was Vice President and Chief Financial Officer of Lesco, Inc., a publicly-held turf care products company. Previously, from August 1994 until June 1996, Mr. Grove was Vice President and Treasurer of Revco D.S., Inc., a publicly-held drugstore chain. Prior to that, from March 1991 until June 1994, Mr. Grove was Vice President and Corporate Treasurer of Computerland/ VanStar Corporation, a privately-held worldwide personal computer and related services, sales and distribution company. Prior to 1991, Mr. Grove held various management positions with several companies.

EXECUTIVE OFFICER SUMMARY COMPENSATION TABLE

    The following table contains a summary of the annual, long-term and other compensation of certain of BridgeStreet's executive officers, including its Chief Executive Officer, for each of BridgeStreet's three fiscal years ended December 31, 1999.

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                                             ANNUAL          ------------
                                                          COMPENSATION        SECURITIES
                                                      --------------------    UNDERLYING       ALL OTHER
NAME AND POSITION                            YEAR     SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION($)
-----------------                          --------   ---------   --------   ------------   ---------------
John E. Danneberg........................    1999      205,696         --            --          26,740(1)
  President and Chief Executive Officer      1998      109,450         --       500,000          38,728(1)

Mark D. Gagne(2).........................    1999      155,388         --       100,000           5,544(3)
  Chief Financial Officer and Treasurer      1998      142,518     20,000        10,000           7,083(3)
                                             1997      123,269         --        75,000              --

------------------------

(1) The 1999 figure includes a company contribution to the 401(k) plan of $3,020, company-paid health insurance premiums of $2,575 and housing expenses of $21,145. The 1998 figure includes company-paid health insurance premiums of $1,979, housing expenses of $12,105, travel expenses of $15,808 and legal fees of $8,836.

(2) Mr. Gagne resigned as an officer and director of BridgeStreet in January 2000.

(3) The 1999 figure includes a company contribution to 401(k) plan of $1,545 and company-paid health insurance premiums of $3,999. The 1998 figure includes company contributions to 401(k) plan of $1,032 and company-paid health insurance premiums of $6,051.

OPTIONS GRANTS IN THE LAST FISCAL YEAR

    The following table contains information with respect to stock options granted to the Chief Executive Officer and the other named executive officer during 1999. BridgeStreet has not granted SARs.

                                                          INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                                      --------------------------                  VALUE AT ASSUMED
                                                       PERCENT OF                                  ANNUAL RATES OF
                                         NUMBER OF       TOTAL                                       STOCK PRICE
                                         SECURITIES     OPTIONS                                   APPRECIATION FOR
                                         UNDERLYING    GRANTED TO                                   OPTION TERMS
                                          OPTIONS     EMPLOYEES IN    EXERCISE     EXPIRATION   ---------------------
                                         GRANTED(#)   FISCAL YEAR    PRICE($/SH)      DATE        5%($)      10%($)
                                         ----------   ------------   -----------   ----------   ---------   ---------
Mark D. Gagne..........................   100,000         53.5%         $4.75        2/09/09     298,725     757,028

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

    The following table shows certain information concerning the aggregate number of all options (both exercisable and unexercisable) held by the Chief Executive Officer and the other named executive officer as of December 31, 1999. None of these individuals exercised any options in 1999, and all options held by them were out-of-the-money as of December 31, 1999. The closing price of the common stock on the American Stock Exchange on April 26, 2000 was $2.69.

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED
                                                    OPTIONS AT DECEMBER 31, 1999(#)
                                                    --------------------------------
                                                       EXERCISABLE/UNEXERCISABLE
                                                    --------------------------------
John E. Danneberg.................................           250,000/250,000
Mark D. Gagne.....................................            53,333/131,667

EMPLOYMENT AGREEMENTS

    Mr. Danneberg has a three-year employment agreement dated June 12, 1998. Under this agreement, Mr. Danneberg will receive a base salary of $200,000 during the first year of the term, $214,000 during the second year of the term and $229,000 during the third year of the term, subject to increase from time to time by the board or its Compensation Committee. In the event Mr. Danneberg's employment is terminated by BridgeStreet without cause, by Mr. Danneberg for cause or by Mr. Danneberg in the event that he does not consent to a change in control of BridgeStreet (as defined in the agreement), BridgeStreet shall continue to pay Mr. Danneberg his base salary as of the date of termination for the remainder of the term of his employment agreement or 12 months, whichever is longer, and BridgeStreet will continue to provide Mr. Danneberg with medical insurance coverage for the remainder of the term of this agreement or 12 months, whichever is longer. Mr. Danneberg has agreed not to compete with BridgeStreet for a period of two years following termination of his employment.

    Mr. Danneberg and BridgeStreet have also entered into a transaction bonus agreement pursuant to which he will be entitled to a bonus of $375,000 upon the successful completion of the merger.

    Previously, Mr. Danneberg was a party to an agreement with BridgeStreet dated May 21, 1999, providing that he would receive a bonus of $1.0 million plus excise taxes owed on the bonus upon a change in control of BridgeStreet. The agreement provided that the transaction must have occurred prior to December 31, 1999, and as a result, no bonus was paid under this agreement.

    Mr. Goldberg has a one-year employment agreement dated January 3, 2000. Under this agreement, Mr. Goldberg receives a base salary of $200,000 and will be entitled to participate in BridgeStreet's bonus compensation program. In the event Mr. Goldberg terminates his employment following a change in control of BridgeStreet (as defined in the agreement), Mr. Goldberg will continue to be entitled to his base salary as of the date of termination for six months, and BridgeStreet will continue to provide medical insurance coverage for six months. In the event that Mr. Goldberg's employment is terminated by BridgeStreet without cause, Mr. Goldberg will continue to receive his base salary for 12 months after termination, and BridgeStreet will continue to provide medical coverage for that period. Mr. Goldberg has agreed not to compete with BridgeStreet for a period of two years following termination of his employment. Pursuant to the employment agreement, Mr. Goldberg received an option to purchase 75,000 shares of common stock with an exercise price of $2.00 per share. The option vests over three years. In the event that BridgeStreet undergoes a change of control, all stock options that are to vest in the year of the change of control become immediately vested on the date of the change of control and 50% of the remaining unvested stock options shall become vested on such date. Pursuant to the terms of the merger agreement, however, all outstanding BridgeStreet options (including Mr. Goldberg's options) that are not exercisable will become immediately exercisable prior to the merger.

    Mr. Grove has a consulting agreement that commenced on January 17, 2000 to serve as Chief Financial Officer of BridgeStreet at a rate of $700 per day. If a sale of BridgeStreet should occur during the term of the employment agreement, and Mr. Danneberg, in his sole discretion, deems Mr. Grove to be instrumental in the coordination and the consummation of the sale, Mr. Grove will earn a bonus upon the sale of BridgeStreet of up to $50,000 to be paid within 30 days of the sale.

    Mr. Gagne had an employment agreement dated January 2, 1997 with BridgeStreet to serve as BridgeStreet's Chief Financial Officer. Under this agreement, as amended, Mr. Gagne's base salary was increased from time to time by the board of directors and he was eligible to receive a bonus of up to 40% of his base salary based on performance goals and other criteria. Mr. Gagne resigned from BridgeStreet in January 2000 and his employment agreement was terminated as of that date with no further obligations on the part of BridgeStreet.

    Mr. Hulett resigned as an officer and employee of BridgeStreet on June 8, 1998. Pursuant to the severance provisions contained in his employment agreement, Mr. Hulett is to receive his base salary at the time of his resignation of $200,000, benefits under BridgeStreet's health and life insurance plans and incidental costs until May 31, 2000. Pursuant to his employment agreement, Mr. Hulett may not compete with BridgeStreet until June 8, 2000.

CERTAIN TRANSACTIONS

    A subsidiary of BridgeStreet leases televisions, VCRs and microwave ovens from Saturn Enterprises, Inc., which is owned by Ms. Clutchey's husband. The original agreement commenced on January 1, 1989, and was renewed on December 28, 1995, for a three-year period beginning on January 1, 1996. These items are rented at rates that are comparable to those charged by unaffiliated companies. In 1999, this subsidiary recorded expenses of $182,285 under this agreement.

    Rocco A. Di Lillo, a former officer and director of BridgeStreet and a holder of more than 5% of the outstanding BridgeStreet shares, has a severance agreement with BridgeStreet dated February 10, 1999. Under this agreement, Mr. Di Lillo continued to receive installments of his base salary as in effect on June 8, 1998 ($140,000 per year) from that date, as well as continued medical benefits, until December 8, 1999. In addition, in certain circumstances upon a change in control of BridgeStreet (as defined in the agreement), Mr. Di Lillo will be entitled to receive in cash the greater of (i) $150,000 or (ii) the product of 50,000 times the excess of the per-share consideration paid in connection with the change in control over $9.00. Mr. Di Lillo has agreed not to compete with BridgeStreet for three years from the date his employment with BridgeStreet terminated (June 8, 1998).

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth information as of April 1, 2000 concerning
(i) each director of BridgeStreet, (ii) the named executive officers of BridgeStreet, (iii) all executive officers and directors of BridgeStreet as a group, (iv) each person who is known by BridgeStreet to be the beneficial owner of more than five percent of the BridgeStreet common stock as of such date, and
(v) the selling stockholders. The information presented details each person's ownership of BridgeStreet common stock and what their respective ownership of MeriStar common stock would be if the merger is completed. This information has been furnished by the persons listed in the table. Except as indicated in the footnotes below, the persons named in this table have sole investment and voting power with respect to the shares beneficially owned by them.

                                                             BRIDGESTREET SHARES OWNED       MERISTAR
                                                           -----------------------------      SHARES
                                                                             PERCENT OF    BENEFICIALLY
                                                              SHARES         OUTSTANDING      OWNED
                                                           BENEFICIALLY        SHARES       AFTER THE
NAME OF BENEFICIAL OWNER                                      OWNED           OWNED(1)        MERGER
------------------------                                   ------------      -----------   ------------
John E. Danneberg(2).....................................      450,100(3)      5.4%           37,550+
Mark D. Gagne............................................       87,500(4)      1.1%           43,750
Paul M. Verrochi.........................................      145,895(5)      1.8%           72,947+
Lynda D. Clutchey(2).....................................      557,379(6)      7.0%          277,606+
David B. Hammond.........................................       19,000(7)       *              8,250+
William N. Hulett, III...................................      340,000(8)      4.2%           92,500+
Stephen J. Ruzika........................................        2,500(9)       *                 --
Jerry Sue Thornton.......................................       10,933(10)      *                 50+
Rocco A. Di Lillo(11)....................................      610,851         7.6%          305,425
Melanie R. Sabelhaus(12).................................      731,005(13)     9.1%          365,502
All Executive Officers And Directors as a Group
  (9 Persons)............................................    1,525,807(14)    17.8%

------------------------

*   Less than 1%.

+ Indicates shares that may be resold pursuant to this proxy statement--prospectus. Following the resale of all of the shares indicated, the corresponding person will not hold any shares of MeriStar.

(1) Percentages are based upon 8,005,037 shares of BridgeStreet common stock outstanding on April 1, 1999.

(2) The stockholder's current address is c/o BridgeStreet Accommodations, Inc., 2242 Pinnacle Parkway, Twinsburg, Ohio 44087.

(3) Includes 375,000 shares of common stock that may be acquired pursuant to options that currently are exercisable.

(4) Includes 6,000 shares of common stock held by Mr. Gagne's children, with respect to which Mr. Gagne disclaims beneficial ownership.

(5) Includes 50,084 shares of common stock held by one of Mr. Verrochi's children, with respect to which Mr. Verrochi disclaims beneficial ownership.

(6) Consists of (i) 47,890 shares of common stock held jointly with Ms. Clutchey's spouse and (ii) 507,323 shares of common stock held of record by Clutchey Family Limited Partnership with respect to which Ms. Clutchey is the general partner and (iii) 2,166 shares of common stock that may be acquired pursuant to options that are currently exercisable.

(7) Consists of 2,500 shares of common stock that may be acquired pursuant to options that currently are exercisable and 16,500 shares are held by a company of which Mr. Hammond and his wife are the sole stockholders.

(8) Includes 155,000 shares of common stock that may be acquired pursuant to options that are currently exercisable.

(9) Consists of 2,500 shares of common stock that may be acquired pursuant to options that currently are exercisable.

(10) Includes 10,833 shares of common stock that may be acquired pursuant to options that currently are exercisable.

(11) The stockholder's address is 2099 Edgeview Drive, Hudson, Ohio 44236. FirstMerit Corporation, the custodian of Mr. Di Lillo's shares, filed a
    Schedule 13G with the SEC on February 8, 1999 with respect to the shares.

(12) The stockholder's address is 227 GreenSprings Valley Drive, Owings Mills, Maryland 21117.

(13) Includes 603,555 shares of common stock over which Ms. Sabelhaus has the sole voting and dispositive power and 127,450 shares of common stock over which Ms. Sabelhaus has shared voting and dispositive power. Ms. Sabelhaus filed a Schedule 13G with the SEC on February 18, 2000.

(14) See Notes 3, 5, 6, 7, 8, 9 and 10 above.

                              PLAN OF DISTRIBUTION

    MeriStar is registering the resale of 488,903 shares of MeriStar common stock on behalf of the selling stockholders indicated in "Principal and Selling Stockholders." As used herein, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered for resale hereby will be borne by MeriStar. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

    The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

    Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act.

    Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 145 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule. See "The Merger--Resales by Affiliates of BridgeStreet."

                                 LEGAL MATTERS

    The validity of the shares of MeriStar common stock to be issued in connection with the merger has been passed upon by Paul, Weiss, Rifkind, Wharton & Garrison of New York, New York. Tax matters have been passed on for MeriStar by Paul, Weiss, Rifkind, Wharton & Garrison and for BridgeStreet by Nutter, McClennen & Fish, LLP of Boston, Massachusetts.

                                    EXPERTS

    The financial statements of MeriStar Hotels & Resorts, Inc. as of
December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference herein, and in the registration statement of which this proxy statement--prospectus is a part, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of BridgeStreet included in this proxy statement--prospectus have been audited by Arthur Andersen LLP, independent auditors, for the periods indicated in their report included in this proxy statement--prospectus. A representative of Arthur Andersen will be at the BridgeStreet special meeting to answer questions from BridgeStreet stockholders and will be given an opportunity to make a statement, if so desired.

                                 OTHER MATTERS

    The BridgeStreet board is not aware of any other matters to be presented at the BridgeStreet special meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on these matters.

                      WHERE YOU CAN FIND MORE INFORMATION

    BridgeStreet and MeriStar file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information either company files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. BridgeStreet's and MeriStar's SEC filings are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at "http://www.sec.gov." In addition, MeriStar common stock is listed on the NYSE and similar information concerning MeriStar can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005. BridgeStreet common stock is listed on the AMEX and similar information concerning BridgeStreet can be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

    MeriStar has filed a registration statement on Form S-4 to register with the SEC the MeriStar common stock to be issued to the BridgeStreet stockholders in the merger. This proxy statement--prospectus is a part of that registration statement and constitutes a prospectus of MeriStar in addition to being a proxy statement of BridgeStreet for the special stockholders' meeting. As allowed by SEC rules, this proxy statement--prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

    The SEC allows MeriStar to "incorporate by reference" information into this proxy statement--prospectus, which means that MeriStar can disclose important information to you by referring you to another document filed separately with the SEC. This information incorporated by reference is deemed to be part of this proxy statement--prospectus, except for any information superceded by information in this proxy statement--prospectus. This proxy statement--prospectus incorporates by reference the documents named below that we have previously filed with the SEC. Those documents contain important information about MeriStar's business, financial condition and operating results.

MERISTAR SEC FILINGS                           PERIOD
--------------------                           ------
Annual Report on Form 10-K                     Filed on March 15, 2000

Registration Statement on Form 8-A             Filed on July 22, 1998

    MeriStar is also incorporating by reference additional documents that it will file with the SEC between the date of this proxy statement--prospectus and the date of the BridgeStreet special stockholders' meeting.

    MeriStar has supplied all information contained or incorporated by reference in this proxy statement--prospectus relating to MeriStar and BridgeStreet has supplied all information contained in this proxy statement--prospectus relating to BridgeStreet.

    Documents incorporated by reference are available from MeriStar without charge, excluding all exhibits unless MeriStar have specifically incorporated by reference an exhibit in this proxy statement--prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement--prospectus by requesting them in writing or by telephone from MeriStar as follows:

       MeriStar Hotel & Resorts, Inc.
       1010 Wisconsin Avenue, N.W.
       Washington, D.C. 20007

       Attention: Christopher L. Bennett
       Telephone: (202) 295-2316

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM MERISTAR, PLEASE DO SO BY MAY 22, 2000 TO RECEIVE THEM BEFORE THE BRIDGESTREET SPECIAL STOCKHOLDERS' MEETING.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT--PROSPECTUS TO VOTE ON THE PROPOSAL TO APPROVE THE MERGER AGREEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT WHICH IS CONTAINED IN THIS PROXY STATEMENT--PROSPECTUS. THIS PROXY STATEMENT--PROSPECTUS IS DATED APRIL 27, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT--PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THIS DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT--PROSPECTUS TO STOCKHOLDERS NOT THE ISSUANCE OF MERISTAR COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

            INDEX TO BRIDGESTREET CONSOLIDATED FINANCIAL STATEMENTS

FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Public Accountants....................    F-2

Consolidated Balance Sheets.................................    F-3

Consolidated Statements of Operations and Comprehensive
  Income....................................................    F-4

Consolidated Statements of Stockholders' Equity.............    F-5

Consolidated Statements of Cash Flows.......................    F-6

Notes to the Consolidated Financial Statements..............    F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and
Board of Directors of BridgeStreet Accommodations, Inc.

    We have audited the accompanying consolidated balance sheets of BridgeStreet Accommodations, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BridgeStreet Accommodations, Inc. and subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

    Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 14(a)(1) and
(2) and Item 14(d) of Form 10-K are the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          /S/ ARTHUR ANDERSEN LLP

Cleveland, Ohio,
March 28, 2000

                       BRIDGESTREET ACCOMMODATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
                                        ASSETS
Current Assets:
  Cash and cash equivalents.................................  $ 2,677,937   $ 2,957,517
  Trade accounts receivable, less allowance for doubtful
    accounts of $300,000 in 1999 and $270,000 in 1998.......    4,599,981     5,976,054
  Security deposits held by landlords.......................      475,889       534,815
  Deferred income taxes.....................................      884,756       691,591
  Prepaid rent..............................................    2,949,410     2,066,086
  Other current assets......................................    1,402,113     1,019,983
                                                              -----------   -----------
      Total current assets..................................   12,990,086    13,246,046
  Operating stock, net of accumulated amortization..........    2,569,957     2,217,562
  Property and equipment, net of accumulated depreciation...    6,349,488     5,379,024
  Other assets..............................................        9,647        10,150
  Goodwill, net of accumulated amortization.................   43,687,449    40,576,629
                                                              -----------   -----------
      Total assets..........................................  $65,606,627   $61,429,411
                                                              ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt......................  $    98,759   $   778,715
  Due to stockholders and affiliates........................          950       369,949
  Accounts payable..........................................    1,247,075     1,136,952
  Accrued payroll and employee benefits.....................      833,116     1,250,828
  Accrued expenses, other...................................    6,151,296     4,583,569
  Deferred revenue..........................................      747,956     1,163,181
  Security deposits due to customers........................      513,751       612,057
                                                              -----------   -----------
      Total current liabilities.............................    9,592,903     9,895,251
Long-term debt, net of current maturities...................   11,235,892     7,608,452
Deferred income taxes.......................................    1,733,700       939,381
Commitments and contingencies...............................
Stockholders' Equity:
  Preferred stock, $0.01 par value; authorized 5,000,000
    shares; no shares issued or outstanding.................
  Common stock, $0.01 par value; authorized 35,000,000
    shares; 8,169,835 shares issued and outstanding in 1999
    and 1998;...............................................       81,698        81,698
  Additional paid in capital................................   40,134,726    40,134,726
  Retained earnings.........................................    3,005,561     3,069,958
  Accumulated other comprehensive income....................     (177,853)     (300,055)
                                                              -----------   -----------
      Total stockholders' equity............................   43,044,132    42,986,327
                                                              -----------   -----------
        Total liabilities and stockholders' equity..........  $65,606,627   $61,429,411
                                                              ===========   ===========

          See accompanying notes to consolidated financial statements.

                       BRIDGESTREET ACCOMMODATIONS, INC.

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

                                                                YEAR ENDED DECEMBER 31
                                                        ---------------------------------------
                                                           1999          1998          1997
                                                        -----------   -----------   -----------
Revenues..............................................  $95,408,355   $96,666,672   $51,059,156
Operating Expenses:
  Cost of services....................................   70,318,836    71,310,397    37,736,902
  Selling, general and administrative expense.........   22,752,829    20,025,897     9,887,041
  Officers' stock compensation........................           --            --     1,210,261
  Goodwill amortization...............................    1,263,690     1,097,624       489,148
  Restructuring charge................................           --     1,330,000            --
                                                        -----------   -----------   -----------
      Total operating expenses........................   94,335,355    93,763,918    49,323,352
                                                        -----------   -----------   -----------
        Operating income..............................    1,073,000     2,902,754     1,735,804
Other Income (Expense):
  Interest income.....................................       78,359       146,458       196,253
  Interest expense....................................     (707,381)     (451,270)     (120,065)
  Other income, net...................................      146,749       128,549        13,445
                                                        -----------   -----------   -----------
        Other income (expense), net...................     (482,273)     (176,263)       89,633
                                                        -----------   -----------   -----------
          Income before provision for income taxes....      590,727     2,726,491     1,825,437
  Provision for income taxes..........................      655,124     1,267,423     1,371,346
                                                        -----------   -----------   -----------
  Net income (loss)...................................  $   (64,397)  $ 1,459,068   $   454,091
Other comprehensive income:
  Foreign currency translation adjustment.............      122,202      (300,055)           --
                                                        -----------   -----------   -----------
  Comprehensive income................................  $    57,805   $ 1,159,013   $   454,091
                                                        ===========   ===========   ===========
  Net income (loss) per share-basic and diluted.......  $     (0.01)  $      0.18   $      0.08
                                                        ===========   ===========   ===========
  Weighted average shares outstanding-basic...........    8,169,835     8,123,306     5,904,484
  Weighted average shares outstanding-diluted.........    8,169,835     8,123,306     5,930,248

          See accompanying notes to consolidated financial statements.

                       BRIDGESTREET ACCOMMODATIONS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                           ACCUMULATED
                                 COMMON STOCK                  ADDITIONAL                     OTHER            TOTAL
                             --------------------   TREASURY     PAID-IN      RETAINED    COMPREHENSIVE    STOCKHOLDERS'
                              SHARES      AMOUNT     STOCK       CAPITAL      EARNINGS        INCOME          EQUITY
                             ---------   --------   --------   -----------   ----------   --------------   -------------
Balance at 12/31/96........      2,056   $ 31,000   $(4,185)   $        --   $1,156,799     $      --       $ 1,183,614
  Original BridgeStreet
    equity.................  1,174,000     11,740        --         (9,024)          --            --             2,716
  Merger of TCH and
    BridgeStreet...........     (2,056)   (31,000)    4,185             --           --            --           (26,815)
  Issuance of stock to
    founders...............  4,301,000     43,010        --     17,548,922           --            --        17,591,932
  Officers' stock
    compensation...........         --         --        --      1,210,261           --            --         1,210,261
Common stock offering......  2,092,250     20,922        --     14,791,476           --            --        14,812,398
  Issuance of stock to
    acquired companies.....    222,095      2,221        --      2,347,779           --            --         2,350,000
  Net income...............         --         --        --             --      454,091            --           454,091
                             ---------   --------   -------    -----------   ----------     ---------       -----------
Balance at 12/31/97........  7,789,345   $ 77,893        --    $35,889,414   $1,610,890            --       $37,578,197
  Issuance of stock to
    acquired companies.....    379,958      3,800        --      4,240,529           --            --         4,244,329
  Options exercised........        532          5        --          4,783           --            --             4,788
  Foreign currency
    translation............         --         --        --             --           --      (300,055)         (300,055)
  Net income...............         --         --        --             --    1,459,068            --         1,459,068
                             ---------   --------   -------    -----------   ----------     ---------       -----------
Balance at 12/31/98........  8,169,835   $ 81,698        --    $40,134,726   $3,069,958     $(300,055)      $42,986,327
Foreign currency
  translation..............         --         --        --             --           --       122,202           122,202
Net income.................         --         --        --             --      (64,397)           --           (64,397)
                             ---------   --------   -------    -----------   ----------     ---------       -----------
Balance at 12/31/99........  8,169,835   $ 81,698        --    $40,134,726   $3,005,561     $(177,853)      $43,044,132
                             =========   ========   =======    ===========   ==========     =========       ===========

          See accompanying notes to consolidated financial statements.

                       BRIDGESTREET ACCOMMODATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31
                                                              ----------------------------------------
                                                                 1999           1998          1997
                                                              -----------   ------------   -----------
Cash Flows From Operating Activities:
  Net income (loss).........................................  $   (64,397)  $  1,459,068   $   454,091
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities........................           --             --            --
    Officers' stock compensation............................           --             --     1,210,261
    Depreciation and amortization...........................    2,937,961      2,505,578       990,346
    Gain on sale of assets..................................     (296,253)       (32,487)           --
    Deferred income taxes...................................      604,160         96,466       225,942
    Changes in operating assets and liabilities excluding
      the effect of acquisitions
      Trade accounts receivable.............................    1,336,771     (3,429,067)     (420,154)
      Security deposits held by landlords...................       56,628       (141,385)      (83,560)
      Prepaid expenses and other assets.....................   (1,279,609)      (211,906)   (1,514,887)
      Accounts payable and accrued expenses.................      520,318      1,429,645       656,731
      Accrued income taxes..................................      686,499             --      (191,988)
      Security deposits due to customers....................      (92,709)      (414,244)      (24,451)
      Deferred revenue......................................     (428,464)       362,677        30,749
                                                              -----------   ------------   -----------
        Net cash provided by operating activities...........    3,980,905      1,624,345     1,333,080
                                                              -----------   ------------   -----------
Cash Flows From Investing Activities:
  Purchases of investments in short-term marketable
    securities..............................................           --             --      (124,997)
  Sales of investments in short-term marketable
    securities..............................................           --             --       277,250
  Acquisitions, net of cash acquired........................   (4,228,705)   (11,503,537)   (4,388,120)
  Proceeds from sale of assets..............................    1,495,273         90,420            --
  Purchases of operating stock..............................     (743,617)      (898,053)     (768,321)
  Purchases of property and equipment.......................   (3,481,255)    (3,235,159)     (876,936)
                                                              -----------   ------------   -----------
        Net cash used for investing activities..............   (6,958,304)   (15,546,329)   (5,881,124)
                                                              -----------   ------------   -----------
Cash Flows From Financing Activities:
  Proceeds from initial public offering, net of offering
    costs...................................................           --             --    14,812,398
  Proceeds from sale of stock...............................           --          4,787            --
  Borrowings against line of credit.........................    4,737,418      7,500,000     2,775,000
  Repayment against line of credit..........................   (1,700,000)            --    (2,775,000)
  Addition (repayment) of long-term debt....................       29,578        211,741    (1,212,807)
  Due to stockholders/affiliates............................     (370,572)       260,726      (727,271)
                                                              -----------   ------------   -----------
        Net cash provided by financing activities...........    2,696,424      7,977,254    12,872,320
                                                              -----------   ------------   -----------
Effect of foreign currency translation on cash..............        1,395        (19,968)           --
                                                              -----------   ------------   -----------
        Net increase (decrease) in cash and cash
          equivalents.......................................     (279,580)    (5,964,698)    8,324,276
Cash and cash equivalents, beginning of year................    2,957,517      8,922,215       597,939
                                                              -----------   ------------   -----------
Cash and cash equivalents, end of year......................  $ 2,677,937   $  2,957,517   $ 8,922,215
                                                              ===========   ============   ===========
Supplemental Cash Flow Information:
        Cash paid for interest..............................  $   640,162   $    416,901   $   158,786
                                                              ===========   ============   ===========
        Cash paid for income taxes..........................  $ 1,008,692   $  1,773,512   $ 1,327,975
                                                              ===========   ============   ===========
Non-Cash Transaction:
  During the first quarter of 1997, the Company exchanged
    4,301,000 shares of Common Stock of the Company for all
    of the outstanding stock of the five Founding Companies.
    Additionally, during the fourth quarter, the Company
    exchanged approximately 222,000 shares of Common Stock
    of the Company for the assets of two flexible
    accommodation providers.
  In the first quarter of 1998, the Company issued
    approximately 380,000 shares of Common Stock of the
    Company or securities convertible into Common Stock of
    the Company as consideration for acquisitions.

          See accompanying notes to consolidated financial statements.

                       BRIDGESTREET ACCOMMODATIONS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

    BridgeStreet Accommodations, Inc. ("BridgeStreet" or the "Company") was incorporated on August 19, 1996, to create a leading national provider of flexible accommodation services through the acquisition and consolidation of the operations of flexible accommodation service companies. During the first quarter of 1997, the Company acquired all the outstanding stock of five flexible accommodation service providers (the "Founding Companies"), in exchange for 4,301,000 shares of Common Stock of the Company (the "Combination"). The Company conducted no operations prior to January 2, 1997, except in connection with its initial public offering and the Combination. For financial reporting purposes, the largest Founding Company, Temporary Corporate Housing Columbus, Inc. ("TCH") was designated as the accounting acquirer, and its acquisition of the remaining four Founding Companies was accounted for using the purchase method of accounting.

    The consolidated financial statements presented herein have been prepared by the Company and include the accounts of TCH, Corporate Lodgings, Inc., Exclusive Interim Properties, Ltd. and Temporary Housing Experts, Inc. all of which (together with certain affiliated companies) were merged with and into subsidiaries of the Company on January 2, 1997, as well as the accounts of the following wholly-owned operating subsidiaries from the indicated dates on which they acquired (by merger with or purchase of substantially all of the assets of) such flexible accommodation service providers: HAI Acquisition Corp. (March 31, 1997); BridgeStreet Texas, L.P. (Dallas, December 1, 1997); BridgeStreet Arizona, Inc. (December 1, 1997); BridgeStreet North Carolina, Inc. (January 2,
1998); BridgeStreet Raleigh, Inc. (January 2, 1998); BridgeStreet Texas, L.P. (Austin, January 2, 1998); BridgeStreet Colorado, Inc. (January 2, 1998); BridgeStreet Accommodations Limited (February 19, 1998); BridgeStreet
Canada, Inc. (March 2, 1998); and BridgeStreet California, Inc. (June 1, 1998). All intercompany accounts and transactions have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The following is a summary of significant accounting policies followed in the preparation of these financial statements.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FINANCIAL INSTRUMENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. Investments in short-term marketable securities are deemed to be available-for-sale, and accordingly, are stated at their fair value. Other financial instruments consisting of trade and other receivables, and long-term debt (which are at variable interest rates) are considered to have a fair value which approximates carrying value at December 31, 1999 and 1998.

                       BRIDGESTREET ACCOMMODATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CONCENTRATION OF CREDIT RISK

    Concentration of credit risk is limited to accounts receivable. The Company may require collateral or other security to support their receivables. The Company conducts periodic reviews of its clients' financial condition and payment practices to minimize collection risks on accounts receivable.

OPERATING STOCK

    Operating stock to furnish new units, including linen, glassware, silverware, utensils and minor appliances, is capitalized as it is purchased and amortized, on a straight line basis, over a three year period to a residual value of 50% of the original cost. Additional purchases of operating stock for units already established are expensed as incurred.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Upon sale or retirement, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is recorded in the consolidated statements of operations. Depreciation is determined using the straight-line method for financial reporting purposes over the estimated useful lives of the respective assets. The double-declining balance method is used for tax purposes. Estimated useful lives are as follows:

                                                             ESTIMATED
ASSET CLASSIFICATION                                        USEFUL LIFE
--------------------                                  ------------------------
Computer hardware and software......................         3-7 Years
Office furniture and equipment......................         5-7 Years
Automobiles.........................................          5 Years
Condominiums........................................          39 Years
Leasehold Improvements..............................  Lease life up to 7 Years

    Repairs and maintenance are charged to expense as incurred. General and administrative costs associated with the opening of new Company offices are expensed as incurred.

REVENUE RECOGNITION

    The Company recognizes revenues on the rentals of accommodations to its clients on a pro rata basis over the length of the client's stay. Amounts received relating to periods after the balance sheet date are reported as deferred revenue in the accompanying consolidated balance sheets. Security deposits received from guests are classified as a current liability, and security deposits paid to landlords are classified as current assets in the accompanying consolidated balance sheets.

GOODWILL

    Goodwill represents the excess purchase price paid over the fair value of the net assets acquired and all transaction costs incurred in connection with the acquisitions. The amortization of goodwill is provided on a straight-line basis over a 35-year period. Goodwill amortization totaled approximately $1,264,000, $1,098,000 and $489,000 in 1999, 1998 and 1997, respectively.
Accumulated amortization of goodwill totaled $2,747,000 and $1,587,000 at December 31, 1999 and 1998, respectively.

                       BRIDGESTREET ACCOMMODATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In accordance with Statement of Financial Accounting Standards (SFAS)
No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and Accounting Principles Board Opinion (APB) No. 17 "Intangible Assets", management regularly evaluates its accounting for goodwill considering such factors as historical and future profitability, and believes that the asset is realizable and the amortization period is appropriate.

ACCOMMODATION AND FURNITURE LEASES

    The Company leases substantially all of its accommodations on a short-term basis with lease terms typically ranging from one month to one year. Furniture for the accommodations is substantially all leased on a monthly basis from various furniture rental companies.

EFFECTS OF FOREIGN CURRENCY

    The Company has business operations in the United Kingdom and Canada. In accordance with SFAS No. 52, the Company has converted the foreign components of its balance sheets at the exchange rates of the foreign currency at the balance sheet date. For December 31, 1999, the rates were 1.6150 U.S. Dollars for one British Pound, and .6925 U.S. Dollar for one Canadian Dollar. For December 31, 1998, the rates were 1.6628 U.S. Dollars for one British Pound, and .6504 U.S. Dollar for one Canadian Dollar. The foreign components of the income statements have been converted at blended exchange rates which were as follows:

                                                                    FOR THE
                                                                  YEAR ENDING
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
U.S. Dollars for one British Pound..........................   1.6172     1.6593
U.S. Dollar for one Canadian Dollar.........................    .6732      .6709

    The Company did not have foreign operations prior to March 1998.

    The cumulative effect of using the two different methods of converting foreign currencies is shown on the statement of stockholders' equity as Foreign Currency Translation.

SELF-INSURANCE

    On January 2, 1999, the Company converted its insured employee health care plan, which covered employees in the United States, into a self-insured health care plan. The self-insured health care plan provides the employees the same coverage as they had under the prior plan, and is managed by the same carrier. Under the plan, the Company funds medical costs up to two cap limits. The first is $25,000 per covered individual; the second is a monthly maximum stop loss amount. (During 1999, that amount was approximately $42,000 per month.) Included in accrued expenses, other in the accompanying consolidated balance sheet at December 31, 1999, is an accrual for the estimated run out liability of approximately $112,500. The run out liability is the amount that the Company would be required to pay its carrier to convert the self-insured health plan back into a fully-insured health plan on December 31, 1999. Also included in accrued expenses, other in the accompanying consolidated balance sheet at December 31, 1999, is an accrual for the estimated incurred but not reported
(IBNR)

                       BRIDGESTREET ACCOMMODATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) liability of approximately $40,500. The IBNR represents the Company's estimate of health insurance costs incurred during the year ended 1999, but not yet presented to the Company for payment.

ADVERTISING COSTS

    Advertising costs are expensed as incurred, and amounted to approximately $885,000, $1,007,000 and $542,000 in 1999, 1998 and 1997, respectively.

RECLASSIFICATION

    Certain items in the 1998 and 1997 financial statements have been reclassified to conform to the 1999 presentation.

3. COMPREHENSIVE INCOME

    Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income" which requires disclosure of comprehensive income, defined as changes in stockholders' equity from non-owner sources, such as foreign currency translation adjustment. The adoption of this statement had no impact on the Company's net income or stockholders' equity. Prior year financial statements have been reclassified to conform to the requirements of this statement.

4. BUSINESS SEGMENTS

    In 1998, the Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." This statement requires companies to identify segments consistent with the manner in which management makes decisions about allocating resources to segments and measuring their performance. It also requires disclosure of products and services, geographic areas and major customers. The Company's operating subsidiaries meet the aggregation criteria established by SFAS No. 131 and have been aggregated for disclosure purposes. The geographic and major customer disclosures are being made in accordance with this statement, and are as follows.

    In 1999, Andersen Worldwide accounted for approximately $9.9 million, or 10.4% of the Company's consolidated 1999 revenues. In 1998, Andersen Worldwide accounted for approximately $11 million, or 11.4% of the Company's consolidated 1998 revenues. No client accounted for more than 10% of the Company's consolidated 1997 revenues.

    For the year ending December 31, 1999, the Company's United Kingdom and Canadian subsidiaries each accounted for more than 10% of the Company's revenue and consolidated pretax income, before corporate expenses, from external customers. For the year ending December 31, 1998, no single country outside of the United States comprised 10% or more of the Company's revenue from

                       BRIDGESTREET ACCOMMODATIONS, INC.

4. BUSINESS SEGMENTS (CONTINUED)
external customers. Approximate revenues and pretax income, before corporate expenses, for the Company's segments are as follows:

                                            1999                  1998
                                     -------------------   -------------------
REVENUES
United Kingdom.....................  $11,500,000   12.1%   $ 7,400,000    7.7%
Canada.............................   10,900,000   11.4%     8,700,000    9.0%
United States......................   73,000,000   76.5%    80,600,000   83.3%

PRETAX INCOME (before corporate
  expenses)
United Kingdom.....................  $   900,000   13.8%   $ 1,000,000   11.5%
Canada.............................    1,200,000   18.5%     1,100,000   12.7%
United States......................    4,400,000   67.7%     6,500,000   75.8%

    Prior to March 1998, the Company did not have revenue from countries outside of the United States. Long-lived assets located outside the United States are as follows:

                                                         AS OF DECEMBER 31
                                                     -------------------------
                                                        1999          1998
                                                     -----------   -----------
Operating stock....................................  $   128,000   $    49,000
Property and equipment.............................    1,504,000       574,000
Goodwill...........................................   14,965,000    11,339,000
                                                     -----------   -----------
                                                     $16,597,000   $11,962,000
                                                     ===========   ===========

    All remaining long-lived assets are located in the United States.

5. INCOME TAXES

    The Company records income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

    The components of income before provision for income taxes follow:

                                              1999          1998         1997
                                           -----------   ----------   ----------
Domestic (net of corporate overhead).....  $(1,505,000)  $  421,000   $1,825,000
Foreign..................................    2,096,000    2,305,000            0
                                           -----------   ----------   ----------
    Total................................  $   591,000   $2,726,000   $1,825,000
                                           ===========   ==========   ==========

                       BRIDGESTREET ACCOMMODATIONS, INC.

5. INCOME TAXES (CONTINUED)
    Provision for income taxes follows:

                                              1999          1998         1997
                                           -----------   ----------   ----------
Current tax expense
  Federal................................  $  (548,000)  $  155,000   $1,077,000
  State and local........................      (65,000)     174,000      226,000
  Foreign................................      679,000      848,000            0
                                           -----------   ----------   ----------
    Total current expense................  $    66,000   $1,177,000   $1,303,000
                                           ===========   ==========   ==========

Deferred tax expense
  Federal................................  $   472,000   $   79,000   $   58,000
  State and local........................        7,000       29,000       10,000
  Foreign................................      110,000      (18,000)           0
                                           -----------   ----------   ----------
    Total deferred expense...............  $   589,000   $   90,000   $   68,000
                                           -----------   ----------   ----------
Total provision for income taxes.........  $   655,000   $1,267,000   $1,371,000
                                           ===========   ==========   ==========

    Net income tax refunds were $110,000 in 1999. Total income tax payments, net of refunds, were $1.1 million and $1.3 million in 1998 and 1997, respectively.

    A reconciliation of the federal statutory income tax rate of 34% and the effective income tax rate for the year ended December 31 follows:

                                               1999        1998         1997
                                             --------   ----------   ----------
Income before income taxes.................  $591,000   $2,726,000   $1,825,000
                                             ========   ==========   ==========
Tax Expense at U.S. statutory rate.........   201,000   $  927,000      621,000
State taxes, net of federal tax benefit....   (43,000)     115,000      156,000
Foreign tax effect--net....................   127,000      162,000           --
Goodwill...................................   287,000      255,000      161,000
Officers' stock award......................        --           --      411,000
Meals and entertainment....................    77,000       23,000       23,000
Other--net.................................     6,000     (215,000)      (1,000)
                                             --------   ----------   ----------
Provision for income taxes.................  $655,000   $1,267,000   $1,371,000
                                             ========   ==========   ==========
Effective income tax rate:.................   110.9%      46.5%        75.1%

                       BRIDGESTREET ACCOMMODATIONS, INC.

5. INCOME TAXES (CONTINUED)
    Deferred tax assets (liabilities) at December 31, 1999 and 1998 follow:

                                                          1999         1998
                                                       -----------   ---------
Deferred tax assets
  Accruals not yet deductible for tax purposes.......  $   751,000   $ 839,000
  Accounts receivable................................      (12,000)   (195,000)
  Deferred income....................................       40,000      41,000
  Alternative minimum tax carryforward...............       78,000          --
  Other..............................................       28,000       7,000
                                                       -----------   ---------
    Gross deferred tax assets........................  $   885,000   $ 692,000
                                                       ===========   =========

Deferred tax liabilities
  Operating stock....................................  $(1,013,000)  $(800,000)
  Fixed assets.......................................     (319,000)   (114,000)
  Intangible assets..................................     (304,000)    (12,000)
  Other..............................................      (98,000)    (13,000)
                                                       -----------   ---------
    Gross deferred tax liabilities...................  $(1,734,000)  $(939,000)
                                                       ===========   =========
Net deferred tax liability...........................  $  (849,000)  $(247,000)
                                                       ===========   =========

    The company does not provide deferred income taxes on unremitted earnings of foreign subsidiaries as the funds are deemed indefinitely reinvested in those operations. It is not practicable to calculate the deferred taxes associated with these unremitted earnings.

6. ACQUISITIONS

    As discussed in Note 1, in the first quarter of 1997, the Company merged with five flexible accommodation operating companies in stock-for-stock tax-free mergers. The mergers have been accounted for using the purchase method of accounting with TCH designated as the accounting acquirer and the other operating companies designated as "acquired companies." The results of operations of the "acquired companies" have been included in the accompanying consolidated financial statements from their respective dates of acquisition. The purchase price and allocation of the purchase price of the four "acquired companies," including the value of stock issued to the founders of BridgeStreet as a transaction fee, was approximately $17.7 million based on an independent appraisal of the net assets acquired. The aggregate cost of the acquisitions exceeded the estimated fair value of assets and liabilities of the acquired companies by $17.5 million which is being amortized as goodwill over 35 years.

    Subsequent to March 31, 1997, the Company made three additional acquisitions during 1997. The cost of these acquisitions was $6.75 million, consisting of $4.40 million of cash and $2.35 million of stock. The purchase price allocation of these acquisitions resulted in goodwill of approximately $7.4 million.

    During 1998, the Company acquired seven companies. The acquisitions have been accounted for using the purchase method of accounting. The total aggregate cost of these acquisitions was approximately $20.5 million, consisting of cash and notes of $16.3 million and $4.2 million in common

                       BRIDGESTREET ACCOMMODATIONS, INC.

6. ACQUISITIONS (CONTINUED)
stock or securities exchangeable for common stock. The purchase price allocation of these acquisitions resulted in initial goodwill of approximately
$17.0 million that is being amortized over 35 years. During 1999, the Company paid additional purchase consideration based on performance goals established at the time of the acquisitions. These amounts totaled $4.2 million, and are being amortized over the remaining life of the goodwill.

    The Company has not acquired any additional flexible accommodation service companies since June 1998.

    The following table presents unaudited selected financial information for the Company, the five Founding companies, and the acquisitions of ABA, Inc. of Dallas, ABA, Inc. of Phoenix, Home on the Road, Inc. of Charlotte, Home on the Road-Raleigh, London Life, GTA and Gracious Corporate Lodging on a pro forma basis, assuming the companies had been combined and the initial public offering had occurred as of the beginning of 1997.

                                                     YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                        1998          1997
                                                    ------------   -----------
Revenues..........................................  $102,642,000   $88,261,000
Net income........................................  $  1,617,000   $ 1,398,000
Net income per share-basic and diluted............  $       0.20   $      0.17

    The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisitions been made at the beginning of 1997.

7. PROPERTY AND EQUIPMENT, AND OPERATING STOCK

    Property and equipment, and operating stock consist of the following at December 31:

                                                          1999         1998
                                                       ----------   ----------
Land.................................................  $       --   $  266,235
Condominiums.........................................          --      998,484
Computer hardware and software.......................   4,721,274    2,776,076
Office furniture and equipment and leasehold
  improvements.......................................   3,569,270    2,216,008
Automobiles..........................................     622,830      491,894
                                                       ----------   ----------
    Total property and equipment.....................   8,913,374    6,748,697
Less-accumulated depreciation........................   2,563,886    1,369,673
                                                       ----------   ----------
    Property and equipment, net......................  $6,349,488   $5,379,024
                                                       ==========   ==========
Operating stock......................................  $4,009,374   $3,263,510
Less-accumulated amortization........................   1,439,417    1,045,948
                                                       ----------   ----------
Operating stock, net.................................  $2,569,957   $2,217,562
                                                       ==========   ==========

    Depreciation expense was $1,285,355, $829,003 and $259,730 in 1999, 1998 and
1997, respectively. Operating stock amortization expense was $393,469, $596,354 and $241,468 in 1999, 1998 and 1997, respectively.

                       BRIDGESTREET ACCOMMODATIONS, INC.

8. ACCRUED EXPENSES, OTHER

    Accrued expenses, other includes the following at December 31:

                                                          1999         1998
                                                       ----------   ----------
Cash overdrafts......................................  $1,845,000   $1,306,000
Accrued income taxes.................................     708,000           --
Accrued sales and use tax............................     542,000      440,000
Accrued maintenance..................................     493,000      529,000
Accrued legal and accounting.........................     117,000       90,000
Accrued restructuring................................     146,000      666,000
Accrued other........................................   2,300,000    1,553,000
                                                       ----------   ----------
  Total..............................................  $6,151,000   $4,584,000
                                                       ==========   ==========

9. RELATED PARTY TRANSACTIONS

    An operating subsidiary of the Company purchases advertising space from City Visitor Publications, Inc., ("City Visitor"), an entity that publishes a travel magazine and is 100% owned by a former executive officer and beneficial shareholder of the Company. Included in the accompanying consolidated statements of operations for the years ended December 31, 1999, 1998 and 1997 are $19,933, $22,500 and $16,000 of advertising expenses paid to City Visitor. In addition, during 1999 the Company purchased certain office assets from City Visitor. The purchase price of those assets was $7,000. The Company believes that this amount represents the assets' fair market value at the time of the purchase.

    TCH leases televisions, VCRs and microwave ovens from Saturn
Enterprises, Inc. ("Saturn"), which is owned by the spouse of one of the Company's directors. The original agreement commenced on January 1, 1989, and was renewed on December 28, 1995, for a three-year period beginning on January 1, 1996. These items are rented at rates that are comparable to those charged by unaffiliated companies. Included in accounts payable in the accompanying consolidated balance sheets at December 31, 1999 and 1998, are amounts owed to Saturn of approximately $9,000 and $18,000, respectively.

    BridgeStreet Canada contracts with The Apartment Maid Service, Inc. (TAMSI) for housekeeping services at its leased properties. TAMSI is owned by a relative of a senior manager of the Company. The services are provided at rates that are comparable to those charged by unaffiliated companies. Included in the accompanying consolidated statements of operations for the periods ended December 31, 1999, 1998 and 1997, is approximately $592,000, $460,000, and $0 of housekeeping expense related to this arrangement, respectively. Included in accounts payable in the accompanying consolidated balance sheets at December 31, 1999 and 1998 are amounts owed to TAMSI of approximately $3,000 and $4,000, respectively.

    BridgeStreet Canada rents five townhouses from Global Hospitality Inc., which is owned by a senior manager along with related parties. BridgeStreet Canada entered into a property management agreement with respect to these properties that requires BridgeStreet Canada to pay rents in the amount of CAN $1,250 per unit per month (CAN $75,000 per year). The initial term of this agreement was for one year and ten months, and, therefore, the original agreement expired on December 31, 1999. In January of 2000, the agreement was renewed for three years (along with an unrelated party

                       BRIDGESTREET ACCOMMODATIONS, INC.

9. RELATED PARTY TRANSACTIONS (CONTINUED) agreement to manage the thirteen other townhouses in the development). The rental has been increased to CAN $1,350 per unit per month (CAN $81,000 per year). BridgeStreet believes that the rental amount, and other terms of the property management agreement, are the same or similar to what could be obtained in an arms length transaction. Included in the accompanying consolidated statements of operations for the periods ended December 31, 1999, 1998 and 1997, is approximately $49,000, $39,000 and $0 of rent expense related to this management contract.

    During 1999, an operating subsidiary of the Company leased office space from ABA Office Corporation, Inc. which is 100% owned by a senior manager of the Company. The lease expired July 31, 1999, and was not renewed. Included in the accompanying consolidated statements of operations for the periods ended December 31, 1999, 1998 and 1997, is $14,000, $24,000 and $2,000 of rent expense related to the office space, respectively. There are no amounts included in accounts payable in the accompanying consolidated balance sheets at December 31, 1999 and 1998 due ABA Office Corporation. In management's opinion, the lease terms and rental amounts are comparable to amounts charged by unaffiliated entities.

10. RESTRUCTURING CHARGE

    During the second quarter of 1998, the Company announced a realignment of its senior management, which resulted in a charge of $1.33 million on a pretax basis ($732,000 after tax). The second quarter charge to earnings of $1.33 million represents an accrual of $962,000 for severance and other employee benefits for five employees and an accrual of $368,000 for lease termination costs, the write-off of certain software and marketing costs and professional fees associated with the realignment. The accounting for the restructuring charge is in compliance with the Emerging Issues Task Force ("EITF") 94-3, "Liability Recognition for Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." During 1998, approximately $664,000 was charged against the reserve consisting of severance and benefit expenses of $341,000, the write-off of marketing materials and software of $202,000 and professional fees and other expenses of $121,000. During 1999, approximately $520,000 was charged against the reserve consisting of severance and benefit expenses of $460,000, and write-off of software and other expenses of $60,000. As of December 31, 1999, the balance remaining in the reserve account is approximately $146,000. The majority of the balance relates to continuing severance and benefit expenses. The Company expects all costs to be incurred by the end of the second quarter of 2000.

11. COMMITMENTS AND CONTINGENCIES

    EMPLOYMENT CONTRACTS. During the first quarter of 1997, the Company entered into three-year employment contracts with three officers requiring minimum base salaries aggregating $450,000 per year. The contracts also provide severance benefits of up to the longer of 12 months pay or the remaining contract term for two of the officers. During the second quarter of 1998 the Company announced a management restructuring and entered into severance agreements with two of the officers. During 1998, the Company entered into a three year employment contract with its Chief Executive Officer. The contract expires in June of 2001.

    LEASE COMMITMENTS. The Company leases administrative offices, accommodations and furniture at several locations through July 2004. Rent expense for the years ended December 31, 1999 and 1998 was

                       BRIDGESTREET ACCOMMODATIONS, INC.

11. COMMITMENTS AND CONTINGENCIES (CONTINUED) approximately $57,357,000 and $56,031,000, respectively. Minimum future rental payments on non-cancelable leases with a term of twelve months or longer at December 31, 1999, are as follows:

                                                              OPERATING LEASES
                                                              ----------------
2000........................................................    $13,234,000
2001........................................................      3,546,000
2002........................................................      3,175,000
2003........................................................      2,954,000
2004........................................................      2,735,000
Thereafter..................................................     21,856,000
                                                                -----------
    Total...................................................    $47,500,000
                                                                ===========

LITIGATION

    The Company is party to litigation in the ordinary course of business. The Company does not anticipate an unfavorable result in any such litigation or believe that an unfavorable result, if it occurred, would have a material adverse effect on its business, financial condition or results of operations.

12. EARNINGS PER SHARE

    For purposes of calculating the basic and diluted earnings per share, no adjustments have been made to the reported amounts of net income.

                                                1999        1998        1997
                                              ---------   ---------   ---------
Basic common shares (weighted average)......  8,169,835   8,123,306   5,904,484
Dilutive stock options......................         --          --      25,764
                                              ---------   ---------   ---------
Diluted common shares.......................  8,169,835   8,123,306   5,930,248
                                              =========   =========   =========

    There were no dilutive stock options outstanding at December 31, 1999 or 1998 as all stock options were anti-dilutive.

13. REVOLVING CREDIT AGREEMENT AND LONG-TERM DEBT

    The Company has a $25 million revolving credit facility agreement. The revolving credit agreement is secured by 65% of the capital stock of the Company's operating subsidiaries and extends to March 31, 2002. The revolving credit agreement contains certain restrictive covenants with which the Company must comply. The credit facility (i) prohibits the payment of dividends and other distributions by the Company, (ii) generally will not permit the Company to incur or assume other indebtedness, (iii) requires the bank's approval for acquisitions meeting certain cash and total acquisition consideration, and
(iv) requires the Company to comply with certain financial covenants.

    During the year ended 1999, the Company twice amended its revolving credit facility agreement. During the first quarter of 1999, the revolving credit agreement was amended with respect to certain pricing provisions, financial covenants and other miscellaneous matters. During the second quarter of

                       BRIDGESTREET ACCOMMODATIONS, INC.

13. REVOLVING CREDIT AGREEMENT AND LONG-TERM DEBT (CONTINUED)
1999, the revolving credit agreement was amended to provide a Canadian sublimit and to add the Company's Canadian subsidiary as a party to the agreement for purposes of borrowing under the Canadian sublimit.

    As of December 31, 1999, the Company was not in compliance with the financial covenants of the agreement. Subsequent to December 31, 1999, the Company amended its revolving credit agreement to waive the effect of breaches of certain provisions of the credit agreement. After this amendment, the Company is in compliance with, or has a waiver for, all covenants as of December 31, 1999. The amendment also allowed the Company to establish a $2.0 million line of credit agreement with one of the participating banks.

    Additionally, the Company's current projections indicate that the Company may be out of compliance with certain financial covenants during the first and second quarters of 2000. The Company has received a waiver for the covenants it anticipates it may be out of compliance with. The Company believes that with these waivers, it will be in compliance with its financial covenants for the year ending December 31, 2000.

    The Company has $11.2 million and $7.5 million outstanding under the facility at December 31, 1999 and 1998. Interest on the United States balance is payable, at the Company's option, at 0.25% to 0.5% above the bank's prime lending rate, or 1.75% to 2.0% above the Eurodollar or LIBOR rates. A commitment fee is payable on the average unused credit at a rate of 0.375% to 0.45%.

    Interest on the amounts borrowed under the Canadian sublimit is payable, at the Company's option, at 1.5% to 1.75% above the bank's Canadian prime lending rate, or 1.75% to 2.0% above the Canadian cost of funds rate.

    At December 31, 1999 and 1998, the Company's weighted average interest rate was 7.85% and 6.75%, respectively.

    At December 31, 1999, the Company has term notes and capitalized leases, which are secured by fixed assets, totaling approximately $168,000. These notes and leases are payable in various installments through May 2002. At
December 31, 1998, the Company had two non-interest bearing promissory notes payable totaling $730,000 resulting from two acquisitions. Of the notes, one note for $100,000 was due and paid on February 1, 1999, and the other note for $630,000 was due and paid on June 1, 1999. The Company also has term notes and capitalized leases, which are secured by fixed assets, totaling approximately $157,000. These notes and leases are payable in various installments through May 2002.

14. CAPITAL STOCK

    The Company's authorized capital stock consists of 35,000,000 shares of Common Stock, $.01 par value per share, and since April 10, 1997, 5,000,000 shares of Preferred Stock, $0.01 par value per share.

    COMMON STOCK. On September 24, 1997, the Company completed its initial public offering of 3,007,250 common shares, of which 2,092,250 shares were issued by the Company and 915,000 shares were sold by certain stockholders of the Company at a public offering price of $9.00 per share (the "Offering"). The net proceeds to the Company (after deducting underwriting discounts and commissions and expenses incurred in connection with the Offering) of approximately $14.8 million were used to repay $1.0 million of certain indebtedness of the Founding Companies assumed in

                       BRIDGESTREET ACCOMMODATIONS, INC.

14. CAPITAL STOCK (CONTINUED)
connection with the Combination, $2.8 million (of which $1.0 million related to acquisitions) of indebtedness outstanding under the Company's revolving credit facility, $28,000 of the outstanding amount due under a loan made to the Company by the spouse of one of the Company's directors, and approximately $3.6 million for acquisitions and expenses associated with acquisitions. The remaining net proceeds were invested in short-term, interest bearing, investment grade securities at December 31, 1997, and subsequently used for acquisitions, working capital and general corporate purposes.

    At December 31, 1999 and 1998, there were 8,169,835 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders, and do not have cumulative voting rights. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after payment or provision for payment of all of the Company's debts and obligations and after liquidation payments to holders of outstanding shares of Preferred Stock, if any.

    PREFERRED STOCK. At December 31, 1999 and 1998, there were no shares of Preferred Stock outstanding. Holders of Preferred Stock would have priority over the holders of Common Stock with respect to dividends, and to other distributions, including the distribution of assets upon liquidation. The Board of Directors has the authority, without stockholder authorization, to issue shares of Preferred Stock in one or more series and to fix terms, limitations, relative rights and preferences and variations as among series.

15. RESTRICTED STOCK COMPENSATION

    In 1996, the Chief Executive Officer and Chief Financial Officer purchased 250,000 shares of restricted Common Stock for nominal value. The restrictions were originally scheduled to lapse upon the earlier to occur of five years from the date of purchase or upon the successful completion of an initial public offering of the Company's Common Stock or a change in control of the Company, as long as the individuals holding the stock were the Chief Executive Officer and Chief Financial Officer on the date the restrictions lapsed. As part of the negotiations involving these officers' employment agreements during the first quarter of 1997, the Company's Board of Directors removed all restrictions on the stock as of March 31, 1997, and all of the restricted shares became fully vested. In connection with this vesting, the Company recognized non-recurring, non-cash compensation expense of approximately $1,210,000, which was charged to operations with an offsetting credit to additional paid-in capital in the first quarter of 1997. The compensation charge of approximately $1,210,000 represented the difference between the value of the stock issued and the amount paid by the officers, measured by an independent appraisal as of the date the individuals were appointed to be the Chief Executive Officer and Chief Financial Officer.

16. STOCK OPTION PLANS

    The Company adopted the 1997 Equity Incentive Plan (the "Equity Incentive Plan") which provides for the award of incentive stock options ("ISOs"), non-qualified stock options, stock appreciation rights, performance shares, restricted stock and stock units to all directors and employees (including directors and employees of the founding companies) and consultants and advisors to the Company. The number of shares authorized and reserved for issuance under the Equity Incentive Plan is 1,500,000. In general, options are granted at the market price on the date of grant, vest in equal

                       BRIDGESTREET ACCOMMODATIONS, INC.

16. STOCK OPTION PLANS (CONTINUED)
increments over 3 years, and expire 10 years from the date of grant. During 1999, the Company granted options under the Equity Incentive Plan to purchase 71,750 shares at prices ranging from $3.44 to $4.88. As of December 31, 1999, the Company had outstanding options to purchase 1,075,834 shares of Common Stock under the Equity Incentive Plan at prices ranging from $3.44 to $9.00.

    In 1998, the Company granted additional options to its Chief Executive Officer and President to purchase 300,000 shares of Common Stock. Although these options were not granted pursuant to the Equity Incentive Plan, they are subject to the same terms and conditions contained in that plan as discussed above. The options were granted at a price of $7.50 per share. The market value of the Company's common stock on the date of grant was $5.25. Of these options, 175,000 will vest over a two year period on a pro rata basis. The remaining 125,000 options will vest in full after eight years with accelerated vested occurring upon certain conditions being met as follows: One-third of the options will vest if the Company's closing stock price averages $9.75 per share for ten consecutive trading days. Another one-third will vest if the Company's closing stock price averages $14.625 per share for ten consecutive trading days. The final one-third will vest if the Company's closing stock price averages $19.50 per share for ten consecutive trading days.

    The Company has adopted the Stock Plan for Non-Employee Directors (the "Directors' Plan"). During 1997, each director who was not an employee of the Company or one of its subsidiaries and neither a holder of five percent or more of the Company's Common Stock nor a stockholder of the Company prior to the Company's initial public offering (a "non-employee director"), and each director nominee, received options to purchase 12,500 shares of Common Stock with a per-share exercise price equal to the offering price. These options vest in equal increments over three years, and expire ten years from the date of the grant. During 1999, the Directors' Plan was amended to provide for annual option grants to the non-employee directors. Each non-employee director initially elected following the Offering also will be granted an option to purchase 7,500 shares of Common Stock having a per-share exercise price equal to the fair market value of the Common Stock on the date of such grant. These options vest immediately, and expire ten years from the date of the grant. The number of shares authorized and reserved for issuance under the Directors' Plan is 100,000. During 1999, the Company granted options to purchase 15,000 shares at prices ranging from $4.00 to $4.50. As of December 31, 1999, the Company had outstanding options to purchase 42,500 shares of Common Stock at prices ranging from $4.00 to $9.00 per share, under the Directors' Plan.

    The Company continues to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" under which no compensation cost for stock options is recognized for stock option awards granted at or above fair market value. SFAS No. 123, "Accounting for Stock-Based Compensation" established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. The Company has elected to remain on its current method of accounting as described above, and has adopted the disclosure requirements of SFAS No. 123. Had compensation expense for the Company's stock-based compensation plans been determined based upon

                       BRIDGESTREET ACCOMMODATIONS, INC.

16. STOCK OPTION PLANS (CONTINUED)
fair values at the grant dates for awards under those plans in accordance with SFAS No. 123, the Company's net income per share would have been reduced to the pro forma amounts indicated below.

                                                1999         1998        1997
                                              ---------   ----------   --------
Net Income
  As reported...............................  $ (64,397)  $1,459,068   $454,091
  Pro forma.................................   (475,588)   1,063,785    289,964
Earnings per share
  As reported...............................  $   (0.01)  $     0.18   $   0.08
  Pro forma.................................  $   (0.06)  $     0.13   $   0.05

    The weighted average fair value of options granted during 1999, 1998 and 1997 estimated on the date of grant using the Black-Scholes option pricing model was $2.26, $1.93 and $4.78, respectively. The fair value of options granted is estimated on the date of grant using the following assumptions: expected volatility of 30% to 41%, risk-free interest rates of 5.0% to 6.5%, and an expected life ranging from 8 to 10 years, annual forfeitures ranging from 0.0% to 10.0%, and an expected dividend yield of 0.0%.

    Summary information about the Company's stock options outstanding at December 31, 1999 is as follows.

                                                    NUMBER OF      PRICE PER
                                                     OPTIONS         SHARE
                                                    ---------   ---------------
Balance, January 1, 1997..........................          0
  Options granted.................................    537,517   $9.00 to $11.37
                                                    ---------
Balance, January 1, 1998..........................    537,517   $9.00 to $11.37
  Options granted.................................    769,350   $3.50 to $ 7.50
  Options exercised...............................       (532)  $9.00
  Options terminated..............................   (145,251)  $4.00 to $ 9.00
                                                    ---------
Balance, January 1, 1999..........................  1,161,084   $3.50 to $ 9.00
                                                    ---------
  Options granted.................................     86,750   $3.44 to $ 4.88
  Options terminated..............................   (129,500)  $3.50 to $ 4.88
                                                    ---------
Balance, December 31, 1999........................  1,118,334   $3.44 to $ 9.00
                                                    =========

    On August 17, 1998, the Company reset the price of 140,984 stock options to $4.00.

                       BRIDGESTREET ACCOMMODATIONS, INC.

16. STOCK OPTION PLANS (CONTINUED)
    Detailed information about the Company's stock options outstanding at December 31, 1999 is as follows.

                        OUTSTANDING    WEIGHTED AVERAGE    EXERCISABLE
   EXERCISE PRICE       AT 12/31/99   CONTRACTUAL PERIOD   AT 12/31/99
---------------------   -----------   ------------------   -----------
$3.44                        3,000           9.75
$3.50                      132,000           8.95             35,833
$3.63                        8,500           9.41
$3.75                        1,500           9.37
$3.88                        3,000           9.67
$4.00                      207,334           8.93             61,612
$4.13                        3,000           9.17
$4.25                        7,500           8.59              2,500
$4.50                       10,500           9.17
$4.56                          500           9.17
$4.63                          500           9.17
$4.69                          500           9.17
$4.81                        3,000           9.67
$7.50                      500,000           8.46            201,563
$9.00                      237,500           7.77            154,167
----------------------------------------------------------------------
        $3.44-$9.00      1,118,334                           455,675
                         =========                           =======

17. DEFINED CONTRIBUTION PLANS

    The Company and its subsidiaries have a defined contribution (401(k)) plan for substantially all employees. Employees may contribute up to 15% of their pay. Currently, the Company contributes, in cash, amounts equal to 30 percent of the employee's contributions up to 5 percent of the employee's pay. The employee vests in the Company match over a three-year period on a pro rata basis. The amount expensed for the Company's matching contribution to the plan was $81,300, $51,800 and $0 in 1999, 1998 and 1997, respectively.

18. SELECTED QUARTERLY DATA

    The following is a summary of unaudited quarterly results for years ended December 31, 1999 and 1998.

                       BRIDGESTREET ACCOMMODATIONS, INC.

18. SELECTED QUARTERLY DATA (CONTINUED)
    (Amounts in thousands, except per share amounts.)

                                                THREE MONTHS ENDED 1999
                                    ------------------------------------------------
                                    MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                    --------   --------   ------------   -----------
Revenues..........................  $23,186    $23,739       $25,133       $23,350
Operating income (loss)...........      238        777         1,000          (942)
Net income (loss).................       83        271           506          (924)
Earnings (loss) per share--
  Basic and diluted...............  $  0.01    $  0.03       $  0.06       $ (0.11)

                                                THREE MONTHS ENDED 1998
                                    ------------------------------------------------
                                    MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                    --------   --------   ------------   -----------
Revenues..........................  $19,539    $24,584       $27,634       $24,910
Operating income (loss)...........       77       (358)        2,163         1,021
Net income (loss).................       70       (241)        1,142           488
Earnings (loss) per share--
  Basic and diluted...............  $  0.01    $ (0.03)      $  0.14       $  0.06

    Results for the second quarter of 1998 include expense of $1.33 million on a pretax basis ($732,000 after tax) for a restructuring charge. The one-time charge reduced earnings in the second quarter, and for the year, by $0.09 per share.

19. SUBSEQUENT EVENTS

    On March 23, 2000, the Company entered into a definitive merger agreement (the "Agreement") providing for the acquisition of the Company by MeriStar Hotels & Resorts, Inc. ("MMH").

    Under the terms of the Agreement, each outstanding share of the Company would be exchanged for $1.50 in cash, plus 0.5 share of MMH common stock. Total consideration per share of the Company is estimated to be approximately $3.00. The Agreement is subject to approval of the stockholders of the Company and other customary conditions.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                         MERISTAR HOTELS & RESORTS, INC.
                             MERISTAR BROOKLYN, INC.
                                       AND
                        BRIDGESTREET ACCOMMODATIONS, INC.
                           DATED AS OF MARCH 23, 2000

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                              --------
ARTICLE I THE MERGER........................................................    A-1
  Section 1.1   The Merger..................................................    A-1
  Section 1.2   Effective Date..............................................    A-2
  Section 1.3   Effect of the Merger........................................    A-2
  Section 1.4   Certificate of Incorporation, By-Laws.......................    A-3
  Section 1.5   Directors and Officers......................................    A-3
  Section 1.6   Effect on Capital Stock.....................................    A-5
  Section 1.7   Exchange of Certificates....................................    A-5
  Section 1.8   Stock Transfer Books........................................    A-6
  Section 1.9   No Further Ownership Rights in Common Stock.................    A-6
  Section 1.10  Lost, Stolen or Destroyed Certificates......................    A-6
  Section 1.11  Taking of Necessary Action; Further Action..................    A-6
  Section 1.12  Stockholders' Meeting; Registration Statement...............    A-7
  Section 1.13  Material Adverse Effect.....................................    A-8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................    A-8
  Section 2.1   Organization and Qualification; Subsidiaries................    A-8
  Section 2.2   Certificate of Incorporation and By-Laws....................    A-9
  Section 2.3   Capitalization..............................................    A-9
  Section 2.4   Authority Relative to this Agreement........................   A-10
  Section 2.5   No Conflict; Required Filings and Consents..................   A-10
  Section 2.6   Compliance, Permits.........................................   A-11
  Section 2.7   SEC Filings; Financial Statements...........................   A-11
  Section 2.8   Absence of Certain Changes or Events........................   A-12
  Section 2.9   No Undisclosed Liabilities..................................   A-12
  Section 2.10  Absence of Litigation.......................................   A-13
  Section 2.11  Employee Benefit Plans, Employment Agreements...............   A-13
  Section 2.12  Employment and Labor Matters................................   A-14
  Section 2.13  Proxy Statement and Registration Statement..................   A-15
  Section 2.14  Restrictions on Business Activities.........................   A-15
  Section 2.15  Title to Property...........................................   A-15
  Section 2.16  Taxes.......................................................   A-16
  Section 2.17  Environmental Matters.......................................   A-18
  Section 2.18  Intellectual Property.......................................   A-18
  Section 2.19  Interested Party Transactions...............................   A-19
  Section 2.20  Insurance...................................................   A-19
  Section 2.21  Opinion of Financial Adviser................................   A-19
  Section 2.22  Brokers.....................................................   A-19
  Section 2.23  Section 203 of Delaware Law Not Applicable..................   A-20
  Section 2.24  Investment Company Act......................................   A-20
  Section 2.25  Vote Required...............................................   A-20

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND
              ACQUISITION SUB...............................................   A-20
  Section 3.1   Organization and Qualification; Subsidiaries................   A-20
  Section 3.2   Certificate of Incorporation and By-Laws....................   A-20
  Section 3.3   Capitalization of Parent....................................   A-20
  Section 3.4   Authority Relative to this Agreement........................   A-21
  Section 3.5   No Conflict, Required Filings and Consents..................   A-21
  Section 3.6   Compliance, Permits.........................................   A-22

                                                                                PAGE
                                                                              --------
  Section 3.7   SEC Filings; Financial Statements...........................   A-22
  Section 3.8   Absence of Certain Changes or Events........................   A-23
  Section 3.9   No Undisclosed Liabilities..................................   A-23
  Section 3.10  Absence of Litigation.......................................   A-23
  Section 3.11  Employment and Labor Matters................................   A-23
  Section 3.12  Proxy Statement and Registration Statement..................   A-23
  Section 3.13  Taxes.......................................................   A-24
  Section 3.14  Environmental Matters.......................................   A-24
  Section 3.15  Interested Party Transactions...............................   A-24
  Section 3.16  Insurance...................................................   A-25
  Section 3.17  Brokers.....................................................   A-25
  Section 3.18  Investment Company Act......................................   A-25
  Section 3.19  No Prior Activities; Financing..............................   A-25

ARTICLE IV CONDUCT OF BUSINESS..............................................   A-25
  Section 4.1   Conduct of Business by the Company Pending the Merger.......   A-25
  Section 4.2   Conduct of Business by Parent Pending the Merger............   A-28
  Section 4.3   No Solicitation; Acquisition Proposals......................   A-28

ARTICLE V ADDITIONAL AGREEMENTS.............................................   A-30
  Section 5.1   HSR Act.....................................................   A-30
  Section 5.2   Access to Information; Confidentiality......................   A-30
  Section 5.3   Consents; Approvals.........................................   A-30
  Section 5.4   Indemnification and Insurance...............................   A-31
  Section 5.5   Notification of Certain Matters.............................   A-32
  Section 5.6   Further Action..............................................   A-32
  Section 5.7   Public Announcements........................................   A-33
  Section 5.8   Conveyance Taxes............................................   A-33
  Section 5.9   Employee Benefit Plans......................................   A-33
  Section 5.10  Listing and Delisting of Securities.........................   A-33
  Section 5.11  Audited Financial Statements................................   A-33
  Section 5.12  Plan of Reorganization......................................   A-33
  Section 5.13  Senior Credit Facility......................................   A-34

ARTICLE VI CONDITIONS TO THE MERGER.........................................   A-34
                Conditions to Obligation of Each Party to Effect the
  Section 6.1   Merger......................................................   A-34
                Additional Conditions to Obligation of Parent and
  Section 6.2   Acquisition Sub to Effect the Merger........................   A-35
                Additional Conditions to Obligation of the Company to Effect
  Section 6.3   the Merger..................................................   A-35

ARTICLE VII TERMINATION.....................................................   A-36
  Section 7.1   Termination.................................................   A-36
  Section 7.2   Effect of Termination.......................................   A-37
  Section 7.3   Fees and Expenses...........................................   A-38

ARTICLE VIII GENERAL PROVISIONS.............................................   A-38
                Effectiveness of Representations, Warranties and
  Section 8.1   Agreements..................................................   A-38
  Section 8.2   Notices.....................................................   A-38
  Section 8.3   Certain Definitions.........................................   A-39
  Section 8.4   Amendment...................................................   A-40
  Section 8.5   Waiver......................................................   A-40
  Section 8.6   Headings....................................................   A-40
  Section 8.7   Severability................................................   A-40
  Section 8.8   Entire Agreement............................................   A-40

                                                                                PAGE
                                                                              --------
  Section 8.9   Assignment; Guarantee of Acquisition Sub Obligations........   A-40
  Section 8.10  Parties in Interest.........................................   A-40
  Section 8.11  Failure or Indulgence Not Waiver; Remedies Cumulative.......   A-41
  Section 8.12  Governing Law...............................................   A-41
  Section 8.13  Counterparts................................................   A-41
  Section 8.14  Interpretation..............................................   A-41

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER, dated as of March 23, 2000, is among BRIDGESTREET ACCOMMODATIONS, INC., a Delaware corporation (the "COMPANY"), MERISTAR HOTELS & RESORTS, INC. a Delaware corporation ("PARENT"), and MERISTAR BROOKLYN, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("ACQUISITION SUB").

    WHEREAS, the respective Boards of Directors of Parent, Acquisition Sub and the Company have determined that it is advisable and in the best interest of their respective stockholders to combine the respective businesses of Parent and the Company, and consequently have each approved the acquisition of the Company by Parent, by means of a merger of the Company with Acquisition Sub (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, it is intended that, except as otherwise provided herein, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the rules and regulations promulgated under the Code;

    WHEREAS, as a condition to the willingness of Parent and Acquisition Sub to enter into this Agreement, Parent and Acquisition Sub have entered into a Stockholders' Agreement, dated as of the date hereof (the "STOCKHOLDERS' AGREEMENT"), with each of the stockholders listed on the signature pages thereto, pursuant to which each such stockholder has agreed, among other things,
(i) to appear, in person or by proxy, for the purpose of obtaining a quorum at any annual or special meeting of shareholders of the Company and at any adjournment thereof at which matters relating to the Merger, this Agreement (as amended from time to time) or any transaction contemplated by this Agreement are considered; (ii) to vote their respective shares in favor of approval and adoption of the Merger and this Agreement at an annual or special meeting of shareholders of the Company; and (iii) to grant to Parent an irrevocable option to purchase all Shares owned by such stockholder;

    WHEREAS, the Board of Directors of the Company (the "BOARD") has approved this Agreement and the transactions contemplated hereby and declared the advisability and resolved to recommend approval of the Merger and approval and adoption of this Agreement by the stockholders of the Company; and

    WHEREAS the Boards of Directors of Parent and Acquisition Sub have each approved the Merger of the Company with and into Acquisition Sub in accordance with the Delaware General Corporation Law (the "DELAWARE LAW") upon the terms and subject to the conditions set forth herein.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition Sub hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1  THE MERGER.

    (a) EFFECTIVE TIME. Subject to Section 1.3(b), at the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and the Delaware Law, the Company shall be merged with and into Acquisition Sub; the separate corporate existence of the Company shall cease and Acquisition Sub shall continue as the surviving corporation. Acquisition Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

    (b) CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the principal offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019, unless another date and time or place is agreed to in writing by the parties hereto (the "CLOSING DATE").

    Section 1.2 EFFECTIVE DATE. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI (and in any event within two business days), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the Delaware Law (the "CERTIFICATE OF MERGER"), together with any required related certificate, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of the Delaware Law (the time of such filing being the "EFFECTIVE TIME").

    Section 1.3  EFFECT OF THE MERGER.

    (a) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    (b) If (A) on the day upon which the Effective Time occurs the fair market value of all common stock, par value $0.01 per share, of Parent (the "PARENT COMMON STOCK") to be delivered in connection with the Merger (the "TOTAL STOCK VALUE") is less than 50% of the sum of (i) the Total Stock Value, (ii) the aggregate amount of Cash Consideration (as defined below) payable by Parent pursuant to Section 1.6(a), (iii) cash payable in respect of Dissenting Shares (as defined below), (iv) cash payable in respect of fractional shares and
(v) any transfer taxes paid or to be paid by Parent or the Company on behalf of stockholders of the Company in connection with the Merger (such sum being referred to as the "TOTAL CONSIDERATION") or (B) the conditions set forth in
Section 6.2(d) and Section 6.3(c) cannot be satisfied, then the Merger contemplated by this Section 1.3(b) shall be restructured such that Acquisition Sub shall be merged with and into the Company, and the Company shall be the surviving corporation. In such event: all references to the term "Merger" shall be deemed references to the merger contemplated by this Section 1.3(b); all references to the term "Surviving Corporation" shall be deemed references to the Company, as the surviving corporation after the Merger; all references to the term "Effective Time" shall be deemed references to the time at which the Certificate of Merger is duly filed with the Delaware Secretary of State or at such later time as is specified in the Certificate of Merger in respect to the Merger as restructured in the manner contemplated by this Section 1.3(b); and the conditions set forth in Sections 6.2(d) and 6.3(c) and the covenant set forth in Section 5.12 shall thereafter cease to apply. The parties shall cooperate and take all steps necessary to implement such alternative structure. For purposes of this Section 1.3(b), (A) cash payable in respect of Dissenting Shares shall mean, for each Dissenting Share, the sum of (i) $1.50 and (ii) 0.5 multiplied by the Average Trading Price (as defined below) of Parent Common Stock, and (B) the fair market value of the Parent Common Stock delivered in connection with the Merger shall be determined by reference to the opening price at which Parent Common Stock is traded on the New York Stock Exchange, Inc. ("NYSE") on the date of the Effective Time or, if there is no such trading of Parent Common Stock on that date, the volume weighted average per share sales price of Parent Common Stock on the NYSE on the last date prior to the date of the Effective Time upon which there was trading of such stock.

    Section 1.4  CERTIFICATE OF INCORPORATION, BY-LAWS.

    (a) CERTIFICATE OF INCORPORATION. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of Acquisition Sub as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the Delaware Law and such Certificate of Incorporation.

    (b) BY-LAWS. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the By-Laws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by the Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

    Section 1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of Acquisition Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

    Section 1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Acquisition Sub, the Company, or the holders of any of the following securities:

    (a) MERGER CONSIDERATION. Each share (a "SHARE") of common stock, par value $0.01 per share, of the Company (the "COMMON STOCK") issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as defined in Section 1.6(e)) shall immediately cease to be outstanding and shall automatically be canceled and retired and shall cease to exist and be converted into (i) the right to receive $1.50 in cash, without interest thereon (the "CASH CONSIDERATION"), plus (ii) the right to receive 0.5 shares (the "EXCHANGE RATIO") of Parent Common Stock (as may be adjusted from time to time, the "MERGER CONSIDERATION"), in accordance with Section 1.7 and each holder of any such Share shall cease to have any rights with respect thereto arising therefrom (including without limitation the right to vote), except the right to receive the Merger Consideration in accordance with Section 1.7. Notwithstanding anything to the contrary contained herein, (i) in the event the Average Trading Price (as defined below) is less than $2.25, then this Agreement may be terminated by the Company in accordance with Article VII; or (ii) in the event the Average Trading Price is more than $3.75, then this Agreement may be terminated by Parent in accordance with Article VII. As used herein, the "Average Trading Price" for each share of Parent Common Stock shall be the average of the closing prices for a share of Parent Common Stock as reported on the NYSE Composite Transactions Tape for the ten trading days ending three trading days prior to the Closing Date (the "10-DAY PERIOD"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares or the outstanding Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

    (b) CANCELLATION. Each Share held in the treasury of the Company and each Share owned by Parent, Acquisition Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, and be canceled and retired without payment of any consideration therefor and cease to exist.

    (c) STOCK OPTIONS. Immediately prior to the Effective Time, each outstanding option to purchase Common Stock (a "STOCK OPTION") granted under the Company's 1997 Equity Incentive Plan or the Stock Option Plan for Non-Employee Directors or pursuant to any other employee stock option plan or agreement entered into by the Company with any employee of the Company or any subsidiary thereof and listed on Section 2.11(c) of the Company Disclosure Schedule (the "COMPANY STOCK OPTION PLANS"), whether or not then exercisable, shall become exercisable, subject to the terms of the Company Stock Option Plan pursuant to which such Stock Option was issued. If and to the extent that a Stock Option shall not have been exercised at the Effective Time, such Stock Option shall be automatically canceled. Each holder of a canceled Stock Option shall be entitled to receive as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT") from the Company in consideration for such cancellation an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of shares of Common Stock previously subject to such Stock Option multiplied by (ii) the excess, if any, of the equivalent cash value of the Merger Consideration at the Effective Time ($1.50 plus 0.5 multiplied by the Average Trading Price for the 10-Day Period) over the exercise price per share of Common Stock previously subject to such Stock Option (the "OPTION CONSIDERATION ") upon surrender of such Stock Option to the Company or an affidavit of loss in the form requested by Parent, together with such additional documentation as may be reasonably required by Parent or the Company. The surrender of a Stock Option in exchange for the Option Consideration in accordance with the terms of this Section 1.6(c) shall be deemed a release of any and all rights the holder had or may have had in respect of such Stock Option. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary consents or releases from holders of Stock Options under the Company Stock Option Plans and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 1.6(c). Except as otherwise agreed to by the parties, (i) the provisions in the Company Stock Option Plans with respect to the right to issue or grant additional options or rights to acquire Common Stock shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof shall be canceled as of the Effective Time, and (ii) the Company shall use its reasonable best efforts to assure that following the Effective Time no participant in the Stock Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof and to terminate all such plans.

    (d) CAPITAL STOCK OF ACQUISITION SUB. At the Effective Time, each share of common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as one validly issued, fully paid and nonassessable share of the common stock, par value $0.01 per share, of the Surviving Corporation.

    (e) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time held by any person who has the right to demand, and who properly demands, an appraisal of such Shares (the "DISSENTING SHARES") in accordance with
Section 262 of the Delaware Law (or any successor provision) shall not be converted into the right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.6(a). At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the Delaware Law (or any successor provision) and as provided in the immediately preceding sentence. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of Shares and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

    Section 1.7  EXCHANGE OF CERTIFICATES.

    (a) EXCHANGE AGENT AND PROCEDURES. Prior to, the Effective Time, a bank or trust company shall be designated by Parent (the "PAYING AGENT") to act as agent in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 1.6(a). Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time of a certificate or certificates (the "CERTIFICATES") that, prior to the Effective Time, represented Shares, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration therefor. Upon the surrender of each such Certificate formerly representing Shares, together with such letter of transmittal and any additional documents as may reasonably be required by Parent or the Paying Agent, in each case, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange
(A) a certificate representing the number of whole shares of Parent Common Stock that such holder is entitled to receive under Section 1.6 and (B) a check in the amount (after giving effect to any required tax withholding) of the cash portion of the Merger Consideration plus any cash in lieu of fractional shares that such holder has the right to receive under Section 1.6 and such Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate (other than Shares held by Parent, Acquisition Sub or the Company, or any direct or indirect subsidiary thereof) shall represent solely the right to receive the Merger Consideration. No interest shall be paid or accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than to the person in whose name the Certificate formerly representing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

    (b) CONSIDERATION. When and as needed, Parent or Acquisition Sub shall deposit or cause to be deposited, in trust with the Paying Agent, the Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to Section 1.6(a) hereof.

    (c) INVESTMENT OF MERGER CONSIDERATION. The cash portion of the Merger Consideration shall be invested by the Paying Agent, as directed by Parent, provided that such investments shall be limited to (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated of the highest quality by Moody's Investors Service, Inc. or Standard & Poor's Corporation, or
(iv) certificates of deposit issued by a commercial bank having at least $1,000,000,000 in assets.

    (d) TERMINATION OF DUTIES. Promptly following the date which is six months after the Effective Time, Parent will cause the Paying Agent to deliver to the Surviving Corporation all cash and documents in its possession relating to the transactions described in this Agreement and the Paying Agent's duties shall terminate thereafter. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon.

    (e) NO LIABILITY. Neither Parent, Acquisition Sub nor the Company shall be liable to any holder of Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (f) WITHHOLDING RIGHTS. Parent or the Paying Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder of Common Stock such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Paying Agent.

    (g) FRACTIONAL SHARES. No certificates or scrip of shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. Notwithstanding any other provision in this Agreement, each holder of Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (determined after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the average of the closing prices for a share of Parent Common Stock as reported on the NYSE Composite Transactions Tape during the 10-Day Period. As promptly as practicable after the determination of the amount of cash, if any, to be paid to the holders of fractional interests, the Paying Agent shall so notify Parent, and Parent shall deposit such amount with the Paying Agent and shall cause the Paying Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

    Section 1.8 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Common Stock thereafter on the records of the Company.

    Section 1.9 NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK. The Merger Consideration delivered in exchange for the Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    Section 1.10 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    Section 1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent, Acquisition Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the officers and directors of the Company and Acquisition Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

    Section 1.12  STOCKHOLDERS' MEETING; REGISTRATION STATEMENT.

    (a) As promptly as practicable after the execution of this Agreement, the Company and the Parent shall prepare and file with the Securities and Exchange Commission (the "SEC") a single document that will constitute (i) the proxy statement of the Company relating to the stockholders meeting to be held to consider approval and adoption of this Agreement and the Merger (the "STOCKHOLDERS MEETING") and (ii) the registration statement on Form S-4 of Parent (together with all amendments thereto, the "REGISTRATION STATEMENT"), in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT") of
(A) the Parent Common Stock to be issued to the stockholders of the Company in connection with the Merger and (B) the Parent Common Stock to be acquired in the Merger by the Company's stockholders, such that the shares of such Parent Common Stock may be freely offered and resold without compliance with Rules 144 and 145 of the Securities Act in transactions in which those Company's stockholders and any broker/dealer from whom such shares are sold may be deemed to be underwriters within the meaning of the Securities Act, including the two forms of prospectus contained in the Registration Statement (such single document, together with any amendments thereof or supplements thereto, the "PROXY STATEMENT"). Parent and the Company each shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement (the "REGISTRATION STATEMENT EFFECTIVE DATE"), Parent shall take all or any action required under any applicable Law in connection with the issuance of Parent Common Stock pursuant to the Merger. Parent or the Company, as the case may be, shall furnish all information concerning Parent or the Company as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement and the Registration Statement. As promptly as practicable after the Registration Statement Effective Date, the proxy statement and prospectus included in the Proxy Statement and all documents related thereto (collectively, the "PROXY MATERIALS") will be mailed to the stockholders of the Company. Parent and the Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of
(i) the Exchange Act, including Sections 14(a) and 14(d) thereof, (ii) the Securities Act, (iii) the rules and regulations of the American Stock Exchange and the NYSE and (iv) Delaware Law.

    (b) Subject to the duties of the Board under applicable Law as determined and exercised in good faith by the Board in a manner consistent with
Section 4.3, the Proxy Statement shall include the unconditional recommendation of the Board to the stockholders of the Company that they vote in favor of the adoption of this Agreement and the Merger; provided, however, that the Board may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation solely in accordance with the provisions of Section 4.3. In addition, the Proxy Statement and the Proxy Materials will include a copy of the written opinion of Bank of America Securities LLC ("BAS") referred to in
Section 2.21.

    (c) No amendment or supplement to the Proxy Statement will be made without the approval of each of Parent and the Company, which approval shall not be unreasonably withheld or delayed.

    (d) If, at any time prior to the Effective Time any event or circumstance relating to the Company or any of its subsidiaries, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement or the Registration Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly inform Parent.

    (e) If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any of its subsidiaries, or their respective officers or directors, should be discovered by Parent that should be set forth in an amendment or a supplement to the Proxy Statement or the Registration Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly inform the Company.

    (f) The Company shall call and hold the Stockholders Meeting as promptly as practicable after the Registration Statement Effective Date for the purpose of voting upon the adoption of this Agreement, and Parent and the Company will cooperate with each other to cause the Stockholders Meeting to be held as soon as practicable following the mailing of the Proxy Materials to the stockholders of the Company. The Company shall use its reasonable best efforts (through its agents or otherwise) to solicit from its stockholders proxies in favor of the adoption of this Agreement, and shall take all other action reasonably necessary or advisable to secure the Requisite Company Vote (as hereinafter defined), subject to the duties of the Board under applicable law as determined and exercised in good faith by the Board in a manner consistent with Section 4.3.

    Section 1.13 MATERIAL ADVERSE EFFECT. When used in connection with the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "MATERIAL ADVERSE EFFECT" means any change, effect or circumstance that is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, or Parent and its subsidiaries, as the case may be, in each case taken as a whole, other than any such changes, effects or circumstances
(i) expressly set forth in Section 1.13 of the Company Disclosure Schedule or the Parent Disclosure Schedule (each as hereinafter defined), as the case may be, or (ii) specifically set forth or described in the Company SEC Reports or the Parent SEC Reports (each as hereinafter defined), as the case may be, other than general risk factors, and provided that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Material Adverse Effect for the Company: any changes, effects or circumstances
(x) caused by the public announcement of this Agreement or any of the transactions contemplated hereby, (y) stockholders' lawsuits for breach of fiduciary duties or (z) arising or resulting from general industry, economic or stock market conditions that affect the Company (or the markets in which the Company competes) in a manner not disproportionate to the manner in which such conditions affect other companies in the industries or markets in which the Company competes.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent and Acquisition Sub that on the date hereof, except as set forth in the section of the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent (the "COMPANY DISCLOSURE SCHEDULE") corresponding to each representation and warranty made hereunder by the Company:

    Section 2.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company and each of its subsidiaries are corporations, limited partnerships or limited liability companies duly organized, validly existing and in good standing under the respective laws of the jurisdictions of their incorporation or formation. The Company and each of its subsidiaries have the requisite power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (the "APPROVALS") necessary to own, lease and operate the properties they purport to own, lease or operate and to carry on their business as they are now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect. The Company and each of its subsidiaries are duly qualified or licensed as a foreign corporation, limited partnership or limited liability company to do business, and are in good standing in each jurisdiction where the character of its properties owned, leased or operated by them or the nature of their activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. A true and complete list of all of the Company's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by the Company or another subsidiary, is set forth in Section 2.1 of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any person.

    Section 2.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Company has heretofore furnished to Parent a true, complete and correct copy of its Certificate of Incorporation and By-Laws, each as amended to date, and has furnished or made available to Parent the certificate of incorporation and by-laws (or equivalent organizational documents) of each of its subsidiaries (the "SUBSIDIARY DOCUMENTS"). Such Certificate of Incorporation, By-Laws and Subsidiary Documents are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or Subsidiary Documents.

    Section 2.3 CAPITALIZATION. The authorized capital stock of the Company consists of (i) 35,000,000 shares of Common Stock and (ii) 5,000,000 shares of preferred stock, $0.01 par value per share, none of which is issued and outstanding and none of which is held in treasury. As of March 16, 2000,
(i) 8,005,037 shares of Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and none of which were held in treasury, (ii) no shares of Common Stock were held by subsidiaries of the Company and (iii) 1,091,834 shares of Common Stock were reserved for future issuance pursuant to outstanding Stock Options granted under the Company Stock Option Plans and agreements listed in Section 2.3 of the Company Disclosure Schedule. No material change in such capitalization has occurred between September 30, 1999 and the date hereof. Section 2.3 of the Company Disclosure Schedule sets forth a true and complete list of all outstanding options, warrants and other rights for the purchase of, or conversion into or exchange for Common Stock, the name of each holder thereof, the number of shares purchasable thereunder or upon conversion or exchange thereof and the per share exercise or conversion price or exchange rate of each option, warrant and other right. There are no options, warrants or other similar rights, agreements, arrangements, commitments or understanding, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, the Company or any of its subsidiaries other than those listed in
Section 2.3 of the Company Disclosure Schedule. All securities subject to issuance as aforesaid upon issuance on the term and conditions specified in the instruments pursuant to which they are issuable shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of the Company of any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Common Stock or capital stock of any subsidiary or any other securities of the Company or any of its subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity. All of the outstanding shares of capital stock of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever (collectively, "LIENS").

    Section 2.4 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the adoption of this Agreement by the holders a majority of the outstanding shares of Common Stock entitled to vote in accordance with the Delaware Law and the Company's Certificate of Incorporation and By-Laws (the "REQUISITE COMPANY VOTE"). The Board has approved this Agreement and declared its advisability. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

    Section 2.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) Section 2.5(a) of the Company Disclosure Schedule includes a list of all contracts, agreements, arrangements or understanding, whether or not in writing, to which the Company or any of its subsidiaries is a party or by which any of them is bound as of the date hereof, (i) which are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Exchange Act; (ii) under which the consequences of a default, nonrenewal or termination could have a Material Adverse Effect; (iii) pursuant to which payments are required or acceleration of benefits is required upon a "change of control" of the Company or its subsidiaries; (iv) which require the consent or waiver of a third party prior to the Company (or its subsidiary, if applicable) entering into the transactions contemplated by this Agreement, except where the failure to obtain such consent or waiver would not, individually or in the aggregate, have a Material Adverse Effect; (v) whose terms prohibit or would materially delay the consummation of the Merger and the other transactions contemplated by this Agreement; (vi) which as of March 1, 2000, pertain to the rental by the Company or its subsidiaries of accommodations and involve consideration in excess of $10,000 over the term of the contract or have a term that will expire more than one year from the date hereof; (vii) which as of March 1, 2000, constitute contracts, agreements, arrangements or understanding between the Company or its subsidiaries and any person for the rental by such person of accommodations and represent individually in excess of $250,000 in annual revenue to the Company or its subsidiaries, as applicable; or (viii) the termination of which in accordance with their terms would require or result in individual payments by the Company, Acquisition Sub, Parent or any of their subsidiaries or affiliates in excess of $75,000 (the contracts, agreements, arrangements or understandings referred to in clauses (i) through (viii) above are referred to collectively herein as the "MATERIAL CONTRACTS") and other than in the ordinary course of business, consistent with past practice neither the Company nor any of its subsidiaries is currently negotiating, in discussion with any person with respect to, or a party to any non-binding agreement or understanding with respect to, any Material Contract, subject to Section 4.3.

    (b) Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or any Subsidiary Document, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in a modification of any right or benefit under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, or result in increased payments or cancellation under, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except in the case of (ii) or
(iii) only for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect.

    (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not require any consent approval, authorization or permit of, or filing with or notification to, any national, federal, state, provincial or local governmental regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, domestic or foreign (collectively, the "GOVERNMENTAL AUTHORITIES"), except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws ("BLUE SKY LAWS"), the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the filing and recordation of appropriate merger or other documents as required by the Delaware Law or (ii) as would not have a Material Adverse Effect or prohibit or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.

    Section 2.6  COMPLIANCE, PERMITS.

    (a) Except as set forth in Section 2.6 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not have a Material Adverse Effect.

    (b) The Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities that are necessary to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "COMPANY PERMITS"), except when the failure to have such Company permits would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits, and neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of any applicable laws or regulations except, in each case, where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

    Section 2.7  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) The Company has filed all forms, reports and documents required to be filed with the SEC including, without limitation, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 and 1998, respectively,
(ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1999, (iv) all other reports or registration statements filed by the Company with the SEC since January 1, 1999 and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since January 1, 1999 (collectively, the "COMPANY SEC REPORTS"). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC or any national securities exchange or quotation service or comparable Governmental Authority.

    (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Company SEC Reports was prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

    Section 2.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Company SEC Reports and Section 2.8 of the Company Disclosure Schedule, since December 31, 1998, the Company and its subsidiaries have conducted their business in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or By-laws of the Company; (iii) any damage to, destruction or loss of any asset of the Company or its subsidiaries (whether or not covered by insurance) that would have a Material Adverse Effect; (iv) any material change by the Company or its subsidiaries in their accounting methods, principles or practices; (v) any material revaluation by the Company or its subsidiaries of any of their assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale of a material amount of property of the Company or any of its subsidiaries, except in the ordinary course of business;
(vii) any declaration, setting aside or payment of any dividend or distribution in respect of Shares or any redemption, purchase or other acquisition of any of the Company's securities (except as contemplated by this Agreement); (viii) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of the Company or any subsidiary, in each case except in the ordinary course of business consistent with past practice or except as required by applicable law;
(ix) any creation or assumption by the Company or any of its subsidiaries of any Lien on any material asset of the Company or any of its subsidiaries, other than in the ordinary course of business, consistent with past practice; (x) any making of any loan, advance or capital contribution to or investment in any person by the Company or any of its subsidiaries, other than advances to employees to cover travel and other ordinary business-related expenses in the ordinary course of business consistent with past practice; (xi) any incurrence or assumption by the Company or any of its subsidiaries of any indebtedness for borrowed money or any guarantee, endorsement or other incurrence or assumption of a material liability (whether directly, contingently or otherwise) by the Company or any of its subsidiaries for the obligations of any other person (other than any wholly owned subsidiary of the Company), in each case other than in the ordinary course of business consistent with past practice; or (xii) any modification, amendment, assignment or termination of or relinquishment by the Company or any of its subsidiaries of any rights under any Material Contract that does or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    Section 2.9 NO UNDISCLOSED LIABILITIES. Neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) except liabilities (a) in the aggregate adequately provided for in the Company's unaudited balance sheet (including any related notes thereto) as of September 30, 1999 (the "1999 COMPANY BALANCE SHEET"), (b) incurred in the ordinary course of business and not required under U.S. generally accepted accounting principles to be reflected on the 1999 Company Balance Sheet, (c) incurred since
September 30, 1999 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement, (e) disclosed in the Company SEC Reports or (f) which would not have a Material Adverse Effect.

    Section 2.10 ABSENCE OF LITIGATION. Except as set forth in Section 2.10 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any Governmental Authority or body, domestic or foreign, nor are there, to the Company's knowledge, any investigations or reviews by any Governmental Authority pending or threatened against, relating to or affecting, the Company or any of its subsidiaries that, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree of any court or Governmental Authority which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.

    Section 2.11  EMPLOYEE BENEFIT PLANS, EMPLOYMENT AGREEMENTS.

    (a) Section 2.11(a) of the Company Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended; ("ERISA")), all material employee welfare plans (as defined in Section 3(1) of ERISA) and all other material bonus, stock option, stock purchase, incentive or deferred compensation, supplemental retirement, severance and other fringe or employee benefit plans, programs, or arrangements, and any material current or former employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of or consultant to, and which is maintained or contributed to, the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA AFFILIATE") within the meaning of Section 414 of the Code, or any subsidiary of the Company, as well as each plan with respect to which the Company or an ERISA Affiliate could reasonably be expected to incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (collectively the "COMPANY EMPLOYEE PLANS"). There have been made available to Parent copies of (i) each such written Company Employee Plan (other than those referred to in Section 4(b) of ERISA), (ii) the most recent annual report on Form 5500, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (ii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA.

    (b) Except as set forth in Section 2.11(a) of the Company Disclosure Schedule, (i) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person (other than post-employment benefits provided in accordance with the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable state law), and none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which could result in any material liability of the Company or any of its subsidiaries; (iii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC"), the Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to any of the Company Employee Plans; (iv) each

Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of
Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred;
(vii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course); (viii) there is no pending or, to the knowledge of the Company, threatened litigation, administrative action or proceeding relating to any Company Employee Plan (other than claims for benefits in the ordinary course of business); (ix) there has been no announcement or commitment by the Company or any of its subsidiaries to create an additional Company Employee Plan or to amend a Company Employee Plan except for amendments required by applicable law or changes in the ordinary course, in each case which do not materially increase the cost of such Company Employee Plan; (x) the Company has no liability, whether absolute or contingent, direct or indirect, including any obligations under any Company Employee Plan, with respect to any misclassification of a person as an independent contractor rather than as an employee, or with respect to any employee leased from another employee; and (xi) with respect to the Company and its subsidiaries, except as specifically identified in the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (a) increase the amount of, accelerate the time of payment of, or the vesting of compensation payable to any employee or (b) result in any liability to any present or former employee, including but not limited to, as a result of the Worker Adjustment Retraining and Notification Act. Neither the Company nor any of its subsidiaries maintains or contributes to any foreign Employee Plan.

    (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its subsidiaries who holds (i) any Stock Option as of the date hereof, together with the number of shares of Common Stock subject to such Stock Option, the option price of such Stock Option (to the extent determined as of the date hereof) and the expiration date of such option; and (ii) any other right granted by the Company to acquire, directly or indirectly, Common Stock, together with the number of shares of Common Stock subject to such right.

    (d) Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) all employment agreements with employees and officers of the Company or any of its subsidiaries; (ii) all agreements with consultants who are individuals obligating the Company or any of its subsidiaries to make annual cash payments in an amount exceeding $100,000; (iii) all employees of, or consultants to, the Company or any of its subsidiaries who have executed a noncompetition agreement with the Company or any of its subsidiaries; (iv) all severance agreements, programs and policies of the Company or any of its subsidiaries with or relating to its employees, excluding programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of the Company or any of its subsidiaries with or relating to its employees which contain change in control provisions.

    Section 2.12  EMPLOYMENT AND LABOR MATTERS.

    (a) Except as set forth in Section 2.10 of the Company Disclosure Schedule, there are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its subsidiaries and any of their respective employees, which controversies have had or could, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and the Company has no knowledge of any strikes or lockouts, or any material slowdowns, work stoppages, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

    (b) Neither the Company nor any of its subsidiaries has violated, in a manner that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, any provision of federal or state law or any rule, regulation, order, ruling, decree, judgment or arbitration award of any Governmental Authority regarding the terms and conditions of employment of employees, former employees, or prospective employees or other labor related matters, including without limitation, laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees.

    Section 2.13 PROXY STATEMENT AND REGISTRATION STATEMENT. None of the information provided by the Company and/or by its auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Registration Statement will, on the date it is declared effective, on the date first published, sent or given to the Company's stockholders and on the date of the Stockholders Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Materials distributed to the Company's stockholders in connection with the Merger, including any amendments or supplements thereto, will not, at the time mailed to the Company's stockholders, at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided by Parent, Acquisition Sub and/or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Proxy Materials. The Proxy Materials will comply in all material respects with the provisions of the Exchange Act and any other applicable law.

    Section 2.14  RESTRICTIONS ON BUSINESS ACTIVITIES.

    (a) Except for this Agreement, to the Company's knowledge, there is no material agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted or as proposed to be conducted by the Company, in any location in the world, except for any prohibition or impairment as would not, individually or in the aggregate, have a Material Adverse Effect.

    (b) To the Company's knowledge, none of the Company's officers, directors or key employees is a party to any agreement which, by virtue of such person's relationship with the Company, restricts in any material respect the Company or any of its subsidiaries of either of them from, directly or indirectly, engaging in any of the businesses described above.

    Section 2.15 TITLE TO PROPERTY. The Company and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all Liens, except Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not, individually or in the aggregate, have a Material Adverse Effect. Section 2.15(a) of the Company Disclosure Schedule is a schedule of all leases of real property as of March 1, 2000 ("REAL

PROPERTY LEASES") pursuant to which the Company or any of its subsidiaries lease from others which schedule sets forth (A) the date of each lease and the premises covered thereby, (B) the term thereof, and (C) the rent payable thereunder. The information set forth in such Section 2.15(a) is true, correct and complete, except to the extent an inaccuracy therein would not, individually or in the aggregate, have a Material Adverse Effect. Section 2.15(b) of the Company Disclosure Schedule lists all real property owned by the Company and its subsidiaries. The Real Property Leases and all leases of personal property by the Company or its subsidiaries from others are in good standing, valid and effective in accordance with their respective terms and there is not, to the knowledge of the Company, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default would not, individually or in the aggregate, have a Material Adverse Effect. No default of the Company's landlord under the Agreement for Underlease of Kings Wardrobe (the "KINGS WARDROBE LEASE"), as the lessee under the Kings Wardrobe superior lease, could reasonably be expected to adversely affect the Company's occupying of the premises covered by the Kings Wardrobe Lease. To the Company's knowledge, there are no mortgages or other Liens affecting such premises, the foreclosure of which would have a Material Adverse Effect or adversely affect the Company's occupying the premises. The work to be performed by the landlord under the Kings Wardrobe Lease has been substantially completed and the Company is occupying all portions of the premises covered by such lease.

    Section 2.16  TAXES.

    (a) For purposes of this Agreement, "Audit" shall mean any audit, assessment or other examination relating to Taxes by any tax authority or any judicial or administrative proceedings related to taxes; "TAX" or "TAXES" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation)
(i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "TAX RETURNS" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

    (b) Except as set forth in Section 2.16(b) of the Company Disclosure Schedule, the Company and its subsidiaries (for such periods as each subsidiary was owned, directly or indirectly, by the Company) have filed all income Tax Returns and all other material Tax Returns required to be filed by them, and the Company and its subsidiaries have paid all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and except as may be determined to be owed upon completion of any Tax Return not yet filed based upon an extension of time to file. There are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required and except to the extent the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect. Except as does not involve or would not result in liability to the Company or any of its subsidiaries that would have a Material Adverse Effect:

           (i) there are no Tax liens on any assets of the Company or any subsidiary thereof;

           (ii) neither the Company nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, except as described on
       Section 2.16 of the Company Disclosure Schedule;

           (iii) as of the date hereof, no Federal, state, local or foreign Audits are pending (A) with regard to any Taxes or Tax Returns of the Company or its subsidiaries and (B) for which the Company or any of its subsidiaries has received written notice. To the best knowledge of the Company and its subsidiaries no such Audit is threatened;

           (iv) as of the date hereof no material adjustments have been asserted as a result of examinations of the United States Federal income Tax Returns of the Company and its subsidiaries have been examined by the applicable tax authorities for all periods through and including
       December 31, 1998, which have not been (x) resolved and fully paid or
       (y) reserved on the 1999 Company Balance Sheet in accordance with U.S. generally accepted accounting principles;

           (v) neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes with any person other than the Company and its subsidiaries, and the Company has provided Parent with copies of any such agreement that the Company or any of its subsidiaries has entered into with any other subsidiary of the Company;

           (vi) neither the Company nor any of its subsidiaries has been a member of any "affiliated group" (as defined in section 1504(a) of the Code) other than the affiliated group of which the Company is the "parent" and, except with respect to any group of which only the Company and/or its subsidiaries are members, is not subject to Treas. Reg. 1.1502-6 (or any similar provision under foreign, state or local law) for any period;

           (vii) neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code
       (i) in the two years prior to the date of this Agreement or (ii) in a distribution which otherwise constitutes part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger;

           (viii) neither the Company nor any of its subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither the Company nor any of its subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign tax law) by reason of a voluntary change in accounting method initiated by the Company or any of its subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method;

           (ix) no closing agreement that could affect the Taxes of the Company or any of its subsidiaries for periods ending after the Effective Time pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any of its subsidiaries;

           (x) there is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any of its subsidiaries by reason of Section 162(m) or Section 280G of the Code and neither the Company nor any of its subsidiaries has made any such payments; and

           (xi) neither the Company nor any of its subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in
       Section 897(c)(1)(A)(ii) of the Code. To the knowledge of the Company, neither the Company nor any of its subsidiaries owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

    Section 2.17 ENVIRONMENTAL MATTERS. Except in all cases as, in the aggregate, have not had and would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its subsidiaries (i) to the Company's knowledge have obtained all applicable permits, licenses and other authorizations (collectively, the "ENVIRONMENTAL PERMITS") which are required to be obtained under all applicable federal, state or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("ENVIRONMENTAL LAWS") by the Company or its subsidiaries (or their respective agents) which Environmental Permits are in full force and effect; (ii) to the Company's knowledge are in compliance with all terms and conditions of such Environmental Permits; (iii) are in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iv) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws or Environmental Permits or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Permits or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous toxic material or waste; and (v) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder.

    Section 2.18  INTELLECTUAL PROPERTY.

    (a) Section 2.18(a) of the Company Disclosure Schedule sets forth a true and complete list of all Intellectual Property (as defined below) owned or used by the Company or its subsidiaries. The Company and/or each of its subsidiaries owns free and clear of all Liens, or is licensed or otherwise possesses legally enforceable right to use all patents, trademarks, trade names, service marks, and any applications therefor, and computer software programs or applications (the "INTELLECTUAL PROPERTY") that are used in the business of the Company and its subsidiaries as currently conducted, and such rights constitute all the rights necessary for the Company and its subsidiaries to conduct their business as currently conducted, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect.

    (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party Intellectual Property ("THIRD PARTY INTELLECTUAL PROPERTY RIGHTS"). After the completion of the transactions contemplated by this Agreement, the Company will continue to own all right, title and interest in, and to have a license to use all Intellectual Property material to its or any of its subsidiaries' business and operations on terms and conditions identical in all material respects to those enjoyed by the Company immediately prior to such transactions. No claims with respect to the Intellectual Property owned by the Company or any of its subsidiaries (the "COMPANY INTELLECTUAL PROPERTY RIGHTS"), any trade secret material to the Company, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through the Company or any of its subsidiaries, are currently pending or, to the knowledge of the Company, are threatened by any person, except claims that would not have a Material Adverse Effect. The Company does not know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its subsidiaries, infringes on any Third Party Intellectual Property Rights;
(ii) against the use by the Company or any of its subsidiaries of any Intellectual Property used in the business of the Company or any of its subsidiaries as currently conducted or as proposed to be conducted;
(iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company or its subsidiaries; or (iv) challenging the license or legally enforceable right to use of the Third Party Property Rights by the Company or any of its subsidiaries, except claims that would not have a Material Adverse Effect.

    (c) To the Company's knowledge, all Company Intellectual Property Rights are valid. To the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, including any employee or former employee of the Company or any of its subsidiaries, except any use, infringement or misappropriation that would not have a Material Adverse Effect.

    (d) All software, hardware, databases, and embedded control systems (collectively, the "SYSTEMS") used by the Company and its subsidiaries are Year 2000 Compliant (as defined below), except for failures to be Year 2000 Compliant that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, "Year 2000 Compliant" means that the Systems (i) accurately process date and time data (including calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, the years 1999 and 2000, and leap year calculations and (ii) operate accurately with other software and hardware that use standard date format (4 digits) for representation of the year.

    Section 2.19 INTERESTED PARTY TRANSACTIONS. Except as set forth in the Company SEC Reports and Section 2.19 of the Company Disclosure Schedule, since the date of the Company's proxy statement dated April 14, 1999, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

    Section 2.20 INSURANCE. All material fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers, provide, to the Company's knowledge, full and adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by entities engaged in similar businesses and subject to the same or similar perils or hazards, except as would not, individually or in the aggregate, have a Material Adverse Effect.

    Section 2.21 OPINION OF FINANCIAL ADVISER. The Board has orally received the opinion of the Company's financial advisor, BAS, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company's stockholders from a financial point of view and the Company will, promptly after receipt of such opinion in writing, deliver a signed copy of that opinion to Parent.

    Section 2.22 BROKERS. No broker, finder or investment banker (other than BAS) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and BAS pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

    Section 2.23 SECTION 203 OF DELAWARE LAW NOT APPLICABLE. The Board has taken all actions so that the restrictions contained in Section 203 of the Delaware Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the Stockholders Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

    Section 2.24 INVESTMENT COMPANY ACT. Each of the Company and its subsidiaries either (i) is not an "investment company," or a company "controlled" by, or an "affiliated company" with respect to, an "investment company," within the meanings of the Investment Company Act of 1940, as amended (the "INVESTMENT COMPANY ACT"), or (ii) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, neither the Company nor any of its subsidiaries is required to be registered under the Investment Company Act.

    Section 2.25 VOTE REQUIRED. The Requisite Company Vote is the only vote of the holders of any class or series of the Company's capital stock necessary (under the charter documents of the Company, the Delaware Law, other applicable law or otherwise) to approve this Agreement, the Merger or the other transactions contemplated by this Agreement.

                                  ARTICLE III
                       REPRESENTATIONS AND WARRANTIES OF
                           PARENT AND ACQUISITION SUB

    Parent and Acquisition Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the section of the written disclosure schedule delivered on or prior to the date hereof, by Parent to the Company (the "PARENT DISCLOSURE SCHEDULE") corresponding to each representation and warranty made hereunder by Parent and Acquisition Sub:

    Section 3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and Acquisition Sub has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Acquisition Sub. Each of Parent and Acquisition Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. A true and complete list of all of Parent's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock owned by Parent or another subsidiary, is set forth in Section 3.1 of Parent Disclosure Schedule.

    Section 3.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. Each of Parent and Acquisition Sub have heretofore furnished to the Company a true, complete and correct copy of its Certificate of Incorporation and By-Laws, each as amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. Neither the Parent nor Acquisition Sub is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

    Section 3.3 CAPITALIZATION OF PARENT. The authorized capital stock of Parent consists of (i) 100,000,000 shares of common stock, par value $0.01 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share. As of March 16, 2000, (i) 31,723,650 shares of common stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and none of which were held in treasury, (ii) no shares of common stock were held by subsidiaries of Parent, (iii) 3,730,193 shares of common stock were reserved for future issuance pursuant to outstanding stock options (the "PARENT STOCK OPTIONS"), and (iv) 3,730,193 shares of common stock were reserved for issuance upon redemption of certain outstanding units of limited partnership interest ("OP Units") in MeriStar H&R Operating Company, L.P. No material change in such capitalization has occurred between December 31, and the date hereof.
Section 3.3 of Parent Disclosure Schedule sets forth a true and complete list of all outstanding options, warrants and other rights for the purchase of, or conversion into or exchange for common stock, the name of each holder thereof, the number of shares purchasable thereunder or upon conversion or exchange thereof and the per share exercise or conversion price or exchange rate of each option, warrant and other right. There are no options, warrants or other similar rights, agreements, arrangements, commitments or understanding, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Parent or any of its subsidiaries other than the Parent Stock Options or OP Units. All securities subject to issuance as aforesaid upon issuance on the term and conditions specified in the instruments pursuant to which they are issuable shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 3.3 of Parent Disclosure Schedule, there are no obligations, contingent or otherwise, of Parent of any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of common stock or capital stock of any subsidiary or any other securities of Parent or any of its subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity. Except as disclosed in Schedule 3.3 of Parent Disclosure Schedule, all of the outstanding shares of capital stock of each of Parent's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by Parent or another subsidiary of Parent free and clear of all Liens. At the Effective Time, all shares of Parent Common Stock to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable.

    Section 3.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Acquisition Sub and the consummation by each of Parent and Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition Sub, and no other corporate proceedings on the part of Parent or Acquisition Sub or the stockholders of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub enforceable against each of them in accordance with its terms.

    Section 3.5  NO CONFLICT, REQUIRED FILINGS AND CONSENTS.

    (a) Section 3.5(a) of Parent Disclosure Schedule includes a list of all contracts, agreements, arrangements or understanding, whether or not in writing, to which Parent or any of its subsidiaries is a party or by which any of them is bound as of the date hereof, (i) which are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Exchange Act;
(ii) under which the consequences of a default, nonrenewal or termination could have a Material Adverse Effect; (iii) which require the consent or waiver of a third party prior to Parent (or its subsidiary, if applicable) entering into the transactions contemplated by this Agreement, except where the failure to obtain such consent or waiver would not, individually or in the aggregate, have a Material Adverse Effect; or

(iv) whose terms prohibit or would materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.

    (b) The execution and delivery of this Agreement by Parent and Acquisition Sub do not, and the performance of this Agreement by each of Parent and Acquisition Sub will not, (i) conflict with or violate the certificate of incorporation (or equivalent organizational documents) or by-laws of Parent or Acquisition Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or modification in a manner materially adverse to Parent or its subsidiaries of any right or benefit under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, increased payments or cancellation under, or result in the creation of a Lien on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of (ii) or (iii) only, for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Parent or its subsidiaries.

    (c) The execution and delivery of this Agreement by each of Parent and Acquisition Sub does not, and the performance of this Agreement by each of Parent and Acquisition Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the pre-merger notification requirements of the HSR Act, and the filing and recordation of appropriate merger or other documents as required by the Delaware Law or (ii) as would not have a Material Adverse Effect or prohibit or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.

    Section 3.6  COMPLIANCE, PERMITS.

    (a) Neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not have a Material Adverse Effect.

    (b) Parent and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities that are necessary to the operation of the business of Parent and its subsidiaries taken as a whole as it is now being conducted (collectively, the "PARENT PERMITS"), except when the failure to have such Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect. Parent and its subsidiaries are in compliance with the terms of Parent Permits, and neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of any applicable laws or regulations except, in each case, where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

    Section 3.7  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) Parent has filed all forms, reports and documents required to be filed with the SEC including, without limitation, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1998 and 1999, respectively, (ii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 1, 1999, (iv) all other reports or registration statements filed by

Parent with the SEC since January 1, 1999 and (v) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC since January 1, 1999 (collectively, the "PARENT SEC REPORTS"). Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC or any national securities exchange or quotation service or comparable Governmental Authority.

    (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in Parent SEC Reports was prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

    Section 3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Parent SEC Reports or as contemplated by this Agreement, since December 31, 1999, Parent and its subsidiaries have conducted their business in the ordinary course and there has not occurred: (a) any Material Adverse Effect; or
(b) except as disclosed in Section 3.3 of Parent Disclosure Schedule, any declaration, setting aside or payment of any dividend or distribution in respect of shares or any redemption, purchase or other acquisition of any of Parent's securities (except as contemplated by this Agreement).

    Section 3.9 NO UNDISCLOSED LIABILITIES. Neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) except liabilities (a) in the aggregate adequately provided for in Parent's unaudited balance sheet (including any related notes thereto) as of December 31, 1999 (the "1999 PARENT BALANCE SHEET"), (b) incurred in the ordinary course of business and not required under U.S. generally accepted accounting principles to be reflected on the 1999 Company Balance Sheet,
(c) incurred since December 31, 1999 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement,
(e) disclosed in Parent SEC Reports or (f) which would not have a Material Adverse Effect, in each case, other than liabilities under the Senior Secured Credit Agreement, dated as of February 29, 2000, between MeriStar H&R Operating Company, L.P., as borrower and Societe Generale, Southwest Agency, as administrative agent thereunder.

    Section 3.10 ABSENCE OF LITIGATION. Except as set forth in Section 3.10 of Parent Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any Governmental Authority or body, domestic or foreign, nor are there, to Parent's knowledge, any investigations or reviews by any Governmental Authority pending or threatened against, relating to or affecting, Parent or any of its subsidiaries that, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect. Neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree of any court or Governmental Authority which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.

    Section 3.11 EMPLOYMENT AND LABOR MATTERS. There are no controversies pending or, to the knowledge of Parent, threatened, between Parent or any of its subsidiaries and any of their respective employees, which controversies have had or could, individually or in the aggregate, have a Material

Adverse Effect. Parent has no knowledge of any strikes or lockouts, or any material slowdowns, work stoppages, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries.

    Section 3.12 PROXY STATEMENT AND REGISTRATION STATEMENT. None of the information provided by Parent or Acquisition Sub and/or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Proxy Statement will, on the date the Proxy Statement is first published, sent or given to the Company's stockholders, on the date of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement, including any amendments or supplements thereto, will not, at the time declared effective, at the time mailed to the Company's stockholders, at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Acquisition Sub makes any representation or warranty with respect to any information provided by the Company and/or by its auditors, legal counsel, financial advisors, or other consultants or advisors specifically for use in the Registration Statement. The Registration Statement will comply in all material respects with the provisions of the Securities Act and any other applicable law.

    Section 3.13 TAXES. Parent and its subsidiaries (for such periods as each subsidiary was owned, directly or indirectly, by Parent) have filed all income Tax Returns and all other material Tax Returns required to be filed by them, and Parent and its subsidiaries have paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and except as may be determined to be owed upon completion of any Tax Return not yet filed based upon an extension of time to file, and there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which Parent is maintaining reserves to the extent currently required and except to the extent the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect. Except as does not involve or would not result in liability to Parent or any of its subsidiaries that would have a Material Adverse Effect:

        (a) there are no Tax liens on any assets of Parent or any subsidiary thereof; and

        (b) proper and accurate amounts have been (i) withheld by Parent and its subsidiaries from their employees in compliance with the Tax withholding provisions of applicable Federal, state and local laws, and (ii) paid over to appropriate taxing authorities.

    Section 3.14 ENVIRONMENTAL MATTERS. Except in all cases as, in the aggregate, have not had and would not, individually or in the aggregate, have a Material Adverse Effect, Parent and each of its subsidiaries (i) to Parent's knowledge have obtained all applicable Environmental Permits which are required to be obtained under all applicable Environmental Laws by Parent or its subsidiaries (or their respective agents) which Environmental Permits are in full force and effect; (ii) to Parent's knowledge are in compliance with all terms and conditions of such Environmental Permits; (iii) are in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iv) as of the date hereof, are not aware of nor have received notice of any past or present violations of Environmental Laws or Environmental Permits or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Permits or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against Parent or any of its subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous toxic material or waste; and (v) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by Parent or its subsidiaries (or any of their respective agents) thereunder.

    Section 3.15  INTERESTED PARTY TRANSACTIONS.  Except as set forth in
Section 3.15 of Parent Disclosure Schedule and the Parent SEC Reports, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

    Section 3.16 INSURANCE. All material fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by Parent or any of its subsidiaries are with reputable insurance carriers, provide, to Parent's knowledge, full and adequate coverage for all normal risks incident to the business of Parent and its subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by entities engaged in similar businesses and subject to the same or similar perils or hazards, except as would not, individually or in the aggregate, have a Material Adverse Effect.

    Section 3.17 BROKERS. No broker, finder or investment banker (other than Salomon Smith Barney Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

    Section 3.18 INVESTMENT COMPANY ACT. Each of Parent and its subsidiaries either (i) is not an "investment company," or a company "controlled" by, or an "affiliated company" with respect to, an "investment company," within the meanings of the Investment Company Act, or (ii) satisfies all conditions for an exemption from the Investment Company Act, and, accordingly, neither Parent nor any of its subsidiaries is required to be registered under the Investment Company Act.

    Section 3.19  NO PRIOR ACTIVITIES; FINANCING.

    (a) Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Acquisition Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

    (b) Parent has immediately available to it cash necessary to satisfy its obligations hereunder including, without limitation, the obligation to pay the cash portion of the Merger Consideration pursuant to the Merger and to pay all related fees and expenses in connection with the Merger.

                                   ARTICLE IV
                              CONDUCT OF BUSINESS

    Section 4.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, which agreement shall not be unreasonably withheld, delayed, or conditioned, the Company shall, unless expressly authorized to do otherwise pursuant to paragraphs (a) through (o) below, in all material respects conduct its business and shall cause the businesses of its subsidiaries to be conducted only in the ordinary course of business consistent with past practice, and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has a significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

        (a) amend or otherwise change the Certificate of Incorporation or By-Laws of the Company or any of the Subsidiary Documents;

        (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities, exchangeable securities or other rights of any kind to acquire any shares of capital stock of any class, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for (i) the issuance of shares of Common Stock issuable pursuant to the Stock Options or other agreements listed on
    Section 2.3 of the Company Disclosure Schedule and (ii) the issuance of shares of Common Stock issuable to participants in the Company's Employee Stock Purchase Plan pursuant to the terms thereof);

        (c) sell, pledge, dispose or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) disposition of obsolete or worthless assets and (iii) sales of immaterial assets not in excess of $300,000;

        (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend or make advances to its parent or the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Common Stock or any option, warrant, convertible or exchangeable securities or other right, directly or indirectly, to acquire shares of Common Stock, or propose to do any of the foregoing, except for the acceleration or termination of Stock Options pursuant to the terms of the Company Stock Option Plans and the exercise of such Stock Options or the termination of any other arrangement providing for the issuance of shares thereunder;

        (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any material property or assets, make any investment in, or make any capital contributions to, any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice or in connection with purchases of equipment or capital improvements, make any loans or advances (other than loans or advances to or from direct or indirect wholly owned subsidiaries), (iii) enter into, terminate or amend any Material Contract or agreement other than in the ordinary course of business or where such contract, termination or amendment would not, individually or in the aggregate, have a Material Adverse Effect;
    (iv) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $300,000; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this
    Section 4.1(e);

        (f) except as set forth in the Company Disclosure Schedule,
    (i) increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries in accordance with past practice and in amounts that are in the aggregate reflected in the budgets previously provided to Parent, (ii) except pursuant to the existing agreements set forth on Section 4.1(f) of the Company Disclosure Schedule or with respect to payments that do not exceed $100,000 in the aggregate or $50,000 per individual, grant any severance or termination pay to, or enter into any severance agreement or other agreement providing for severance payments with, any director, officer or other employee of the Company or any of its subsidiaries, (iii) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, (iv) enter into any employment or consulting agreement except with respect to new hires of non-officer employees in the ordinary course of business or (v) accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits; except in each of (i) through (v), as may be required by law;

        (g) take any action to change material accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

        (h) make any material Tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement;

        (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice;

        (j) enter into any compromise or settlement of, or take any material action with respect to, any litigation, action, suit, claim, proceeding or investigation other than the prosecution, defense and settlement of routine litigation, actions, suits, claims, proceedings or investigations in the ordinary course of business;

        (k) Subject to Section 4.3 of this Agreement, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an Acquisition Proposal (as defined in Section 4.3 of this Agreement);

        (l) enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's ability to compete with or conduct any business or line of business other than in the ordinary course of business consistent with past practice;

        (m) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Company or its subsidiaries, except, only with respect to employees who do not exercise the functions of general manager, the equivalent or higher, in the ordinary course of business consistent with past practice;

        (n) enter into any new agreement to acquire or rent accommodations in an amount in excess of $100,000 or which will remain in effect for longer than one year from the date hereof or with terms other than ordinary course of business terms consistent with past practice; or

        (o) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (n) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing, or cause the Company not to perform, its covenants hereunder.

    Section 4.2 CONDUCT OF BUSINESS BY PARENT PENDING THE MERGER. Parent covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless the Company shall otherwise agree in writing, which agreement shall not be unreasonably withheld, delayed, or conditioned, Parent shall, unless expressly authorized to do otherwise pursuant to paragraphs
(a) through (d) below, in all material respects conduct its business and shall cause the businesses of its subsidiaries to be conducted only in the ordinary course of business consistent with past practice, and Parent shall use reasonable commercial efforts to preserve substantially intact the business organization of Parent and its subsidiaries, to keep available the services of the present officers, employees and consultants of Parent and its subsidiaries and to preserve the present relationships of Parent and its subsidiaries with customers, suppliers and other persons with which Parent or any of its subsidiaries has a significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither Parent nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed:

        (a) amend or otherwise change the Certificate of Incorporation or By-Laws of Parent in a manner that would adversely affect the holders of Parent Common Stock;

        (b) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Parent may declare and pay a dividend or make advances to its parent or Parent; other than such distributions ordinarily paid on a quarterly basis with respect to certain OP Units.

        (c) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Parent, except for a merger or acquisition which will not impair Parent's ability to consummate the Merger; and

        (d) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2 (a) through (c) above, or any action which would make any of the representations or warranties of Parent or Acquisition Sub contained in this Agreement untrue or incorrect in any material respect or prevent Parent or Acquisition Sub from performing, or cause Parent or Acquisition Sub not to perform, its covenants hereunder.

    Section 4.3  NO SOLICITATION; ACQUISITION PROPOSALS.

    (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or representative or agent of the Company or any of its subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company or any of its subsidiaries) to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate the initiation of any inquiries or proposals regarding an Acquisition Proposal (as hereinafter defined), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal, or (iii) agree to approve or recommend any Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Section 4.3 shall prohibit the Company or the Board from taking and disclosing to stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith reasonable judgment of the Board after consultation with independent counsel, the failure to so disclose would be inconsistent with its fiduciary obligations to stockholders under applicable law; and PROVIDED, FURTHER, that, prior to the Stockholders Meeting and to the extent that the Board determines in good faith (after consultation with independent counsel) that not to do so would be inconsistent with its fiduciary duties to stockholders under applicable law, (y) the Board on behalf of the Company may upon the bona fide unsolicited request of a Third Party (as hereinafter defined) furnish information or data (including, without limitation, confidential information or data) relating to the Company or its subsidiaries for the purposes of an Acquisition Proposal and participate in negotiations with a person making an unsolicited bona fide Acquisition Proposal and (z) following receipt of a Superior Proposal (as hereinafter defined), the Board may withdraw or modify its recommendation relating to this Agreement or the Merger if the Board determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable law; provided, however, that neither the Company nor the Board may (a) withdraw, modify or change its recommendation relating to this Agreement, (b) approve or recommend a Superior Proposal or
(c) terminate this Agreement, unless prior to taking any of the actions referred to in clauses (a), (b) or (c) the Company has complied with the terms of
Section 7.1(g) herein. Subject to the Company's right to terminate this Agreement pursuant to Section 7.1(f), nothing in this Agreement and no action taken by the Board pursuant to this Section 4.3 will permit the Company to enter into any agreement or undertaking providing for any transaction contemplated by an Acquisition Proposal for so long as this Agreement remains in effect.

    As used in this Agreement, "ACQUISITION PROPOSAL" means either (i) a transaction pursuant to which any person (or group of persons) other than the Parent or its affiliates (a "THIRD PARTY") acquires 50% or more of the outstanding shares of the Common Stock of the Company pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires 50% or more of the outstanding shares of the Common Stock of the Company or of the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company having a fair market value equal to 50% or more of the fair market value of all the assets of the Company immediately prior to such transaction, (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, (v) a self tender offer, or (vi) any transaction subject to Rule 13(e)-3 under the Exchange Act.

    As used in this Agreement, "SUPERIOR PROPOSAL" means an Acquisition Proposal that (i) is not subject to any financing contingencies or is, in the good faith judgment of the Board after consultation with a nationally recognized financial advisor, reasonably capable of being financed and (ii) the Board determines in good faith, based upon such matters as it deems relevant, including consultation with a nationally recognized financial advisor, that the Acquisition Proposal would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger.

    (b) Prior to providing any information to or entering into discussions with any person in connection with an Acquisition Proposal by a person as set forth in Section 4.3(a), the Company shall receive from such person an executed confidentiality agreement in reasonably customary form and shall notify Parent orally and in writing of any Acquisition Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making it) or any inquiries indicating that any person is considering making or wishes to make an Acquisition Proposal, as promptly as practicable (but in no case later than 24 hours) after its receipt thereof, and shall provide Parent with a copy of any written Acquisition Proposal or amendments or supplements thereto, and shall thereafter inform Parent on a prompt basis of (i) the status of any discussions or negotiations with any such third party, and any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give Parent a copy of any information delivered to such person which has not previously been reviewed by Parent and (ii) any request by any person for nonpublic information relating to its or any of its subsidiaries' properties, books or records.

    (c) Subject to the foregoing provisions of this Section 4.3, the Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than Parent and Acquisition Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

    (d) The Company shall ensure that the officers and directors of the Company and its subsidiaries and any investment banker, financial advisor, attorney, accountant or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.3.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    Section 5.1 HSR ACT. As promptly as practicable after the date of this Agreement, the Company and Parent shall, if required, file notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby and shall respond as promptly as practicable to any inquiries and requests received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") for additional information or documentation and from any State Attorney General or other Governmental Authority in connection with antitrust matters.

    Section 5.2 ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), each party shall, and shall cause each of its subsidiaries to afford, to the officers, employees, accountants, counsel, financial advisors and other representatives of the other or the financing sources of Parent of Acquisition Sub reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each party shall (and shall cause each of its subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each party shall make available to the other the appropriate individuals (including attorneys, accountants, and other professionals) for discussion of its business, properties and personnel as such other party may reasonably request. Any such investigation by any party shall not affect the representations or warranties of such party contained in this Agreement. Each party shall keep such information confidential in accordance with the terms of the confidentiality letter dated June 15, 1999 (the "CONFIDENTIALITY LETTER"), between Parent and the Company.

    Section 5.3 CONSENTS; APPROVALS. Subject to Section 4.3, the Company, Parent and Acquisition Sub shall each use their best efforts to take all appropriate action to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement, including, without limitation, using their best

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efforts to obtain all consents, waivers, approvals, authorizations or orders of
Governmental Authorities and parties to contracts with the Company or any of its subsidiaries, and the Company, Parent and Acquisition Sub shall make all filings including, without limitation, all filings with Governmental Authorities required in connection with the authorization, execution and delivery of this Agreement by the Company, Parent and Acquisition Sub, the consummation by them of the transactions contemplated hereby and to fulfill the conditions to the Merger.

    Section 5.4  INDEMNIFICATION AND INSURANCE.

    (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and exculpation at least as protective to any officer or director as those set forth in the Certificate of Incorporation and By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

    (b) Parent shall cause the Surviving Corporation, to the fullest extent permitted under applicable law, to indemnify and hold harmless, and advance defense costs and expenses to, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, bought or filed, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions or alleged acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the respective Certificate of Incorporation or By-Laws of the Company or the subsidiaries or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) in which there exists no conflict between the interests of the indemnifying party and the Indemnified Party, the indemnifying party shall have a right to assume and direct all aspects of the defense thereof, including settlement, and the Indemnified Party shall cooperate in the defense of any such matter. The Indemnified Party shall have a right to participate in (but not control) the defense of any such matter with its own counsel and at its own expense. The indemnifying party shall not settle any such matter unless (i) the Indemnified Party gives prior written consent, which shall not be unreasonably withheld, or (ii) the terms of the settlement provide that the Indemnified Party shall have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Indemnified Party and the settlement provides the Indemnified Party with a full release and discharges all rights against the Indemnified Party with respect to such matter. In no event shall the indemnifying party be liable for any settlement effected without its prior written consent; provided that if such indemnifying party elected not to assume and direct the defense of such action, such indemnifying party's consent to such settlement shall not be unreasonably withheld or delayed. Any Indemnified Party wishing to claim indemnification under this
Section 5.4(b), upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent and the Surviving Corporation (but the failure so to notify shall not relieve the indemnifying party from any liability which it may have under this Section 5.4(b) except to the extent of any damages caused by such failure to the indemnifying party), and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Section 145(e) of the Delaware Law. If the indemnifying party does not assume the defense of any such action, the Indemnified Parties as a group may retain only one law firm in each jurisdiction to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The indemnity agreements of Parent and the Surviving Corporation in this Section 5.4(b) shall extend, on the same terms to, and shall inure to the benefit of and shall be enforceable by, each person or entity who controls, or in the past controlled, any present or former director, officer or employee of the Company or any of its subsidiaries.

    (c) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation or any successor thereto to maintain in effect, if available, directors, and officers' liability insurance covering actions by directors and officers of the Company occurring at or prior to the Effective Time and covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) (the "COVERED PERSONS") on terms (including the amounts of coverage and the amounts of deductible, if any) that are comparable to the terms now applicable to the Company's directors and officers under the Company's current policies, and with insurers of no lesser financial standing than the insurers issuing the Company's current policies; PROVIDED, HOWEVER, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 250% of the annual premium currently paid by the Company for such coverage; and PROVIDED, FURTHER, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 250% of the annual premium.

    (d) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties. In the event that Parent or Surviving Corporation or any of their successors or assigns (i) consolidates or merges into any other person or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (as the case may be) assume the obligations of Parent and the Surviving Corporation set forth in this Section.

    (e) From and after the Effective Time, Parent unconditionally guarantees the obligations of the Surviving Corporation arising under this Section 5.4.

    Section 5.5 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Acquisition Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 5.6 FURTHER ACTION. Upon the terms and subject to the conditions hereof (including, without limitation, Section 4.3), each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. Parent shall take all action necessary to cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

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
    Section 5.7 PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld, delayed or conditioned; PROVIDED, HOWEVER, that a party may, without the prior consent of the other part, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NYSE or the American Stock
Exchange, Inc., if it has used all reasonable efforts to consult with the other party.

    Section 5.8 CONVEYANCE TAXES. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

    Section 5.9  EMPLOYEE BENEFIT PLANS.

    (a) Following the Effective Time, to the extent that Parent arranges for any employees of the Company or any subsidiary of the Company to participate in any counterpart Parent benefit plans in accordance with the eligibility criteria thereof, (i) such participants shall receive full credit for years of service with the Company or any subsidiary of the Company (and service otherwise credited by the Company or any subsidiary of the Company) prior to the Effective Time for all purposes for which such service was recognized under the Company's Employee Plans, including, but not limited to, eligibility to participate and vesting but not including the accrual of benefits and (ii) Parent shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of incurability requirements under any group plans to be waived with respect to such participants who are eligible to participate after the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any employee of the Company or the funding of any such benefit or obligate Parent to (i) make any particular benefit plan or benefit available to any employee, (ii) continue any particular benefit plan or benefit or (iii) refrain from terminating or amending any particular benefit plan or benefit.

    (b) Following the Effective Time, Parent shall cause the Surviving Corporation to honor and perform, pursuant to their terms, all employee benefit obligations to current and former employees and directors of the Company under any Company Employee Plans; provided, however, that nothing contained herein shall limit any reserved right in any Company Employee Plan to amend, modify, suspend, revoke or terminate any such plan as to non-vested benefits.

    Section 5.10 LISTING AND DELISTING OF SECURITIES. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for quotation on the NYSE, subject to official notice of issuance, prior to the Effective Time. As soon as practicable following the Effective Time, the parties hereto shall take all action necessary to cause the Company's Common Stock to be de-listed from the American Stock Exchange, Inc. and de-registered under the Exchange Act.

    Section 5.11 AUDITED FINANCIAL STATEMENTS. As soon as practicable, the Company shall provide to Parent and Acquisition Sub copies of the fully audited consolidated financial statements of the Company and its consolidated subsidiaries for the Company's fiscal year ended December 31, 1999.

    Section 5.12 PLAN OF REORGANIZATION. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts (i) to cause the Merger to qualify, and will not, without the prior written consent of the parties hereto, knowingly take any actions or cause any actions to be taken,

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
or knowingly fail to take any action or fail to cause any action to be taken, which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code, and (ii) to obtain (in the case of the Company) or to cause to obtain (in the case of Parent and Acquisition Sub) the opinion of counsel referred to in Section 6.3(c) below, including the execution of the letters of representations referred to therein. Following the Effective Time, and consistent with any such consent, none of the Surviving Corporation, Parent or any of their affiliates shall knowingly take any action or cause any action to be taken, or knowingly fail to take any action or fail to cause any action to be taken, which would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code.

    Section 5.13 SENIOR CREDIT FACILITY. Promptly after the Effective Time of the Merger, the Surviving Corporation shall pay, and the Parent shall provide such financing so as to enable the Surviving Corporation to pay, all amounts outstanding under the Company's Revolving Credit Agreement dated as of March 31, 1997, as amended, with Fleet National Bank and Bank One, N.A.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

    Section 6.1  CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver to the extent permissible under law at or prior to the Effective Time of all the following conditions:

        (a) STOCKHOLDERS' APPROVAL. The Merger and this Agreement shall have been duly approved by the Requisite Company Vote of the stockholders of the Company. Parent and Acquisition Sub shall vote their Shares in favor of the Merger to the extent not otherwise prohibited by law or any judgment, injunction, decree or order of any Governmental Authority.

        (b) HSR ACT. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

        (c) LISTING. The shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement shall have been authorized for quotation on the NYSE upon official notice of issuance.

        (d) GOVERNMENTAL ACTIONS. There shall not have been any action or proceeding brought or threatened by any Governmental Authority or any other Person (other than, with respect to any action or proceeding brought or threatened by a Person, as would not have a Material Adverse Effect) or any statute, regulation, legislation, judgment, decree or order, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the Merger by any Governmental Authority that could have the effect of:
    (i) making illegal, or otherwise directly or indirectly restraining or prohibiting or imposing material penalties or fines or requiring the payment of material damages in connection with the acceptance for payment of, the payment for, or the ownership, directly or indirectly, of, some or all of the Shares by Parent or Acquisition Sub or the consummation of the Merger;
    (ii) prohibiting or materially limiting, the direct or indirect ownership or operation by the Company or by Parent of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or compelling Parent to dispose of or hold separate all or any material portion of the business or assets of the Company or Parent or their respective subsidiaries, taken as a whole, as a result of the transactions contemplated by this Agreement; (iii) imposing or confirming material limitations on the ability of Parent effectively to hold or to exercise full rights of ownership of shares of capital stock of the Surviving Corporation, including, without limitation, the right to vote any such shares of capital stock of the Surviving Corporation on all matters properly presented to the stockholders of the Surviving Corporation, including, without limitation, the approval and adoption of the Agreement and the transactions

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
    contemplated thereby; (iv) requiring divestiture by Parent or Acquisition Sub, directly or indirectly, of any shares of capital stock of the Surviving Corporation; or (v) which would reasonably be likely to result in a Material Adverse Effect; PROVIDED, HOWEVER, that prior to invoking this condition, the party so invoking this condition shall have complied with its obligations under Sections 5.3 and 5.6.

        (e) CONSENTS AND APPROVALS. All consents and approvals necessary to the consummation of the Merger, including without limitations consents from parties to loans, leases and other agreements and consents from any Governmental Authority shall have been duly obtained other than consents and approvals the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or its subsidiaries or on Parent or its subsidiaries; PROVIDED, HOWEVER, that prior to invoking this condition, the party so invoking this condition shall have complied with its obligations under Sections 5.3 and 5.6.

        (f) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of such Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

    Section 6.2 ADDITIONAL CONDITIONS TO OBLIGATION OF PARENT AND ACQUISITION SUB TO EFFECT THE MERGER. The obligations of each of Parent and Acquisition Sub to effect the Merger and consummate the other transactions contemplated hereby are also subject to the satisfaction or waiver by Parent and Acquisition Sub at or prior to the Effective Time of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Parent shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of the Company contained in this Agreement are so qualified) signed on behalf of the Company by an executive officer of the Company to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed or complied in all material respects with all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

        (c) DISSENTING SHARES. The aggregate number of Dissenting Shares shall not exceed 5% of the total number of Shares of Company Common Stock outstanding on the Closing Date.

        (d) TAX OPINION. Parent shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code and that each party hereto will be treated as a "party to the reorganization" within the meaning of section 368(b) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, Acquisition Sub and the Company substantially in the forms of those contained in the Parent officer's certificate and the Company's officer's certificate attached hereto as Exhibit A-1 and Exhibit A-2, respectively.

    Section 6.3 ADDITIONAL CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger and consummate the other transactions contemplated hereby is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of Parent and Acquisition Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of each of Parent and Acquisition Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Company shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of each of Parent and Acquisition Sub contained in this Agreement are so qualified) signed on behalf of each of Parent and Acquisition Sub by an executive officer of Parent to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND ACQUISITION SUB. Each of Parent and Acquisition Sub shall have performed or complied in all material respects with all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Acquisition Sub by an executive officer of Parent to such effect.

        (c) TAX OPINION. The Company shall have received the opinion of Nutter, McClennen & Fish, LLP, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code and that each party hereto will be treated as a "party to the reorganization" within the meaning of section 368(b) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, Acquisition Sub and the Company substantially in the forms of those contained in the Parent officer's certificate and the Company's officer's certificate attached hereto as Exhibit A-1 and Exhibit A-2, respectively.

                                  ARTICLE VII

                                  TERMINATION

    Section 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Parent:

        (a) by mutual written consent duly authorized by the boards of directors or any committee thereof of Parent, Acquisition Sub and the Company;

        (b) by either Parent or the Company if a court of competent jurisdiction or Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party who has not complied with its obligations under Sections 5.3 and 5.6 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action);

        (c) by either Parent or the Company if the Effective Time shall not have occurred on or before August 15, 2000 (or September 15, 2000 if the failure of the Effective Time to occur shall be the result of a request for additional information under the HSR Act or the failure to obtain any necessary governmental or regulatory approval); PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose breach or failure to fulfill any obligation under this Agreement has been the cause of or resulted in such failure of the Effective Time to occur;

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
        (d) by Parent, if the Board shall have (i) failed to recommend, withdrawn or modified in a manner adverse to Parent or Acquisition Sub, or publicly taken a position materially inconsistent with, its approval or recommendation of the Merger or the transactions contemplated by this Agreement, (ii) approved, endorsed or recommended an Acquisition Proposal, or (iii) resolved or publicly disclosed any intention to do any of the foregoing;

        (e) by Parent or the Company, (i) if any representation or warranty of the Company or Parent, respectively, set forth in this Agreement that are qualified by reference to materiality shall not be true and correct or any representation or warranty of the Company or Parent, respectively, set forth in this Agreement that is not qualified by reference to materiality shall not be true and correct in all material respects in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, or (ii) upon a breach of or failure to perform in any material respect any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement, except in each of (i) and (ii) above, where the failure to perform such covenants or agreements or the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect (either (i) or (ii) above being a "TERMINATING BREACH"); provided, however, that, if such Terminating Breach is curable by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this
    Section 7.1(e), and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to any party whose breach of or failure to fulfill its obligations under this Agreement resulted in the failure of any such condition;

        (f) by Parent or the Company if this Agreement and the Merger shall fail to receive the Requisite Company Vote for adoption at the Stockholders Meeting or any adjournment or postponement thereof;

        (g) by the Company, following the receipt by the Company after the date hereof, under circumstances not involving any breach of the provisions of
    Section 4.3, of a Superior Proposal, if the Board, after consultation with outside legal counsel, shall have determined in good faith that the failure to terminate this Agreement would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, provided that (i) the Company has complied with all provisions of Section 4.3, including the notice provisions therein, (ii) the Company enters into a definitive agreement providing for the transactions contemplated by such Acquisition Proposal immediately following such termination, (iii) the Board shall have given Parent at least five days prior written notice of its determination to terminate this Agreement pursuant to this Section 7.1(g) and shall have afforded Parent a reasonable opportunity within such five day period to amend the terms of this Agreement and (iv) such termination shall not be effective until the Company shall have paid to Parent the Termination Fee (as defined below) in accordance with provisions of Section 7.3; and

        (h) by the Company if the Average Trading Price is less than $2.25 or by the Parent if the Average Trading Price is more than $3.75.

    Section 7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.1, there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers, employees or stockholders except as set forth in Sections 2.22, 5.2, 5.7, 7.3 and
Article VIII and this Agreement shall otherwise forthwith become void. Except as otherwise provided in Section 7.3, nothing herein shall relieve any party from liability for any willful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

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
    Section 7.3  FEES AND EXPENSES.

    (a) Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that all fees and expenses incurred in connection with the filing of the Proxy Statement, the printing and mailing of the Proxy Materials and filings required under the HSR Act shall be shared equally by Parent and the Company.

    (b) The Company shall pay Parent a fee, including Parent's and Acquisition Sub's actual and reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, of $1,800,000 (the "TERMINATION FEE") if this Agreement is terminated by Parent pursuant to
Section 7.1(d) or Section 7.1(e) or by the Company pursuant to Section 7.1(g).

    (c)  In the event this Agreement is terminated by either party pursuant to
Section 7.1(f), the Company shall reimburse Parent for actual and reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereof, up to a maximum of $750,000.

    (d) The Termination Fee payable pursuant to Section 7.1(g), Section 7.3(b) or Section 7.3(c) shall be paid by wire transfer in immediately available funds within three (3) business days of the termination of this Agreement.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

    Section 8.1  EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.l, as the case may be, except that this
Section 8.1 shall not limit any covenant or any agreement of the parties which by its terms contemplates performance after the Effective Time and which shall survive in accordance with its respective terms. The Confidentiality Letter shall survive termination of this Agreement as provided therein.

    Section 8.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

        (a)  If to Parent or Acquisition Sub:

           MeriStar Hotels & Resorts, Inc.
           1010 Wisconsin Ave.
           Washington, D.C. 20007

           Telecopier No.: 202-295-1026
           Telephone No.: 202-295-2316
           Attention: Christopher L. Bennett, Esq.

        With a copy to:

           Paul, Weiss, Rifkind, Wharton & Garrison
           1285 Avenue of the Americas
           New York, New York 10019-6014

           Telecopier No.: 212-757-3990
           Telephone No.: 212-373-3000
           Attention: Richard S. Borisoff, Esq.

        (b)  If to the Company:

           BridgeStreet Accommodations, Inc.
           2242 Pinnacle Parkway
           Twinsburg, OH 44087

           Telecopier No.: (330) 405-6464
           Telephone No.: (330) 405-0341
           Attention: President

        With a copy to:

           Nutter, McClennen & Fish, LLP
           One International Place
           Boston, Massachusetts 02110-2699

           Telecopier No.: (617) 310-9597
           Telephone No.: (617) 439-2595
           Attention: Constantine Alexander, Esq.

    Section 8.3  CERTAIN DEFINITIONS.  For purposes of this Agreement, the term:

        (a) AFFILIATE means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

        (b) BENEFICIAL OWNER with respect to any shares of Common Stock means a person who shall be deemed to be the beneficial owner of such shares
    (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or
    (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

        (c) BUSINESS DAY means any day other than a day on which banks in New York are required or authorized to be closed;

        (d) CONTROL (including the terms CONTROLLED BY, and UNDER COMMON CONTROL WITH) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

        (e) KNOWLEDGE means, with respect to any matter in question, actual knowledge of any executive officer of the entity in question with respect to such matter after making reasonable inquiry of officers and other employees charged with senior administrative or operational responsibility of such matters;

        (f) PERSON means an individual, corporation, partnership, limited liability company, association, joint venture, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

        (g) SUBSIDIARY or SUBSIDIARIES of the Company, the Surviving Corporation, Parent or any other person means any person or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    Section 8.4 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    Section 8.5 WAIVER. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    Section 8.6 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 8.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    Section 8.8 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letter), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

    Section 8.9 ASSIGNMENT; GUARANTEE OF ACQUISITION SUB OBLIGATIONS. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Acquisition Sub may assign all or any of their rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

    Section 8.10 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than
Section 5.4 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

    Section 8.11 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

    Section 8.12 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

    Section 8.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    Section 8.14 INTERPRETATION. The parties hereto acknowledge that certain matters set forth in the Company Disclosure Schedule and certain matters set forth in the Parent Disclosure Schedule are included for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they would not be required to be set forth therein by the terms of this Agreement. The parties agree that disclosure of such matters shall not be taken as an admission by the Company or Parent, as the case may be, that such disclosure is required to be made under the terms of any provision of this Agreement and in no event shall the disclosure of such matters be deemed or interpreted to broaden or otherwise amplify the representations and warranties contained in this Agreement or to imply that such matters are or are not material and neither party shall use, in any dispute between the parties, the fact of any such disclosure as evidence of what is or is not material for purposes of this Agreement.

    IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                                       MERISTAR HOTELS & RESORTS, INC.

                                                       By:          /s/ CHRISTOPHER L. BENNETT
                                                            -----------------------------------------
                                                            Name: Christopher L. Bennett
                                                            Title: Vice President, Legal and Secretary

                                                       MERISTAR BROOKLYN, INC.

                                                       By:          /s/ CHRISTOPHER L. BENNETT
                                                            -----------------------------------------
                                                            Name: Christopher L. Bennett
                                                            Title: Vice President, Legal and Secretary

                                                       BRIDGESTREET ACCOMMODATIONS, INC.

                                                       By:            /s/ JOHN E. DANNEBERG
                                                            -----------------------------------------
                                                            Name: John E. Danneberg
                                                            Title: Chief Executive Officer

                                                                      APPENDIX B

                            STOCKHOLDERS' AGREEMENT

    STOCKHOLDERS' AGREEMENT, dated as of March 23, 2000 (this "AGREEMENT"), by and among MERISTAR HOTELS & RESORTS, INC., a Delaware corporation ("PARENT"), MERISTAR BROOKLYN, INC., a Delaware corporation and wholly owned subsidiary of Parent ("ACQUISITION SUB"), and the shareholders of BRIDGESTREET
ACCOMMODATIONS, INC., a Delaware corporation (the "COMPANY"), listed on
Schedule I hereto (each, a "STOCKHOLDER" and, collectively, the "STOCKHOLDERS").

    WHEREAS, Parent, Acquisition Sub and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), which provides for, among other things, the merger of Acquisition Sub with and into the Company (the "MERGER");

    WHEREAS, as of the date hereof, the Stockholders are holders of record or Beneficially Own (as defined herein) shares of Common Stock; and

    WHEREAS, as a condition to the willingness of Parent and Acquisition Sub to enter into the Merger Agreement, Parent and Acquisition Sub have required that each Stockholder agrees, and in order to induce Parent and Acquisition Sub to enter into the Merger Agreement, each Stockholder has agreed, severally and not jointly, to enter into this Agreement with respect to all of the shares of Company Common Stock now held of record or Beneficially Owned and which may hereafter be acquired by such Stockholder or the Beneficial Ownership of which such Stockholder may hereafter acquire during the period from and including the date hereof through and including the date on which this Agreement is terminated pursuant to Section 7.1 hereof (not including such shares of Company Common Stock subject to outstanding options until such time as such shares are acquired by such Stockholder upon exercise thereof) (collectively, the "SHARES").

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                              CERTAIN DEFINITIONS

    Section 1.1 GENERAL. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

    Section 1.2 BENEFICIAL OWNERSHIP. For purposes of this Agreement, "BENEFICIALLY OWN," "BENEFICIALLY OWNED" or "BENEFICIAL OWNERSHIP" with respect to any securities shall mean "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

                                   ARTICLE 2

                                VOTING OF SHARES

    Section 2.1 AGREEMENT TO VOTE THE SHARES. Each of the Stockholders hereby agrees as follows:

        (a) to appear, or cause the holder of record on any applicable record date with respect to any Shares held of record or Beneficially Owned by such Stockholder (the "RECORD HOLDER") to appear, in person or by proxy, for the purpose of obtaining a quorum at any annual or special meeting of Stockholders of the Company and at any adjournment thereof at which matters relating to the Merger, the Merger Agreement (as amended from time to time) or any transaction contemplated by the Merger Agreement are considered;

        (b) at any meeting of the Stockholders of the Company however called, and in any action by consent of the Stockholders of the Company, to vote, or cause to be voted by the Record Holder, in person or by proxy, the Shares held of record or Beneficially Owned by such Stockholder in favor as required of the Merger, the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement; and

        (c) at any meeting of the shareholders of the Company however called, and in any action by consent of the shareholders of the Company, to vote or cause to be voted by the Record Holder, in person or by proxy, the Shares held of record or Beneficially Owned by such Stockholder against (i) any acquisition or purchase of a substantial amount of assets of, or any equity interest in, the Company or any of its Subsidiaries or any tender offer (including a self tender offer) or exchange offer, merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries (other than the transactions contemplated by the Merger Agreement), (ii) any other proposal or material corporate transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger or of any of the transactions contemplated by the Merger Agreement or this Agreement or (iii) any proposal or action that would reasonably be expected to result in a breach of any covenant, representation or warranty of the Company set forth in the Merger Agreement (collectively, "ADVERSE PROPOSALS").

    Section 2.2 IRREVOCABLE PROXY. EACH SHAREHOLDER HEREBY APPOINTS PARENT AND ANY DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, SUCH SHAREHOLDER'S PROXY AND ATTORNEY-IN-FACT PURSUANT TO THE PROVISIONS OF SECTION 212 OF THE DELAWARE GENERAL CORPORATION LAW, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO SUCH SHAREHOLDER'S SHARES IN ACCORDANCE WITH SECTION 2.2 HEREOF. THIS PROXY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF SUCH SHAREHOLDER UNDER THIS AGREEMENT. EACH AFFIRMS THAT THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. EACH SHAREHOLDER SHALL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY.

    Section 2.3 NO OWNERSHIP INTEREST. Except as set forth in this Article 2 and in Article 3 hereof, nothing contained in this Agreement shall be deemed to vest in Parent or Acquisition Sub any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain and belong to the Stockholders, and neither Parent nor Acquisition Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Shares except as otherwise provided herein, or the performance of the Stockholders' duties or responsibilities as shareholders of the Company.

                                   ARTICLE 3

                                     OPTION

    Section 3.1 GRANT OF THE OPTION. Each Stockholder hereby grants to Parent an irrevocable option (each, an "OPTION" and, collectively, the "OPTIONS") to purchase such Stockholder's Shares on the terms and subject to the conditions set forth herein in cash at a price per share equivalent to the value of the Merger Consideration (as defined in the Merger Agreement) (the "PURCHASE PRICE"); PROVIDED,

HOWEVER, that if Parent, Acquisition Sub or any affiliate of either such company subsequently enters into any agreement or arrangement to acquire the Company, by merger, tender offer, asset acquisition or otherwise, for consideration on a per share basis that is greater than the Merger Consideration (a "SUBSEQUENT OFFER"), the Purchase Price will be increased to an amount in cash equal to the value of the Subsequent Offer. In the event a Subsequent Offer is made following the exercise of some or all of the Options granted hereunder, the Parent shall promptly pay to the Stockholder by wire transfer an amount equal to (x) the Subsequent Offer multiplied by the number of shares for which the Option granted by such Stockholder has been exercised minus (y) the aggregate Purchase Price paid for that portion of the Option exercised. For purposes of this Agreement, the value of the Parent Common Stock (as defined in the Merger Agreement) that is a part of the Merger Consideration shall be calculated based on the average of the closing prices for a share of Parent Common Stock as reported on the NYSE Composite Transaction Tape for the ten trading days ending three trading days prior to the date on which the Options become exercisable. If the Merger Agreement is terminated (otherwise than pursuant to Section 7.1(a), Section 7.1(b), Section 7.1(c), Section 7.1(e), Section 7.1(f) or
Section 7.1(h) thereof under circumstances in which the Company is entitled to so terminate the Merger Agreement (each, a "Company Termination")) in accordance with its terms for reasons other than the failure of Parent or Acquisition Sub to fulfill their respective obligations under the Merger Agreement, then (and only then) the Options shall become exercisable (in whole but not in part) and remain exercisable (in whole but not in part) until the date that is 20 days after the date of the occurrence of the event described above (the applicable period of exercisability being the "OPTION PERIOD").

    Section 3.2  EXERCISE OF THE OPTION.

    (a) Parent may exercise all of the Options, in whole but not in part, at any time or from time to time during the Option Period. Notwithstanding anything in this Agreement to the contrary, Parent shall be entitled to purchase all Shares in respect of which it shall have exercised an Option in accordance with the terms hereof prior to the expiration of the Option Period, and the expiration of the Option Period shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such expiration.

    (b) If Parent wishes to exercise an Option, it shall deliver to the applicable Stockholder (each a "SELLING STOCKHOLDER") a written notice (an "EXERCISE NOTICE") to that effect which specifies a date (an "OPTION CLOSING DATE") not earlier than three business days after the date such Exercise Notice is delivered for the consummation of the purchase and sale of such Shares (an "OPTION CLOSING"). If the Option Closing cannot be effected on the Option Closing Date specified in the Exercise Notice by reason of any applicable judgment, decree, order, law or regulation, or because any applicable waiting period under the HSR Act shall not have expired or been terminated, (i) the Stockholders shall promptly take all such actions as may be reasonably requested by Parent, and shall otherwise fully cooperate with Parent, to use such Stockholder's reasonable efforts to cause the elimination of all such impediments to the Option Closing and (ii) the Option Closing Date specified in the Exercise Notice shall be extended to the third business day following the elimination of all such impediments. The place of the Option Closing shall be at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019, and the time of the Option Closing shall be 10:00 a.m. (Eastern Time) on the Option Closing Date.

    Section 3.3 PAYMENT AND DELIVERY OF THE CERTIFICATES. At any Option Closing, Parent shall deliver to each Selling Stockholder, by wire transfer of immediately available funds to such account as shall have been designated by such Selling Stockholder to Parent prior to the Option Closing, the Purchase Price payable in respect of the Shares to be purchased from such Selling Stockholder at the Option Closing, and each Selling Stockholder shall deliver to Parent such Shares, free and clear of all Liens, with the certificate or certificates evidencing such Shares being duly endorsed for transfer by such Selling Stockholder and accompanied by all powers of attorney and/or other instruments necessary to convey valid and unencumbered title thereto to Parent, and shall assign to Parent (pursuant to a written instrument in form and substance satisfactory to Parent) all rights that such Selling Stockholder may have to require the Company to register such Shares under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT").

    Section 3.4 ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC. In the event of any change in the capital stock of the Company by reason of a stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares, extraordinary distribution or similar transaction, the type and number or amount of shares, securities or other property subject to each of the Options, and the Purchase Price payable therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that (a) Parent shall receive upon exercise of any Option the type and number or amount of shares, securities or property that Parent would have retained and/or been entitled to receive in respect of the applicable Selling Stockholder's Shares if the Option had been exercised immediately prior to such event relating to the Company or the record date therefor, as applicable, and (b) the applicable Selling Stockholder shall receive upon exercise of any Option granted by such Selling Stockholder the amount of cash that such Selling Stockholder would have received as a result of the exercise of the Option if the Option had been exercised immediately prior to such event relating to the Company or the record date therefor, as applicable. The provisions of this Section 3.4 shall apply in a like manner to successive stock dividends, subdivisions, reclassifications, recapitalizations, splits, combinations, exchanges of shares, extraordinary distributions or similar transactions.

    Section 3.5 ACQUIRED SHARES. In the event that (i) Shares are acquired by Parent pursuant to the exercise of the Options (such acquired Shares being the "ACQUIRED SHARES"), and (ii) Parent thereafter sells, transfers or disposes of the Acquired Shares within eighteen months after the acquisition of such Acquired Shares (any such sale, transfer or disposition of Acquired Shares occurring within such eighteen month period being a "SALE"); Parent shall promptly pay to the Selling Stockholders (pro rata, in proportion to the number of Acquired Shares purchased from each Stockholder) an amount in cash equal to the positive difference (if any) between the aggregate proceeds received by Parent in the Sale (net of selling commissions, if any) and the aggregate Purchase Price paid by Parent for the Acquired Shares sold, transferred or disposed of in such Sale. Parent shall effect any Sale of Acquired Shares only to an unaffiliated party in a bona fide arm's-length transaction.

                                   ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

    Each of the Stockholders hereby represents and warrants, severally and not jointly, to each of Parent and Acquisition Sub as follows:

    Section 4.1 AUTHORITY RELATIVE TO THIS AGREEMENT. Such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Where such Stockholder is a corporation, partnership or other entity, the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by the board of directors or other governing body of such Stockholder, and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate such transactions and where such Stockholder is an individual, such individual has the capacity to enter into this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles governing the availability of equitable remedies.

    Section 4.2  NO CONFLICT.

    (a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder shall not,
(i) where such Stockholder is a corporation, partnership or other entity, conflict with or violate the organizational documents of such Stockholder,
(ii) conflict with or violate any agreement, arrangement, law, rule, regulation, order, judgment or decree to which such Stockholder is a party or by which such Stockholder (or the Shares held of record or Beneficially Owned by such Stockholder) is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (as defined below) on any of the Shares held of record or Beneficially Owned by such Stockholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder (or the Shares held of record or Beneficially Owned by such Stockholder) is bound or affected.

    (b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity except for applicable requirements, if any, of federal or state securities and antitrust laws and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent the performance by such Stockholder of its obligations under this Agreement.

    Section 4.3 TITLE TO THE SHARES. As of the date hereof, such Stockholder is the sole record or Beneficial Owner of the Shares listed opposite the name of such Stockholder on SCHEDULE I hereto and has full and unrestricted power to dispose of and to vote such Shares. The Shares listed opposite the name of such Stockholder on SCHEDULE I hereto are all the securities of the Company either held of record or Beneficially Owned by such Stockholder. Such Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares held of record or Beneficially Owned by such Stockholder. The Shares listed opposite the name of such Stockholder on
SCHEDULE I hereto are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on such Stockholder's voting rights, charges and other encumbrances of any nature whatsoever ("LIENS"). The transfer by such Stockholder of its Shares to Acquisition Sub pursuant to the Merger or the applicable Option shall pass to and unconditionally vest in Acquisition Sub good and valid title to such Shares, free and clear of all Liens.

                                   ARTICLE 5

                       REPRESENTATIONS AND WARRANTIES OF
                           PARENT AND ACQUISITION SUB

    Each of Parent and Acquisition Sub hereby represents and warrants, severally and not jointly, to each of the Stockholders as follows:

    Section 5.1 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Acquisition Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized by the board of directors or other governing body of Parent and Acquisition Sub, and no other proceedings on the part of Parent or

Acquisition sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles governing the availability of equitable remedies.

    Section 5.2  NO CONFLICT.

    (a) The execution and delivery of this Agreement by each of Parent and Acquisition Sub does not, and the performance of this Agreement by Parent and Acquisition Sub shall not, (i) conflict with or violate the organizational documents of Parent or Acquisition Sub, (ii) conflict with or violate any agreement, arrangement, law, rule, regulation, order, judgment or decree to which Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse or time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub is bound or affected.

    (b) The execution and delivery of this Agreement by each of Parent and Acquisition Sub does not, and the performance of this Agreement by Parent and Acquisition Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity except for applicable requirements, if any, of federal or state securities and antitrust laws and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent the performance by Parent or Acquisition Sub of their obligations under this Agreement.

    Section 5.3 SECURITIES LAW COMPLIANCE. The Options and the Shares to be acquired upon exercise of the Options are being and shall be acquired by Parent without a view to public distribution thereof otherwise than in compliance with the Securities Act and applicable state securities laws and shall not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and in compliance with applicable state securities laws. Neither Parent nor Acquisition Sub will effect any offer or sale of Shares which would cause any Stockholder to violate the registration requirements of the Securities Act, or the registration or qualification requirements of the securities laws of any jurisdiction.

                                   ARTICLE 6

                         COVENANTS OF THE SHAREHOLDERS

    Section 6.1 NO INCONSISTENT AGREEMENTS. Each Stockholder hereby represents, warrants, covenants and agrees that, except as expressly provided by this Agreement and the Merger Agreement, such Stockholder has not and shall not, and will not permit any Person under such Stockholder's control (including any Record Holder) to, (i) enter into any voting agreement or grant a proxy or power of attorney with respect to the Shares held of record or Beneficially Owned by such Stockholder or deposit such Shares into a voting trust agreement or
(ii) take any action that would reasonably be expected to make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or impeding, interfering with, preventing or delaying the consummation of the Merger or of any of the transactions contemplated by the Merger Agreement or this Agreement.

    Section 6.2 TRANSFER OF TITLE. Each Stockholder hereby covenants and agrees that, except as expressly provided by the Merger Agreement or this Agreement, such Stockholder will not, prior to the termination of this Agreement, either directly or indirectly, offer or otherwise agree to sell, assign, pledge, hypothecate, transfer, exchange, or dispose of any Shares or options, warrants or other convertible securities to acquire or purchase shares of Company Common Stock (collectively, "DERIVATIVE SECURITIES") or any other securities or rights convertible into or exchangeable for shares of Company Common Stock, held of record or Beneficially Owned either directly or indirectly by such Stockholder or with respect to which such Stockholder has the power of disposition, whether now or hereafter acquired, without the prior written consent of Parent or Acquisition Sub, unless the Person to whom Shares or Derivative Securities have been sold, assigned, pledged, hypothecated, transferred, exchanged or disposed agrees to be bound by and become a party to this Agreement. Each Stockholder hereby agrees and consents to the entry of stop transfer instructions by Parent or Acquisition Sub against the transfer of any Shares inconsistent with the terms of this Section 6.2.

    Section 6.3  NO SOLICITATION.  Except as otherwise provided under
Section 7.11 hereto, no Stockholder shall, nor shall such Stockholder authorize or permit any of its directors, officers, employees, investment bankers, accountants, attorneys or other agents or representatives, directly or indirectly to, (i) solicit, initiate, encourage (including by way of furnishing information or assistance) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, an Adverse Proposal or agree to or endorse any Adverse Proposal or
(ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other Person any information with respect to the Company's business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Except as otherwise provided under Section 7.11 hereto, each Stockholder shall immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Adverse Proposal.

    Section 6.4 WAIVER OF APPRAISAL RIGHTS OR FIRST OFFER RIGHTS. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have. No Stockholder shall exercise any purchase right or right of first refusal that it may have with respect to any securities of the Company owned by any other Person in connection with any tender by such other Person of such securities pursuant to the Merger.

    Section 6.5 COOPERATION. Each Stockholder shall cooperate fully with Parent and Acquisition Sub in connection with their respective reasonable best efforts to fulfill the conditions to the Merger set forth under the Merger Agreement.

                                   ARTICLE 7

                                 MISCELLANEOUS

    Section 7.1 TERMINATION. This Agreement shall terminate upon the earlier to occur of (i) the Effective Time, (ii) the date on which the Option Period expires (or, if later, the date on which the last Option Closing occurs) and
(iii) a Company Termination. Upon such termination, no party shall have any further obligations or liabilities hereunder; PROVIDED, HOWEVER, that nothing in this Agreement shall relieve any party from liability for the breach of any of its representations, warranties, covenants and agreements set forth in this Agreement prior to such termination.

    Section 7.2 ADDITIONAL SHARES. If, after the date hereof, a Stockholder acquires record ownership or Beneficial Ownership of any additional shares of Company Common Stock (any such shares shall be referred to herein as "ADDITIONAL SHARES"), including, without limitation, upon exercise or conversion of any Derivative Security or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall be applicable to such Additional Shares as if such Additional Shares had been outstanding Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any Person immediately upon the acquisition by a Stockholder of record or Beneficial Ownership of such Additional Shares.

    Section 7.3 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

    Section 7.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among Parent, Acquisition Sub and the Stockholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among Parent, Acquisition Sub and the Stockholders with respect to the subject matter hereof.

    Section 7.5 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    Section 7.6 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereby shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated.

    Section 7.7 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made and shall be effective upon receipt, if delivered personally, upon receipt of a transmission confirmation if sent by facsimile (with a confirming copy sent by overnight courier) and on the next business day if sent by Federal Express, United Parcel Service, Express Mail or other reputable overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by notice):

    If to a Stockholder to such Stockholder's address set forth on Schedule I hereto.

    If to Parent or Acquisition Sub, to:

    MeriStar Hotels & Resorts, Inc.
    1010 Wisconsin Avenue
    Washington, D.C. 20007
    Attention: Christopher L. Bennett, Esq.
    Telecopier No.: 202-295-1026
    Telephone No.: 202-295-2316

    with a copy to:

    Paul, Weiss, Rifkind, Wharton & Garrison
    1285 Avenue of the Americas
    New York, NY 10019
    Attention: Richard S. Borisoff, Esq.
    Telecopier No.: 212-757-3990
    Telephone No.: 212-373-3000

    Section 7.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state without giving effect to the provisions thereof relating to conflicts of law.

    Section 7.9 OBLIGATIONS OF STOCKHOLDERS. The obligations of the Stockholders hereunder shall be "several" and not "joint" or "joint and several." Without limiting the generality of the foregoing, under no circumstances will any Stockholder have any liability or obligation with respect to any misrepresentation or breach of covenant of any other Stockholder.

    Section 7.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

    Section 7.11 OFFICERS AND DIRECTORS. No person who is or becomes (during the term of this Agreement) a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer, and nothing herein will limit or affect, or give rise to any liability to any Stockholder by virtue of, any actions taken by any Stockholder solely in his or her capacity as an officer or director of the Company in exercising its rights under the Merger Agreement and the transactions contemplated thereby, and no such actions shall be deemed a breach or default under this Agreement.

    Section 7.12 FEES AND EXPENSES. Each party hereto shall pay its own expenses incident to preparing, entering into and performing its obligations under this Agreement and the consummation of the transactions contemplated hereunder.

    Section 7.13 ASSIGNMENT. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Stockholder without the prior written consent of Parent, and any such assignment or delegation that is not consented to shall be null and void. This Agreement, together with any rights, interests, or obligations of Parent hereunder, may be assigned or delegated, in whole or in part, by Parent without the consent of or any action by any Stockholder upon notice by Parent to each Stockholder affected thereby as herein provided. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns (including without limitation any person to whom any Shares are sold, transferred or assigned).

    Section 7.14 FURTHER ASSURANCES. Each Stockholder shall execute and deliver such other documents and instruments and take such further actions as may be necessary or appropriate or as may be reasonably requested by Parent in order to ensure that Parent receives the full benefit of this Agreement.

    IN WITNESS WHEREOF, each of the Stockholders, Parent and Acquisition Sub have caused this Agreement to be duly executed on the date hereof.

                                                       MERISTAR HOTELS & RESORTS, INC.

                                                       By:  /s/ CHRISTOPHER L. BENNETT
                                                            -----------------------------------------
                                                            Name: Christopher L. Bennett
                                                            Title: Vice President, Legal and Secretary

                                                       MERISTAR BROOKLYN, INC.

                                                       By:  /s/ CHRISTOPHER L. BENNETT
                                                            -----------------------------------------
                                                            Name: Christopher L. Bennett
                                                            Title: Vice President, Legal and Secretary

                                                       SHAREHOLDERS:

                                                                      /s/ LYNDA D. CLUTCHEY
                                                            -----------------------------------------
                                                                        Lynda D. Clutchey

                                                                      /s/ JOHN E. DANNEBERG
                                                            -----------------------------------------
                                                                        John E. Danneberg

                                                                       /s/ DAVID B. HAMMOND
                                                            -----------------------------------------
                                                                         David B. Hammond

                                                                    /s/ WILLIAM N. HULETT, III
                                                            -----------------------------------------
                                                                      William N. Hulett, III

                                                                      /s/ STEPHEN J. RUZIKA
                                                            -----------------------------------------
                                                                        Stephen J. Ruzika

                                                                      /s/ JERRY SUE THORNTON
                                                            -----------------------------------------
                                                                        Jerry Sue Thornton

                                                                       /s/ PAUL M. VERROCHI
                                                            -----------------------------------------
                                                                         Paul M. Verrochi

                                   SCHEDULE I

STOCKHOLDER:                                    NUMBER OF SHARES:   ADDRESS:
------------                                    -----------------   --------
Lynda Clutchey................................       555,213        9380 South Old State Rd.
                                                                    Lewis Center, OH 43035

John E. Danneberg.............................        75,100        BridgeStreet Accommodations
                                                                    2242 Pinnacle Parkway
                                                                    Twinsburg, OH 44087

David B. Hammond..............................        16,500        Little Court, Burchetts
                                                                    Green
                                                                    Maidenhead, Berkshire
                                                                    SL66QY UK

William N. Hulett, III........................       185,000        6127 Chagrin River Road
                                                                    Bentleyville, OH 44022

Stephen J. Ruzika.............................             0        336 Key Palm Road
                                                                    Boca Raton, FL 33432

Jerry Sue Thornton............................           100        Cuyahoga Community College
                                                                    700 Carnegie Avenue
                                                                    Cleveland, OH 44115

Paul Verrochi.................................       145,895        67 Batterymarch St.,
                                                                    Ste 500
                                                                    Boston, MA 02110-3206

                                                                      APPENDIX C

                                 March 23, 2000

Board of Directors
BridgeStreet Accommodations, Inc.
2242 Pinnacle Parkway
Twinsburg, Ohio 44087

Members of the Board of Directors:

    You have requested our opinion as to the fairness from a financial point of view to the stockholders of BridgeStreet Accommodations, Inc. (the "Company") of the consideration proposed to be received by such stockholders in connection with the proposed merger (the "Merger") of the Company with and into Acquisition Subsidiary ("Acquisition Sub"), a wholly owned subsidiary of MeriStar Hotels & Resorts, Inc. (the "Purchaser") pursuant to the terms of the March 20, 2000 draft of an Agreement and Plan of Merger (the "Agreement"), to be entered into among the Company, the Purchaser and Acquisition Sub. The Agreement provides that pursuant to the Merger stockholders of the Company will receive, for each share of Common Stock, par value $0.01 per share, of the Company (the "Company Common Stock") $1.50 per share in cash and 0.5 shares of Common Stock of the Purchaser, par value $0.01 per share (the "Purchaser Common Stock"), other than shares of Common Stock of the Company held in treasury, received pursuant to outstanding options, held by the Purchaser or any affiliate of the Purchaser or as to which dissenters or appraisal rights have been perfected. As a result of the Merger, the Purchaser will assume or pay off debt or obligations of the Company of approximately $11,335,000. The terms and conditions of the Merger are more fully set out in the Agreement.

    For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other business and financial information of the Company and the Purchaser, respectively;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and the Purchaser, respectively;

   (iii) analyzed certain financial forecasts prepared by the management of the Company and the Purchaser, respectively;

    (iv) reviewed and discussed with senior executives of the Company and the Purchaser information relating to certain strategic, financial and operation benefits anticipated from the Merger, prepared by managements of the Company and the Purchaser, respectively;

    (v) reviewed and discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company and discussed the past and current operations, financial condition and prospects of the Purchaser with senior executives of the Purchaser;

    (vi) reviewed analysis prepared by the Company and the Purchaser of the pro forma impact of the Merger on the Purchaser's earnings per share, cash flow, consolidated capitalization and financial ratios;

   (vii) reviewed the reported prices and trading activity for the Company Common Stock and the Purchaser Common Stock;

  (viii) compared the financial performance of the Company and the Purchaser and the prices and trading activity of the Company Common Stock and the Purchaser Common Stock with that of certain other publicly traded companies we deemed relevant;

    (ix) compared certain financial terms of the Agreement and the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

    (x) reviewed the Agreement and certain related documents;

    (xi) reviewed and discussed with management of the Company the process in which we solicited expressions of interest from parties in an attempt to find a purchaser for the Company, which process was terminated by the Company prior to the receipt of the proposal made by the Purchaser that gave rise to the Agreement;

   (xii) reviewed certain other publicly available information; and

  (xiii) performed such other analyses and considered such other factors as we have deemed appropriate.

    We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future performance of the Company and the Purchaser. With respect to the forecasts for the Company provided to us by its management, for purposes of our analyses we have adjusted such forecasts to reflect longer term forecasts than those made by management of the Company. We have discussed the adjusted forecasts with management of the Company and they have instructed us to rely on and use the adjusted forecasts in arriving at our opinion. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals.

    We were not requested to and did not provide advice concerning the structure, the financing or other terms, the specific amount of the consideration, or any other aspects of the transactions contemplated by the Agreement (the "Transactions"). We did not participate in negotiations with respect to the terms of the Transactions. Consequently, at your direction, we have assumed that such terms are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties to the Transactions or with an alternative purchaser, and no opinion is expressed as to whether any alternative transaction might produce consideration for the Company's stockholders in an amount in excess of that contemplated in the Merger.

    We have acted as sole financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, including a fee which is contingent upon the consummation of the Merger or the execution of the Agreement. In the past, we have also performed various investment banking services for the Company and have received fees for the rendering of these services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company and the Purchaser for our own account or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities.

    It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with and for purposes of its evaluation of the Merger and is not on behalf of, and shall not confer rights or remedies upon, any person other than the Board of Directors. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by the Company in respect of the Transactions with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

    Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments such as changes in market or economic conditions, amendments to the Agreement or an alternative offer by a third party may affect this opinion and we do not have any obligation to update, revise, or reaffirm this opinion. We have relied on advice of counsel and independent accountants to the Company as to all legal and financial reporting matters with respect to the Company, the Transactions, the Merger and the Agreement. We have assumed that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. We have assumed that the Transactions will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. We have not been requested to, and do not, express any opinion regarding the method of accounting for the Transactions or the tax effect of the Transactions on the Company or its stockholders. We have assumed with your consent that the Transactions will be consummated in accordance with the Agreement, without any amendments thereto, without regard to the alternative structure provided in Section 1.3(b) of the Agreement, without adjustment to the consideration to be received by the Company's stockholders and without waiver by either the Company or the Purchaser of any of the conditions to their obligations thereunder. This opinion does not in any manner address the prices at which the Purchaser Common Stock will trade following consummation of the Merger. In addition, BAS expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders' meeting held in connection with the Merger.

    Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the consideration to be received by the Company's stockholders in the proposed Merger is fair from a financial point of view to the Company's stockholders.

                                          Very truly yours,

                                          BANC OF AMERICA SECURITIES LLC

                                          By: /s/ SAMUEL A. WILKINS, III
  ------------------------------------------------------------------------------
                                          Name: Samuel A. Wilkins, III
                                          Title:  Managing Director

                                                                      APPENDIX D

SECTION 262 OF DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and"share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section251(g) of this title), Section252, Section254, Section257, Section258, Section263 or Section264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, which-ever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection
    (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection
    (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 31, 2000
                       BRIDGESTREET ACCOMMODATIONS, INC.

    The undersigned, having received the Notice of Special Meeting of Stockholders and the Board of Directors' Proxy Statement, hereby appoint(s) John
E. Danneberg and Ware Grove, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Special Meeting of Stockholders of BridgeStreet Accommodations, Inc. ("BridgeStreet") to be held May 31, 2000, and all adjournments thereof (the "Meeting"), and there to vote all shares of common stock of BridgeStreet that the undersigned would be entitled to vote if personally present, in regard to all matters which may come before the Meeting.

    The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority to consider and act upon each business matter or proposal, other than the business set forth below, as may properly come before the Meeting for which BridgeStreet did not receive proper notice in accordance with its By-laws. The Proxy when properly entered will be voted in the manner specified herein. If no specifications is made, the Proxies intend to vote FOR approval of the Agreement and Plan of Merger dated March 23, 2000.

/X/  Please mark votes as in this example.

 1. To approve the Agreement and Plan of Merger dated March 23, 2000 among BridgeStreet, MeriStar Hotels & Resorts, Inc. and MeriStar Brooklyn, Inc. pursuant to which BridgeStreet will merge with MeriStar Brooklyn, Inc. and stockholders of BridgeStreet will receive $1.50 cash and half a share of MeriStar Hotels & Resorts, Inc. common stock for each share of BridgeStreet common stock, all as more fully described in said Agreement.

      / /  FOR      / /  AGAINST      / /  ABSTAIN

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                                                          Mark here for address change and note below. / /

                                                                          In signing, please write name(s) exactly as
                                                                          appearing in the imprint on this card. For shares
                                                                          held jointly, each joint owner should sign. If
                                                                          signing as an executor, or in any other
                                                                          representative capacity, or as an officer of a
                                                                          corporation, please indicate your full title.

                                                                          ---------------------------------------------------
                                                                          Signature                                      Date

                                                                          ---------------------------------------------------
                                                                          Signature                                      Date